UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
The AES Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The AES Corporation
4300 Wilson Boulevard
Arlington, Virginia 22203
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
To Stockholders of The AES Corporation:
You are invited to attend a special meeting of the stockholders (the “Special Meeting”) of The AES Corporation (the “Company”) on June 26, 2026 at 10:00 a.m. (Eastern Daylight Time) to be held as a virtual-only webcast. You will not be able to attend the meeting in person. You are invited to attend and vote via the Internet at www.virtualshareholdermeeting.com/AES2026SM.
At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 1, 2026, by and among the Company, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. Upon the closing of the transactions contemplated by the Merger Agreement, the Company will be jointly owned by investment vehicles affiliated with one or more funds, accounts or other entities owned, managed or advised by Global Infrastructure Management, LLC and the EQT Infrastructure VI fund as well as other investors (collectively, the “Investors”).
If the Merger is completed, the Company will be owned by the Investors, and for each share of our common stock you own, you will be entitled to receive $15.00 in cash, without interest, as described in more detail in the enclosed proxy statement under the heading “The Merger Agreement—Effects of the Merger; Merger Consideration” beginning on page 80. The consideration payable to our stockholders represents a premium of approximately 35.5% relative to the unaffected closing price for shares of our common stock on July 8, 2025 (the last trading day prior to the initial publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 40.3% over the 30-day volume weighted average price prior to that date.
As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from the New York Stock Exchange. In addition, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended. If the Merger is completed, you will not own any shares of the surviving corporation.
We urge you to read the accompanying proxy statement, which includes information about the Merger and the Special Meeting. The receipt of cash in exchange for your shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For a discussion of the U.S. federal income tax considerations generally applicable to the Merger, see the section entitled “The Proposed Merger—Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 67 of the accompanying proxy statement.
Whether or not you plan to virtually attend the Special Meeting, please take the time to vote by following the instructions on your proxy card. The board of directors of the Company unanimously recommends a vote FOR all of the proposals described in the proxy statement.

Your vote is very important regardless of the number of shares you own. We cannot complete the Merger unless holders of at least a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting vote in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The failure to vote will have the same effect as a vote against the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.
Sincerely,

Andrés R. Gluski
Chairman of the Board and Chief Executive Officer
The enclosed proxy statement is dated May 15, 2026 and is first being mailed to our stockholders on or about May 15, 2026.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger described in the accompanying proxy statement or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	June 26, 2026 10:00 a.m. (Eastern Daylight Time)

Location:	www.virtualshareholdermeeting.com/AES2026SM The Special Meeting will be held as a virtual-only webcast.

Business Items:
1.
Merger Proposal: To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 1, 2026 (the “Merger Agreement”), by and among The AES Corporation (the “Company”), Horizon Parent, L.P. (“Parent”) and Horizon Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger (the “Merger”) of Merger Sub with and into the Company (the “Merger Proposal”). A copy of the Merger Agreement is attached as Annex A to the proxy statement accompanying this notice;

2.
Merger-Related Compensation Proposal: To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”);

3.
Special Meeting Adjournment Proposal: To consider and vote on a proposal to approve any motion to adjourn the Special Meeting, if such proposal is called at the Special Meeting (the “Special Meeting Adjournment Proposal”); and

4.
To transact any other business as may properly come before the Special Meeting or any adjournment of the Special Meeting. The board of directors of the Company (the “Board”) is not aware of any other business to come before the Special Meeting.

Who Can Vote:	You may vote if you were a stockholder of record of shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), as of the close of business on May 5, 2026.

Proxy Voting:
Your vote is very important. You can vote by proxy as a stockholder of record:

•
by visiting www.proxyvote.com on the Internet;

•
by calling, toll-free 1-800-690-6903;

•
by signing, dating and returning your proxy card if you received a paper copy of the proxy materials; or

•
by voting during the Special Meeting.

The Board unanimously recommends that you vote FOR the Merger Proposal, FOR the Merger-Related Compensation Proposal and FOR any Special Meeting Adjournment Proposal, if presented. Your attention is directed to the accompanying proxy statement for a discussion of the Merger and the Merger Agreement, as well as the matters that will be considered at the Special Meeting.
Your vote is very important. The conditions to the Merger include that our stockholders approve the Merger Proposal. Approval of the Merger Proposal requires approval by holders of at least a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Approval of the non-binding Merger-Related Compensation Proposal and any Special Meeting Adjournment Proposal, if presented, is not a condition to completion of the Merger. Approval of each of the non-binding Merger-Related Compensation Proposal and any Special Meeting Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (via the Internet) or by proxy at, the Special Meeting.
If your shares of Company Common Stock are held in “street name” by a broker, bank or other nominee, follow the directions given by the broker, bank or other nominee regarding how to instruct it to vote your shares of Company Common Stock.
Please submit your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) as soon as possible, so that your shares of Company Common Stock may be represented at the Special Meeting. You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement. If you have any questions or need assistance in voting your shares of Company Common Stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833
By order of the Board,

By: Paul L. Freedman
Executive Vice President, General Counsel and Corporate Secretary

i

CERTAIN DEFINED TERMS
Unless stated otherwise, when the following bolded terms and abbreviations appear in this proxy statement, they have the meanings indicated below:

Defined Term:	Meaning:
The AES Corporation	The AES Corporation, a Delaware corporation
AES Indiana	Indianapolis Power & Light Company d/b/a AES Indiana, an Indiana corporation, together with its subsidiaries
AES Ohio	The Dayton Power and Light Company d/b/a AES Ohio, an Ohio corporation, together with its subsidiaries
Burdensome Condition
Any terms, conditions, liabilities, obligations, commitments, sanctions imposed on or otherwise affecting Parent, its affiliates, the Company and their respective subsidiaries in any claim, judgment or order of any governmental entity with respect to the transactions contemplated by this Agreement, including the HSR Act, that, (a) solely to the extent directly relating to or directly affecting the U.S. Utilities, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations (i) of the Company and its subsidiaries, taken as a whole, or (ii) of Parent and its affiliates, taken as a whole; provided, however, that for purposes of this definition only, Parent, the Company and their respective subsidiaries will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is the size of the U.S. Utilities taken as a whole as of the date of the Merger Agreement or (b) would require Parent, the Company or their respective affiliates to, or to agree to, sell, divest, hold separate or otherwise convey to a third party, or to agree to, terminate, relinquish, modify or waive existing relationships, ventures, contractual rights or obligations or take or agree or commit to take any other action relating to, in each case, any of the Sponsors’ assets

Cancelled Shares
Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub (in each case, other than any such shares of Company Common Stock held in a fiduciary, representative or other capacity on behalf of third parties) immediately prior to the Effective Time

Closing	The consummation of the Merger
Company Downgrade Event
The Company (i) receives a senior unsecured long-term debt rating from S&P Global Ratings that is lower than BBB- or no longer has a senior unsecured long-term debt rating from S&P Global Ratings and/or (ii) receives a senior unsecured long-term debt rating from Fitch Ratings, Inc. that is lower than BBB- or no longer has a senior unsecured long-term debt rating from Fitch Ratings, Inc.

Debt Commitment Letter
The debt commitment letter, dated as of March 1, 2026, among Merger Sub, Goldman Sachs Bank USA and Citigroup Global Markets Inc., together with all exhibits, schedules, annexes, joinders and amendments related thereto

Defined Term:	Meaning:
Dissenting Shares
Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of the Merger Agreement (or consented thereto in writing) and who have properly demanded appraisal of such shares of Company Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL

Adjusted EBITDA
EBITDA adjusted for the impact of noncontrolling interest and interest, taxes, depreciation, amortization, and accretion of asset retirement obligations of the Company’s equity affiliates, adding back interest income recognized under service concession arrangements, and excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses pertaining to derivative transactions, equity securities, and financial assets and liabilities measured using the fair value option; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits, and costs associated with dispositions and acquisitions of business interests, including early plant closures, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; (e) gains, losses, and costs due to the early retirement of debt or troubled debt restructuring; and (f) costs directly associated with a major restructuring program, including, but not limited to, workforce reduction efforts; a non-GAAP financial measure

EBITDA	Earnings before interest income and expense, taxes, depreciation, amortization, and accretion of asset retirement obligations; a non-GAAP financial measure
EQT	EQT AB, a publicly listed company organized under the laws of Sweden, together with its subsidiaries
EQT Sponsor	EQT Fund Management S.à r.l acting in its capacity as the manager (gérant) of EQT Infrastructure VI EUR SCSp and EQT Infrastructure VI USD SCSp
Equity commitment agreements	The equity commitment letters, dated as of March 1, 2026, entered into by each of the Sponsors
FCC	The Federal Communications Commission
FERC	The Federal Energy Regulatory Commission
Financing commitment letters	The equity commitment agreements, the Debt Commitment Letter and the fee letter related thereto
GIP	Global Infrastructure Management, LLC, a Delaware limited liability company
HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder)
IURC	The Indiana Utility Regulatory Commission
NYSPSC	The New York State Public Service Commission
PUCO	The Public Utilities Commission of Ohio
SEC	The Securities and Exchange Commission
Sponsors
Global Infrastructure Partners V-A/B, L.P., a Delaware limited partnership, Global Infrastructure Partners V-C Intermediate, L.P., a Cayman Islands limited partnership, Global Infrastructure Partners V-C2 Intermediate, L.P., a Luxembourg limited partnership, Global Infrastructure Partners V

v

Defined Term:	Meaning:

Friends & Family Fund, L.P., a Delaware limited partnership, Global Infrastructure Partners V BLK Employee Master, L.P., a Delaware limited partnership, Tower Bridge Infrastructure Partners, L.P., a Delaware limited partnership, EQT Infrastructure VI EUR SCSp, a Luxembourg special limited partnership (société en commandite spéciale), EQT Infrastructure VI USD SCSp, a Luxembourg special limited partnership (société en commandite spéciale), and EQT Infrastructure VI (General Partner) S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée)

Termination agreements	The guaranties and termination equity commitment letters, as applicable, dated as of March 1, 2026, entered into by each of the Sponsors
Termination Fee Approvals
(i) the PUCO approval and (ii) the FERC approval and any required filings under, and the expiration or termination of any applicable waiting period under, the HSR Act, in each case of this clause (ii), if the proximate cause of the failure to obtain such approval or the applicable Burdensome Condition giving rise to such termination primarily relates to AES Ohio

U.S. Utilities	AES Indiana and AES Ohio

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all the questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” on beginning on page 117.
The proxy statement is dated May 15, 2026 and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about May 15, 2026. Except as otherwise specifically noted in this proxy statement, “AES,” “we,” “our,” “us,” the “Company” and similar words refer to The AES Corporation. In addition, the terms “stockholder,” “stockholders,” “you” and “yours” throughout this proxy statement refers to a holder of shares of our common stock, $0.01 par value per share.
Q1:	Why am I receiving this document?
A:
This document is being delivered to you because you are a stockholder of the Company. The board of directors of the Company (the “Board”) is furnishing this proxy statement and form of proxy card to Company stockholders in connection with the solicitation of proxies to be voted at the special meeting of the stockholders of the Company (the “Special Meeting”).

Q2:	When and where is the Special Meeting?
A:	The Special Meeting will take place on June 26, 2026 at 10:00 a.m. (Eastern Daylight Time). The Special Meeting will be held as a virtual-only webcast at www.virtualshareholdermeeting.com/AES2026SM.
Q3:	What am I being asked to vote on at the Special Meeting?
A:	Company stockholders are being asked to consider and vote on the following matters at the Special Meeting:
1.
Merger Proposal: The proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 1, 2026 (the “Merger Agreement”), by and among the Company, Horizon Parent, L.P. (“Parent”) and Horizon Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger (the “Merger”) of Merger Sub with and into the Company (the “Merger Proposal”). A copy of the Merger Agreement is attached as Annex A to this proxy statement;

2.
Merger-Related Compensation Proposal: The non-binding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”);

3.
Special Meeting Adjournment Proposal: The proposal to approve any motion to adjourn the Special Meeting, if such proposal is called at the Special Meeting (the “Special Meeting Adjournment Proposal”); and

4.	Any other business as may properly come before the Special Meeting or any adjournment of the Special Meeting. The Board is not aware of any other business to come before the Special Meeting.
Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger owned by the Sponsors. The approval of the Merger Proposal is a condition to completion of the Merger, but neither approval of the Merger-Related Compensation Proposal nor the approval of any Special Meeting Adjournment Proposal, if presented, is a condition to completion of the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
This document is serving as a proxy statement because it is being used by the Board to solicit proxies from the Company’s stockholders.
Q4:	How do I vote?
A:
If you were a holder of record of shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) at the close of business on May 5, 2026 (the “Record Date”), you may vote with respect to the proposals as follows:

•	Voting by Telephone. You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•
Voting by Mail. You can vote by mail by signing the proxy card and returning it in the enclosed prepaid and addressed envelope, and by doing so you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 11:59 p.m., Eastern Daylight Time, on June 25, 2026;

•	Voting by Internet. You can vote by Internet at www.proxyvote.com by following the instructions on the proxy card; or
•
Voting During the Special Meeting. You may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/AES2026SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The webcast of the Special Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time, on June 26, 2026.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 25, 2026. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Special Meeting, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Special Meeting. We encourage stockholders to submit their proxies by Internet or telephone. If you submit your proxy, you may still decide to attend the Special Meeting and vote your shares electronically at the Special Meeting.
Q5:	Why is my vote important?
A:
If you do not submit your proxy by Internet or telephone or return your signed proxy card(s) by mail, it will be more difficult for us to obtain the necessary quorum to hold the Special Meeting and to obtain the stockholder approval necessary for the completion of the Merger. To carry on the business of the Special Meeting, there must be a quorum of stockholders present. The holders of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting must be represented in person (by Internet) or by proxy at the Special Meeting for a quorum to be present. If a quorum is not present at the Special Meeting, the stockholders will not be able to take action on any of the proposals at the Special Meeting.

For the Merger Proposal, at least a majority of the outstanding shares of Company Common Stock entitled to vote on such matter must approve such proposal; thus, a failure to vote will have the same effect as a vote AGAINST the Merger Proposal. Your vote is very important. We cannot complete the Merger unless our stockholders approve the Merger Proposal.
Q6:	As a stockholder, what will I receive in the Merger?
A:
If the Merger is completed, you will be entitled to receive $15.00 in cash, without interest (the “Merger Consideration”), subject to applicable withholding taxes, for each share of Company Common Stock that you owned immediately prior to the effective time of the Merger (the “Effective Time”), unless you have properly exercised your appraisal rights in strict compliance with Section 262 of the Delaware General Corporation Law (the “DGCL”). In addition, while it is not part of the Merger Consideration, you will continue to be entitled to receive any dividends declared by us prior to the completion of the Merger, including a “stub period” dividend with respect to the period between the last quarterly dividend paid by us and the Effective Time.

Q7:	How does the Board recommend that I vote?
A:	The Board unanimously recommends that you vote as follows:
1.	FOR the Merger Proposal;

2.	FOR the Merger-Related Compensation Proposal; and
3.	FOR any Special Meeting Adjournment Proposal, if presented.
The Board’s recommendations are described in more detail with the description of each proposal in this proxy statement. For a discussion of the factors that the Board considered in resolving to recommend that our stockholders vote to approve the Merger Proposal and the Merger-Related Compensation Proposal, please see the section of this proxy statement entitled “The Proposed Merger—Recommendation of the Company’s Board and its Reasons for the Merger” beginning on page 39.
Q8:	How do the Company’s directors and officers intend to vote?
A:
We currently expect that each of our directors and executive officers will vote their shares of Company Common Stock in favor of all of the proposals to be voted on at the Special Meeting, although none of them have entered into any agreements obligating them to do so.

Q9:	When do you expect the Merger to be completed?
A:
We are seeking to complete the Merger as soon as reasonably practicable, subject to the receipt of necessary regulatory approvals and the approval of the Merger Proposal by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. We expect the Merger to be completed in late 2026 or early 2027, subject to the approval of the Merger Proposal by the Company’s stockholders, the receipt of regulatory approvals and other customary closing conditions. However, we cannot predict when regulatory review will be completed, whether regulatory or Company stockholder approval will be received or the potential terms and conditions of any regulatory approval that is received. In addition, the satisfaction of certain other conditions to the Merger, some of which are outside of our control, could require the parties to complete the Merger later than expected or not to complete it at all. For a discussion of the conditions to the completion of the Merger and of the risks associated with obtaining regulatory approvals in connection with the Merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 99 and “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 69.

Q10:	What happens if the Merger is not completed?
A:
In the event that the Merger Proposal does not receive the required approval from our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, in that case, we will remain an independent publicly traded company and we expect that the Company Common Stock will continue to be listed and traded on the New York Stock Exchange (the “NYSE”), the Company Common Stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and stockholders will continue to own their shares of Company Common Stock.

Q11:	How will my proxy be voted?
A:
If you vote by Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If any other matters properly come before the Special Meeting, or any adjourned meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

If you are a stockholder of record of Company Common Stock as of the close of business on the Record Date, and you submit your proxy but do not indicate how you want to vote, your shares of Company Common Stock will be voted FOR the Merger Proposal, FOR the Merger-Related Compensation Proposal and FOR any Special Meeting Adjournment Proposal, if presented.
Q12:	What are the votes required to approve the proposals?
A:	The affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Proposal.

The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve the Merger-Related Compensation Proposal. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on us. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders on the Merger-Related Compensation Proposal.
The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve any Special Meeting Adjournment Proposal, if presented.
Q13:	If I am a record holder of my shares on the Record Date, what happens if I abstain from voting or I don’t submit a proxy or attend the Special Meeting to vote in person (by Internet)?
A:	For the Merger Proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.
For the Merger-Related Compensation Proposal, an abstention will have the same effect as a vote AGAINST such proposal and a failure to vote at the Special Meeting will have no effect on the vote on such proposal.
For any Special Meeting Adjournment Proposal, if presented, an abstention will have the same effect as a vote AGAINST such proposal and a failure to vote at the Special Meeting will have no effect on the vote on such proposal.
If you are a stockholder of record of Company Common Stock as of the close of business on the Record Date and submit your proxy but do not indicate how you want to vote, your shares of Company Common Stock will be voted FOR the Merger Proposal, FOR the Merger-Related Compensation Proposal and FOR any Special Meeting Adjournment Proposal, if presented.
Q14:	What if my shares of Company Common Stock are held in “street name”?
A:
If some or all of your shares of Company Common Stock are held by your broker, bank or other nominee, you are often said to hold these shares in “street name” and you are considered the “beneficial owner” of those shares. If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions on how to vote from your broker, bank or other nominee. You must follow their instructions in order for your shares to be voted. In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the Company stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting.

Q15:	If my broker, bank or other nominee holds my shares in “street name,” will my broker, bank or other nominee vote my shares for me?
A:
No, not without your instructions. Your broker, bank or other nominee is permitted to vote your shares of Company Common Stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your broker, bank or other nominee how to vote. Under the listing requirements of the NYSE, brokers, banks or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a “broker non-vote” occurs when a broker, bank or other nominee returns a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but does not vote on a particular item because it does not have discretionary authority to vote on the matter and has not received specific voting instructions from the beneficial owner of such shares.

x

The Company does not expect any broker non-votes at the Special Meeting because, under NYSE rules, your broker, bank or other nominee does not have discretionary authority to vote your shares of Company Common Stock on any of the proposals described in this proxy statement. Therefore, if you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on the Merger Proposal, which will have the same effect as a vote AGAINST such proposal;
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on the Merger-Related Compensation Proposal, which will have no effect on the vote on such proposal; and
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on any Special Meeting Adjournment Proposal, if presented, which will have no effect on the vote on such proposal.
See the section entitled “Information About the Special Meeting and Voting—Broker Non-Votes” beginning on page 17 for details on the impact of a broker non-vote.
Due to the foregoing, please be sure to provide your broker, bank or other nominee with instructions on how to vote your shares of Company Common Stock as soon as possible. Please check the voting form used by your broker, bank or other nominee to see if it offers Internet or telephone submission of proxies.
Q16:	Who will count the votes?
A:
Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes cast at the Special Meeting, and a representative of Broadridge will act as the Inspector of Election. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by Broadridge.

Q17:	What should I do if I receive more than one set of proxy materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards. For example, if you hold your shares of Company Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company Common Stock. If you are a stockholder of record and your shares of Company Common Stock are registered in more than one name, you will receive more than one proxy card. Please vote by Internet or telephone (or complete, sign, date and return) with respect to each proxy card that you receive.

Q18:	Can I revoke my proxy and change my vote?
A:
Yes. You have the right to revoke your proxy at any time prior to the time your shares of Company Common Stock are voted at the Special Meeting. If you are a stockholder of record of Company Common Stock as of the close of business on the Record Date, your proxy can be revoked in several ways:

•	by entering a new vote by Internet or by telephone by 11:59 p.m. Eastern Daylight Time on June 25, 2026;
•	by delivering a written revocation to the Company’s Corporate Secretary prior to the Special Meeting;
•	by submitting another valid proxy bearing a later date than the first proxy and that is received prior to the Special Meeting; or
•	by voting during the Special Meeting.
However, if your shares of Company Common Stock are held in “street name,” you must check with your broker, bank or other nominee to determine how to revoke your proxy.
Q19:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, Parent will send former Company stockholders written instructions for exchanging their stock certificates for the Merger Consideration.
Q20:	Will I have to pay taxes on the Merger Consideration I receive?
A:
The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a holder of Company

Common Stock that is a U.S. Holder (as defined in “The Proposed Merger—Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 67) of Company Common Stock will generally result in the recognition of gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the Merger and (2) such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor (as further discussed in “The Proposed Merger—Certain U.S. Federal Income Tax Considerations of the Merger”). Such gain or loss will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Company Common Stock exchanged is more than one year as of the date of the Merger. A Non-U.S. Holder (as defined in “The Proposed Merger—U.S. Federal Income Tax Considerations of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
See the section entitled “The Proposed Merger—Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 67 for the definition of “U.S. Holder” and “Non-U.S. Holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws and changes in those laws).
Q21:	What happens if I sell my shares of Company Common Stock before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting. If you own shares of Company Common Stock as of the close of business on the Record Date, but transfer your shares after the close of business on the Record Date and before the Special Meeting, you will retain your right to vote such shares at the Special Meeting, but you will no longer have the right to receive the Merger Consideration with respect to such shares.

Q22:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Company Common Stock?
A:
Yes. If the Merger is completed, record holders and beneficial owners of Company Common Stock that do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that record holders and beneficial owners of Company Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” (as defined pursuant to Section 262) of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, record holders and beneficial owners that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section entitled “Appraisal Rights” beginning on page 109. Any exercise of appraisal rights must be in accordance with the procedures set forth in Section 262 of the DGCL, which section is reproduced in its entirety as Annex D to this proxy statement.

Q23:	Do any of the Company’s directors or executive officers have interests in the Merger that may be in addition to or different from those of the Company’s stockholders generally?
A:
Yes. In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that the Company’s directors and executive officers may have interests in the Merger which are different from, or in addition to, the interests of the Company’s stockholders generally. For example, executive officers of the Company may be entitled to or eligible for enhanced severance benefits (including accelerated vesting of awards of long-term incentive awards) in connection with a qualifying termination of employment in connection with the Merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the Company’s stockholders. For a description of the interests of the Company’s directors and executive officers in the Merger, see the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 74.

Q24:	What will the holders of outstanding Company equity compensation awards receive in the Merger?
A:	Generally speaking, Company equity compensation awards will be treated as follows at the Effective Time:
•
Company RSUs. Each restricted stock unit with respect to Company Common Stock that is subject exclusively to time-based vesting (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award with respect to an aggregate amount in cash, equal to (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company RSU, multiplied by (y) the Merger Consideration, subject to deduction for any applicable withholding taxes. Each such converted cash award will earn interest at the Mid-Term Applicable Federal Rate. Each such converted cash award will otherwise continue to be subject to the same terms and conditions (including vesting conditions) as applied to the corresponding Company RSU immediately prior to the Effective Time.

•
Company PSUs. Each performance stock unit with respect to Company Common Stock that is subject to performance-based vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award in an aggregate amount in cash, equal to the sum of (a) the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time, based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion), plus (b) an amount equal to the value of any dividend equivalents accrued pursuant to the applicable award agreement governing such Company PSU, subject to deduction for any applicable withholding taxes. Each such converted cash award will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company PSU immediately prior to the Effective Time.

•
Company PCUs. Each cash award entitling the holder to receive cash upon the attainment of designated performance objectives (each, a “Company PCU”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) generally will be assumed by Parent and continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the Company PCU immediately prior to the Effective Time, provided that any applicable performance goals shall be deemed achieved based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion).

•
Company Options. Each stock option with respect to Company Common Stock (a “Company Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into a vested right to receive a payment equal to the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. Each Company Option with respect to which the per share exercise price is not less than the Merger Consideration shall be cancelled without consideration effective as of the Effective Time.

Q25:	When will the Company announce the voting results of the Special Meeting, and where can I find the voting results?
A:	We will announce the preliminary results at the Special Meeting and will publish the final results in a Form 8-K filed with the SEC within four business days after the date of the Special Meeting.

Q26:	How do I attend the Special Meeting?
A:
The Special Meeting will be held as a virtual-only webcast at www.virtualshareholdermeeting.com/AES2026SM, and you will not be able to attend in person. No advance registration is required to attend the Special Meeting. The proxy card contains instructions on how to attend the Special Meeting, along with your 16-digit control number. You will need your 16-digit control number for access. If you do not have your 16-digit control number, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833
Q27:	Who can answer any questions I may have about the Special Meeting or the Merger?
A:	If you have any questions or need assistance in voting your shares of Company Common Stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833

SUMMARY
On March 1, 2026, The AES Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”).
This summary highlights selected information that is contained elsewhere in this proxy statement. It does not contain all of the information that may be important to you with regard to the Merger, the Merger Agreement, the special meeting of the stockholders of the Company (the “Special Meeting”) or any other items contained herein. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 117. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
The proxy statement is dated May 15, 2026 and is first being mailed to our stockholders on or about May 15, 2026. Except as otherwise specifically noted in this proxy statement, “AES,” “we,” “our,” “us,” the “Company” and similar words refer to The AES Corporation. In addition, the terms “stockholder,” “stockholders,” “you” and “yours” throughout this proxy statement refers to a holder of shares of our common stock, $0.01 par value per share.
The Companies Involved in the Merger (see page 14)
The AES Corporation
The Company is a global energy company headquartered in Arlington, Virginia. The Company owns and operates a diversified portfolio of power generation and electric utility assets. The Company generates and sells electricity to utilities, corporations, industrial users and other customers and also owns and operates transmission and distribution networks that serve residential, commercial and governmental end users. The Company’s generation portfolio includes a mix of conventional and renewable energy sources, and its operations are geographically diversified across multiple regions, including North America, Latin America, Europe and Asia. As of December 31, 2025, the Company and its subsidiaries had approximately 8,300 employees.
The Company was incorporated in Delaware in 1981.
The principal executive offices of the Company are The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203, Attention: Legal Department.
Additional information about the Company is included in documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 117.
Horizon Parent, L.P.
Parent is jointly controlled by an investor consortium (the “Consortium”) led by affiliates of Global Infrastructure Management, LLC (“GIP”) and EQT Fund Management S.à r.l. (“EQT Sponsor”) and comprised of: (i) investment vehicles affiliated with one or more funds, accounts or other entities managed or advised by GIP, namely (a) Global Infrastructure Partners V-A/B, L.P., Global Infrastructure Partners V-C Intermediate, L.P., Global Infrastructure Partners V-C2 Intermediate, L.P., Global Infrastructure Partners V Friends & Family Fund, L.P. and Global Infrastructure Partners V BLK Employee Master, L.P. (collectively, “GIP V”), and (b) Tower Bridge Infrastructure Partners, L.P. (“Tower Bridge”), an investment vehicle managed by GIP on behalf of California Public Employees’ Retirement System (“CalPERS”); (ii) investment vehicles affiliated with one or more funds, accounts or other entities owned, managed or advised by EQT Sponsor or its affiliates, including EQT Infrastructure VI EUR SCSp, EQT Infrastructure VI USD SCSp and EQT Infrastructure VI (General Partner) S.à r.l.(collectively, “EQT VI”); and (iii) an investment vehicle affiliated with the Qatar Investment Authority (“QIA”) (such entities listed in the foregoing clauses (i), (ii) and (iii), collectively, the “Sponsors” and, each, a “Sponsor”). Parent was formed solely for the purpose of entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement.

The principal executive offices of Parent are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
Horizon Merger Sub, Inc.
Merger Sub was formed solely for the purpose of entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, upon the completion of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation.
The principal executive offices of Merger Sub are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
Global Infrastructure Partners
GIP, a part of BlackRock, is a leading infrastructure investor that specializes in investing in, owning and operating some of the largest and most complex assets across the energy, transport, digital infrastructure and water and waste management sectors. With decarbonization central to its investment thesis, GIP is well positioned to support the global energy transition. GIP’s focus on real infrastructure assets, combined with its deep proprietary origination network and comprehensive operational expertise, enables GIP to be responsible stewards of its clients’ capital and create positive economic impact for communities. Headquartered in New York, GIP has offices in Brisbane, Dallas, Hong Kong, London, Melbourne, Mumbai, Singapore, Stamford and Sydney. GIP’s scaled platform has over $193 billion in assets under management, as of September 30, 2025. The companies in GIP’s equity portfolios have combined annual revenues of approximately $64 billion and employ approximately 128,000 people, as of September 30, 2025.
The principal executive offices of GIP are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
EQT
EQT AB, a publicly listed company organized under the laws of Sweden (together with its subsidiaries, “EQT”), is a purpose-driven global investment organization with EUR 270 billion in total assets under management (EUR 141.2 billion in fee-generating assets under management) as of December 31, 2025, within two business segments – Private Capital and Real Assets. EQT owns portfolio companies and assets in Europe, Asia Pacific and the Americas and supports them in achieving sustainable growth, operational excellence and market leadership.
The U.S. principal executive offices of EQT are c/o EQT Partners Inc., 245 Park Avenue, 34th Floor, 10167 New York, NY, Attention: EQT Legal.
CalPERS
CalPERS is the largest defined benefit public pension fund in the U.S., with a net position of $600.2 billion in its Public Employees’ Retirement Fund as of December 31, 2025. The portfolio invests in stocks, bonds, real estate, infrastructure, private equity, inflation-linked assets and other public and private investment vehicles, with a goal to generate total returns on a long-term basis while managing risk. Headquartered in Sacramento, California, CalPERS serves nearly 2.4 million members, providing retirement benefits to state, school, and public employees, along with health benefit services to 1.5 million members.
The principal executive offices of CalPERS are c/o California Public Employees’ Retirement System, Lincoln Plaza East, 400 Q Street, Sacramento, California 95811, Attention: CalPERS Legal.
QIA
QIA is the sovereign wealth fund of the State of Qatar. QIA was founded in 2005 to invest and manage the state reserve funds. QIA is among the largest and most active sovereign wealth funds globally. QIA invests across a wide range of asset classes and regions as well as in partnership with leading institutions around the world to build a global and diversified investment portfolio with a long-term perspective that can deliver sustainable returns and contribute to the prosperity of the State of Qatar.

The principal executive offices of QIA are c/o Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar, Attention: General Counsel.
The Proposed Merger (see page 20)
Under the terms of the Merger Agreement, Merger Sub, owned by the Sponsors, will merge with and into the Company with the Company continuing as the surviving corporation owned by the Sponsors. The Merger will be completed only after the satisfaction or waiver, if applicable, of the conditions to the completion of the Merger, as discussed below.
The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement carefully and fully, as it is the legal document that governs the Merger.
Effects of the Merger; Merger Consideration (see page 80)
Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the Merger owned by the Sponsors. As a result of the Merger, the common stock, $0.01 par value per share, of the Company (“Company Common Stock”) will no longer be publicly traded and will be delisted from the New York Stock Exchange (the “NYSE”). In addition, the Company Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Merger is completed, you will not own any shares of the surviving corporation.
On and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by any holder who properly exercises appraisal rights under Delaware law in respect of such shares) will be converted into the right to receive $15.00 in cash, without interest (the “Merger Consideration”), subject to applicable withholding taxes.
In addition, while it is not part of the Merger Consideration, you will continue to be entitled to receive any dividends declared by us prior to the completion of the Merger, including a prorated “stub period” dividend with respect to the period between the last quarterly dividend paid by us and the Effective Time.
Certain U.S. Federal Income Tax Considerations of the Merger (see page 67)
The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a holder of Company Common Stock that is a U.S. Holder will generally result in the recognition of gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the Merger and (2) such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Such gain or loss will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Company Common Stock exchanged is more than one year as of the date of the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
See the section entitled “The Proposed Merger—Certain U.S. Federal Income Tax Considerations of the Merger” beginning on page 67 for the definition of “U.S. Holder” and “Non-U.S. Holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger.
This proxy statement contains a general discussion of U.S. federal income tax considerations relating to the Merger. No information is provided with respect to the tax consequences of the Merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare and alternative minimum tax laws), or any applicable state, local or non-U.S. tax laws. Consequently, holders of Company Common Stock should consult their tax advisor as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of any state, local, non-U.S. or other tax laws and of changes in those laws.
Approvals Required by Stockholders in Connection with the Proposals (see page 17)
The holders of the outstanding shares of Company Common Stock as of the close of business on May 5, 2026 (the “Record Date”), are entitled to one vote for each share held of record on each matter presented to a vote at the Special Meeting of the stockholders of the Company to which this proxy statement relates. However, unless the holder votes at the Special Meeting, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a broker, bank or other nominee) will not be voted and will have the same effect as a vote AGAINST a Merger Proposal. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting or at any adjournment of the Special Meeting.
The following affirmative votes are required by our stockholders in order to approve the proposals at the Special Meeting in connection with the Merger:
•
The affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”).

•
The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve the non-binding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”). Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on us. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders on the Merger-Related Compensation Proposal.

•
The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve any motion to adjourn the Special Meeting, if such proposal is called at the Special Meeting (the “Special Meeting Adjournment Proposal”).

Our directors and executive officers beneficially owned 5,535,308 shares of Company Common Stock as of the close of business on the Record Date for the Special Meeting. These shares represent in total approximately 0.78% of Company Common Stock outstanding and entitled to vote as of the close of business on the Record Date. We currently expect that each of our directors and executive officers will vote their shares of Company Common Stock in favor of all of the proposals to be voted on at the Special Meeting, although none of them has entered into any agreements obligating them to do so.
The approval of the Merger Proposal by our stockholders is a condition to completion of the Merger. Approval of the Merger-Related Compensation Proposal is not required to complete the Merger, but federal securities laws require that we submit the matter to our stockholders for an advisory vote.
Appraisal Rights (see page 109 and Annex D)
If the Merger is completed, stockholders that do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, record holders or beneficial owners of shares of Company Common Stock who: (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders or beneficial owners of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, record holders or beneficial owners of shares of Company Common Stock that wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Record holders or beneficial owners of shares of Company Common Stock considering seeking appraisal of their shares should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration.
To exercise your appraisal rights, you must: (i) deliver a written demand for appraisal to the Company before the vote is taken on the Merger Proposal; (ii) not submit a proxy or otherwise vote in favor of the Merger Proposal; and (iii) continue to hold of record or beneficially own your shares of Company Common Stock of record through the Effective Time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement in the section entitled “Appraisal Rights” beginning on page 109 and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this proxy statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you may wish to consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.
Treatment of Company Equity Compensation Awards (see page 81)
Generally speaking, Company equity awards will be treated as follows at the Effective Time:
•
Company RSUs. Each Company RSU that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award with respect to an aggregate amount in cash, equal to (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company RSU, multiplied by (y) the Merger Consideration, subject to deduction for any applicable withholding taxes. Each such converted cash award will earn interest at the Mid-Term Applicable Federal Rate. Each such converted cash award will otherwise continue to be subject to the same terms and conditions (including vesting conditions) as applied to the corresponding Company RSU immediately prior to the Effective Time.

•
Company PSUs. Each Company PSU that is outstanding immediately prior to the Effective Time generally will be canceled and converted into a contingent right to receive a converted cash award in an aggregate amount in cash, equal to the sum of (a) the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time, based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion), plus (b) an amount equal to the value of any dividend equivalents accrued pursuant to the applicable award agreement governing such Company PSU, subject to deduction for any applicable withholding taxes. Each such converted cash award will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company PSU immediately prior to the Effective Time.

•
Company PCUs. Each Company PCU that is outstanding immediately prior to the Effective Time (whether vested or unvested) generally will be assumed by Parent and continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the Company PCU immediately prior to the Effective Time, provided that any applicable performance goals shall be deemed achieved based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion).

•
Company Options. Each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into a vested right to receive a payment equal to the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. Each Company Option with respect to which the per share exercise price is not less than the Merger Consideration shall be cancelled without consideration effective as of the Effective Time.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 74)
In considering the recommendation of the board of directors of the Company (the “Board”) that the Company’s stockholders vote to approve the Merger Proposal, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. These interests include, among others:
•
payment of severance payments and benefits that certain executive officers may become entitled to receive upon a qualifying termination of employment following the Effective Time (including accelerated vesting of long-term incentive awards); and

•	rights to indemnification, advancement of expenses, and directors’ and officers’ liability insurance that will survive the completion of the Merger.
The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger, and in recommending the approval of the Merger Proposal and the Merger-Related Compensation Proposal to the Company’s stockholders. For additional information, see the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 74.
Dividends (see page 98)
The Company paid a total of $0.704 per share in cash dividends during the 12 months ended December 31, 2025. On February 13, 2026, the Company paid a quarterly cash dividend of $0.17595 per share of Company Common Stock to stockholders of record as of the close of business on January 30, 2026. On February 19, 2026, the Board declared a quarterly cash dividend of $0.17595 per share of Company Common Stock paid on May 15, 2026, to stockholders of record as of the close of business on May 1, 2026.
Under the terms of the Merger Agreement, we have agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of our capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not more than the most recent quarterly dividend declared by the Company prior to the date of the Merger Agreement, (2) dividend equivalents accrued or payable by the Company in respect of Company RSUs or Company PSUs (or deferrals based on Company Common Stock) in accordance with the applicable Company Benefit Plan or Company Benefit Agreement, (3) dividends and distributions by a direct or indirect subsidiary of the Company to its direct equity owners, including any holder of preferred equity, (4) dividends and distributions by the Company or any of its subsidiaries in accordance with (A) certain tax equity transaction documents or (B) certain “bridge” equity transaction documents and (5) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by 91; except that we will not, and will not permit our subsidiaries to, declare, set aside or pay any dividend or distribution if in the good faith exercise of reasonable business judgment, the Company reasonably expects such dividend or distribution would result in a Company Downgrade Event.
Recommendation of the Company’s Board (see page 39)
The Board has reviewed and considered the terms of the Merger and the Merger Agreement and has unanimously determined that the Merger is advisable and in the best interests of the Company and unanimously recommends that our stockholders vote FOR the Merger Proposal. The Board also unanimously recommends that our stockholders vote FOR the Merger-Related Compensation Proposal and FOR any Special Meeting Adjournment Proposal, if presented.
Opinion of J.P. Morgan Securities LLC (see page 43 and Annex B)
At the meeting of the Board on March 1, 2026, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, dated as of March 1, 2026, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated March 1, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. AES stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to holders of any other class of securities, creditors or other constituencies of AES or as to the underlying decision by AES to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of AES as to how such stockholder should vote with respect to the proposed Merger or any other matter. See the section entitled “The Proposed Merger—Opinion of J.P. Morgan Securities LLC” beginning on page 43.
Opinion of Wells Fargo Securities, LLC (see page 54 and Annex C)
AES has engaged Wells Fargo Securities, LLC (“Wells Fargo”) as financial advisor to AES in connection with the Merger. As part of such engagement, the Board requested that Wells Fargo evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of AES Common Stock in the Merger. On March 1, 2026, at a meeting of the Board held to evaluate the Merger, Wells Fargo rendered an oral opinion to the Board, which was subsequently confirmed in writing by delivery of a written opinion to the Board dated March 1, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Wells Fargo, dated March 1, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, is attached as Annex C to this proxy statement. The summary of the opinion of Wells Fargo set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Wells Fargo’s written opinion was for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of AES and did not address the underlying business decision of the Board or AES to proceed with or effect the Merger. Wells Fargo’s opinion does not constitute advice or a recommendation to any stockholder of AES or any other person as to how to vote or act on any matter relating to the Merger or any other matter. See the section entitled “The Proposed Merger—Opinion of Wells Fargo Securities, LLC.”
Financing of the Merger Consideration (see page 21)
As of the date of this proxy statement, the estimated maximum total amount of funds required to complete the Merger is approximately $10.69 billion. Parent and Merger Sub expect this amount to be funded through equity financing in an aggregate amount of up to $10.69 billion. The consummation of the Merger under the Merger Agreement is not subject to any financing condition. See the section entitled “Financing of the Merger Consideration” beginning on page 21.
Completion of the Merger is Subject to Regulatory Clearance (see page 69)
To complete the transactions contemplated by the Merger Agreement, including the Merger, the Company and Parent need to obtain approvals, orders, clearances or consents from, or make filings with, public utility, antitrust and other regulatory authorities, including:
1)	filings with, and the consent of, the Public Utilities Commission of Ohio (the “PUCO”);
2)	filings with, and the consent of, the New York State Public Service Commission (the “NYSPSC”);
3)	filings with the California Energy Commission;
4)	filings with the California Public Utilities Commission (the “CPUC”);

5)	filings with the North Carolina Public Utilities Commission;
6)
the filing of notification and report forms with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and expiration or early termination of any applicable waiting periods under the HSR Act;

7)	filings with, and the consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”);
8)	filings with PJM pursuant to Manual 14D, Section 2.2;
9)	filings with, and the consent of, the Federal Communications Commission (the “FCC”);
10)
filings with, and the consent of, certain non-U.S. governmental entities under applicable competition or foreign direct investment regulatory requirements. Approvals are required in many of the countries in which the Company operates as well as certain other countries where affiliates of the Sponsors operate or where companies in which the Company has a minority equity interest operate; and

11)
filings with, and the consent of, the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency (“CFIUS,” and together with the foregoing items (1), (2), (6), (7) and (10), the “Required Approvals”).

Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable.
See the section entitled “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 69 for additional detail regarding the regulatory approval process.
How the Merger Agreement May be Terminated by the Company or Parent (see page 100)
The Merger Agreement may be terminated by the Company and Parent at any time prior to the Effective Time, whether before or after the Company stockholder approval, by mutual written consent.
In addition, the Merger Agreement may be terminated by either the Company or Parent in accordance with its terms at any time prior to the Effective Time, whether before or after the Company stockholder approval:
•	by Parent or the Company:
•
if the Closing is not completed by June 1, 2027 (as it may be extended, the “End Date”); provided, that if, prior to the End Date, all of the conditions to the Closing set forth in the Merger Agreement have been satisfied or waived, as applicable (except for any conditions regarding Required Approvals or absence of legal restraints (only if such legal restraint is in respect of a Required Approval)) and those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied if the Closing were to take place on such date, the End Date will automatically be extended for up to two successive three-month periods after June 1, 2027; provided, however, that neither party may avail itself of such right to terminate the Merger Agreement if it has breached any of its covenants or agreements in the Merger Agreement which has resulted in (1) the failure to satisfy the Closing conditions prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

•
if the condition regarding the absence of legal restraints on the Merger has not been satisfied and such legal restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that neither party may avail itself of such right to terminate the Merger Agreement if such party’s failure to comply with its obligations under the Merger Agreement to use reasonable best efforts to obtain regulatory approvals is the primary cause of any such legal restraint; or

•	if the Company stockholder approval is not obtained at the Special Meeting at which a vote on the approval of the Merger Agreement was taken, or at any adjournment of the Special Meeting;

•	by Parent:
•	at any time prior to the receipt of the Company stockholder approval, if the Board or any committee thereof effects a change of its recommendation; or
•
if (1) there is a breach by us of our representations, warranties, covenants or agreements under the Merger Agreement such that the conditions relating to the accuracy of our representations and warranties and our performance or compliance with our covenants and agreements would not be satisfied and (2) such breach is not reasonably capable of being cured by the End Date or such breach is not cured within 30 days after our receipt of Parent’s notice; provided that Parent or Merger Sub is not then in breach of any of their representations, warranties or covenants under the Merger Agreement such that conditions to close could not be satisfied; or

•	by the Company:
•
at any time prior to the receipt of the Company stockholder approval, if the Company has received a Company superior proposal and the Board has approved, and, concurrently with the termination of the Merger Agreement, we have entered into an acquisition agreement providing for the implementation of such Company superior proposal in compliance with our obligations under the Merger Agreement, and we pay the applicable termination fee prior to or concurrently with such termination;

•
if (1) there is a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements under the Merger Agreement such that the conditions relating to the accuracy of Parent’s and Merger Sub’s representations and warranties and Parent’s and Merger Sub’s performance or compliance with their respective covenants and agreements would not be satisfied and (2) such breach is not reasonably capable of being cured by the End Date or such breach is not cured within 30 days after Parent’s receipt of our notice; provided that we are not then in breach of any of their respective representations, warranties or covenants under the Merger Agreement such that conditions to close could not be satisfied; or

•
if (1) all of the conditions set forth in the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement as of the date that the Merger should have closed (except for those conditions that by their terms are to be satisfied at the Closing), (2) Parent and Merger Sub do not consummate the Merger on the day that the Merger should have been consummated pursuant to the terms of the Merger Agreement, (3) we have delivered to Parent an irrevocable notice that we stand ready, willing and able to consummate the Closing on the date such notice is delivered and through the end of the next succeeding five business days, and (4) Parent and Merger Sub fail to consummate the Merger within five business days following their receipt of written notice from us requesting such consummation.

Termination Fees and Expenses May be Payable Under Some Circumstances (see page 101)
If the Merger Agreement is terminated under specified circumstances relating to (1) failure to close prior to the End Date, (2) a final and nonappealable order enjoining the consummation of the Merger in connection with Termination Fee Approvals, (3) any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting Parent, the Company and their respective affiliates in any claim, judgment or order of any governmental entity with respect to the transactions contemplated by the Merger Agreement, including any antitrust laws, that, solely to the extent directly relating to or directly affecting the U.S. Utilities, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its subsidiaries or Parent and its affiliates, taken as a whole (referred to as a “Burdensome Condition”) in connection with Termination Fee Approvals; provided that, for purposes of determining whether any term or condition constitutes a Burdensome Condition, Parent, the Company and their respective affiliates are deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is the size of the U.S. Utilities taken as a whole, (4) failure by Parent to perform its covenants or agreements under the Merger Agreement or (5) failure by Parent to consummate the Merger once all of the conditions have been satisfied, Parent will be required to pay us a termination fee of either $100 million or $588 million, depending on the circumstances of any such termination.
In addition, in the event that the Merger Agreement is terminated under specified circumstances relating to (1) the Company entering into a definitive acquisition agreement with respect to a Company superior proposal, (2) the Board changing its recommendation of the Merger prior to the approval of our stockholders of the Merger Agreement and the transactions contemplated thereunder, including the Merger, having been obtained, (3) an uncured breach of our representations, warranties, covenants or agreements under the Merger Agreement that resulted in the failure of a Closing condition, or (4) our receipt of a Company takeover proposal that is not withdrawn prior to termination of the Merger Agreement (or in certain circumstances, prior to the date of the Special Meeting) and our entry into a definitive agreement with respect to, or consummation of, a transaction with respect to a Company takeover proposal within 12 months after such termination, we will be required to pay Parent a termination fee of approximately $321 million.
Delisting and Deregistration of Company Common Stock (see page 73)
If the Merger is completed, shares of Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
No Solicitation of Competing Proposals (see page 90)
We are subject to a “no shop” restriction that limits our ability to solicit alternative acquisition proposals or provide nonpublic information to, and engage in discussion with, third parties, except under limited circumstances to permit the Board to comply with its fiduciary duties.
We will not, and will not authorize our affiliates or any of our or their representatives to, either directly or indirectly, (1) solicit, initiate or knowingly encourage, induce or facilitate any Company takeover proposal, or inquiry, offer or proposal that could reasonably be expected to lead to a Company takeover proposal, or (2) participate in any discussions or negotiations with any persons regarding any Company takeover proposal, or inquiry, offer or proposal that could reasonably be expected to lead to a Company takeover proposal, including by furnishing or affording nonpublic information with respect any such proposal or inquiry. Under the Merger Agreement, we agreed to cease all existing discussions or negotiations with regards to any Company takeover proposal, or any inquiry, offer or proposal that would reasonably be expected to lead to a Company takeover proposal, cease providing information with respect to any Company takeover proposal, and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, we may entertain a bona fide written Company takeover proposal that constitutes or could reasonably be expected to lead to a Company superior proposal, as described in the Merger Agreement, that does not result, directly or indirectly, from a breach of the Merger Agreement, prior to obtaining Company stockholder approval, subject to certain conditions stated in the Merger Agreement.
See the section entitled “The Merger Agreement—Non-Solicitation of Other Offers; Superior Proposal” beginning on page 90.
Post-Merger Governance and Activities (see page 98)
Under the Merger Agreement, Parent and Merger Sub have agreed, among other things, that certain commitments regarding governance and management following the Merger will be included in the initial regulatory approval application submitted to the PUCO.
Litigation Relating to the Merger (see page 73)
Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger, which could prevent or delay completion of the Merger or result in substantial costs to the Company, including any costs associated with indemnification. As of the date of this proxy statement, the Company has received four letters from purported stockholders of the Company alleging disclosure deficiencies in the preliminary proxy statement the Company filed on May 4, 2026. The letters seek additional disclosures to remedy the purported deficiencies. The Company believes that the allegations in the letters are without merit. As of the date of this proxy statement, the Company was not aware of the filing of any lawsuits challenging the Merger Agreement, the transactions contemplated thereby or the proxy statement. It is possible that additional, similar letters may be received or complaints may be filed between the date of this proxy statement and consummation of the Merger. If this occurs, the Company may not disclose the receipt of each additional letter or the filing of a complaint.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding the Merger, stockholder and regulatory approvals, the expected timetable for completing the Merger and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. When used in this proxy statement, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “target,” “could,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “may,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Some of those factors (in addition to others described elsewhere in this proxy statement and in subsequent securities filings) include:
•	the completion of the Merger on the anticipated terms and timing;
•	the risk that the conditions to the completion of the Merger, including obtaining required Stockholder and regulatory approvals, are not satisfied in a timely manner or at all;
•	potential litigation relating to the Merger, including resulting expense or delay, and the effects of any outcomes related thereto;
•	the risk that disruptions from the Merger will harm our business, including current plans and operations;
•	the ability of the Company to retain and hire key personnel through the consummation of the Merger;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;
•	continued availability of capital and financing and rating agency actions;
•	certain restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions;
•	significant transaction costs associated with the Merger;
•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring us to pay a termination fee or other expenses;
•	competitive responses to the Merger;
•
the economic climate, particularly the state of the economy in the areas in which we operate, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 2, 2026;

•
changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•
changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•
changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•	changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;
•
our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facilities and other existing financing obligations;

•	our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;
•
changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;
•	our ability to compete in markets where we do business;
•	our ability to operate power generation, transmission and distribution facilities, including managing availability, outages and equipment failures;
•	our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;
•
our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as Power Purchase Agreements, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•
variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;

•	pandemics, or the future outbreak of any other highly infectious or contagious disease;
•	the performance of our contracts by our contract counterparties, including suppliers or customers;
•	severe weather and natural disasters;
•	our ability to manage global supply chain disruptions;
•	our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;
•	the success of our initiatives in renewable energy projects and energy storage projects;
•	the availability of government incentives or policies that support the development of renewable energy generation projects;
•	our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters;
•	our ability to keep up with advances in technology;
•	changes in number of customers or in customer usage;
•	the operations of our joint ventures and equity method investments that we do not control;
•	our ability to achieve reasonable rate treatment in our utility businesses;
•	changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;
•
changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;

•
changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in Greenhouse Gas reductions and energy storage, including government policies or tax incentives;

•
changes in environmental laws, including requirements for reduced emissions, Greenhouse Gas legislation, regulation, and/or treaties and Coal Combustion Residuals, which includes bottom ash, fly ash and air pollution control wastes generated at coal-fired generation plant sites, regulation and remediation;

•	changes in tax laws, including U.S. tax reform, and challenges to our tax positions;
•	the effects of litigation and government and regulatory investigations;
•	the performance of our acquisitions;
•	our ability to maintain adequate insurance;
•	decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other post-retirement plans at our subsidiaries;
•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;
•	changes in accounting standards, corporate governance and securities law requirements;
•	our ability to maintain effective internal control over financial reporting;
•	our ability to remediate any future material weakness;
•	our ability to attract and retain talented directors, management and other personnel;
•	cyber-attacks and information security breaches; and
•	data privacy.
These factors, in addition to others described elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 2, 2026, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 5, 2026, including those described under Item 1A.-Risk Factors therein and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

THE COMPANIES
The AES Corporation
The Company is a global energy company headquartered in Arlington, Virginia. The Company owns and operates a diversified portfolio of power generation and electric utility assets. The Company generates and sells electricity to utilities, corporations, industrial users and other customers and also owns and operates transmission and distribution networks that serve residential, commercial and governmental end users. The Company’s generation portfolio includes a mix of conventional and renewable energy sources, and its operations are geographically diversified across multiple regions, including North America, Latin America, Europe and Asia. As of December 31, 2025, the Company and its subsidiaries had approximately 8,300 employees.
The Company was incorporated in Delaware in 1981.
The principal executive offices of the Company are The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203, Attention: Legal Department.
Horizon Parent, L.P.
Parent is jointly controlled by the Consortium led by affiliates of GIP and EQT Sponsor and comprised of: (i) investment vehicles affiliated with one or more funds, accounts or other entities managed or advised by GIP, namely (a) GIP V, and (b) Tower Bridge, an investment vehicle managed by GIP on behalf of CalPERS; (ii) investment vehicles affiliated with one or more funds, accounts or other entities owned, managed or advised by EQT or its affiliates, including EQT VI; and (iii) an investment vehicle affiliated with QIA. Parent was formed solely for the purpose of entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement.
The principal executive offices of Parent are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
Horizon Merger Sub, Inc.
Merger Sub was formed solely for the purpose of entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, upon the completion of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation.
The principal executive offices of Merger Sub are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
Global Infrastructure Partners
GIP, a part of BlackRock, is a leading infrastructure investor that specializes in investing in, owning and operating some of the largest and most complex assets across the energy, transport, digital infrastructure and water and waste management sectors. With decarbonization central to its investment thesis, GIP is well positioned to support the global energy transition. GIP’s focus on real infrastructure assets, combined with its deep proprietary origination network and comprehensive operational expertise, enables GIP to be responsible stewards of its clients’ capital and create positive economic impact for communities. Headquartered in New York, GIP has offices in Brisbane, Dallas, Hong Kong, London, Melbourne, Mumbai, Singapore, Stamford and Sydney. GIP’s scaled platform has over $193 billion in assets under management, as of September 30, 2025. The companies in GIP’s equity portfolios have combined annual revenues of approximately $64 billion and employ approximately 128,000 people, as of September 30, 2025.
The principal executive offices of GIP are c/o Global Infrastructure Management, LLC, 50 Hudson Yards, 18th Floor, New York, NY 10001, Attention: GIP Legal.
EQT
EQT is a purpose-driven global investment organization with EUR 270 billion in total assets under management (EUR 141.2 billion in fee-generating assets under management) as of December 31, 2025, within two business segments – Private Capital and Real Assets. EQT owns portfolio companies and assets in Europe, Asia Pacific and the Americas and supports them in achieving sustainable growth, operational excellence and market leadership.

The U.S. principal executive offices of EQT are c/o EQT Partners Inc., 245 Park Avenue, 34th Floor, 10167 New York, NY, Attention: EQT Legal.
CalPERS
CalPERS is the largest defined benefit public pension fund in the U.S., with a net position of $600.2 billion in its Public Employees’ Retirement Fund as of December 31, 2025. The portfolio invests in stocks, bonds, real estate, infrastructure, private equity, inflation-linked assets and other public and private investment vehicles, with a goal to generate total returns on a long-term basis while managing risk. Headquartered in Sacramento, California, CalPERS serves nearly 2.4 million members, providing retirement benefits to state, school, and public employees, along with health benefit services to 1.5 million members.
The principal executive offices of CalPERS are c/o California Public Employees’ Retirement System, Lincoln Plaza East, 400 Q Street, Sacramento, California 95811, Attention: CalPERS Legal.
QIA
QIA is the sovereign wealth fund of the State of Qatar. QIA was founded in 2005 to invest and manage the state reserve funds. QIA is among the largest and most active sovereign wealth funds globally. QIA invests across a wide range of asset classes and regions as well as in partnership with leading institutions around the world to build a global and diversified investment portfolio with a long-term perspective that can deliver sustainable returns and contribute to the prosperity of the State of Qatar.
The principal executive offices of QIA are c/o Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar, Attention: General Counsel.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
The information contained in this proxy statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board. The proxy will be used at the Special Meeting. We are first mailing this proxy statement and accompanying proxy card to our stockholders on or about May 15, 2026.
Date, Time and Place
The Special Meeting will take place on June 26, 2026 at 10:00 a.m. (Eastern Daylight Time). The Special Meeting will be held as a virtual-only webcast at www.virtualshareholdermeeting.com/AES2026SM.
Matters to be Considered
As of the date of this proxy statement, the only known business to be presented at the Special Meeting is (1) the Merger Proposal, (2) the Merger-Related Compensation Proposal, (3) any Special Meeting Adjournment Proposal, if presented, and (4) any other business as may properly come before the Special Meeting or any adjournments of the Special Meeting. We are not aware of any other business to be acted upon at the Special Meeting. If any other matters properly come before the Special Meeting, or any adjourned meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.
Record Date; Quorum Requirement; Voting Rights
The holders of the outstanding shares of Company Common Stock as of the close of business on the Record Date are entitled to one vote for each share held of record on each matter presented to a vote at the Special Meeting to which this proxy statement relates. However, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a broker, bank or other nominee) will not be voted. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting or at any adjournment of the Special Meeting. The Record Date for the Special Meeting is earlier than the date of the Special Meeting.
If you own shares of Company Common Stock as of the close of business on the Record Date but transfer your shares after the close of business on the Record Date but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting, but you will no longer have the right to receive the Merger Consideration with respect to such shares. As of the close of business on the Record Date, there were 713,157,713 shares of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, via the Special Meeting website or by proxy, of the holders of a majority of the shares of Company Common Stock entitled to vote at the Special Meeting constitutes a quorum for the Special Meeting.
If you are a Company stockholder of record and you vote by mail, by telephone or by Internet or at the Special Meeting via the Special Meeting website, then your shares of Company Common Stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company Common Stock and you provide your broker, bank or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.
All shares of Company Common Stock held by stockholders of record that are present via the Special Meeting website or represented by proxy and entitled to vote at the Special Meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the Special Meeting may be adjourned.
Revoking Proxies
If you are a Company stockholder of record, you have the right to revoke your proxy at any time prior to the time your shares of Company Common Stock are voted at the Special Meeting. If you are a stockholder of record of Company Common Stock as of the close of business on the Record Date, your proxy can be revoked in several ways:
•	by entering a new vote by Internet or by telephone;
•	by delivering a written revocation to the Company’s Corporate Secretary prior to the Special Meeting;
•	by submitting another valid proxy bearing a later date than the first proxy and that is received prior to the Special Meeting; or
•	by voting during the Special Meeting.

However, if your shares of Company Common Stock are held in “street name,” you must check with your broker, bank or other nominee to determine how to revoke your proxy.
Vote Required
The affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Proposal.
The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve the Merger-Related Compensation Proposal. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on us. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders on the Merger-Related Compensation Proposal.
The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (by Internet) or by proxy at, the Special Meeting is required to approve any Special Meeting Adjournment Proposal, if presented.
Broker Non-Votes
Under the listing requirements of the NYSE, brokers, banks or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a “broker non-vote” occurs when a broker, bank or other nominee returns a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but does not vote on a particular item because it does not have discretionary authority to vote on the matter and has not received specific voting instructions from the beneficial owner of such shares.
The Company does not expect any broker non-votes at the Special Meeting because, under NYSE rules, your broker, bank or other nominee does not have discretionary authority to vote your shares of Company Common Stock on any of the proposals described in this proxy statement. Therefore, if you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on the Merger Proposal, which will have the same effect as a vote AGAINST such proposal;
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on the Merger-Related Compensation Proposal, which will have no effect on the vote on such proposal; and
•	your broker, bank or other nominee may not vote your shares of Company Common Stock on any Special Meeting Adjournment Proposal, if presented, which will have no effect on the vote on such proposal.
Due to the foregoing, please be sure to provide your broker, bank or other nominee with instructions on how to vote your shares of Company Common Stock as soon as possible. Please check the voting form used by your broker, bank or other nominee to see if it offers Internet or telephone submission of proxies.
Abstentions; Not Voting
For the Merger Proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.
For the Merger-Related Compensation Proposal, an abstention will have the same effect as a vote AGAINST such proposal and a failure to vote at the Special Meeting will have no effect on the vote on such proposal.
For any Special Meeting Adjournment Proposal, if presented, an abstention will have the same effect as a vote AGAINST such proposal and a failure to vote at the Special Meeting will have no effect on the vote on such proposal.
Appraisal Rights
See the section entitled “Appraisal Rights” beginning on page 109 and the text of Section 262 of the DGCL, which section is reproduced in its entirety as Annex D to this proxy statement, for more information regarding appraisal rights.

Shares Beneficially Owned by Directors and Officers
Our directors and executive officers beneficially owned 5,535,308 shares of Company Common Stock as of the close of business on the Record Date for the Special Meeting. These shares represented in total 0.78% of Company Common Stock outstanding and entitled to vote as of the close of business on the Record Date. We currently expect that each of our directors and executive officers will vote their shares of Company Common Stock in favor of all the proposals to be voted on at the Special Meeting, although none of them has entered into any agreements obligating them to do so.
How Shares are Voted; Proxies
Stockholders of record may vote:
•	Voting by Telephone. You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•
Voting by Mail. You can vote by mail by signing the proxy card and returning it in the enclosed prepaid and addressed envelope, and by doing so you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 11:59 p.m., Eastern Daylight Time, on June 25, 2026;

•	Voting by Internet. You can vote by Internet at www.proxyvote.com by following the instructions on the proxy card; or
•
Voting During the Special Meeting. You may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/AES2026SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The webcast of the Special Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time, on June 26, 2026.

If your shares of Company Common Stock are held by a broker, bank or other nominee, please review the voting options provided by them on your voter instruction form and act accordingly.
Whether or not you plan to attend the Special Meeting, your vote is important and you are urged to vote as soon as possible. You may revoke your proxy prior to or at the Special Meeting. If your shares of Company Common Stock are held by a broker, bank or other nominee, it is important that they receive your voting instructions.
Other Business
We do not expect that any matter will be brought before the Special Meeting other than the Merger Proposal, the Merger-Related Compensation Proposal, and any Special Meeting Adjournment Proposal, if presented. If any other matters properly come before the Special Meeting, or any adjourned meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.
Solicitation of Proxies
The Board solicits your proxy for use at the Special Meeting. Shares of Company Common Stock held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the Special Meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/AES2026SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. You may also revoke your proxy at any time before it is exercised by written notice to the Corporate Secretary of the Company received prior to the time of the Special Meeting. See the section entitled “Information about the Special Meeting and Voting—Revoking Proxies” beginning on page 16 for additional detail.
If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions on how to vote from your broker, bank or other nominee. You must follow their instructions in order for your shares to be voted.

The cost of preparing, assembling, printing, and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to stockholders in connection with the solicitation of proxies for the Special Meeting will be borne by us. We have retained Innisfree to assist in soliciting proxies from stockholders, including brokers’ accounts, at an estimated fee of $257,000 plus reasonable out-of-pocket expenses. In addition, some of our officers and other employees, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email, or personal visits. The cost of such additional solicitation, if any, will be borne by us. We expect to reimburse banks, brokerages, and other custodians of Company Common Stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.
Adjournments
Our stockholders are being asked to approve any Special Meeting Adjournment Proposal, if presented, which will give our Board authority to adjourn the Special Meeting, including to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at, and represented in person (via the Internet) or by proxy at, the Special Meeting is required to approve any Special Meeting Adjournment Proposal, if presented.
If we adjourn the Special Meeting to a date that is 30 days or less from June 26, 2026 and we do not set a new record date, we will announce prior to adjournment the date, time and location at which the Special Meeting will be reconvened. No other notice will be provided. If adjournment is for more than 30 days from June 26, 2026, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting.
We are not aware of any other business to be acted upon at the Special Meeting. If any other matters properly come before the Special Meeting, or any adjourned meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

PROPOSAL 1: MERGER PROPOSAL
The discussion of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
THE PROPOSED MERGER
General
The Company and Parent agreed to the acquisition of the Company by Parent under the terms of the Merger Agreement. The Board is using this proxy statement to solicit proxies from the holders of Company Common Stock for use at the Special Meeting.
Merger Proposals
At the Special Meeting, holders of shares of Company Common Stock will be asked to vote on (1) the Merger Proposal, (2) the Merger-Related Compensation Proposal, (3) any Special Meeting Adjournment Proposal, if presented, and (4) any other business as may properly come before the Special Meeting or any adjournments of the Special Meeting. We are not aware of any other business to be acted upon at the Special Meeting. If any other matters properly come before the Special Meeting, or any adjourned meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.
Vote Required and Board Recommendation
If a quorum is present or represented at the Special Meeting, the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. Accordingly, for stockholders of record who are not present or represented at the Special Meeting and for beneficial owners who fail to instruct their broker, bank or other nominee to vote on any proposal, a failure to vote will have the same effect as a vote against the Merger Proposal.
The vote on the Merger Proposal is a vote separate and apart from the vote to approve either the Merger-Related Compensation Proposal or any Special Meeting Adjournment Proposal, if presented. Accordingly, a Company stockholder may vote to approve the Merger Proposal and vote not to approve the Merger-Related Compensation Proposal or any Special Meeting Adjournment Proposal, and vice versa.
The Merger will not be completed unless our stockholders approve the Merger Proposal. The Board unanimously recommends that stockholders vote “FOR” the Merger Proposal.
Effects of the Merger; Merger Consideration
As a result of the Merger, Company Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Company Common Stock will be deregistered under the Exchange Act. If the Merger is completed, you will not own any shares of the surviving corporation.
On and subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by any holder who properly exercises appraisal rights under Delaware law in respect of such shares) will be converted into the right to receive the Merger Consideration.
In addition, generally speaking, Company equity compensation awards will be treated as follows at the Effective Time:
•
Company RSUs. Each Company RSU that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award with respect to an aggregate amount in cash, equal to (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company RSU, multiplied by (y) the Merger Consideration, subject to deduction for any applicable withholding taxes. Each such converted cash award will earn interest at the Mid-Term Applicable Federal Rate. Each such converted cash award will otherwise continue to be subject to the same terms and conditions (including vesting conditions) as applied to the corresponding Company RSU immediately prior to the Effective Time.
•
Company PSUs. Each Company PSU that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award in an aggregate amount in cash, equal to the sum of (a) the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time, based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion), plus (b) an amount equal to the value of any dividend equivalents accrued pursuant to the applicable award agreement governing such Company PSU, subject to deduction for any applicable withholding taxes. Each such converted cash award will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company PSU immediately prior to the Effective Time.

•
Company PCUs. Each Company PCU that is outstanding immediately prior to the Effective Time (whether vested or unvested) generally will be assumed by Parent and continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the Company PCU immediately prior to the Effective Time, provided that any applicable performance goals shall be deemed achieved based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion).

•
Company Options. Each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into a vested right to receive a payment equal to the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. Each Company Option with respect to which the per share exercise price is not less than the Merger Consideration shall be cancelled without consideration effective as of the Effective Time.

Notwithstanding the above, any converted cash award issued in respect of Company PSUs and any Company PCUs, in each case, granted in connection with the Company’s 2027 annual grant process will be subject to performance-based vesting conditions that will be determined by the Company. Such performance conditions will continue to apply following the Effective Time. As of the date hereof, none of the Company’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of Company PSUs or Company PCUs to be granted in connection with the Company’s 2027 annual grant process.
Financing of the Merger Consideration
As of the date of this proxy statement, the estimated maximum total amount of funds required to complete the Merger is approximately $10.69 billion. Parent and Merger Sub expect this amount to be funded through equity financing in an aggregate amount of up to $10.69 billion. See the section entitled “The Proposed Merger—Equity Commitment Agreements” beginning on page 21.
The consummation of the Merger under the Merger Agreement is not subject to any financing condition.
Equity Commitment Agreements
Concurrently with the execution of the Merger Agreement on March 1, 2026, each of GIP V, Tower Bridge and EQT VI (the “Issuing Sponsors”) executed and delivered to Merger Sub equity commitment agreements pursuant to which each such Issuing Sponsor committed, solely for the purpose of funding, and only to the extent necessary to fund its pro rata share, to make an equity contribution to Merger Sub in an amount equal to its pro rata share of a maximum aggregate amount of approximately $10.69 billion at or prior to the date of the Merger. The proceeds of the equity commitments will be used by Merger Sub, together with the other sources of funds (if any), solely to fund the Merger Consideration, in accordance with the provisions of the Merger Agreement and the equity commitment agreements, and subject to the terms and conditions thereof.
Each Issuing Sponsor’s obligation to fund the equity commitment is conditioned upon:
•	the execution and delivery of the Merger Agreement by the Company (and the Merger Agreement remaining in full force and effect);
•	the satisfaction or waiver by Parent and Merger Sub of all of the conditions precedent to obligations of Parent and Merger Sub to effect the Closing as set forth in the Merger Agreement;
•	the simultaneous or immediately subsequent consummation of the Closing in accordance with the terms and subject to the conditions of the Merger Agreement; and
•	the prior or substantially simultaneous funding to Merger Sub of the pro rata commitments of the other Issuing Sponsors.
The maximum aggregate liability under the equity commitment agreement for each Issuing Sponsor will not exceed an amount equal to such Issuing Sponsor’s pro rata portion of approximately $10.69 billion with respect to the obligation to fund a portion of the Merger Consideration.
The Company is an express third-party beneficiary in certain instances of each equity commitment agreement and has the right to seek specific performance of each Issuing Sponsor’s obligations under each equity commitment agreement.
Limited Guaranties and Termination Equity Commitment Agreement
Concurrently with the execution of the Merger Agreement, (a) GIP V and CalPERS executed and delivered limited guaranties in favor of the Company pursuant to which each such Issuing Sponsor agreed to guarantee the due and punctual payment and (b) EQT Sponsor executed and delivered a Termination Equity Commitment Letter in favor of Merger Sub pursuant to which EQT VI agreed to contribute equity to Merger Sub, in each case, if and when due in accordance with the Merger Agreement, and subject to the limitations of liability and conditions set forth therein, of such Issuing Sponsor’s pro rata share of any termination fees payable by Merger Sub (and certain other expenses, if any, payable in connection therewith).
Each Issuing Sponsor’s obligations under its applicable limited guaranty or termination equity commitment agreement will terminate and be of no further force and effect upon the earliest to occur of:
•	the consummation of the Closing;
•	unless the Company has already commenced a claim under such limited guaranty, the 45-day anniversary following the date of the termination of the Merger Agreement;
•	subject to the applicable cap, receipt in full in cash by the Company or its affiliates of the obligations under the limited guaranties or the termination equity commitment letter, as applicable; and
•	the commencement of a non-retained claim by the Company or its affiliate or other related party.
Debt Commitment Letter
In connection with the entry into the Merger Agreement, Goldman Sachs Bank USA and Citigroup Global Markets Inc. (the “Initial Commitment Parties”) provided a commitment to Merger Sub under a debt commitment letter, dated March 1, 2026 (as amended, restated, supplemented or otherwise modified in accordance its terms and the terms of the Merger Agreement, the “Debt Commitment Letter”), pursuant to which the Initial Commitment Parties committed to provide debt financing (the “Debt Financing”) consisting of (1) a senior unsecured 364-day term loan facility in an aggregate principal amount of up to approximately $4.72 billion, which may be borrowed by the Company (the “Backstop Term Loan Facility”), (2) a senior unsecured 364-day revolving credit facility in an aggregate principal amount of up to $2.15 billion, which may be borrowed by the Company (the “Backstop Revolving Credit Facility”) and (3) a senior unsecured letter of credit facility in an aggregate principal amount of up to $475 million, which may be utilized by the Company (the “Backstop L/C Facility” and, together with the Backstop Term Loan Facility and the Backstop Revolving Credit Facility, the “Facilities”).

On March 13, 2026, certain requisite consents with respect to our existing credit agreement, dated as of September 24, 2021, by and among us, Citibank, N.A., as the administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop Revolving Credit Facility were reduced by $1.5 billion.
On March 13, 2026, certain requisite consents with respect to our subsidiary’s existing credit agreement, dated as of March 25, 2025, by and among The Dayton Power and light Company, PNC Bank, as the administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop Revolving Credit Facility were reduced by $350 million.
On March 16, 2026, certain requisite consents with respect to our existing credit agreement, dated as of December 6, 2024, by and among us, Sumitomo Mitsui Banking Corporation, as the administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop Revolving Credit Facility were reduced by $300 million, and the Initial Commitment Parties’ obligations to provide the Backstop Revolving Credit Facility were fully terminated.
On March 16, 2026, certain requisite consents with respect to our existing continuing letter of credit agreement, dated as of December 1, 2022, by and among us and BNP Paribas (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop L/C Credit Facility were reduced by $238 million.
On March 16, 2026, certain requisite consents with respect to our existing continuing letter of credit agreement (uncommitted), dated as of June 29, 2023, by and among us and Société Générale (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop L/C Credit Facility were reduced by $37 million.
On March 16, 2026, certain requisite consents with respect to our existing letter of credit agreement, dated as of December 8, 2025, by and among us and Barclays Bank PLC (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) were obtained. As a result, the Initial Commitment Parties’ obligations to provide the Backstop L/C Credit Facility were reduced by $200 million, and the Initial Commitment Parties’ obligations to provide the Backstop L/C Facility were fully terminated.
The Initial Commitment Parties’ obligation to provide the remaining portion of the Debt Financing under the Backstop Term Loan Facility is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):
•	the consummation of the Merger prior to, or substantially concurrently with, the initial borrowing under the Backstop Term Loan Facility;
•	the absence of a material adverse effect on the Company since the date of the Merger Agreement;
•	the payment of applicable fees and expenses;
•	the execution and delivery of definitive documentation with respect to the Backstop Term Loan Facility described in the Debt Commitment Letter;
•	customary documentation and information for applicable “know your customer” and anti-money laundering rules and regulations;
•
the accuracy (subject to materiality standards set forth in the Debt Commitment Letter) of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the Debt Financing; and

•	the receipt of certain specified financial statements of the Company.
The interest rate applicable to the loans under the Backstop Term Loan Facility will range from a rate equal to, at the Company’s option, SOFR plus a margin of 0.750% to 1.250% per annum or a base rate plus a margin of 0% to 0.250% per annum, depending on the Company’s senior debt rating; provided that the foregoing interest rate is subject to 0.250% step-up on each of the 90th, 180th, and 270th day after the Closing Date. A commitment fee equal to a percentage ranging from 0.175% to 0.500%, depending on the Company’s senior debt rating, will accrue on account of the aggregate principal amount of the loans under the Facilities.
Although the Debt Financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such Debt Financing may not be funded when required. The remaining Debt Financing, consisting of the remaining Backstop Term Loan Facility commitments, is not expected to be borrowed on the Closing Date. Loans under the Backstop Term Loan Facility would only be expected to be borrowed to the extent “change of control” offers under the AES Senior Notes due 2030, AES Senior Notes due 2031, DPL Senior Notes due 2029, IPALCO Senior Secured Notes due 2030 and IPALCO Senior Secured Notes due 2034 are required to be undertaken after the Closing Date and holders of any such notes accept an applicable “change of control” offer. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described in this proxy statement is not available as anticipated.
The consummation of the Merger under the Merger Agreement is not subject to any financing condition. Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, subject to any modifications permitted by the Merger Agreement. The Debt Financing is not intended to fund the Merger Consideration and is intended only to refinance the principal amount (along with any applicable prepayment premium) and/or commitments of the applicable debt facilities being backstopped to the extent prepayments with respect to such debt are required in connection with the Merger.
Financing and Financing Cooperation
The Merger is not conditioned upon receipt of financing by Parent or Merger Sub.
Parent and Merger Sub have agreed to use their reasonable best efforts to, and to use their reasonable best efforts to cause their respective affiliates and representatives to, take all actions and do all things necessary, proper or advisable to obtain the net proceeds of financing, or any substitute financing, including, among other things, maintaining in effect and complying with all obligations under (1) the equity commitment agreements among Parent and its affiliates and (2) the Debt Commitment Letter and the fee letters related thereto. Parent has agreed, upon our reasonable request from time to time, to keep us reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the financing and to satisfy the conditions thereof, including advising and updating us, in a reasonable level of detail, with respect to status, proposed closing date of the financing and material terms of the definitive documentation related to the financing, and to give us prompt written notice (A) of any actual, alleged or purported breach, default, repudiation, cancellation or termination, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any such breach, default, repudiation, cancellation or termination, by any party to any of the debt commitment letter or definitive agreements related to the debt financing, (B) of any amendment, supplement, waiver, other modification or termination of the Debt Commitment Letter or related letters (other than certain customary amendments or supplements to add commitment parties) or definitive agreements related thereto, and (C) if for any reason at any time Parent believes in good faith that it may not be able to obtain all or any portion of the debt financing on the terms, in the manner or from the sources contemplated by the debt commitment letters or any of the definitive agreements related to the debt financing. Parent shall provide any information reasonably requested by us relating to any of the circumstances referred to in clauses (A) through (C) of the immediately preceding sentence promptly after we make any such request.
We will use our reasonable best efforts, and will cause our subsidiaries to use reasonable best efforts, to provide customary cooperation to Parent in connection with the arrangement of the Debt Financing component of the financing as reasonably requested by Parent. Under the terms of the Merger Agreement, we, our affiliates and our respective subsidiaries have no obligation to incur any costs, fees or liabilities with respect to the Debt Financing. Parent has agreed to reimburse all reasonable and documented out-of-pocket costs incurred by us, our affiliates or our respective subsidiaries and representatives in connection with any cooperation provided by such persons in connection with the Debt Financing and to indemnify and hold us, our affiliates and our respective subsidiaries and representatives harmless from and against all damages, fees, costs and expenses suffered or incurred arising out of such cooperation or the Debt Financing and any information used in connection therewith, other than those damages, fees, costs or expenses resulting from us, our subsidiaries or any of our respective representatives’ fraud, gross negligence or willful misconduct.

In addition, we have agreed that, upon Parent’s request, we will use reasonable best efforts to obtain waivers of any “change of control” (or similar term), any default or event of default or any mandatory prepayment or prepayment right or offer for prepayment right arising under certain debt agreements as a result of any of the transactions contemplated by the Merger Agreement and in obtaining other amendments to such debt agreements as may be reasonably requested by Parent, which assistance shall include, without limitation, coordinating with (and introducing Parent and its representatives to) the agents, lenders, noteholders and letter of credit issuers under such debt agreements, executing and entering into such waivers and amendments and complying with customary closing deliverables required for the effectiveness thereof.
As of the date of this proxy statement, all such waivers and other amendments that have been identified or requested have been obtained, except for those with respect to the AES Senior Notes due 2030, AES Senior Notes due 2031, DPL Senior Notes due 2029, IPALCO Senior Secured Notes due 2030 and IPALCO Senior Secured Notes due 2034.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the execution of definitive documentation, including the Merger Agreement, in connection with the Company’s transaction with Parent and Merger Sub. The following chronology does not purport to catalogue every conversation among representatives of the Company, Parent or any other parties. Other than as described below, there have been no material contacts between the Company and Parent in the past two years.
As part of its ongoing evaluation of the Company’s businesses, the Board, together with senior management, regularly reviews and assesses the Company’s strategic direction, operations, financial performance and business plans, as well as the Company’s prospects and the strategic landscape for the Company’s businesses, with a view towards strengthening the Company’s businesses and identifying opportunities to increase stockholder value.
Over the years, the Board has reviewed and considered, from time to time, among other items, potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. The Board has also engaged, from time to time during the last few years, in discussions to explore various strategic pathways available to the Company to drive enhanced growth and maximize stockholder value, including potential divestitures, spin-offs, strategic partnerships, capital raising initiatives and other transactions. The Board considered such alternatives in light of risks of continued operation without any such transactions.
In many instances, the consideration of these transactions did not proceed beyond preliminary stages. However, in some instances, negotiations resulted in the entry into and consummation of sales of certain portions of the business. For example, in May 2024, the Company agreed to sell its 47.3% stake in AES Brasil to Auren Energia, a large Brazilian hydro and wind generator listed on the BOVESPA and controlled by the Brazilian conglomerate Votorantim and the Canadian pension fund CPP-I. In September 2024, the Company agreed to sell a 30% indirect interest in AES Ohio to Caisse de dépôt et placement du Québec.
In early 2024, while in attendance at certain industry conferences or forums, Andrés Gluski, Chief Executive Officer of the Company, routinely met with various parties, including Party A, a sovereign wealth fund, together with certain of its affiliates, and Party B, a publicly traded international energy holding company, and, among other things, discussed potential strategic partnerships and investment opportunities.
On March 19, 2024, Mr. Gluski met with a representative of management of Party B for dinner, where the parties discussed potential strategic partnerships, including the possibility of a business combination of certain of the Company’s businesses with certain of Party B’s and GIP’s businesses.
On April 17, 2024, the Board held a regularly scheduled meeting attended by certain members of senior management. Representatives of senior management of the Company discussed with the Board the performance of the Company Common Stock. At a dinner in connection with the meeting, Mr. Gluski provided an update to the Board regarding his discussions with, and potential interest in a partnership with and/or investment in the Company received from each of Party A and certain of its affiliates, Party B, and GIP. He also noted that despite successful execution of AES’ clean energy strategy, the Company’s public valuation remained challenged. The Board discussed potential strategic alternatives, including further asset sales, spin-offs, or a potential merger or take-private transaction, to bridge this valuation gap and secure funding for AES’ planned significant growth investments in renewables and infrastructure. The Board was supportive of Mr. Gluski continuing discussions with counterparties regarding potential interest in a partnership with and/or investment in the Company.

On April 22, 2024, Joel Abramson, Senior Vice President, Mergers & Acquisitions and Strategy of the Company, spoke with Jonathan Bram, Partner at GIP, about exploring a potential transaction.
Following additional preliminary conversations between representatives of the Company and GIP and Party B regarding a potential combination of certain of the Company’s businesses and the counterparties’ businesses, on June 12, 2024, GIP and Party B jointly executed a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).
On June 13, 2024, certain members of senior management of the Company met in New York with representatives of GIP and Party B together, where the parties engaged in preliminary discussions about a potential transaction with the Company involving a combination of certain of the businesses of the three parties and an investment in the Company by GIP and Party B.
On June 17, 2024, representatives of the Company had a call with representatives of GIP to discuss a variety of potential transaction structures, including the possibility of a take-private transaction involving the Company.
On July 10, 2024, the Board held a regularly scheduled meeting attended by certain members of senior management. In connection with their review of the Company’s standalone plan, Mr. Gluski and the Board discussed key challenges and opportunities facing the Company. Mr. Gluski provided an update on his initial discussions with GIP and Party B regarding the possibility of exploring a transaction involving the combination of certain of the Company’s business and the counterparties’ businesses, and the potential for value creation from such transaction. Mr. Gluski also indicated that, after discussions regarding the potential transaction, the counterparties also expressed an interest in exploring a broader transaction with the Company as opposed to a combination of the respective businesses. A discussion followed, and the Board directed Mr. Gluski to continue discussions with counterparties to further explore the possibility of a broader transaction.
During the week of July 15, 2024, the Company reached out to representatives of J.P. Morgan regarding various financial advisory services, including in connection with the Company’s consideration of various strategic considerations, including a potential transaction with GIP and Party B.
On August 1, 2024, certain members of senior management of the Company had a call with representatives from J.P. Morgan and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) (counsel to the Company). The discussion centered around the process for exploring a potential transaction, including information sharing as well as possible structuring and regulatory considerations in connection with the various scenarios, including potential asset divestitures, spin-offs, third-party investments or a take-private transaction. Over the next few weeks, Company management continued discussions with representatives of J.P. Morgan and Skadden regarding the process and logistics of such transactions.
On August 29, 2024, representatives of senior management of the Company discussed a potential transaction with representatives of the two potential counterparties, GIP and Party B. Over the next few days, the parties had a series of discussions to characterize the potential structure of a transaction. The parties also discussed GIP’s and Party B’s due diligence expectations and next steps required in order for the counterparties to be in a position to submit a proposal with respect to a potential transaction. Mr. Gluski expressed that he would need to discuss these updates with the Board before further discussions ensued and due diligence progressed.
On September 5, 2024, representatives of senior management of the Company met with representatives of senior management of GIP to discuss potential transaction structuring considerations, including considerations with respect to a potential combination of certain of the Company’s business and the counterparties’ businesses as well as a potential take-private transaction.
On September 12, 2024, the Board held a meeting attended by certain members of senior management of the Company. Mr. Gluski summarized the prior discussions with the Board in July about market trends and initial discussions that had occurred regarding a potential transaction with two potential counterparties, GIP and Party B, with respect to certain components of the Company’s businesses. Mr. Gluski indicated that in the most recent discussions with representatives of senior management of GIP and Party B, they indicated a desire to explore a possible take-private of the Company as a whole, rather than alternative transaction structures. Following such discussions, the Board directed Mr. Gluski to continue to engage in discussions to explore the potential combination of certain of the parties’ businesses as well as a potential take-private transaction with GIP and Party B.

On September 19, 2024, GIP and Party B communicated to representatives of the Company that they planned to send a document to the Company outlining certain high-level details for a potential transaction.
On September 26, 2024, the Company executed a confidentiality agreement with Wells Fargo in connection with financial advisory services regarding a potential transaction. Thereafter, Wells Fargo provided financial advisory services to the Company consistent with the services contemplated by the engagement letter the Company entered into with Wells Fargo on November 11, 2025.
That same day, the Company received a document from GIP and Party B with certain high-level details for a potential transaction and an indication that GIP and Party B were working on a preliminary take-private transaction proposal.
On October 10, 2024, the Board held a regularly scheduled meeting. At a dinner in connection with the meeting, Mr. Gluski provided the Board with an update on discussions with GIP and Party B since the September 12, 2024 board meeting regarding the potential combination of certain of the Company’s business and the counterparties’ businesses as well as a potential take-private transaction. Mr. Gluski stated that he was planning to meet with the chief executive officers of GIP and Party B the following week to further discuss exploring a potential transaction. The Board was supportive of Mr. Gluski continuing discussions with GIP and Party B. The planned discussions with GIP and Party B were briefly postponed while the Company considered the proposed transaction details provided in the document from GIP and Party B.
On October 25, 2024, Mr. Abramson spoke with Mr. Bram, who indicated that GIP and Party B remained interested in a potential transaction and discussed possible timelines.
On November 8, 2024, the Board held a meeting attended by certain members of senior management of the Company. Mr. Gluski updated the Board on ongoing discussions with GIP and Party B regarding a potential combination of certain of the Company’s business and the counterparties’ businesses as well as a potential take-private transaction. Mr. Gluski indicated that, after further discussions with Company management, he recommended that the Company discontinue discussions with the counterparties related to the potential transaction in light of other priorities and external conditions, including renewable policy uncertainties following the U.S. presidential and congressional elections and a focus on execution of a substantial internal restructuring within the Company. After further discussion, the Board supported Mr. Gluski’s proposal to discontinue discussions with GIP and Party B. In the following days, Mr. Gluski informed GIP and Party B that the Board had determined to terminate discussions regarding a transaction at that time.
On December 6, 2024, the Board held a regularly scheduled meeting attended by certain members of senior management of the Company. Representatives of Company management discussed with the Board the position of the Company in the market and the Company’s strengths, challenges and needs in the current climate. Representatives of Company management also presented on certain potential structural and strategic alternatives under analysis by the Company, including public and private market options that would enable the Company to execute its strategy in the short term and long term. Representatives of Company management also presented on headwinds faced by the Company, including limited public stockholder demand for the Company’s portfolio in the current market, maintaining multiple competing objectives in conjunction with funding the capital plan, and meeting short-term financial goals. The Board considered the challenges and the range of possible alternatives presented by the Company and its advisors.
On January 22 and 23, 2025, senior management of the Company met informally and separately with representatives of GIP, Party A and Party C, a publicly traded owner of renewable power and utility assets, through separate events while attending the World Economic Forum in Davos, Switzerland. Each party informally expressed interest in exploring a potential transaction with the Company, including potentially in partnership with other parties.
On February 7, 2025, the Board held a meeting attended by certain members of senior management of the Company. Mr. Gluski updated the Board regarding the recent interest expressed by GIP, Party A and Party C in a transaction of the type that the Company had stopped pursuing in the fall of 2024. Mr. Gluski informed the Board regarding the meetings in late January with the potentially interested counterparties and noted they each expressed an interest in continuing discussions with the Company regarding a potential transaction. Mr. Gluski also noted that he was supportive of continuing to engage in discussions with the potential counterparties. Following further discussion, the Board supported Mr. Gluski’s proposal to engage in such discussions regarding a potential transaction and directed management to explore a process that would maximize shareholder value.

On February 13, 2025, Mr. Gluski attended a “BlackRock-GIP Energy Transition Summit” dinner alongside members of senior management of GIP in New York. The attendees discussed GIP’s pending integration with BlackRock’s business, as well as the possibility of resuming discussions regarding a potential transaction.
On February 20, 2025, in response to a request from Party C, Mr. Gluski held an initial call with Party C, during which Party C signaled an interest in a potential transaction and indicated it would begin evaluating a possible proposal.
On February 20 and 21, 2025, the Board held a regularly scheduled meeting attended by certain members of senior management of the Company. Members of management of the Company updated the Board regarding the previously discussed potential transaction with two potential counterparties, GIP and Party B, involving the potential combination of certain of the Company’s business and the counterparties’ businesses, as well as a potential take-private transaction, in which the Company had agreed to continue pursuing discussions during its last board meeting. Mr. Gluski and other members of the Company’s management further discussed the current work of the Company in exploring such strategic opportunities and addressed questions of the Board on potential synergies and growth opportunities as well as potential risks associated with various alternative transactions. Following further discussion, the Board supported management continuing to explore and engage in further discussions regarding a potential transaction with select potential counterparties.
On February 25, 2025, Mr. Gluski met virtually with principals from Party A, who confirmed interest in a potential acquisition of the Company in partnership with certain of Party A’s affiliates.
On March 3, 2025, Mr. Gluski virtually held a discussion with principals of Party C to discuss Party C’s continued interest in a potential transaction.
On March 5, 2025, members of Company management further discussed Party A’s interest in a potential transaction with representatives of Party A.
On March 6, 2025, Party A executed a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).
On March 11, 2025, Mr. Gluski met with principals from Party B at a networking event, where Party B reaffirmed its interest in a potential transaction with the Company.
Also, on March 11, 2025, a representative of EQT reached out to representatives of Company management regarding a potential transaction involving the Company. Later that day, members of senior management of the Company held a call with representatives from Skadden and J.P. Morgan to discuss the possibility of admitting EQT into the process. The Company considered the importance of maintaining confidentiality and the potential increased risk of leaks by permitting additional parties into the process. Based on these considerations and since three highly credible bidder groups were already active in the process, the Company declined to invite EQT to join the process at that time.
On March 12, 2025, GIP and Party B were provided access to an electronic data room containing certain information about the Company.
On March 15, 2025, senior management members of the Company met with principals of Party A in Washington, DC and engaged in a high-level discussion of Party A’s considerations and interest in a take-private transaction with respect to the Company.
On March 17, 2025, Party C executed a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company). That same day, Party A and Party C were provided access to an electronic data room containing certain information about the Company.
During the week of April 13, 2025, representatives of Company management and J.P. Morgan held virtual meetings with representatives of each of GIP, Party A and Party C to answer questions on the Company’s business.
On April 15, 2025, the Company and J.P. Morgan entered into an engagement letter to formalize the engagement of J.P. Morgan as the Company’s financial advisor.
On April 21, 2025, an affiliate of Party A entered into a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).

The following day, the affiliate of Party A was added to the Party A bidder group as a potential co-investor and provided access to an electronic data room containing certain information about the Company.
On April 24, 2025, the Board held a regularly scheduled meeting attended by certain members of senior management and representatives of Skadden and J.P. Morgan. Representatives of Skadden and J.P. Morgan briefed the Board on the launch of a formal two-round transaction process, consisting of a first round indicative bid followed by a second round including detailed due diligence and then a binding offer, and noting that the process design and the potential counterparties being included in the process took into account, among other things, the size and complexity of the Company’s businesses and capital structure, its global footprint and the types of bidders able to effectuate such a transaction. Representatives of Skadden discussed relevant governance aspects and practical considerations with the Board in connection with directors’ fiduciary duties in merger and acquisition processes and change-of-control associated matters. Representatives of J.P. Morgan discussed with the Board certain strategic challenges the Company had faced and continued to face, such as trading at a discount which was generally attributed to operational and geographic complexity of the business and capital constraints (and AES’ recent stock price remained at a similar level to seven years prior, with a persistent discount to analyst expectations), and presented a preliminary assessment of possible strategic alternatives available to the Company, including comparing the Company’s standalone plan with a potential sale of the Company or certain portions of the Company’s business. Representatives of J.P. Morgan indicated that a sale of the Company was the most credible path to unlocking the full intrinsic value of the Company. Representatives of J.P. Morgan also provided preliminary and illustrative financial analysis of the Company and reviewed with the Board an illustrative potential transaction timeline. The Board considered the strategic reasons for a transaction, as well as the financial plan and the Company’s need for additional capital should the Company remain a public company. The Board also considered, with a view towards maximizing stockholder value and taking into account various factors, whether the Company’s representatives should initiate outreach to additional select parties with financial capabilities and experience in the energy and power sectors. After further discussion, the Board concluded and directed Mr. Gluski to continue engaging in the bidding process with three potential counterparties invited to participate: (1) GIP and Party B as joint buyers, (2) Party A and its affiliate and (3) Party C.
On May 1, 2025, another affiliate of Party A entered into a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).
Over the next several weeks, the Company continued to populate the electronic data room, and the potential counterparties conducted diligence and held calls with Company subject matter experts to discuss matters relating to the Company’s business.
During the week of May 4, 2025, representatives of Company management, along with representatives from J.P. Morgan and Skadden, held full-day in-person management presentations and related meetings at Skadden’s offices in Washington, D.C. with representatives of each of the potential counterparties to provide a more in-depth overview of the Company’s operations and answer questions with respect to the business.
On May 12, 2025, the Company provided a Round 1 initial bidding process letter to the potential counterparties, outlining the instructions for submission of a non-binding initial indication of interest due on June 12, 2025.
On May 14, 2025, Mr. Gluski spoke informally with the chief executive officer of Party C at an industry conference regarding a potential transaction.
In early June 2025, a representative of Party D, a pension fund, contacted a representative of management of the Company and communicated that it had done substantial outside, independent analysis of AES and was interested in scheduling a call to further discuss a potential acquisition transaction. Party D also indicated that GIP could be a potential partner in the transaction, although Party D indicated it had not yet discussed this potential transaction with any other party.
On June 12, 2025, the submission date for Round 1 non-binding initial indications of interest, only GIP responded with a submission. GIP submitted a non-binding indication of interest to acquire all shares of Company Common Stock for $15.00 per share, a 30.66% premium over the prior day’s closing price of $11.48 per share. Among other things, the offer stated GIP expected to fully fund the acquisition with sponsor equity with no incremental leverage on the Company and contemplated that the Company would not pay a dividend after the end of 2025. GIP referenced its prior experience in the renewables and utilities sectors and noted its ability to secure capital to fully fund the transaction. GIP did not submit its Round 1 bid in conjunction with Party B, as Party B had indicated it would be withdrawing from the process due to reservations regarding portfolio complexity and strategic fit.
Additionally, on June 12, 2025, representatives of J.P. Morgan received communication from Party C that it would not be providing a Round 1 bid. Party C indicated that it was not submitting a bid because, based on its analysis, it was unable to support a value meaningfully above the Company’s prior day’s closing price of $11.48 per share and therefore could not make an offer that it believed the Company would deem to be transactable.
On June 14, 2025, a representative of the Company also received communication from Party A that it would not be providing a Round 1 bid. Party A indicated that it was not submitting a bid due to geopolitical considerations and its inability to reach confidence on a proper valuation given the Company’s operational complexities, business mix and regulatory considerations.
On June 26, 2025, the Board held a virtual meeting attended by certain members of senior management and representatives of Skadden and J.P. Morgan. The Board received an overview of the outcome of the Round 1 bids, including a summary of GIP’s bid, and was also advised of the outreach from Party D and the factors contributing to other participants not having submitted a Round 1 offer. Representatives of Skadden refreshed the Board on its fiduciary duties, and the Board discussed the analysis and valuation of the business relative to the Round 1 non-binding offer received from GIP. Representatives of J.P. Morgan presented an updated preliminary and illustrative financial analysis of the Company in the context of the offer received, reflecting recent market developments. Representatives of J.P. Morgan and members of Company management also addressed other alternative transactions the Company had evaluated in the past, including the disposition of specific businesses and their assets. Representatives of J.P. Morgan and Company management presented on the strategic rationale for pursuing a potential transaction compared with pursuit of the Company’s standalone plan and provided an overview of what the Round 2 process would entail, including full due diligence, access to a virtual data room, and a final bid date expected by the end of September, at which point Board approval may be sought. The Board discussed and ultimately concluded to move forward with Round 2 of the process with GIP, the party who submitted an initial non-binding offer, and supported the Company continuing discussions with Party D.
On June 30, 2025, representatives of GIP requested permission from the Company to reach out to certain identified potential co-investors to solicit interest in participating in a transaction alongside GIP.
On July 1, 2025, representatives of senior management of the Company held a call with representatives of Party D to discuss a potential transaction and Party D’s possible partnership with other interested counterparties.
On July 4, 2025, GIP executed a revised confidentiality agreement with AES, in light of Party B’s decision to no longer pursue the potential transaction together with GIP, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).
On July 8, 2025, representatives of J.P. Morgan, as directed by the Company, responded to GIP granting approval for GIP to reach out to a list of certain identified potential co-investors, including CalPERS and QIA, to solicit interest in participating in a transaction alongside GIP.
After the close of market trading on July 8, 2025, Bloomberg published an article reporting that the Company was exploring options including a potential sale after receiving takeover interest. The article stated that several major private equity firms and infrastructure investors had been studying the Company but that there was no certainty that any would decide to pursue a transaction. The Company did not comment on the article consistent with its policy of not commenting on market rumors regarding mergers and acquisitions. Following publication of the article, the price of shares of Company Common Stock increased approximately 19.8% from the closing price on July 8, 2025 of $11.07 per share to close on July 9, 2025 at $13.26 per share.
In the days following the leak, representatives of EQT, Party E, a large private equity fund, and Party F, a non-U.S. pension fund, separately reached out to representatives of the Company’s senior management to inquire about the potential transaction and, in some instances, potential opportunities to provide financing. Company management discussed the outreach with its advisors and determined to permit EQT to enter the process in light of the fact that two bidders had dropped out, and that the competitive benefits outweighed any additional leak risk. Additionally, EQT stated that it was interested in a take-private transaction involving the whole Company and provided further information regarding the financial resources it had available to consummate a transaction. EQT also stated that it would dedicate the financial and professional resources necessary to conform to the Round 2 process timing. Party E and Party F indicated they were not interested in exploring a similar transaction involving the whole Company, and the Company did not continue discussions with them at that time.
On July 11, 2025, the Board held a regularly scheduled meeting attended by certain members of senior management. Members of Company management updated the Board on events following the most recent board meeting, including an overview of the Round 2 process, potential estimated transaction timelines and the framework for further due diligence and regulatory analysis. Members of the Board asked a number of questions regarding the process and potential transaction, which were addressed by members of Company management. The Board supported continuation of the ongoing process.
On July 14, 2025, representatives of senior management of the Company spoke with representatives of EQT to further discuss the potential transaction, including financing, valuation and the possibility of partnering with another counterparty in the process.
On July 22, 2025, EQT and AES entered into a confidentiality agreement, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company). The next day, EQT was provided access to an electronic data room containing certain information about the Company.
On July 23, 2025, representatives of the Company had a call with Party D to discuss the potential transaction and valuation. Party D verbally conveyed that it was targeting a price around $15.00 per share of Company Common Stock.
On July 25, 2025, representatives of the Company approved GIP’s request to reach out to Party D regarding the opportunity for Party D to participate as a co-investor with GIP in a potential transaction, with the assumption that they could potentially collectively offer a valuation at or higher than GIP’s previous offer of $15.00 per share of Company Common Stock.
On July 31, 2025, representatives of Company management and J.P. Morgan held a virtual meeting with EQT to answer questions regarding the Company’s business.
On August 1, 2025, Party D and AES entered into a confidentiality agreement, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company).
On August 19, 2025, representatives of Company management and representatives from J.P. Morgan held a full-day in-person management presentation and related meetings with representatives from EQT to provide a more in-depth overview of the Company’s operations and answer questions with respect to the business.
Over the course of July and August, 2025, GIP conducted extensive due diligence on the Company, including site visits, regulatory consultations, calls with certain of the Company’s subject matter expert teams and review of electronic data room materials. EQT also conducted extensive due diligence, including review of electronic data room materials and calls with subject matter expert teams. Additionally, EQT requested and received approval from the Company to contact a list of certain potential co-investors to solicit interest in participating in a transaction alongside EQT.
On September 4, 2025, EQT submitted a non-binding indication of interest to acquire the outstanding shares of Company Common Stock for a proposed range of $14.00–$15.00 per share, to be funded through a combination of committed equity and debt financing and subject to engagement with potential co-investors. As part of its offer letter, EQT requested AES approval to reach out to certain additional identified potential co-investors. Also on September 4, 2025, a representative of EQT had a call with Mr. Gluski to clarify the terms of EQT’s non-binding indication of interest.
On September 5, 2025, the Company held a previously scheduled CEO update call attended by members of the Board, certain members of senior management and representatives of Skadden and J.P. Morgan. The Board and its advisors discussed EQT’s non-binding offer, including the concern that EQT’s bid valuation was dependent on access to certain additional identified potential co-investors, who were already engaged in extensive discussions with GIP to participate in a transaction alongside GIP. The Board considered the valuation range that EQT offered, among other things, and decided to permit EQT to continue in the process but did not provide approval at that time for EQT to reach out to the certain additional identified potential co-investors.

On September 21, 2025, EQT submitted a revised non-binding offer to acquire the outstanding shares of Company Common Stock for $15.00 per share. As part of its offer letter, EQT again requested the Company’s approval to initiate contact with certain additional identified potential co-investors (who were already in discussions with GIP) and noted it would be interested in partnering with another counterparty if it would not be permitted to reach out to the additional identified potential co-investors.
During the week of September 22, 2025, Mr. Gluski met with Adebayo Ogunlesi, Chairperson and Managing Partner of GIP and Mr. Bram in New York. Mr. Ogunlesi and Mr. Bram reaffirmed GIP’s commitment to the process, their confidence in GIP being able to finance the transaction and continued interest in the potential transaction.
On September 23, 2025, representatives from J.P. Morgan responded to EQT as directed by the Company, noting that the decision to permit outreach by EQT to certain additional identified potential co-investors required Board consideration, which had not yet occurred.
On September 24, 2025, the Company posted the auction draft of the Merger Agreement to the electronic data room.
That same evening, Mr. Gluski met with Francesco Starace, a Partner at EQT, for dinner. The parties did not engage in substantive discussions regarding the potential transaction.
On September 29, 2025, the Board held a virtual meeting attended by certain members of senior management and representatives of Skadden and J.P. Morgan. Company management provided a summary of the process thus far, including the background and history of the bids received to date. The Board discussed EQT’s revised Round 1 offer and request to contact certain identified potential co-investors. Representatives of J.P. Morgan noted that the co-investors who EQT was requesting to contact were already engaged in discussions with GIP and discussed with the Board whether granting EQT’s request could adversely impact the process objective of keeping bidders and their financing sources separated in order to preserve bidder competition or impact the ability of GIP and Party D, who were substantially further advanced given their earlier entry into the process, to secure financing sources and finalize their bids. Representatives from Skadden summarized the Board’s fiduciary duties and reminded the Board that it retains discretion over how the transaction process is conducted as part of its business judgment. After further discussion, the Board considered EQT’s proposal and the potential impact of EQT’s request on the competitiveness of the transaction process and unanimously decided it was in the best interest of the Company not to permit EQT to speak to certain additional identified potential co-investors, who were already engaged in extensive discussions with GIP at such time, but would permit EQT to contact other potential co-investors.
On September 30, 2025, an article was published in The Financial Times indicating that GIP was in advanced-stage talks regarding an acquisition of AES valued at an enterprise value around $38 billion. The article stated that GIP was poised to agree to acquire AES within the coming days. Neither AES nor GIP commented on the article. The next trading day after such publication, October 1, 2025, the closing trading price of shares of Company Common Stock was $15.37 per share, a 16.8% increase from the closing price on September 30, 2025 of $13.16 per share.
On October 1, 2025, J.P. Morgan provided the Board with a memorandum disclosing J.P. Morgan’s relationships with the Company and potential counterparties to the proposed transaction, GIP (including BlackRock, Inc., owner of GIP), EQT and Party D.
On October 2, 2025, a representative from the Company responded to EQT reiterating the Board’s focus on maximizing stockholder value and provided that the Company would permit EQT to contact other potential co-investors in connection with the potential transaction (other than those already engaged with GIP).
On October 3, 2025, representatives of J.P. Morgan presented to the Board preliminary and illustrative financial analyses of the Company and a review of strategic planning considerations regarding the potential sale of the Company’s U.S. utilities.
On October 6, 2025, the Company provided a Round 2 process letter to GIP and EQT, outlining the instructions for submission of a markup of the Merger Agreement due on October 20, 2025 and a final non-binding proposal due on November 6, 2025.
On October 7, 2025, Party D was provided access to an electronic data room containing certain information about the Company.

That same day, EQT communicated to representatives of the Company that it would be withdrawing from the process given it was not permitted to reach out to the additional identified potential co-investors, which would be required in order for EQT to submit a final proposal that conformed to the requirements set forth in the Round 2 process letter.
On October 9 and 10, 2025, the Board held regularly scheduled meetings at the offices of Skadden in Washington, D.C., attended by certain members of senior management and representatives of Skadden and J.P. Morgan. At the October 9, 2025 meeting, representatives of Company management and J.P. Morgan provided an update on the transaction process, including the communication the Company received that EQT withdrew from the process. Representatives from Skadden provided the Board with a summary of the material terms of the initial auction draft of the Merger Agreement. Members of Company management presented an overview of the Company’s standalone plan prepared by Company management to the Board in the event the Company did not pursue a take-private transaction, including potential actions to strengthen the balance sheet, redesign the AES renewables business model, and accelerate portfolio changes. See the section entitled “The Proposed Merger— Forward-Looking Financial Information” beginning on page 61 for more information. At the October 10, 2025 meeting, representatives from Skadden provided the Board with a summary of the material terms of the initial auction draft of the Merger Agreement and an overview of the J.P. Morgan and Wells Fargo customary relationship disclosure to the Board. Based on its review, the Board concluded that none of the matters set forth in the disclosure letters would limit each of J.P. Morgan’s and Wells Fargo’s ability to fulfill their respective responsibilities as financial advisors to the Company. The Board discussed the proposed transaction process and possible strategic alternatives, and determined to schedule a Board meeting for November to discuss standalone financial plans for the Company.
On October 24, 2025, Kirkland and Ellis LLP (“Kirkland”), counsel to GIP, submitted a revised draft of the Merger Agreement on behalf of GIP and Party D, to Skadden.
On November 1, 2025, after reviewing the markup of the Merger Agreement submitted by GIP and Party D on October 24, 2025, at the Company’s direction, Skadden sent a response letter to Kirkland identifying key issues in the agreement markup, which included, among other things, comments regarding financing matters, regulatory matters and the covenants applicable to the operation of the business between signing and closing.
On November 3, 2025, GIP indicated to representatives of J.P. Morgan that it would not be in a position to submit a final offer on November 6, 2025 as (i) timing for its final investment committee meeting had been rescheduled to the week of November 10, 2025; (ii) GIP’s proposed co-investors would not have final investment committee meetings until the week of November 21, 2025 and (iii) GIP’s principal co-investor, Party D, had unexpectedly withdrawn from the transaction because it was no longer able to support a transactable value, leaving an equity funding shortfall. On November 4, 2025, certain representatives of Party G, a large infrastructure investor, reached out to representatives of J.P. Morgan to inquire about a potential transaction with the Company.
In light of Party D’s withdrawal, GIP and the Company discussed two potential non-exclusive solutions to address the equity shortfall: (i) strive to satisfy the equity shortfall by seeking to have its existing co-investors increase their commitments and/or (ii) subject to AES’ consent, engage with another bidder, EQT, as a potential partner to acquire AES.
On November 6, 2025, Party G’s representatives verbally communicated to representatives of J.P. Morgan that they were interested in exploring a transaction at a price of approximately $15.00 per share of Company Common Stock.
On November 7, 2025, Mr. Gluski updated the Board via email regarding the potential transaction process and estimated timeline for when the Company may receive a final bid from GIP in light of Party D’s withdrawal from the process.
Also on November 7, 2025, representatives of each of Party A and EQT reached out to representatives of the Company requesting permission to discuss the potential transaction in partnership with another bidder. After further discussions between AES and its advisors and with representatives of GIP, the Company agreed and communicated to GIP that GIP could reach out to EQT and Party A, as well as Party F, to discuss partnering with such parties in an attempt to address the equity funding shortfall, in conjunction with GIP’s discussions with its existing potential co-investors regarding increasing their commitments. During such discussions, GIP indicated to the Company that it expected to provide a non-binding valuation indication and a further markup of the Merger Agreement following GIP’s investment committee meeting scheduled for November 14, 2025.

That same day, certain representatives of Party G reached out to Mr. Abramson at AES further inquiring about the process and requesting to be involved.
On November 8, 2025, representatives of J.P. Morgan and EQT had a meeting in which representatives of J.P. Morgan provided verbal permission for EQT to partner with GIP, consistent with the Company’s communications with GIP.
On November 9, 2025, EQT requested approval from the Company to share confidential information with GIP, which was acknowledged by representatives of the Company and J.P. Morgan.
On November 11, 2025, the Company entered into an engagement letter with Wells Fargo to provide a fairness opinion as a financial advisor in connection with the Company’s consideration of a potential transaction process.
On November 12, 2025, the Board held a virtual meeting attended by certain senior members of Company management and representatives from Skadden and J.P. Morgan. AES management and representatives from J.P. Morgan provided an update to the Board on the transaction process to date and briefed the Board on key developments, the submission and progression of non-binding offers and the evolving composition of interested parties, including developments with respect to GIP’s delayed bid and anticipated equity funding shortfall and an update on potential partnerships and co-investors working with GIP. Representatives of Company management presented on the Company’s standalone plan prepared by Company management. Representatives of J.P. Morgan presented an updated preliminary and illustrative financial analysis of the Company. Representatives of Company management emphasized that AES’ strategic direction continued to be shaped by three core structural challenges: high leverage relative to peers, capital intensity with back-ended cash returns for certain U.S. renewable projects, and a portfolio mix that lacked direct comparables in the market. The Board considered and discussed the benefits and risks associated with the standalone plan. Representatives from Skadden presented on key issues in the October 24, 2025 initial markup of the Merger Agreement submitted on behalf of GIP, which included, among other things, certain financing items and termination fee triggers and amounts. The Board considered the updated valuations and possible options available to the Company and expressed its support with continuing to pursue the potential take-private transaction with GIP and the other potential counterparties.
On November 13, 2025, senior members of Company management discussed the outreach from Party G with representatives from Skadden and J.P. Morgan. Discussions considered timing considerations and the advanced stages of the Round 2 process, Party G’s financial capabilities and expertise, diligence capabilities (including the Company’s ability to onboard and manage another diligence process), Party G’s relationship with Party A, the likelihood that Party G may request to engage some of the co-investors already engaged in the process and overall execution risk. After further discussion, Company management decided to further evaluate the execution potential of the current parties in the process and better understand Party G’s financial capabilities before permitting Party G to enter the process.
On November 24, 2025, Mr. Gluski received a call from Mr. Ogunlesi at GIP indicating GIP’s verbal offer to acquire the outstanding shares of Company Common Stock for $14.25 per share, inclusive of dividend payments in 2026 and the interim period before Closing. GIP indicated that the price per share had decreased from GIP’s earlier indications of interest provided, in part due to changes in certain tax assumptions and renewables operating performance.
On November 26, 2025, members of senior management of GIP had a diligence call with representatives from J.P. Morgan to discuss GIP’s bid and its valuation of the Company. Representatives of J.P. Morgan conveyed that GIP would need to provide a full written offer to be considered and that Mr. Gluski expected that the Board would require a higher price for a transaction. Representatives of J.P. Morgan also conveyed that the Company would engage with and assist GIP to identify incremental value and obtain a higher valuation.
On December 1, 2025, representatives of J.P. Morgan spoke with representatives of Party G regarding the potential transaction.
That same day, representatives of J.P. Morgan also had a call with Mr. Bram to reiterate the Company’s expectation of a higher per share price offer, along with the request for a final revised draft markup of the Merger Agreement and a full, written final bid.
On December 4, 2025, the Board held a regularly scheduled meeting attended by members of senior management of the Company and representatives from Skadden and J.P. Morgan. Members of Company management provided an update on the transaction process and key developments, including that GIP was currently finalizing its internal investment committee process to formally submit an offer and that in telephonic communications with Mr. Gluski, GIP indicated that they intended to offer $14.25 per share in the proposed transaction. Company management stated that the Company had responded to GIP’s verbal price indication, noting that it was insufficient and requested that GIP work further on their valuation of the Company to increase the value of their offer prior to submitting a formal bid. Company management also identified several areas of ongoing diligence which could result in a higher valuation. Company management and representatives of J.P. Morgan discussed with the Board the status of GIP’s funding for a proposed transaction and the possibility of GIP partnering with additional potential co-investors, including alongside EQT as co-leaders of an investor consortium. Company management and representatives of J.P. Morgan addressed questions from the Board in connection with GIP’s funding capabilities, its limited partners’ involvement, and potential co-investors along with related timelines, as well as the dynamics of alternative funding scenarios. Representatives of Skadden provided a refresher of the October 24, 2025 Merger Agreement markup submitted by Kirkland on behalf of GIP and the status of the Company’s initial feedback on the draft given the ongoing commercial discussions. Representatives from J.P. Morgan then discussed transaction timing and next steps regarding negotiations with interested parties. The Board agreed to tentatively schedule several Board meetings in the upcoming weeks to continue discussing the progress of the proposed transaction, continue Board deliberations, and consider any potential final bid.
Over the next few days, representatives of the Company and J.P. Morgan held calls with representatives of each of GIP and EQT to provide additional details on the business in support of a higher price.
On December 11, 2025, Party G executed a confidentiality agreement with the Company, which contained customary terms, including a standstill provision (which standstill would expire upon the Company’s entry into a definitive agreement for a sale of the Company). Following execution, Party G was provided access to an electronic data room containing certain information about the Company. Notwithstanding Party G’s lack of a written offer at higher value, coupled with the likelihood that Party G may request to engage some of the same potential co-investors already engaged in the process and the relatively early stage of Party G’s diligence in comparison to the extensive diligence conducted by GIP and EQT over several months, the Company decided to permit Party G to enter the process only in the event that the existing bidders withdrew or needed additional sources of equity funding.
On December 15, 2025, Wells Fargo provided the Board with a memorandum disclosing Wells Fargo’s material business relationships with the Company and potential counterparties to the proposed transaction, GIP (including BlackRock, Inc., owner of GIP), and EQT.
On December 19, 2025, Mr. Gluski received a call from Mr. Ogunlesi during which Mr. Ogunlesi communicated a verbal offer on behalf of GIP and EQT to acquire 100% of the outstanding shares of Company Common Stock at an increased price of $14.75 per share as a result of the Company’s feedback with respect to the valuation items identified in GIP’s prior verbal offer, noting that GIP and EQT were still working to finalize their financing plan with various co-investors and planned to provide a final offer in the coming weeks.
On December 23, 2025, the Board held a virtual meeting attended by members of senior management of the Company and representatives from Skadden and J.P. Morgan. Representatives of J.P. Morgan provided an update on the potential transaction process and summarized GIP’s and EQT’s capital sourcing strategy status, outlining the parallel paths that GIP and EQT were working on to create alternative paths to secure the necessary equity funding: (1) expanding existing co-investment commitments from certain co-investors and (2) reengaging Party A, a party previously interested in the proposed transaction. The Board was informed that a final offer was expected from a consortium co-led by GIP and EQT in the near term and that GIP and EQT had indicated a desire to move expeditiously in the upcoming weeks. Representatives of J.P. Morgan and Company management then discussed updates to the potential transaction timing and addressed questions from the Board regarding (1) the adjusted timeline for a firm offer, investment committee timing for several parties involved and EQT’s internal approval process and (2) capital allocation and sources and the status of GIP’s and EQT’s diligence process. Members of Company management also discussed the Company’s commitment to the sales process and simultaneous actions being taken to prepare and execute on a standalone plan if the Board decided not to continue pursuing the potential transaction or if a final, written binding offer was not ultimately received. Representatives from J.P. Morgan and Mr. Gluski noted that GIP and EQT appeared to remain very interested in pursuing the potential transaction and had deployed considerable resources and incurred significant expenses to date and that delivery of a written offer was expected in the near term. A representative from J.P. Morgan also addressed questions from the Board regarding GIP’s and EQT’s offer price and prior leaks to the market about a potential transaction.

Over the next few weeks, representatives from GIP and EQT and their advisors continued to conduct due diligence on the Company, and from time to time, held calls among certain of the Company’s subject matter experts.
On January 9, 2026, the Board held a virtual meeting attended by members of senior management of the Company and representatives from Skadden and J.P. Morgan. Mr. Gluski provided an update to the Board on the potential transaction process and the timing of a revised offer from the GIP and EQT consortium. Mr. Gluski and members of Company management reported that representatives of GIP had confirmed that GIP would partner with EQT in connection with submitting its final offer and mentioned that both GIP and EQT continued to work on governance and related matters with respect to their investor consortium and increasing additional co-investor funding commitments. Company management also provided the Board a summary of the Company’s 2025 performance and preliminary scorecard results and an update on the Company’s standalone plan in the event the proposed transaction did not proceed. Company management addressed questions from the Board regarding the Company’s intrinsic value given recent changes in sector dynamics, the impact of higher interest rates, sentiment in the renewable-market, affordability pressures across the energy sector, and the Company’s capital-intensive growth characteristic and how to address the Company’s capital needs. The Board discussed various considerations around the potential transaction and market consequences of alternative capital plan announcements. Representatives of Company management also outlined potential alternatives then under review as part of the Company’s standalone plan, including considering changes to the Company’s dividend policy, targeted deleveraging actions in the Company’s renewables business, higher project return thresholds, increased prioritization of near-term cash-yielding investments, and selective strategic initiatives in both the Company’s renewables and utilities businesses. Representatives of Company management noted that, while AES remained well positioned for long-term growth, structural challenges, including high consolidated leverage, the capital intensity and back-ended returns of the Company’s U.S. renewables business, and a portfolio mix less aligned with public-market peers, indicated that certain measures should be considered to support the business in the long term. A discussion followed and Company management addressed questions from the Board regarding various considerations around equity issuances, the potential impact on the Company’s stock price and market consequences of alternative capital plan announcements, and the potential investor response.
On January 20, 2026, the consortium co-led by GIP and EQT, including CalPERS and QIA, submitted a written proposal to acquire 100% of the outstanding shares of Company Common Stock for $14.75 per share in cash, along with a revised draft of the Merger Agreement.
Later that day, representatives of Company management, Skadden and J.P. Morgan held a call to discuss the revised written proposal. Representatives of Company management indicated the Company’s expectation of a higher price per share. The following day, representatives of Company management also provided an update via email to the Board regarding receipt of the proposal.
On January 21, 2026, representatives of J.P. Morgan had a call with representatives of GIP and EQT to communicate the Company’s expectation of a higher price.
Over the next week, representatives of J.P. Morgan discussed valuation with representatives of GIP and EQT.
On January 22, 2026, Mr. Gluski and Mr. Ogunlesi met while attending the World Economic Forum in Davos, Switzerland to discuss the revised proposal. Mr. Gluski indicated the Company’s expectation of a higher price.
During the week of January 26, 2026, representatives of Company management had a call with representatives of GIP and EQT to discuss and provide certain feedback on the revised Merger Agreement draft, including discussions on the termination fee provisions and the proposed ratings downgrade concept.
On January 28, 2026, the Board held a virtual meeting attended by members of senior management of the Company and representatives from J.P. Morgan and Skadden. Representatives of J.P. Morgan provided an overview of the offer the Company received from GIP and EQT on January 20, 2026. The offer was presented as part of a fully-financed proposal to acquire AES for a price of $14.75 per share and included an offer letter, a revised draft of the Merger Agreement, forms of equity commitment letters, and debt financing commitments intended to backstop certain existing indebtedness of the Company with change of control provisions that could potentially be triggered by a transaction. The proposal was not subject to additional due diligence apart from limited confirmatory items. Representatives of Skadden provided an overview of the latest Merger Agreement draft received, including an overview of the termination fee provisions and the proposed implications in the event of a ratings downgrade, and discussed accompanying comments from GIP and EQT. Representatives from J.P. Morgan, together with members of Company management, discussed that the immediate priority before moving forward with a decision on whether to continue or not with the proposed transaction was to resolve principal open items and key terms, including seeking an increase in the per share price. Representatives from J.P. Morgan, Skadden and Company management addressed questions from the Board in connection with negotiation of the proposed transaction, timing considerations for finance-related actions and disclosure planning under alternative outcomes and recent market developments, including movement in the Company’s stock price. After further discussion, the Board authorized Mr. Gluski and Company management to continue engagement with GIP and EQT.
After close of markets on February 2, 2026, Bloomberg published an article reporting that the Company was discussing a potential transaction with GIP and EQT and indicated that an agreement could be reached “as soon as the coming weeks.” AES, GIP and EQT declined to comment on the article. The next trading day after such publication, February 3, 2026, the closing trading price of shares of Company Common Stock was $16.09 per share, an increase of 9.23% from the closing price on February 2, 2026 of $14.73 per share.
On February 5, 2026, the consortium co-led by GIP and EQT, including CalPERS and QIA, submitted a revised final proposal to acquire 100% of the outstanding shares of Company Common Stock for $15.00 per share.
On February 7, 2026, Skadden, on behalf of the Company, sent a revised draft of the Merger Agreement to Kirkland, on behalf of the GIP and EQT consortium.
Also on February 7, 2026, the parties agreed to meet in person in New York the following week to continue negotiations and attempt to resolve outstanding issues in the Merger Agreement and related documentation, including with respect to regulatory matters, various interim operating matters and termination fee matters.
In the afternoon of February 10, 2026, Kirkland, on behalf of the GIP and EQT consortium, sent a revised draft of the Merger Agreement to Skadden, on behalf of the Company.
On February 11 and 12, 2026, members of management of the Company and representatives from Skadden and J.P. Morgan met in New York City with members of management of GIP and EQT and the consortium’s legal advisors from Kirkland to discuss and negotiate the remaining open items in the Merger Agreement. The parties discussed financing terms and mechanics, including, among other things, the Company’s ability to incur indebtedness and pay dividends between signing and closing, employee benefit and compensation matters and certain regulatory approvals and their status as closing conditions to the Merger.
Over the following weeks, Skadden and Kirkland exchanged revised drafts of the Company disclosure schedules, equity commitment letters and debt commitment letter, as well as other ancillary transaction documents.
On February 15, 2026, Skadden, on behalf of the Company, sent a revised draft of the Merger Agreement to Kirkland, on behalf of the GIP and EQT consortium.
On February 17 and 18, 2026, members of management of the Company and members of management of GIP and EQT met virtually alongside the consortium’s legal and financial advisors in a series of meetings to discuss open items in the Merger Agreement and to discuss any outstanding issues.
In the evening of February 19, 2026, Kirkland, on behalf of the GIP and EQT consortium, sent a revised draft of the Merger Agreement to Skadden, on behalf of the Company.
On February 19 and 20, 2026, the Board held a regularly scheduled meeting attended by certain members of senior management and representatives of Skadden and J.P. Morgan. Prior to the Board meeting, the February 15th draft of the Merger Agreement and slides summarizing the key terms of the Merger Agreement were made available to the directors. At a dinner in connection with the meeting, Mr. Gluski updated the Board on the latest $15.00 per share offer the Company received from the GIP and EQT consortium. At the February 19 meeting, representatives of senior management of the Company discussed with the Board the Company’s structural challenges and long-term considerations, which included growth funding and balance sheet challenges the Company would face beyond the current guidance period, including an eventual leveling off of parent free cash flow and a substantial need for growth capital in excess of available capital from parent free cash flow. Representatives of senior management of the Company also discussed various strategic alternatives under evaluation by Company management to enhance shareholder value and support the Company’s long-term financial objectives, including investor communication considerations as well as potential execution risks relating to remaining as a public company, such as (1) a drop in share price from a dividend cut or equity raise, (2) potential further actions by the U.S. government to restrict renewables development, (3) ability to maintain a leading position with big tech customers, a major source of demand (4) a portfolio mix that remained unattractive to public investors, and (5) increasing U.S. utility regulatory risk due to increasing affordability concerns.

At the February 20 meeting, representatives of Skadden provided an update on the negotiations to date and indicated to the Board that considerable progress had been made in advancing the Merger Agreement. Representatives of Skadden also reminded the Board of their fiduciary duties and reviewed a summary of the near-final terms of the Merger Agreement with the Board. Representatives of J.P. Morgan presented on financial considerations for the proposed transaction. A discussion followed and representatives of Skadden and Company management answered questions from the Board on fiduciary duty considerations, approval processes for the transaction, and certain Merger Agreement terms and mechanics, including regulatory approvals and related provisions, termination fees and employee benefit and compensation matters. Representatives of J.P. Morgan answered questions from the Board on financing items. After further discussion, the Board directed management of the Company to continue negotiating the Merger Agreement and related transaction documentation with GIP and EQT and their advisors.
Between February 20, 2026 and February 24, 2026, representatives of Skadden worked with the Company to revise the Merger Agreement and Company disclosure schedules.
On February 24, 2026, members of management of the Company along with representatives from Skadden and J.P. Morgan met virtually with members of management of GIP, EQT and the consortium’s legal and financial advisors to discuss possible resolutions to open items in the Merger Agreement, including regulatory matters and terms and mechanics surrounding the Company’s ability to incur indebtedness and pay dividends between signing and closing. Later that evening, Skadden, on behalf of the Company, sent a revised draft of the Merger Agreement to Kirkland, on behalf of the GIP and EQT consortium.
From February 25, 2026 to February 28, 2026, management of the Company and its financial and legal advisors worked with GIP, EQT and the consortium’s legal advisors to resolve the remaining open issues in the Merger Agreement, the Company’s and Parent’s disclosure letters and other transaction documents, including the equity commitment letters and other ancillary documents, and to exchange final drafts of transaction documents required for signing.
On February 26, 2026, Wells Fargo provided the Board with a memorandum disclosing Wells Fargo’s material business relationships with the Company and potential counterparties to the proposed transaction, GIP (including BlackRock, Inc., owner of GIP), EQT, QIA and CalPERS.
Prior to market open on February 27, 2026, Bloomberg and Reuters published articles indicating that the Company was nearing a deal with GIP and EQT that could be announced as soon as the following week. AES, GIP and EQT declined to comment on the articles. At market close on February 27, 2026, the closing trading price of shares of Company Common Stock was $17.28 per share, a 6.3% increase over the $16.25 per share closing price on February 26, 2026 and a 56% increase over the closing price on July 8, 2025 of $11.07 per share, the last trading day prior to the initial media reports regarding the proposed transaction.
On February 28, 2026, the Board held a virtual meeting attended by certain members of senior management and representatives of Skadden, J.P. Morgan and Wells Fargo to discuss and consider the final terms of the Merger Agreement and related transaction documents. Prior to the meeting, copies of the final Merger Agreement, a summary of the terms of the Merger Agreement and proposed board resolutions were made available to the directors. During the meeting, representatives of Skadden summarized the negotiations that had taken place since the Board’s prior February 20, 2026 meeting and presented on updates to the final Merger Agreement and related transaction documents since the prior meeting. The representatives of J.P. Morgan and Wells Fargo each separately reviewed with the Board their financial analyses of the proposed transaction. The Board engaged in a discussion of the benefits and risks of the proposed transaction, as well as the Company’s prospects on a standalone basis.
The following day, March 1, 2026, the Board held a virtual meeting to vote on the Merger Agreement, the Merger and the other transactions contemplated thereby. Representatives from Skadden presented a summary of the proposed board resolutions and provided a refresher to the Board of their fiduciary duties in the context of the proposed transaction. Representatives from J.P. Morgan rendered J.P. Morgan’s oral opinion, which was subsequently confirmed in writing by delivery of its written opinion, dated March 1, 2026, to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. Wells Fargo also rendered to the Board Wells Fargo’s oral opinion, which was subsequently confirmed in writing by delivery of its a written opinion to the Board, dated March 1, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. Drafts of the written opinions of J.P. Morgan and Wells Fargo were made available to the directors prior to the meeting.
After further discussion and considering a variety of factors, including the items discussed in the section entitled “—Recommendation of the Company’s Board and its Reasons for the Merger” beginning on page 38, the Board unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and unanimously resolved that the Merger Agreement be submitted for consideration by the holders of Company Common Stock at a special meeting of stockholders, and recommended that such stockholders of AES vote to approve the Merger Agreement and the Merger and the other transactions contemplated thereby.
Thereafter, in the afternoon of March 1, 2026, the Company, Parent and Merger Sub signed the Merger Agreement.
On March 2, 2026, the Company, GIP and EQT issued a joint press release before the market opened announcing the entry into the Merger Agreement.
Recommendation of the Company’s Board and its Reasons for the Merger
The Board has reviewed and considered the terms of the Merger and the Merger Agreement and has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote FOR the Merger Proposal. The Board also unanimously recommends that our stockholders vote FOR the Merger-Related Compensation Proposal and FOR any Special Meeting Adjournment Proposal, if presented.
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the Company’s management team, as well as the Company’s outside legal and financial advisors, and considered a number of factors. In reaching a determination to approve, adopt and authorize the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board considered a number of factors, both positive and negative, and potential benefits and detriments of the Merger to the Company and our stockholders. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Moreover, each member of the Board applied each member’s own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination that, overall, the potential benefits of the Merger to our stockholders outweigh the risks and uncertainties associated with the Merger or remaining a standalone publicly traded company. The following factors considered by the Board are not intended to be exhaustive, but the Company believes this summary includes all material factors considered by the Board:
Merger Consideration; Significant Premium over Unaffected Share Price. The Board considered that the all-cash Merger Consideration will provide our stockholders with immediate value, in cash, for their shares of Company Common Stock, while avoiding the long-term business risk of retaining their shares of Company Common Stock, and while also providing such stockholders with certainty of value for their shares of Company Common Stock if the Merger is completed. The Board considered our historical stock prices, including that the Merger Consideration represented a premium of approximately 40.3% relative to the 30-day volume weighted average closing price for shares of Company Common Stock prior to July 8, 2025 (the last full trading day prior to the initial publication of market rumors regarding a potential acquisition of the Company). The Board believed that this value was more favorable to holders of Company Common Stock than the value to them if the Company remained an independent public company considering the likelihood that the price of Company Common Stock prior to the announcement of the Transaction already included a merger premium given various media articles and market rumors regarding a possible business combination transaction involving the Company that emerged beginning on and around July 8, 2025, and the possibility that if the Company remained a publicly owned corporation, in the event of a decline in the trading price of Company Common Stock or the stock market in general, the price that might be received by holders of Company Common Stock in the open market or in a future transaction might be less than the Merger Consideration of $15.00 per share in cash to be paid pursuant to the Merger. The Board also considered the fact that the public markets had not historically fully valued the Company’s development pipeline and diversified mix of domestic and international assets.
Business and Financial Considerations; Impending Challenges. The Board considered our current and historical financial condition, results of operations and businesses of the Company, the Company’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon the Company’s standalone plan, and the other risks disclosed under “Risk Factors” in the Company’s most recent annual report on Form 10-K. The Board further considered certain long-term financial projections for the Company prepared by members of the Company’s management, which reflect an application of various assumptions of management, as further discussed in the section entitled “The Proposed Merger—Forward-Looking Financial Information” beginning on page 61. The Board considered the expected financial impact of the Merger on the Company and our stockholders.
The Board also considered the risks of remaining as a standalone publicly traded company, including any risks of execution on the plan and achieving such financial projections, and considered general industry and macroeconomic challenges and political and market risks. The Board considered the Company’s significant need to raise equity capital to support its growth after 2027, including the expectation that, absent the Merger, the Company would be required to reduce and/or eliminate the payment of quarterly cash dividends and/or issue significant new equity to fund a need of approximately $2 billion from 2026 to 2030. The Board considered that the trading price of the Company’s stock did not fully reflect the effects of such matters given that the Company had not issued guidance beyond 2027. The Board also considered the challenges resulting from certain core structural matters as a public company, including high leverage relative to peers, intensive upfront capital investments with back-ended cash returns for certain U.S. renewable projects, the Company’s financial complexity as well as a portfolio mix that lacks direct comparables in the market, including due to having significant assets in international emerging markets. These challenges make it difficult for public investors to give appropriate value to the Company’s individual segments or to the Company as a whole. The all-cash consideration enables the holders of Company Common Stock to avoid the long-term business risk of retaining their shares of Company Common Stock.
Consideration of Alternatives. The Board considered the extensive work of the Company and its advisors in evaluating the range of strategic alternatives available to us, including the prospects for the Company continuing to operate as a standalone public entity and the possibility of divesting certain significant assets, entering into various partnership arrangements, reducing or eliminating the Company’s quarterly dividend and/or issuing substantial additional equity to fund the standalone business plan. The Board also considered that many of these actions, such as the possibility of issuing additional indebtedness or undertaking significant divestitures to fund the Company’s growth, would potentially result in the loss of the Company’s investment grade credit ratings or, in the case of divestitures, would require sale proceeds be used to pay down indebtedness if the investment grade ratings were to be maintained. The Board further considered the critical role and competitive advantages of maintaining its investment grade credit ratings with respect to financing and hedging as well as relationships with customers and suppliers. In addition, the Board took into account the trends and competitive developments in the sectors and geographic locations in which the Company has operations.
Recommendation of Management. The Board took into account the recommendation of our management in favor of the Merger, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In taking that recommendation into account, the Board considered that certain members of management had certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of our stockholders generally. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 6 for more information.
Process. The Board considered the limited number of potential buyers with sufficient available capital and operational expertise to credibly pursue a transaction with the Company given the Company’s size and the financial, operational and geographic complexity of the Company’s business. The Board, after consultation with the Company’s financial advisors, decided to focus outreach on selected infrastructure and pension funds because the Board believed such parties would be the most likely to have the financial resources to fund a transaction and to have the sophistication and experience to evaluate and manage the Company’s complex global portfolio, including multiple businesses with a variety of technologies, different partners and substantial debt. The Board conducted a thorough review over an extended period of time of a potential sale of the Company together with other strategic alternatives. The Board considered that a number of sophisticated potential counterparties participated in the robust transaction process and did not proceed to submit a final offer, including parties that indicated they were unable to support a valuation that was equivalent to, or would be competitive with, the Merger Consideration. In addition, the Board considered the course and history of the arm’s-length negotiations with the Consortium conducted by the Company and our advisors at the direction of the Board. As a result, the Board concluded that the consideration and terms reflected in the Merger Agreement (including the Merger Consideration) was the best transaction that could be obtained by the Company on behalf of its stockholders from the Consortium at the time and that there was no assurance that a more favorable opportunity to sell the Company would arise later or through any alternative transaction. The Board also considered the fact that the Company had not received any other competitive proposals, despite media speculation over the course of several months beginning in July 2025 that the Company was exploring a potential sale.
Opinions of Financial Advisors. The Board considered the oral opinion of J.P. Morgan that was rendered to the Board on March 1, 2026, which was subsequently confirmed in writing by delivery of its written opinion, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing in its opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. The Board further considered the oral opinion of Wells Fargo rendered to the Board on March 1, 2026, which was subsequently confirmed in writing by delivery of Wells Fargo’s written opinion to the Board, to the effect that, as of such date, and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. See the section entitled “The Proposed Merger—Opinion of J.P. Morgan Securities LLC” beginning on page 43 and the opinion attached as Annex B to this proxy statement and the section entitled “The Proposed Merger—Opinion of Wells Fargo Securities, LLC” beginning on page 54 and the opinion attached as Annex C to this proxy statement.
Experienced Partners. The Board considered the experience and reputation of GIP and EQT and their respective successful track records of long-term partnerships with infrastructure businesses, including GIP’s existing and prior partnerships with the Company, as well as GIP’s recent successful acquisition of another public company in the energy industry. The Board considered the global reach and financial resources of both GIP and EQT, including their experience with the various regulatory approval processes applicable to the Merger.
Timing. The Board considered the timing of the Merger and the risk that if the Company did not accept Parent’s offer, the Company may not have another opportunity to do so. The Board considered the risk that, if the Company continued with its standalone plan and reduced or eliminated its quarterly dividend and/or issued equity to fund the standalone plan as a standalone public entity, a future sale process could be less competitive or result in less value for our stockholders in light of a potential reduction in the trading price of Company Common Stock as a result of any such steps. The Board also considered the current state of the U.S. and global macroeconomies, including volatility in the financial markets, geopolitical and U.S. policy risk (including U.S. administration policies regarding renewable energy), global inflation trends and the interest rate environment and the current and potential impact in both the near term and long term on our industry and the trading price of Company Common Stock.
Terms of the Merger Agreement. The Board reviewed and considered the terms of the Merger Agreement, which were reviewed by the Board, with the assistance of the Company’s outside legal counsel and financial advisors. Specifically, among other things, the Board considered:
•	the customary nature of the representations and warranties of each party, including the representations regarding Parent’s ability to fund its obligations pursuant to the transaction,
•	the conditions to Closing, including that the Merger is not subject to a financing condition,
•	the Company’s right, under certain circumstances prior to the time our stockholders adopt the Merger Agreement, to consider and engage in negotiations regarding potentially superior proposals,
•
the Board’s right, under certain circumstances prior to the time our stockholders adopt the Merger Agreement, to withdraw or otherwise change its recommendation to our stockholders in favor of the proposals related to the Merger Agreement,

•	the Company’s ability to seek specific performance to enforce Parent’s and Merger Sub’s respective obligations to consummate the Merger under certain circumstances, and
•
the rights of each party to terminate the Merger Agreement under certain circumstances and the obligations of each party to pay a termination fee to the other party under certain circumstances, including the termination fee of either approximately $588 million or approximately $100 million, as applicable, that Parent would be obligated to pay to the Company if the Merger Agreement is terminated under certain circumstances, and that certain investment funds have provided guaranties or termination equity commitment letters (as applicable) pursuant to which such entities have agreed to provide Parent with funds sufficient to pay such termination fees.

See the section entitled “The Merger Agreement” beginning on page 80 for a detailed discussion of the terms and conditions of the Merger Agreement.
Likelihood of Completion of the Merger. The Board considered the likelihood that the Merger will be completed on a timely basis, including the likelihood that all necessary regulatory approvals will be received or obtained without unacceptable conditions and that all conditions to consummation of the Merger will be satisfied. To that end, the Board further considered the potential length of the regulatory approvals process and that the Merger Agreement provides that, subject to certain exceptions, it may not be terminated until June 1, 2027, which may be automatically extended for up to two successive three-month periods under specified circumstances, together with the fact that the Company would be entitled to receive the regulatory termination fee if certain regulatory approvals have not been obtained by such date and the Merger Agreement is terminated. The Board considered that each party has committed to use its reasonable best efforts to obtain the necessary regulatory approvals, as well as the reputations of GIP and EQT and their respective abilities and track records of completing transactions of this nature. The Board also considered the absence of a financing condition in the Merger Agreement and the fact that the Sponsors committed to fund the full amount of the aggregate Merger Consideration pursuant to their respective equity commitment agreements, subject to the terms and conditions set forth therein. See the section entitled “The Merger Agreement—Financing and Financing Cooperation” beginning on page 24 for more information.
Continued Payment of Dividend. The Board considered the Merger Agreement provisions permitting the Company to continue to pay its regular quarterly cash dividends consistent with our past practices in an amount not more than the most recent quarterly dividend paid prior to the date of the Merger Agreement and to pay a “stub” dividend in respect of the quarter in which the Merger is completed, in each case, during the period from the execution of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement.
Stockholder Approval and Appraisal Rights. The Board considered the fact that the Merger is subject to the approval of the Company’s stockholders, who would be free to reject the Merger Agreement by voting against the Merger Agreement for any reason, and that stockholders who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their Company Common Stock, as and to the extent provided by Section 262 of the DGCL. See the section entitled “Appraisal Rights” beginning on page 109 and the text of Section 262 of the DGCL, which section is reproduced in its entirety as Annex D to this proxy statement, for more information regarding appraisal rights.
Treatment of Company Equity Awards. The Board evaluated the fact that each outstanding RSU, PSU and Company Stock Option will be canceled and converted into cash awards at the Effective Time, either payable as soon as practicable after the Effective Time or subject to the same time-vesting or adjusted performance-vesting provisions as applied to the corresponding RSU, PSU or Company Stock Option, as applicable, as detailed in the section entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 81.
The Board also considered a number of uncertainties and potential risks associated with the Merger, including the following:
•
No Stockholder Participation in Future Growth or Earnings. The Board considered that the Company will no longer exist as a standalone, publicly traded company and our stockholders will have no ongoing equity interest in the Company following the Merger, and that such stockholders will therefore cease to participate in the future earnings or growth that the Company may achieve, or to benefit from increases, if any, in the value of the Company Common Stock following the completion of the Merger, including any potential appreciation in value that could be realized as a result of improvements to the Company’s operations.

•
Recent Trading Price. The Board considered the fact that the value of the Merger Consideration was lower than the recent trading prices of Company Common Stock as of March 1, 2026. However, the Board also considered the fact that the closing price on February 27, 2026, and since July 2025, was affected by the publications by multiple news outlets of market rumors regarding a potential acquisition of the Company beginning in July 2025, with the most recent occurring February 27, 2026, the final trading day before announcement of the Transaction.

•
Regulatory Approvals. The Board considered the regulatory approvals in the United States and various foreign jurisdictions that are required in connection with the Merger and the risks that the applicable governmental authorities may seek to impose certain terms or conditions on the granting of such required approvals, which could allow Parent to terminate the Merger Agreement under certain circumstances, or that those approvals may not be received or obtained prior to the End Date.
•
Stockholder Approval and Related Termination Fee. The Board considered the approval of our stockholders being sought in connection with the Merger, and the fact that if the Merger Agreement is terminated due to a failure of at least a majority of the Company’s stockholders entitled to vote at the Special Meeting to vote to approve the Merger Proposal, and the Company then enters into a subsequent merger transaction, then the Company may under certain circumstances be required to pay a termination fee to Parent of approximately $321 million.

•
Inability to Solicit Alternative Takeover Proposals. The Board considered the risk that, although the Company has the right under certain limited circumstances to consider and participate in negotiations with respect to unsolicited proposals for alternative transactions, the Merger Agreement contains provisions relating to the potential payment by the Company of a termination fee of approximately $321 million in connection with any such alternative transaction, which may have the effect of discouraging potential parties from making such proposals. In addition, the Board considered the fact that the Merger Agreement contains customary covenants prohibiting the Company from soliciting other offers and alternative proposals or engaging in discussions regarding such proposals, subject to certain limited exceptions, and from terminating the Merger Agreement to enter into an agreement with respect to any such alternative transaction, any of which could have the effect of discouraging such proposals from being made.

•
Interim Operations. The Board considered the terms of the Merger Agreement that place certain restrictions on the conduct of our businesses prior to completion of the Merger, generally requiring us to conduct our business in the ordinary course in all material respects and prohibiting us from taking certain specified actions without Parent’s consent, which could delay or prevent us from undertaking business opportunities that may arise prior to completion of the Merger and the resultant risk if the Merger is not consummated.

•	Litigation Risk. The Board considered the risk of litigation in connection with the consummation of the Merger which, even where lacking merit, could nonetheless result in distraction and expense.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive but includes certain material factors considered by the Board. The Board based its recommendation on the totality of the information presented.
In considering the recommendations of the Board with respect to the Merger, our stockholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that our stockholders approve the Merger Proposal. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 74 for more information.
The Board believes that, overall, the potential benefits of the Merger to our stockholders outweigh the risks and uncertainties associated with the Merger or remaining a standalone publicly traded company, and the Board unanimously recommends that stockholders vote FOR approval of the Merger Proposal.
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated April 15, 2025, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger.
At the meeting of the Board on March 1, 2026, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its March 1, 2026 oral opinion by delivering its written opinion to the Board, dated March 1, 2026, that, as of such date, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan dated March 1, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth below is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholders of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.
In connection with the preparation of its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company to which the such analyses or forecasts relate. J.P. Morgan expressed no view as to the analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement would be consummated as described in the Merger Agreement. J.P. Morgan assumed that the representations and warranties made by the Company, Parent and the Merger Sub in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis, and that the Company would have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed Merger.

The financial forecasts furnished to J.P. Morgan (the “Forecasts”; as further described in the section entitled “The Proposed Merger—Forward-Looking Financial Information” beginning on page 61) were prepared by the management of the Company. the Company does not publicly disclose internal management financial projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and the Forecasts were not prepared with a view toward public disclosure. The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of the Company, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Forecasts.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger or with respect to the fairness of any such compensation.
The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent and its affiliates, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed Merger or the Merger Consideration to be paid to the holders of Company Common Stock.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on March 1, 2026, and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering such opinion and contained in such presentation, and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Sum-of-the-Parts Public Trading Multiples Analysis.2
J.P. Morgan performed a sum-of-the-parts trading multiples comparable analysis for the Company in which J.P. Morgan (i) separately derived an implied firm or equity value range for the Company’s business segments and (ii) subsequently derived a range of implied equity values for the Company as a whole.
[2]	The business segments used by J.P. Morgan in its analysis do not directly correspond with the segments that the Company uses for purposes of its financial reporting.

For each of the Company business segments, using publicly available information, J.P. Morgan compared selected financial data of each such segment with similar data for certain publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to that of the applicable AES business segment. The companies selected by J.P. Morgan to be used for reference for each of the AES business segments are as follows:
AES Clean Energy (“ACE”)
•	Ormat Technologies, Inc.
•	Clearway Energy, Inc.
•	Brookfield Asset Management Ltd.
•	XPLR Infrastructure, LP
•	Venture Global, Inc.
AES Indiana and AES Ohio (“U.S. Utilities”)
•	Alliant Energy Corp
•	IDACORP Inc
•	WEC Energy Group, Inc.
•	Ameren Corp
•	Portland General Electric Co
•	MDU Resources Group Inc
•	Pinnacle West Capital Corp
AES Andes
•	Eneva S.A.
•	Auren Energia SA
•	ENGIE Brasil Energia S.A.
•	Colbún S.A.
•	Central Puerto S.A.
AES Southland (“Southland”)
•	NRG Energy, Inc.
•	Talen Energy Corp
•	Vistra Corp.
LNG Market in Latin America (“LATAM LNG”)
•	Eneva S.A.
•	Colbún S.A.
•	Excelerate Energy, Inc.
AES Panama
•	Auren Energia SA
•	ENGIE Brasil Energia S.A.

AES Global Insurance (“AGIC”)
•	Chubb Ltd
•	Hanover Insurance Group, Inc.
•	Cincinnati Financial Corp
•	Selective Insurance Group Inc
•	CNA Financial Corp
•	Fairfax Financial Holdings Ltd
None of the selected companies reviewed are identical to the Company or the applicable AES business segment and certain of these companies may have characteristics that are materially different from the Company or such applicable AES business segment. Furthermore, the analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies and the Company business segments involved and other factors that could affect the companies differently than they would affect the Company or its business segments.
With respect to the Company’s other international business segments (“Other International Segments”), given the lack of public peer trading companies, J.P. Morgan performed an intrinsic value analysis (instead of a public trading multiples analysis) for the segment.
Using publicly available information, J.P. Morgan calculated the estimated ratio of each applicable company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any net debt and minority interest, which is referred to as “FV”) to each such company’s 2026 earnings before interest, taxes, depreciation and amortization (which is referred to as “EBITDA”) other than the (i) U.S. Utilities comparable companies, for which J.P. Morgan calculated the estimated ratio of each applicable company’s FV to each such company’s 2026 regulated asset base (which is referred to as “RAB”) and (ii) AGIC comparable companies, for which J.P. Morgan calculated the estimated ratio of each applicable company’s share price to each such company’s book value. Estimated financial data for the selected companies was based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from FactSet Research Systems and selected equity research reports. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
Based on J.P. Morgan’s analyses, and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected the following multiple reference ranges for each applicable AES business segment, as set forth in the following table:

AES Business Segment	Multiple Reference Range
ACE	FV / 2026E EBITDA 11.8x to 13.8x
U.S. Utilities	FV / 2026E RAB 1.55x to 1.65x
AES Andes	FV / 2026E EBITDA 5.0x to 8.3x
Southland	FV / 2026E EBITDA 11.0x to 12.0x
LATAM LNG	FV / 2026E EBITDA 6.5x to 10.5x
AES Panama	FV / 2026E EBITDA 9.0x to 10.0x
Other International Segments	N/A
AGIC	Price to Book 1.2x to 1.6x

After applying these reference ranges to the applicable (i) FY 2026E EBITDA, (ii) FY 2026E RAB and (iii) book value of the relevant AES business segments, based on the Forecasts prepared by the management of the Company and approved for J.P. Morgan’s use in connection with its financial analyses, and then adjusting for the Company’s (a) Other International Segments, using a cost of equity reference range reflecting the segment’s intrinsic value of 8.0% to

15.25%, (b) economic interest in Fluence Energy, Inc (“Fluence”), using a 180-day volume weighted average price (“VWAP”) of shares of Fluence common stock, (c) portfolio adjustments, including adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies, using a reference range for the weighted average FV / EBITDA multiple for FY 2026-2030 of 8.5x to 10.3x, (d) corporate overhead costs, using a reference range for the estimated weighted average FV / EBITDA multiple for 2026 of 8.5x to 10.3x, and (e) net debt based on the Forecasts as of December 31, 2025, the analysis indicated an implied per share equity value for Company Common Stock, rounded to the nearest $0.25, of $9.75 to $17.50.
The implied per share equity value range for shares of Company Common Stock was then compared to the Merger Consideration of $15.00 per share.
Sum-of-the-Parts Selected Transactions Analysis
J.P. Morgan performed a sum-of-the-parts selected transactions analysis for the Company in which J.P. Morgan (i) separately derived an implied firm or equity value range for the Company’s business segments and (ii) subsequently derived a range of implied equity values for the Company as a whole.

The transactions selected by J.P. Morgan to be used for reference for each of the AES business segments are as follows:

Month / Year Announced	Acquiror	Target
ACE
November 2019	Canada Pension Plan Investment Board	Pattern Energy Group Inc.
August 2024	LS Power	Algonquin Power & Utilities Corp.
February 2025	La Caisse (f/k/a CDPQ)	Innergex Renewable Energy Inc.
U.S. Utilities
June 2019	Infrastructure Investments Fund	El Paso Electric Company
May 2024	Canada Pension Plan Investment Board & Global Infrastructure Partners	ALLETE, Inc.
May 2025	Blackstone Infrastructure	TXNM Energy, Inc.
AES Andes
May 2021	El Águila Energy II SpA	AES Andes
July 2023	Sonnedix Chile Arcadia SpA	Enel Chile S.A.
June 2024	Colbún S.A.	Inversiones Latin America Power
February 2026	Canada Pension Plan Investment Board	I Squared Capital
February 2023	Central Puerto S.A.	Enel Argentina
February 2023	Central Puerto S.A.	Enel Argentina
Southland
November 2019	Canada Pension Plan Investment Board	Pattern Energy Group Inc.
August 2024	LS Power	Algonquin Power & Utilities Corp.
February 2025	La Caisse (f/k/a CDPQ)	Innergex Renewable Energy Inc.
July 2022	Capital Power Corporation	Midland Cogeneration Venture (MCV)
LATAM LNG
March 2025	Excelerate Energy, Inc.	New Fortress Energy Inc.
May 2022	Eneva S.A.	New Fortress Energy Inc. and Ebrasil Energia Ltda.
AES Panama
May 2023	EnfraGen, LLC	Celsia S.A.
November 2020	Enel Américas S.A.	Enel Green Power S.p.A.
Other International
November 2023	Actis	Enel S.p.A.
May 2022	KKR	ContourGlobal plc
AGIC
August 2025	Sompo International Holdings Ltd.	Aspen Insurance Holdings Limited
March 2025	The Doctors Company	ProAssurance Corporation
July 2024	Sixth Street Partners, LLC	Enstar Group Limited
April 2024	Arch Insurance North America	Allianz U.S. MidCorp and Entertainment Insurance Businesses
February 2023	Brookfield Reinsurance	Argo Group International Holdings, Ltd.
March 2022	Berkshire Hathaway Inc.	Alleghany Corporation
October 2021	Covéa	PartnerRe Ltd.
October 2018	RenaissanceRe Holdings Ltd.	Tokio Millennium Re
August 2018	Investment Funds managed by affiliates of Apollo Global Management, LLC	Aspen Insurance Holdings Limited
March 2018	AXA Group	XL Group Ltd
January 2018	American International Group	Validus Holdings, Ltd.

Month / Year Announced	Acquiror	Target
December 2016	Fairfax Financial Holdings Limited	Allied World Assurance Company Holdings, AG
October 2016	Sompo Holdings, Inc.	Endurance Specialty Holdings Ltd.
April 2015	Exor	PartnerRe Ltd.
March 2015	Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.

None of the selected transactions reviewed were identical to an acquisition of the applicable AES business segments. However, the selected transactions were chosen, among other reasons, because certain aspects of the transactions, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently analogous to an acquisition of the applicable AES business segment. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed acquisition of the Company or the applicable AES business segment.
Using publicly available information, J.P. Morgan calculated, for each applicable transaction, the estimated ratio of the target company’s FV implied in the relevant transaction to the target company’s 2025 EBITDA, other than selected transactions for the (i) ACE, the Company Andes and Other International Segments (other than for countries with non-continuing assets), for which J.P. Morgan calculated the estimated ratio of the target company’s FV implied in the relevant transaction to the target company’s 2026 EBITDA, (ii) U.S. Utilities business segment, for which J.P. Morgan calculated the estimated ratio of the target company’s FV implied in the relevant transaction to the target company’s 2025 RAB and (iii) AGIC business segment, for which J.P. Morgan calculated the estimated ratio of the price per share of the target company implied in the relevant transaction to the target company’s book value.
Based on J.P. Morgan’s analyses, and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected the following multiple reference ranges for each applicable AES business segment, as set forth in the following table:

AES Business Segment	Multiple Reference Range
ACE	FV / 2026E EBITDA 12.5x to 13.3x
U.S. Utilities	FV / 2025A RAB 1.70x to 2.00x
AES Andes	FV / 2026E EBITDA 6.3x to 8.3x
Southland	FV / 2025A EBITDA 10.5x to 13.3x
LATAM LNG	FV / 2025A EBITDA 7.5x to 8.5x
AES Panama	FV / 2025A EBITDA 6.5x to 8.5x
Other International Segments (other than countries with non-continuing assets)	FV / 2026E EBITDA 6.3x to 6.8x
AGIC	Price to Book 1.0x to 1.6x

After applying the reference ranges listed above to the applicable (i) FY 2026E EBITDA, (ii) FY 2025A EBITDA, (iii) FY 2025A regulated asset base and (iv) book value of the relevant AES business segments, each as based on the Forecasts prepared by the management of the Company and approved for J.P. Morgan’s use in connection with its financial analyses, and then adjusting for the Company’s (a) economic interest in Fluence, using a 180-day VWAP of shares of Fluence common stock, (b) countries with non-continuing assets in the Other International Segments, using the intrinsic discounted cash flow value for each such country, (c) portfolio adjustments, including adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies, using a reference range for the weighted average FV / EBITDA multiple for FY 2026-2030 of 9.3x to 10.8x, (d) corporate overhead costs, using a reference range for the actual weighted average FV / EBITDA multiple for 2025 of 9.3x to 10.8x, and (e) net debt based on the Forecasts as of December 31, 2025, the analysis indicated an implied per share equity value for Company Common Stock, rounded to the nearest $0.25, of $11.25 to $17.75.
The implied per share equity value range for shares of Company Common Stock was then compared to the Merger Consideration of $15.00 per share.
Sum-of-the-Parts Discounted Cash Flow Analysis
J.P. Morgan performed a sum-of-the-parts discounted cash flow analysis for the Company in which J.P. Morgan (i) separately performed discounted cash flow analyses on the Company’s business segments and (ii) subsequently derived a range of implied equity values for the Company as a whole.
Using the Forecasts, J.P. Morgan performed separate discounted cash flow analyses on such AES business segments using the levered or unlevered free cash flows, as applicable, that each AES business segment was forecasted to generate based on the Forecasts (or, as applicable, the portion of such cash flows attributable to the Company). Where applicable, J.P. Morgan calculated ranges of terminal values for the Company business segments at the end of the forecast period for such segment by applying terminal growth rates as indicated below to the levered or unlevered free cash flows, as applicable, of such segment during the terminal year based on the Forecasts. The free cash flows and ranges of terminal values or end-of-asset-life values, as applicable, for each principal business segment were discounted to present value using ranges of discount rates which were chosen by J.P. Morgan based on their experience and professional judgment based on an analysis of the cost of equity or the weighted average cost of capital (“WACC”), as applicable, of such segments and which are further described below. The methodologies, assumptions and considerations utilized by J.P. Morgan with respect to each AES business segment are noted below:

AES Business Segment	Methodology
ACE
For the ACE segment, J.P. Morgan conducted its analysis using the levered free cash flows that the business segment was forecasted to generate through its asset portfolio’s useful life ending in 2067. J.P. Morgan then discounted the levered free cash flows to present value as of December 31, 2025, using a range of discount rates from 8.0% to 10.0%, with respect to ACE’s operating assets, and a range of discount rates from 13.5% to 15.5%, with respect to ACE’s development assets, which were chosen by J.P. Morgan based on an analysis of the cost of equity of such segments.

U.S. Utilities
For the U.S. Utilities segment, J.P. Morgan conducted its analysis using the unlevered free cash flows that the business segment was forecasted to generate through 2034. J.P. Morgan then calculated the terminal value at the end of the projection period by applying a terminal growth rate of 1.5% and discounted the unlevered free cash flows and terminal value to present value as of December 31, 2025 using a range of discount rates from 4.9% to 6.2% which were chosen by J.P. Morgan based on an analysis of the WACC of such segment.

AES Andes
For the AES Andes segment, J.P. Morgan conducted its analysis using the levered free cash flows that the business segment was forecasted to generate through 2035. J.P. Morgan then calculated the terminal value at the end of the projection period by applying a terminal growth rate of 1.0% and discounted the levered free cash flows and terminal value to present value as of December 31, 2025 using a range of discount rates from 9.75% to 17.00% which were chosen by J.P. Morgan based on an analysis of the cost of equity of such segment.

Southland
For the Southland segment, J.P. Morgan conducted its analysis using the levered free cash flows that the business segment was forecasted to generate through 2050, based on a ten-year merchant tail period following expiration of the segment’s power purchase agreement in 2040. J.P. Morgan then discounted the levered free cash flows to present value as of December 31, 2025 using a range of discount rates from 12.0% to 14.0% which were chosen by J.P. Morgan based on an analysis of the cost of equity of such

AES Business Segment	Methodology
segment.

LATAM LNG
For the LATAM LNG segment, J.P. Morgan conducted its analysis using the levered free cash flows that the business segment was forecasted to generate through 2034. J.P. Morgan then calculated the terminal value at the end of the projection period by applying a terminal growth rate of 1.0% and discounted the levered free cash flows and terminal value to present value as of December 31, 2025 using a range of discount rates from 11.25% to 13.25% which were chosen by J.P. Morgan based on an analysis of the cost of equity of such segment.

AES Panama
For the AES Panama segment, J.P. Morgan conducted its analysis using the levered free cash flows that the business segment was forecasted to generate through 2033. J.P. Morgan then calculated the terminal value at the end of the projection period by applying a terminal growth rate of 1.0% and discounted the levered free cash flows and terminal value to present value as of December 31, 2025 using a range of discount rates from 9.75% to 11.75% which were chosen by J.P. Morgan based on an analysis of the cost of equity of such segment.

Other International Segments
For the Other International Segments, J.P. Morgan conducted its analysis using the free cash flows that the business segments were forecasted to generate through 2030. J.P. Morgan then discounted the free cash flows to present value as of December 31, 2025 using a range of country specific discount rates from 8.0% to 15.25% which were chosen by J.P. Morgan based on an analysis of the cost of equities of each segment.

AGIC
For the AGIC segment, J.P. Morgan conducted its analysis using the levered free cash flows attributable to the Company that the business segment was forecasted to generate through 2030. J.P. Morgan then calculated the terminal value at the end of the projection period by applying a terminal growth rate of 0.0% and discounted the levered free cash flows attributable to the Company and the terminal value to present value as of December 31, 2025 using a range of discount rates from 8.0% to 10.50% which were chosen by J.P. Morgan based on an analysis of the cost of equity of such segment.

The sum-of-the-parts discounted cash flow analyses do not imply the value at which the individual AES business segments could be sold. The present value of the free cash flows and the range of terminal values or end of-of-asset-life values, as applicable, were summed and then adjusted for the Company’s (i) economic interest in Fluence, using a 180-day VWAP of shares of Fluence common stock, (ii) portfolio adjustments, using cost of equity applicable to the portfolio, (iii) corporate overhead costs, using a WACC selected by J.P. Morgan based their analysis of the weighted average by value WACC of all the Company business segments, and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment and (iv) net debt based on the Forecasts as of December 31, 2025, as applicable, and (v) the Company’s taxes, inclusive of tax sharing payments from certain US businesses, using a weighted average cost of equity or WACC, as applicable, of all the Company businesses in the United States, as provided by the management of the Company. The analysis indicated an implied per share equity value for Company Common Stock, rounded to the nearest $0.25, of $10.50 to $20.25.
The implied per share equity value range for shares of Company Common Stock was then compared to the Merger Consideration of $15.00 per share.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
For services rendered in connection with the proposed Merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of approximately $75 million, of which $4 million became payable upon delivery of its opinion and the remainder of which is contingent and payable upon the Closing. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on credit facility amendments of subsidiaries of the Company, as sole lender on a credit facility of the Company in June 2025, and as joint lead bookrunner on offerings of debt securities of the Company and certain of its subsidiaries in March 2024, April 2024, June 2024, November 2024, December 2024, March 2025, August, 2025 and January 2026.
In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $6.6 million. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with GIP for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on a GIP credit facility in January 2025 and providing loan syndication, debt underwriting, equity underwriting and financial advisory services to certain GIP portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain GIP portfolio companies, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from GIP were approximately $111 million. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to GIP and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with EQT for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing loan syndication, debt underwriting, equity underwriting and financial advisory services to certain EQT portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain EQT portfolio companies, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from EQT were approximately $133 million.
In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to EQT and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be greater than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with QIA for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing financial advisory services to certain QIA portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain QIA portfolio companies, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from QIA were approximately $29 million. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to QIA and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with BlackRock, Inc. (“BlackRock”) for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on BlackRock credit facilities April 2025, and as joint lead bookrunner on offerings of debt securities of BlackRock subsidiaries in March 2024 and July 2024.
In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding BlackRock credit facilities, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from BlackRock were approximately $850 million. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to BlackRock and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with California Public Employees’ Retirement System. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from California Public Employees’ Retirement System were approximately $28 million. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, EQT and BlackRock. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, GIP and its portfolio companies, EQT and its portfolio companies, QIA and its portfolio companies and BlackRock for its own account or for the accounts of customers and, accordingly, J.P. Morgan is likely at any time to hold long or short positions in such securities or other financial instruments.
Opinion of Wells Fargo Securities, LLC
The Company has engaged Wells Fargo as a financial advisor to the Company in connection with the Merger. As part of such engagement, the Board requested that Wells Fargo evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock in the Merger. On March 1, 2026, at a meeting of the Board held to evaluate the Merger, Wells Fargo rendered an oral opinion to the Board, which was subsequently confirmed in writing by delivery of a written opinion to the Board dated March 1, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Wells Fargo, dated March 1, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, is attached as Annex C to this proxy statement. The summary of the opinion of Wells Fargo set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Wells Fargo’s written opinion was for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company and did not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. Wells Fargo’s opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the Merger or any other matter.
In preparing its opinion, Wells Fargo, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;
•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies that Wells Fargo deemed relevant, and compared current and historic market prices of Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that Wells Fargo deemed relevant;
•	reviewed the Forecasts;
•
discussed with the management of the Company regarding certain aspects of the Merger, the business, financial condition and prospects of the Company, the effect of Merger on the business, financial condition and prospects of the Company, and certain other matters that Wells Fargo deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo deemed relevant.
In giving its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo by the Company or otherwise reviewed by Wells Fargo. Wells Fargo did not independently verify any such information, and pursuant to the terms of Wells Fargo’s engagement by the Company, Wells Fargo did not assume any obligation to undertake any such independent verification. In relying on the Forecasts, Wells Fargo assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company management as to the future performance and financial condition of the Company. Wells Fargo expressed no view or opinion with respect to the Forecasts or the assumptions upon which they were based. Wells Fargo assumed that any representations and warranties made by the Company and Parent in the Merger Agreement or in other agreements relating to the Merger were true and accurate in all respects that are material to Wells Fargo’s analysis and that the Company would have no exposure for indemnification pursuant to the Merger Agreement or such other agreements that would be material to Wells Fargo’s analysis.
Wells Fargo also assumed that the Merger would have the tax consequences described in discussions with, and materials provided to Wells Fargo by, the Company and its representatives. Wells Fargo also assumed, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger. Wells Fargo also assumed that the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to its analyses or its opinion.

In addition, Wells Fargo did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor was Wells Fargo furnished with any such evaluations or appraisals. Wells Fargo did not evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters.
Wells Fargo’s opinion only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger and Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, Wells Fargo expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, Wells Fargo did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Wells Fargo relied upon the assessments of the Company and its advisors with respect to such advice.
Wells Fargo’s opinion was necessarily based upon information made available to Wells Fargo as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Wells Fargo did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of Wells Fargo’s opinion, notwithstanding that any such subsequent developments may affect its opinion. Wells Fargo’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to the Company, nor did it address the underlying business decision of the Board or the Company to proceed with or effect the Merger. Wells Fargo expressed no opinion as to the price at which Company Common Stock may be traded at any time.
The terms of the Merger Agreement, including the type and amount of consideration payable in the Merger, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. Wells Fargo’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or the management of the Company with respect to the Merger or the Merger Consideration.
Financial Analyses
In preparing its opinion to the Board, Wells Fargo performed a variety of analyses, including those described below. The summary of Wells Fargo’s analyses is not a complete description of the analyses underlying Wells Fargo’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo’s opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. Accordingly, Wells Fargo believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo’s analyses and opinion.
In performing its analyses, Wells Fargo considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo’s analyses is identical to the Company and none of the selected transactions reviewed was identical to the Merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo’s analyses are inherently subject to substantial uncertainty.
The following is a summary of the material financial analyses performed by Wells Fargo in connection with the preparation of its opinion rendered to, and reviewed with, the Board on March 1, 2026. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo. The analyses summarized below include information presented in tabular format. The following summary does not purport to be a complete description of the analyses or data provided by Wells Fargo and the tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered, and qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Wells Fargo’s analyses.
The estimates of the future financial performance of the Company utilized as part of the financial analyses described below were based on the Forecasts.
Discounted Cash Flow Analysis
Wells Fargo performed a discounted cash flow analysis of the Company by calculating the estimated present value of the after-tax levered free cash flows attributable to the Company for the calendar years 2026 through 2030 based on the Forecasts. Wells Fargo calculated a range of implied terminal values for the Company by applying to the Company’s estimated adjusted EBITDA for calendar year 2030 a selected range of enterprise value (“EV”) to last-twelve-month (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) exit multiples of 10.50x to 12.00x. Wells Fargo then subtracted from the resulting range of implied terminal values the Company’s estimated net debt as of December 31, 2030 to derive a range of implied terminal equity values for the Company. The after-tax levered free cash flows attributable to the Company and the range of implied terminal equity values were discounted to present values as of December 31, 2025 using a selected range of discount rates reflecting the estimated cost of equity for the Company ranging from 10.25% to 12.25%. By adding the total equity value of the Company’s ownership of Fluence as of as of February 25, 2026 and dividing the resulting range by the number of fully diluted shares of Company Common Stock outstanding as of December 31, 2025, as provided by and approved for Wells Fargo’s use by the Company’s management, this analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $11.14 to $17.27.
Selected Public Companies Analysis3
Wells Fargo performed selected public companies analyses of the Company in which Wells Fargo reviewed selected financial data relating to the Company and the selected publicly traded companies listed below with operations that Wells Fargo deemed sufficiently analogous to those engaged in by the applicable the Company business segments. The companies included in the selected public companies analysis (which are referred to in this section as the selected public companies) in each segment were:
Utilities Companies
•	Avista Corp
•	IDACORP Inc
•	MGE Energy Inc
•	OGE Energy Corp.
•	Portland General Electric Co
•	Unitil Corp
[3]	The business segments used by Wells Fargo in its analysis do not directly correspond with the segments that the Company uses for purposes of its financial reporting.

Independent Power Producer Companies
•	Capital Power Corp
•	NRG Energy, Inc.
•	Talen Energy Corp
•	TransAlta Corp
•	Vistra Corp.
Renewables Companies
•	Boralex Inc
•	Brookfield Renewable Partners LP
•	Clearway Energy, Inc.
•	EDP Renovaveis SA
•	Enlight Renewable Energy Ltd.
•	XPLR Infrastructure, LP
Latin American Companies
•	Celsia S.A. E.S.P.
•	Colbún S.A.
•	Enel Chile S.A.
•	Engie Energia Chile SA
None of the selected public companies reviewed is identical to the applicable AES business segment and certain of these companies may have characteristics that are materially different from those of the applicable AES business segment. However, these companies were selected because they are publicly traded companies that Wells Fargo considered relevant for purposes of its analysis. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the applicable AES business segment.
Using publicly available information, Wells Fargo calculated and compared the financial multiples for the selected public companies based on public filings, equity research and common stock closing prices as of February 25, 2026 for the selected public companies. With respect to each of the selected public companies, Wells Fargo calculated EV, as a multiple of estimated fiscal year 2026 EBITDA.
The following table presents a summary of this analysis:

AES Business Segment	EV / 2026E EBITDA
Utilities Companies
Avista Corp	9.7x
IDACORP Inc	14.6x
MGE Energy Inc	12.0x
OGE Energy Corp.	10.6x
Portland General Electric Co	8.5x
Unitil Corp	8.6x
Independent Power Producer Companies
Capital Power Corp	9.3x
NRG Energy, Inc.	10.4x
Talen Energy Corp	13.7x
TransAlta Corp	10.0x
Vistra Corp.	10.9x

AES Business Segment	EV / 2026E EBITDA
Renewables Companies
Boralex Inc	9.1x
Brookfield Renewable Partners LP	11.5x
Clearway Energy, Inc.	14.3x
EDP Renovaveis SA	11.4x
Enlight Renewable Energy Ltd.	24.8x
XPLR Infrastructure, LP	9.9x
Latin American Companies
Celsia S.A. E.S.P.	6.0x
Colbún S.A.	7.9x
Enel Chile S.A.	5.9x
Engie Energia Chile SA	6.4x

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo applied a selected range of EV / estimated 2026 EBITDA multiples ranging from 9.75x to 11.25x derived from the public trading comparable company analysis to comparable financial data for the Company included in the Forecasts. Wells Fargo calculated a range of implied equity values by subtracting from the resulting range of implied enterprise values the Company’s net debt as of December 31, 2025, and adding (i) the total equity value of the Company’s ownership of Fluence as of as of February 25, 2026, (ii) the implied equity value for AGIC derived by applying a 2026 price / earnings (“P/E”) multiple, (iii) the implied equity value of the estimated payment relating to the International Centre for the Settlement of Investment Disputes’ arbitration award issued in the Company’s favor against the Argentine Republic (the “Argentina Settlement”) derived using a discount rate of 11.25% and (iv) the implied equity values for Bulgaria, Jordan and the Southland Legacy segments derived by performing separate discounted cash flow analyses for each segment using the after-tax levered free cash flow attributable to the Company from each such business segment and discount rates reflecting the estimated cost of equity for the Company ranging from of 10.25% to 12.25%. By dividing this range of implied adjusted equity values by the number of fully diluted shares of Company Common Stock outstanding as of December 31, 2025, as provided by and approved for Wells Fargo’s use by the Company’s management, this analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $9.07 to $14.72.
Selected Transactions Analysis
Using publicly available information, Wells Fargo reviewed selected transactions involving businesses that Wells Fargo deemed sufficiently analogous to the businesses of the applicable AES business segment (as referenced in this section, collectively, the “selected transactions”).
For each of the selected transactions, Wells Fargo calculated and reviewed the enterprise value of the target company as a multiple of EBITDA of such target company for the twelve month period prior to announcement of the transaction.
The selected transactions were as follows:

Announcement Year	Target	Acquiror	EV / LTM EBITDA Multiple
Utilities Transactions
2015	UIL Holdings Corp	Iberdrola SA	11.5x
2015	Teco Energy, Inc.	Emera Inc.	11.7x
2016	The Empire District Electric Company	Algonquin Power & Utilities Corp.	12.7x
2016	ITC Holdings Corp.	Fortis Inc.	14.1x
2016	Westar Energy, Inc.	Great Plains Energy Incorporated	12.7x
2017	Avista Corporation	Hydro One Limited	11.1x
2018	SCANA Corporation	Dominion Energy, Inc.	9.4x
2018	Vectren Corporation	CenterPoint Energy, Inc.	13.6x
2018	InfraREIT, Inc.	Oncor Electric Delivery Company LLC	14.2x

Announcement Year	Target	Acquiror	EV / LTM EBITDA Multiple
2019	El Paso Electric Company	J.P. Morgan Investment Management Inc.	16.0x
2020	PNM Resources, Inc.	Avangrid, Inc.	13.8x
2024	ALLETE, Inc.	Global Infrastructure Partners / Canada Pension Plan Investment Board	14.2x
2025	TXNM Energy	Blackstone Infrastructure	14.3x
Renewables Transactions
2020	Pattern Energy Group Inc.	Canada Pension Plan Investment Board	21.7x
2023	TransAlta Renewables Inc.	TransAlta Corporation	19.0x
2024	Atlantica Sustainable Infrastructure plc	Energy Capital Partners	10.7x
2025	Innergex Renewable Energy Inc.	La Caisse (f/k/a CDPQ)	13.7x
Independent Power Producer Transactions
2022	ContourGlobal plc	KKR & Co. Inc.	8.0x
2025	Calpine Corporation	Constellation Energy Corporation	N/A

None of the selected transactions reviewed was identical to an acquisition of the applicable AES business segment. However, the selected transactions were chosen because they are transactions involving target companies or businesses that Wells Fargo considered relevant for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies or businesses involved and other factors that could affect the selected transactions differently than they would affect an acquisition of the applicable AES business segment.
Based on this review and utilizing its professional judgment and experience, Wells Fargo applied a selected range of EV / LTM EBITDA multiples ranging from 11.5x to 13.0x derived from the selected transactions analysis to comparable financial data for the Company included in the Forecasts. Wells Fargo calculated a range of implied equity values by subtracting from the resulting range of implied enterprise values the Company’s net debt as of December 31, 2025 and adding adjustments for (i) the total equity value of the Company’s ownership of Fluence as of as of February 25, 2026, (ii) the implied equity value for AGIC derived by applying a 2026 P/E multiple, (iii) the implied equity value for the Argentina Settlement derived using a discount rate of 11.25%, and (iv) the implied equity values for Bulgaria, Jordan and the Southland Legacy segments derived by performing separate discounted cash flow analyses for each segment using the after-tax levered free cash flow attributable to the Company from each such business segment and discount rates reflecting the estimated cost of equity for the Company ranging from of 10.25% to 12.25%. By dividing this range of implied adjusted equity values by the number of fully diluted shares of Company Common Stock outstanding as of December 31, 2025, as provided by and approved for Wells Fargo’s use by the Company’s management, this analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $11.31 to $16.39. The per share merger consideration of $15.00 fell within this range.
Other Matters
Wells Fargo is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. The Company retained Wells Fargo as its financial advisor in connection with the Merger based on Wells Fargo’s experience and reputation. Wells Fargo is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. The Company has agreed to pay Wells Fargo an aggregate fee currently estimated to be approximately $15 million, $4 million of which became payable upon the rendering of Wells Fargo’s opinion, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, the Company has agreed to reimburse Wells Fargo for certain expenses and to indemnify Wells Fargo and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo’s engagement. The issuance of Wells Fargo’s opinion was approved by an authorized committee of Wells Fargo.
Wells Fargo and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo’s written opinion, Wells Fargo and its affiliates have had investment or commercial banking relationships with the Company, for which Wells Fargo and such affiliates received aggregate fees from the Company for rendering these services of approximately $6.5 million. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in May 2024, joint bookrunner, agent and joint lead arranger on the Company’s facility agreement in June 2024, joint bookrunner on an offering of debt securities by the Company in December 2024, joint lead arranger on the Company’s facility agreement in December 2024, agent on an offering of debt securities by the Company in April 2025, agent and joint lead arranger on the Company’s facility agreement in May 2025, joint bookrunner, agent and joint lead arranger on the Company’s facility agreement in August 2025 and November 2025. In addition, during the two years preceding the date of Wells Fargo’s opinion, Wells Fargo and its affiliates have had investment or commercial banking relationships with portfolio companies of certain of Parent’s direct and indirect shareholders, namely BlackRock, Global Infrastructure Management, and EQT, for which Wells Fargo and such affiliates received aggregate fees from BlackRock, Global Infrastructure Management and EQT for rendering these services of approximately $7 million, $4 million and $8.5 million, respectively. Such relationships have included providing debt and equity underwriting and syndicated lending services to portfolio companies of BlackRock, Inc.; and debt underwriting and syndicated lending services to portfolio companies of Global Infrastructure Management and EQT. As of the date of Wells Fargo’s opinion, Wells Fargo and its affiliates are working with certain portfolio companies of EQT on one or more investment and corporate banking matters unrelated to the Merger. Wells Fargo and its affiliates are also an agent and a lender to one or more of the credit facilities of the Company, BlackRock and EQT, and certain of their respective affiliates or portfolio companies. Wells Fargo and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and less than 2% of the outstanding common stock of BlackRock. In the ordinary course of business, Wells Fargo and its affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments. Wells Fargo and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose view may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo’s opinion.
Forward-Looking Financial Information
Although the Company has from time to time publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, the Company does not as a matter of course disclose public forward-looking financial information as to future revenues, EBITDA, parent free cash flow, earnings, or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, the Company does not endorse unaudited forward-looking financial information as a reliable indication of future results. However, in connection with the Merger, the Company provided certain unaudited non-public forward-looking financial information regarding the Company to Parent and to the Company’s Board (collectively referred to in this proxy statement as the “Forecasts”). The Company also provided certain of the Forecasts to the Company’s financial advisors as described below for use and reliance by the financial advisors for purposes of their respective financial analyses and opinions to the Company’s Board (as more fully described above under “—Opinion of Financial Advisors”). A summary of the Forecasts is included below to give AES stockholders access to certain information that was provided to Parent, the Board and the Company’s financial advisors and was considered by the Board for purposes of evaluating the Merger. These Forecasts are not, and should not be viewed as, public guidance or even targets.
The Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forward-looking financial information, but, in the view of management of the Company, were prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of their preparation, and presented at the time of their preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company in each such scenario described below. The inclusion of the Forecasts should not be regarded as an indication that any of the Company, Parent, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of such information considered, or now considers, them to be necessarily predictive of actual future performance or events, or that they should be construed as financial guidance, and such Forecasts set forth below should not be relied on as such. Readers of this proxy statement are cautioned not to place undue reliance on the Forecasts.
The Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Neither our independent auditors, nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasts and, accordingly, our independent auditors do not express an opinion or any other form of assurance with respect thereto.
The estimates and assumptions underlying the Forecasts are inherently uncertain and, though considered reasonable by the management of the Company as of the date of the preparation of such Forecasts, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Forecasts, including, among other things, the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11. The Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the Forecasts are indicative of the future performance of the Company, or that actual results will not differ materially from those presented in the Forecasts. Inclusion of the Forecasts in this proxy statement should not be regarded as a representation by any person that the results contained in the Forecasts will be achieved.
The Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger. We have not updated or otherwise revised, and do not intend to update or otherwise revise, the Forecasts to reflect circumstances existing since the preparation of such information or to reflect the occurrence of unanticipated events, including in the event that any or all of the underlying assumptions are shown to be in error, unless required by applicable law. Further, the Forecasts do not take into account the effect of any possible failure of the Merger to occur. Furthermore, we do not intend to update or revise the Forecasts in this proxy statement to reflect changes in general economic or industry conditions.
The information concerning the Forecasts provided by us is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposals at the Special Meeting or to acquire securities of the Company.
Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA and Levered Free Cash Flow (as defined below). Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.
Subject to the foregoing qualifications, the Forecasts are set forth below.
For internal purposes and in connection with the process leading to the execution of the Merger Agreement, management of the Company prepared certain Forecasts as to the potential future performance of the Company on a standalone basis for the years 2026 through 2030 and, with respect to certain Forecasts, for additional periods of up to 5 to 37 additional years for certain business segments. Forecasts are disclosed below up through 2035 for business segments for which those periods were included. These Forecasts (referred to in this proxy statement as the “Standalone Case”) assumed the Company would not be acquired and would continue to operate as an independent, public company. The Standalone Case was prepared for use by the Board in connection with its consideration of the Merger and other strategic alternatives available to the Company, and the Company directed its financial advisors to use and rely on the Standalone Case for purposes of their respective financial analyses and opinions to the Board.
In addition to the Standalone Case, the Company’s management also prepared certain non-public Forecasts as to the future performance of the Company in a scenario where the Company was acquired. These Forecasts (referred to in this proxy statement as the “Acquisition Case”) covered the five-year period 2025 through 2029, and 6 to 38 additional years for the same business segments as in the Standalone Case. Later in the diligence process, actual results for 2025 were provided to Parent. The Acquisition Case was developed by the Company’s management to demonstrate the financial performance that might result from the Company being taken private, with access to capital to support the Company’s long-term growth plan, a flexible dividend policy and an ability to pursue a long-term investment thesis. The Board did not review the Acquisition Case. Neither financial advisor used or relied on the Acquisition Case for purposes of its opinion.
The Company’s management presented the Acquisition Case to Parent in March 2025 as part of the due diligence review process. The Acquisition Case was updated from time to time throughout the diligence process until the final version was delivered in September 2025, which is reflected below. The final version of the Acquisition Case is consistent with the Acquisition Case provided by the Company to bidders during the process. The Company did not provide the Standalone Case to Parent.
Both the Standalone Case and the Acquisition Case were prepared based on various assumptions, including the following:
•	No significant changes to regulatory or legislative environments.
•	Operations and financing generally in line with historical performance.
•	Weather trends reflecting long-term average historical trends.
•	No significant changes to macroeconomic and market conditions.
•	Continued long-term contracting of power purchase agreements over the forecast periods.
Certain business segment Forecasts were based on additional assumptions that are described below with respect to the applicable figures and business segments.
Standalone Case
The following tables set forth summaries of certain forward-looking financial information that were included in the Standalone Case.
Standalone Case Adjusted EBITDA

Adjusted EBITDA, in million USD	2026	2027	2028	2029	2030
AES Clean Energy	661	785	824	1,071	1,285
US Utilities	799	934	1,003	1,103	1,204
AES Andes	653	722	704	761	803
Southland	251	158	157	108	117
Latam LNG	252	266	217	237	242
AES Panama	183	188	194	203	200
AES Global Insurance Company (AGIC)[5]	135	144	157	192	233
Other Businesses	618	584	514	516	543
Corporate Costs and Portfolio Adjustments[4]	(391)	(273)	(298)	(293)	(335)
Total	3,162	3,507	3,472	3,898	4,251

Standalone Case Levered Free Cash Flows
Levered Free Cash Flow projections were also provided for the business segments described above. Levered Free Cash Flows measure the net sum of all cash flows to or from the Company, and each Company business segment; including subsidiary distributions, return of capital, and net asset sale proceeds less cash equity investments from the Company (including for growth investments and subsidiary debt repayment). For AES Clean Energy, AES Southland (each as defined below), U.S. Utilities and AGIC, this figure is pre-tax. For all other non-U.S. segments, this figure is post-tax.
AES Clean Energy
This category includes the Company’s U.S. renewables portfolio and comprises AES Renewable Holdings, LLC, sPower, LLC, AES Clean Energy Development, and other renewables assets (collectively, “AES Clean Energy”).
4	Includes corporate overhead costs and adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies.
5	The figures for AGIC were provided to Wells Fargo for its analysis but were not provided to J.P. Morgan, whose valuation of AGIC was based on cash flows and book value (included below).

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Clean Energy	(413)	(156)	(44)	(201)	60	(92)	46	133	1,035	1,151

Key Standalone Case assumptions for AES Clean Energy:
•	Run-rate ramps up to steady state of 2.8 gigawatts placed in service per year starting in 2028.
•
Growth in new projects placed in service was modeled out to 2035; project cash flows were projected to increase over the projected project life of 35 years (implied growth of four percent per year on average) as debt is paid down and projects enter a “merchant tail” period.

•	Start of construction safe-harbor strategy allows AES Clean Energy to secure tax credits for all megawatts through 2030.
AES Southland
This category includes AES Huntington Beach, LLC and AES Alamitos, LLC (collectively, “Southland OTC”) and AES Huntington Beach Energy, LLC and AES Alamitos Energy, LLC (collectively, “Southland Energy”, and together with Southland OTC, “AES Southland”).

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Southland	193	76	204	10	23	27	30	27	10	23

Key Standalone Case assumptions for AES Southland:
•	Southland Energy remains fully contracted through 2040; assumes 10-year merchant tail thereafter using management pricing projections.
•	AES equity interest in Southland Energy increases to 100% after expiration of offtake contract.
US Utilities
This category includes AES Ohio and AES Indiana.

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034
US Utilities	(171)	(23)	172	119	213	274	493	379	325

With respect to US Utilities, the Standalone Case utilized by J.P. Morgan included Unlevered Free Cash Flows as follows:

Unlevered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034
US Utilities[6]	(489)	(447)	(65)	71	376	362	408	434	441

Key Standalone Case assumptions for U.S. Utilities:
•
Capital expenditures to address the U.S. Utilities’ investment in maintenance, reliability and system growth to support data center and other industrial opportunities with high visibility and execution certainty.

AES Andes
This category includes AES Andes S.A. (including AES Chile, AES Colombia, and TermoAndes) and AES Pacifico Chile and its subsidiaries (collectively, “AES Andes”).

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Andes	257	304	238	260	362	319	354	347	336	354

6
Using the information set forth in the Standalone Case, J.P. Morgan calculated Unlevered Free Cash Flow by taking earnings before interest and taxes, subtracting book taxes, adding back depreciation and amortization, subtracting capital expenditures, adding back deferred taxes, and adjusting for changes in working capital, which calculations were approved by the Company’s management for J.P. Morgan’s use.

Key Standalone Case assumptions for AES Andes:
•	5.5 gigawatts of growth through 2032 through partnership-based growth in Chile financed and owned by AES Pacifico and growth in Colombia under partnership structures.
Latam LNG
This category includes the Colon, Dominican Power Partners (Los Mina) and Andres businesses in Panama and the Dominican Republic (collectively, “Latam LNG”).

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034
Latam LNG	151	211	107	101	118	121	129	122	120

AES Panama
This category includes the Company’s renewable portfolio in Panama, as well as the Gatun gas-fired plant (collectively, “AES Panama”).

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033
AES Panama	84	98	97	99	106	79	62	58

AES Global Insurance Company (AGIC)
This category includes AES Global Insurance Company, LLC (“AGIC”), the company’s captive insurance company.

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030
AGIC	70	61	80	102	140

Key Standalone Case assumptions for AGIC:
•	AGIC’s revenue growth primarily driven by the Company’s insured asset base growth.
•	Premium levels at prevailing market rates.
•	Figures include tax sharing agreement payments from AGIC to the Company, with all other components reflecting the underlying business performance and partnership arrangements.
Other Businesses and Corporate Cash Flows
The Standalone Case also included projections for other Company businesses and other cash flows to or from the Company. The combined cash flows for this five-year period are summarized below:

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030
Major Businesses[7]	172	570	855	490	1,022
Other Businesses	162	162	163	216	187
Corporate Costs, Taxes and Portfolio Adjustments[8]	(343)	(176)	131	(186)	(207)
Corporate Interest	(350)	(368)	(336)	(349)	(349)
Corporate Net Debt Issuances	784	(344)	(680)	135	133
Total Levered Free Cash Flow	424	(157)	132	305	786

The Levered Free Cash Flows provided above were prepared specifically for valuation purposes. In preparing these Forecasts, the Company focused on long-term value drivers, and did not reflect detailed analysis of all near-term funding needs. As a result, the cash flow Forecasts do not reflect the payment of corporate dividends and reflect several simplifying assumptions regarding the timing of certain cash flows such as working capital movements, utilization and repayments of revolving credit facilities, certain asset sales, and several other short-term factors that were not utilized for long-term valuation purposes. The Company’s near-term funding needs are discussed in the paragraph entitled “Business and Financial Considerations; Impending Challenges” within the section entitled “—Reasons for the Merger; Recommendation of the Board” beginning on page 39.
7	Represents aggregation of business segments described above.
8	Includes corporate overhead costs and adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies.

In addition to the forecasted information described above, the Company provided the following financial information for purposes of the financial advisors’ respective financial analyses and opinion:
•	2025 actual proportional net debt for the Company: $21,998 million ($23,041 million including ownership share of debt from deconsolidated segments)
•	2025 actual rate base for the U.S. Utilities: $5,221 million
•	2026 projected rate base for the U.S. Utilities: $5,881 million
•	2026 projected proportional earnings for AGIC: $44 million
•	2025 actual proportional book value for AGIC: $945 million
Acquisition Case
The following tables set forth a summary of certain forward-looking financial metrics for the Acquisition Case provided to Parent. Adjusted EBITDA and Levered Free Cash Flow are defined as described in the Standalone Case. The Acquisition Case differs from the Standalone Case primarily in the long-term growth trajectory assumed. In addition, because the Acquisition Case was prepared before the Standalone Case was finalized, there are certain updates included in the Standalone Case which were not included in the Acquisition Case.
Acquisition Case Adjusted EBITDA

Adjusted EBITDA, in million USD	2026	2027	2028	2029
AES Clean Energy	703	681	799	1,084
US Utilities	843	939	1,002	1,065
AES Andes	680	757	790	900
Southland	251	158	157	108
Latam LNG	233	242	220	214
AES Panama	186	188	191	196
AES Global Insurance Company (AGIC)	125	125	125	126
Other Businesses	621	594	413	438
Corporate Costs and Portfolio Adjustments[9]	(221)	(351)	(273)	(200)
Total	3,421	3,333	3,424	3,930

Acquisition Case Levered Free Cash Flows
AES Clean Energy

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Clean Energy	463	349	312	314	538	535	452	595	851	1,000

Key Acquisition Case assumptions for AES Clean Energy:
•	Run-rate ramps up to steady state of 5.5 gigawatts per year starting in 2030, creating additional growth funding needs.
•
AES Clean Energy regularly recycles capital by selling minority stakes in operational projects to fund growth, increasing Levered Free Cash Flow, but reducing Adjusted EBITDA from each gigawatt in operation that is sold down.

AES Southland

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Southland	178	84	204	10	23	27	30	27	10	23

9	Includes corporate overhead costs and adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies.

US Utilities

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034
US Utilities	10	(9)	158	464	(7)	17	(142)	851	(162)

Key Acquisition Case assumptions for U.S. Utilities:
•	Increased investment beyond 2030 driven by sustained demand growth during that period.
AES Andes

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
AES Andes	416	146	50	271	343	449	447	447	435	488

Key Acquisition Case assumptions for AES Andes:
•	Inclusion of incremental renewable growth totaling 5.3 gigawatts through 2035, assuming the same partnership structures as in the Standalone Case.
Latam LNG

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033	2034
Latam LNG	133	190	112	95	304	109	113	108	109

AES Panama

Levered Free Cash Flows, in million USD	2026	2027	2028	2029	2030	2031	2032	2033
AES Panama	57	102	93	92	100	79	63	60

AES Global Insurance Company (AGIC)

Levered Free Cash Flows, in million USD	2026	2027	2028	2029
AGIC	70	61	80	102

Other Businesses and Corporate Cash Flows
Projections were also provided for other subsidiaries and other cash flows to or from the Company in the Acquisition Case. The combined cash flows for this four-year period are summarized below:

Levered Free Cash Flows, in million USD	2026	2027	2028	2029
Major Businesses[10]	1,318	996	1,009	1,373
Other Businesses	429	133	89	111
Corporate Costs, Taxes and Portfolio Adjustments[11]	(260)	(91)	(148)	(277)
Corporate Interest	(310)	(334)	(302)	(297)
Corporate Net Debt Issuances	(335)	(9)	(909)	(9)
Total Levered Free Cash Flow	842	695	(261)	901

Certain U.S. Federal Income Tax Considerations of the Merger
The following discussion summarizes certain U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares are exchanged for cash pursuant to the Merger. This discussion applies only to holders of shares of Company Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, an asset held for investment). This summary is based on the Code, the U.S. Treasury Department regulations promulgated under the Code (“Treasury Regulations”), and administrative rulings and court decisions in effect as of the
10	Represents aggregation of business segments described above.
11	Includes corporate overhead costs and adjustments related to probability adjusted risks and opportunities (downsides and upsides) identified by the Company at the business level and contingencies.

date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, (1) a citizen or an individual who is a resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder, or both, as the context may require. This discussion is not binding on the Internal Revenue Service (“IRS”) or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the Merger to holders. This discussion is not a complete description of all the U.S. federal income tax considerations relating to the Merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Company Common Stock who are subject to special treatment under U.S. federal income tax law, including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, S corporations, “controlled foreign corporations” or “passive foreign investment companies,” financial institutions, brokers or dealers in securities, insurance companies, tax-exempt entities (including private foundations), mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, tax-exempt investors, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former citizens or long-term residents of the United States, holders who acquired Company Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who exercise appraisal rights in connection with the Merger, holders who hold Company Common Stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, holders subject to the alternative minimum tax, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code), and holders who hold or have held, directly or pursuant to attribution rules, more than 5% of the outstanding shares of Company Common Stock at any time during the five-year period ending on the date of the consummation of the Merger. In addition, no information is provided with respect to the tax considerations of the Merger under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any state, local or non-U.S. tax laws that may be applicable to a holder. This summary does not address the tax considerations of any transaction other than the Merger.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Company Common Stock, and any partners in such partnership, should consult their tax advisor regarding the tax consequences of the Merger to them in their specific circumstances.
This summary contains a general discussion of U.S. federal income tax considerations relating to the Merger. No information is provided with respect to the tax consequences of the Merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare and alternative minimum tax laws), or any applicable state, local or non-U.S. tax laws. Consequently, holders of Company Common Stock should consult their tax advisor as to the tax consequences of the Merger relevant to their particular circumstances, including the applicability and effect of any state, local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for shares of Company Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the

Merger and (2) the U.S. Holder’s adjusted tax basis in its Company Common Stock exchanged therefor. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of Company Common Stock exchanged were held for more than one year as of the date of exchange. Long-term capital gains of certain non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock (i.e., shares of common stock acquired for the same cost in the same transaction) exchanged for cash pursuant to the Merger.
Non-U.S. Holders
In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless (1) the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty) or (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder.
Non-U.S. Holders should consult their tax advisor as to any applicable tax treaties that might provide for different rules.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders or Non-U.S. Holders. Such U.S. Holders and Non-U.S. Holders should consult their tax advisor as to the particular tax consequences to them of the receipt of cash in exchange for their shares of Company Common Stock pursuant to the Merger under any U.S. federal, state, local, non-U.S. or other tax laws or under any applicable income tax treaty.
Regulatory Matters Relating to the Merger
To complete the Merger, the Company and Parent need to obtain approvals, orders, clearances or consents from, or make filings with, certain public utility, antitrust and other regulatory authorities. The Required Approvals are described below. It is a condition to Parent’s obligation to consummate the Merger that all Required Approvals be obtained on terms and conditions that do not result in a Burdensome Condition. While the terms, conditions, obligations, commitments and other measures set forth in the Merger Agreement will not in and of themselves, individually or in the aggregate, constitute a Burdensome Condition, each such term, condition, obligation, commitment and other measure set forth in the Merger Agreement will be taken into account, together with any other terms, conditions, obligations, commitments, liabilities, undertakings, sanctions or other measures, in determining whether there has been or is a Burdensome Condition. For purposes of determining whether any term or condition constitutes a Burdensome Condition, Parent, the Company and their respective affiliates are deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is the size of the U.S. Utilities taken as a whole.
Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable as well as to make all submissions and obtain all additional consents pursuant to the Merger Agreement, including:
•	making all necessary filings with governmental entities or third parties;
•	obtaining the required consents and all other third-party consents that are necessary, proper or advisable to consummate the Merger;
•	obtaining the Required Approvals, and all other consents of governmental entities that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated thereby; and
•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, Parent is prohibited from entering into, and must not knowingly cause the Sponsors to enter into, any transaction to acquire any assets or equity in any person that would reasonably be expected to materially increase the risk of not obtaining any Required Approval or materially delay the receipt of any Required Approvals or the obtaining of any consent or making of any filing that is required for the consummation of the Merger. In addition, Parent and the Company are required to use reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any governmental entity so as to enable the Merger to be consummated as soon as reasonably practicable and in any event before the End Date.
While the Company and Parent each believe that they will receive the Required Approvals and other clearances for the Merger, there can be no assurance that all of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to result in a Burdensome Condition. Based on the current status of the required governmental approval process, the parties expect, assuming all other conditions to completion of the Merger are satisfied, to complete the Merger in late 2026 or early 2027. However, the Closing may not occur until later in 2027, if at all.
We intend to submit the Merger Proposal, along with other proposals, to our stockholders at the Special Meeting as noted above in “Information About the Special Meeting and Voting” beginning on page 16. It is expected that we will not have obtained all Required Approvals by the date of such Special Meeting, which could delay or prevent completion of the Merger for a significant period of time after our stockholders have approved the Merger Proposal. Any delay in the completion of the Merger could diminish the anticipated benefits of the Merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the Merger. In addition, it is possible that, among other things, a governmental agency could condition its required approval of the Merger upon the Company and Parent (or one of its affiliates) entering into an agreement to divest a portion of their combined businesses or assets or could restrict the operations of the combined businesses in accordance with specified business conduct rules. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11. A governmental agency also could impose significant additional costs on the business of the surviving corporation, including requiring the surviving corporation to share a disproportionate amount of the expected or achieved benefits of the Merger with utility customers in a future rate case. Acceptance of any such conditions could diminish the benefits of the Merger to the surviving corporation and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in the Company and Parent litigating with a governmental entity, which could delay the Merger or result in the Merger not being consummated.
No additional stockholder approval is expected to be required for any decision by us after the Special Meeting is held relating to any terms and conditions necessary to resolve any regulatory objections to the Merger and, possibly, to proceed with consummation of the Merger.
As more fully described in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 100, the Merger Agreement may be terminated by us or Parent if the Merger is not consummated by 5:00 p.m. New York City time on June 1, 2027; provided, however, that if the conditions to Closing relating to the Required Approvals have not been satisfied, but all other conditions to Closing have been satisfied or waived (or are capable of being satisfied at Closing), such date will automatically be extended for up to two successive three-month periods. A party may not terminate the Merger Agreement as set forth above if that party’s failure to fulfill its obligations under the Merger Agreement has caused or resulted in the failure to consummate the Merger.
U.S. Antitrust and HSR Act Matters
The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The HSR Act, and the rules and regulations promulgated thereunder, provide that certain transactions, including the Merger, may not be consummated until required information and materials have been filed with the DOJ and the FTC and the applicable waiting period has expired or been terminated. The HSR Act requires the parties to observe a 30 calendar-day waiting period after the submission of their HSR filings before consummating the Merger, or, alternatively, after the parties have substantially complied with any Request for Additional Information and Documentary Material issued by the DOJ or the FTC to us or Parent or the appropriate entity as designated by the HSR Act, in either case unless the waiting period is terminated early by the DOJ and FTC. We and Parent expect to submit such filings with the FTC and DOJ in May 2026.
At any time before or after the Merger, the DOJ or the FTC could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of the Company, Parent or its subsidiaries. Private parties and state attorneys general may also bring an action under antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.
Non-U.S. Competition and Foreign Direct Investment Matters
Consummation of the transactions contemplated by the Merger Agreement, including the Merger, is subject to receiving certain non-U.S. competition and foreign direct investment consents, approvals or other clearances. Approvals are required in many of the countries in which the Company operates as well as certain other countries where affiliates of the Sponsors operate or where companies in which the Company has a minority equity interest operate, including, among others, the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market.
Under jurisdiction-specific laws, authorities have jurisdiction to conduct staged reviews, request information, pause their review, and issue governmental orders that could prohibit the Merger. The transactions contemplated by the Merger Agreement cannot be completed until all necessary clearances are obtained or the applicable waiting periods have expired or been terminated in each applicable jurisdiction. There can be no assurance that such consents, approvals or other clearances will be obtained or as to the timing or terms of any such consent, approval or clearance.
The Committee on Foreign Investment in the United States
Consummation of the transactions contemplated by the Merger Agreement, including the Merger, is also subject to the receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee of the U.S. government authorized to review certain transactions involving foreign investment in the United States to determine the effect of such transactions on the national security of the United States, pursuant to Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder (“DPA”). CFIUS has authority to conduct a review, request information, and recommend to the President of the United States that the transaction be suspended, which could prohibit the Merger.
For purposes of the Merger Agreement, “CFIUS Approval” will be deemed to have been obtained if any one of the following occurs:
•	CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA;
•
CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or

•
if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

The Company and Parent jointly submitted a draft voluntary notice to CFIUS in March 2026. There can be no assurance that CFIUS Approval will be obtained or as to the timing or terms of any CFIUS Approval.
Federal Energy Regulatory Commission
Certain of the Company’s subsidiaries are public utilities subject to the jurisdiction of the FERC under Part II of the FPA. Certain Sponsors are holding companies under the Public Utility Holding Company Act of 2005 (“PUHCA”). Section 203(a)(1) of the FPA requires prior FERC authorization for any direct or indirect merger or consolidation of a public utility’s facilities with a value in excess of $10 million, with those of any other person; and Section 203(a)(2) of the FPA requires PUHCA holding companies to obtain prior FERC authorization to merge or consolidate with a transmitting utility or an electric utility company with a value in excess of $10 million. Consequently, the Merger requires prior authorization by the FERC pursuant to Sections 203(a)(1) and 203(a)(2) of the FPA. The Company and Parent expect to jointly apply for FERC authorization in May 2026.
The FERC must authorize the Merger if it finds that the Merger is consistent with the public interest and will not result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company (unless it finds that such cross-subsidization or pledge or encumbrance will be consistent with the public interest). The FERC has further stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the proposed merger on:
•	competition in wholesale electric power markets;
•	the applicant’s wholesale power and transmission rates; and
•	state and federal regulation of the applicant.
The FERC will review these factors to determine whether the Merger is consistent with the public interest. If the FERC finds that the Merger would adversely affect competition in wholesale electric power markets, rates for electric transmission or the wholesale sale of electric energy, or regulation, or that the Merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the Merger. The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved. We expect that the FERC will approve the Merger. However, there is no guarantee that the FERC will approve the Merger, not extend the time period for its review, or not impose conditions on its approval.
Public Utilities Commission of Ohio
Approval of the Merger by the PUCO is required for the consummation of the Merger. On April 10, 2026, AES Ohio, Parent and Merger Sub filed a joint application for regulatory approval with the PUCO under Ohio Rules and Statutes, pursuant primarily to Ohio Revised Code Section 4905.402. To approve the Merger, Ohio law requires that the PUCO must find that the Merger will promote public convenience and result in the provision of adequate service for a reasonable rate, rental, toll, or charge.
The application filed with the PUCO contains information addressing the standard for approval and filing requirements applicable to the Merger. It also proposes potential procedural paths for PUCO consideration of the matter. However, there is no guarantee that the PUCO will approve the Merger or that the PUCO will not impose terms or conditions as part of its approval that constitute a Burdensome Condition.
New York State Public Service Commission
A declaratory ruling from or approval by the New York State Public Service Commission (NYSPSC) is required in connection with the consummation of the Merger with respect to certain electric generation facilities located in New York. The Company expects to file a petition with the NYSPSC seeking a declaratory ruling that the Merger does not require further review under Section 70 of the New York Public Service Law (PSL Section 70) or, in the alternative, an order approving the Merger pursuant to PSL Section 70 in May 2026.
Under the NYSPSC’s established regulatory framework for upstream transfers of ownership interests in competitive merchant electric generation facilities, the NYSPSC applies a lightened regulatory review pursuant to which no further review under PSL Section 70 is required where the transaction involves the transfer of interests in a company upstream of jurisdictional entities and the transfer presents no potential for harm to captive ratepayers. A petition may be addressed on its face with no further review where petitioners demonstrate that the transferee could not exercise horizontal or vertical market power post-transfer and would not harm the interests of captive ratepayers.
If the NYSPSC determines that full review under PSL Section 70 is warranted rather than issuing a declaratory ruling, the NYSPSC must find that the Merger is in the public interest. In evaluating the Merger under that standard, the NYSPSC may consider factors including, among other things, whether the resulting entity possesses the financial and technical fitness necessary to own and operate the facilities, whether the transaction would ensure the continued provision of safe and reliable service, and where applicable, whether the transaction is consistent with the energy and environmental policies of the State of New York.
The petition filed with the NYSPSC will contain information addressing the applicable standards for declaratory relief or approval under PSL Section 70 and the filing requirements applicable to the Merger. The petition will also describe the anticipated procedural framework for NYSPSC consideration of the Merger. However, there can be no assurance that the NYSPSC will issue a declaratory ruling declining further review, approve the Merger under PSL Section 70, or that the NYSPSC will not impose terms, conditions, or requirements in connection with its action that could constitute a Burdensome Condition.
Appraisal Rights
See the section entitled “Appraisal Rights” beginning on page 109 and the text of Section 262 of the DGCL, which section is reproduced in its entirety as Annex D to this proxy statement, for more information regarding appraisal rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, shares of Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
Litigation Relating to the Merger
Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger, which could prevent or delay completion of the Merger or result in substantial costs to the Company, including any costs associated with indemnification. As of the date of this proxy statement, the Company has received four letters from purported stockholders of the Company alleging disclosure deficiencies in the preliminary proxy statement the Company filed on May 4, 2026. The letters seek additional disclosures to remedy the purported deficiencies. The Company believes that the allegations in the letters are without merit. As of the date of this proxy statement, the Company was not aware of the filing of any lawsuits challenging the Merger Agreement, the transactions contemplated thereby or the proxy statement. It is possible that additional, similar letters may be received or complaints may be filed between the date of this proxy statement and consummation of the Merger. If this occurs, the Company may not disclose the receipt of each additional letter or the filing of a complaint.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
Leadership of the Company Following the Merger
As of the date of this proxy statement, none of the Company’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with the Company after the Merger. Although no agreements have been entered into at this time with any of the Company’s executive officers, prior to or following the completion of the Merger, they may enter into new agreements or amendments to existing arrangements with Parent or one of its affiliates regarding their employment with the Company after the Merger.
As of the Effective Time, the then-current directors of the Company are expected to cease serving as directors except as otherwise determined by Parent.
Other Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendations of the Board with respect to the Merger, our stockholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that our stockholders approve the Merger Proposal. See “The Proposed Merger—Background of the Merger” beginning on page 25 and “The Proposed Merger—Recommendation of the Company’s Board and its Reasons for the Merger” beginning on page 39 for more information. These interests are described in more detail further below, and certain of them are quantified in the narrative and the table below in “—Potential Change in Control Payments to Named Executive Officers.”
As of May 5, 2026, the Company’s executive officers for purposes of the discussion below are as follows:

Name(1)	Position
Andrés R. Gluski*	Chairman of the Board and Chief Executive Officer
Ricardo Manuel Falú*	President
Stephen Coughlin*	Executive Vice President and CFO
Bernerd Da Santos*	Former Executive Vice President and President of the Renewables SBU
Paul L. Freedman	Executive Vice President, General Counsel, and Corporate Secretary
Tish Mendoza	Executive Vice President and Chief Human Resources Officer
Juan Ignacio Rubiolo*	Executive Vice President, Chief Operating Officer and President of the Energy Infrastructure SBU

(1)
On March 2, 2026, the Company announced the appointment of Mr. Falú as the Company’s President, effective March 2, 2026. Mr. Gluski, who has served as the Company’s President and Chief Executive Officer since September 2011, will continue to serve in the Chief Executive Officer position only and as a member of the Board. On April 29, 2026, the Board elected Mr. Gluski to serve as Chairman, effective April 29, 2026. Concurrent with the appointment of Mr. Falú as the Company’s President, Mr. Rubiolo, who has served as President of the Company’s Energy Infrastructure SBU since March 2023, was appointed to serve as the Company’s Executive Vice President and Chief Operating Officer, effective March 2, 2026. Mr. Rubiolo also continues to serve as President of the Company’s Energy Infrastructure SBU. On April 16, 2026, the Company announced that Mr. Da Santos will cease to serve as the Company’s Executive Vice President and President of the Renewables SBU (a role in which he had served since June 2023) and was appointed to serve as the Chairman of the AES Clean Energy Board and Senior Strategic Advisor to the President, effective April 16, 2026.

*
These individuals were each a “named executive officer” for purposes of the definitive proxy statement for the 2026 annual meeting of the Company’s stockholders, filed by the Company on March 20, 2026.

Assumptions
The potential payments and benefits to directors and executive officers in the narrative and tables below are, unless otherwise noted, based on the following facts and assumptions:
•	the relevant price per share of Company Common Stock is $15.00 per share, which is the Merger Consideration;
•	the Effective Time is May 5, 2026, which is the assumed date of the effectiveness of the Merger solely for purposes of this disclosure;

•	the executive officers are terminated without “cause” or resign for “good reason,” in either case, immediately following the assumed Effective Time of May 5, 2026;
•	the directors’ service on the Board will be terminated immediately following the assumed Effective Time of May 5, 2026;
•	the executive officer’s base salary rate and annual target bonus are those in effect as of May 5, 2026; and
•
outstanding vested and unvested Company Options, Company RSUs, Company PSUs, Company PCUs held by our executive officers and Company RSUs held by our non-employee directors (“Company DSUs”) are as of May 5, 2026. Depending on when the Merger is completed, certain Company awards that are unvested as of May 5, 2026 and included in the tables below may vest or be forfeited pursuant to their terms, independent of the Merger. In addition, the amounts included in the tables below do not include any other incentive award grants (including any long-term compensation awards that may be granted in respect of fiscal year 2027) or dividends or dividend equivalents that may be accrued after May 5, 2026.

Accordingly, the amounts set forth in the narrative and tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on events which may not occur or other contingencies and, as a result, the actual amounts received by a director or executive officer may differ materially from the amounts shown below. Certain of the amounts shown have also been rounded to the nearest whole number.
Long-Term Incentive Compensation Awards
In connection with the Merger, on April 23, 2026, the Company granted Company RSUs to Mr. Coughlin, Mr. Freedman, Ms. Mendoza and Mr. Rubiolo with values equal to $730,000, $645,000, $675,000, and $700,000, respectively (the “Retention RSUs”). The Retention RSUs will vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.
As of the Effective Time, all long-term compensation awards held by our directors and executive officers (including the Retention RSUs) will be treated as set forth under “The Merger Agreement—Treatment of Company Long-Term Compensation Awards” beginning on page 81.
Any converted cash award issued in respect of Company PSUs and any Company PCUs, in each case, granted in connection with the Company’s 2027 annual grant process will be subject to performance-based vesting conditions that will be determined by the Company. Such performance conditions will continue to apply following the Effective Time.
Under the terms of the Merger Agreement and the Company’s long-term incentive plans, converted cash awards issued in respect of Company RSUs (other than Company DSUs held by our non-employee directors) and Company PSUs and Company PCUs will immediately vest if (i) the executive officer’s employment is terminated other than for “cause” or (ii) the executive officer resigned from their employment with “good reason” (each, as defined in the applicable long-term incentive plan) during the two-year period following a change in control. For additional information about the severance payments and benefits our executive officers may be eligible to receive, see the section titled “—Potential Severance Payments and Benefits” below. Under the terms of the Company’s director compensation plans, Company DSUs will settle and be paid upon a change in control.
The following tables set forth, for the Company’s directors and executive officers as described above, the aggregate value of Company Options, Company RSUs, Company PSUs, Company PCUs and Company DSUs, calculated based on the assumptions described under “Assumptions” above. As discussed above, other than with respect to Company Options, no amounts in respect of any outstanding long-term incentive awards will become payable solely as a result of the consummation of the Merger.

The aggregate value of the Company Options and Company DSUs held by the Company’s directors is set forth below. The Company’s directors do not hold Company RSUs, Company PSUs or Company PCUs.

	Company Options			Company DSUs
Name(1)	Number (#)	Weighted Average Exercise Price ($)	Value ($)	Number (#)	Value ($)
Gerard M. Anderson	—	—	—	62,037	930,555
Inderpal S. Bhandari	—	—	—	59,433	891,495
Janet G. Davidson	—	—	—	105,358	1,580,370
Holly K. Koeppel	—	—	—	195,412	2,931,180
Julie M. Laulis	—	—	—	109,189	1,637,835
Alain Monié	99,051	12.50	247,628	131,814	1,977,210
John B. Morse, Jr.	—	—	—	408,598	6,128,970
Moisés Naím	—	—	—	230,849	3,462,735
Teresa Sebastian	—	—	—	64,612	969,180
Maura Shaughnessy	—	—	—	73,235	1,098,525

(1)
At the Company’s annual meeting of stockholders on April 29, 2026, John B. Morse, Jr. and Maura Shaughnessy did not stand for re-election as directors and are no longer serving as directors as of the date of this proxy statement. On April 29, 2026, Holly K. Koeppel was appointed as Lead Independent Director of the Board, effective April 29, 2026.

The aggregate value of the Company RSUs, Company PSUs and Company PCUs held by the Company’s executive officers is set forth below. The Company’s executive officers do not hold Company Options or Company DSUs.

	Company RSUs		Company PSUs		Company PCUs
Name	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)
Andrés R. Gluski	209,232	3,138,480	740,791	11,111,865	9,853,540	9,853,540
Ricardo Manuel Falú	165,993	2,489,895	232,059	3,480,885	3,325,000	3,325,000
Stephen Coughlin	136,051	2,040,765	146,069	2,191,035	1,977,500	1,977,500
Bernerd Da Santos	71,797	1,076,955	124,722	1,870,830	1,680,000	1,680,000
Paul L. Freedman	102,818	1,542,270	101,337	1,520,055	1,365,000	1,365,000
Tish Mendoza	110,271	1,654,065	110,690	1,660,350	1,491,000	1,491,000
Juan Ignacio Rubiolo	124,467	1,867,005	127,289	1,909,335	1,732,500	1,732,500

Potential Severance Payments and Benefits
Each of our current executive officers is eligible to receive benefits under the AES Corporation Amended and Restated Executive Severance Plan (the “CIC Severance Plan”). Under the CIC Severance Plan, an executive officer is entitled to receive the following benefits in the event the executive officer’s employment is involuntarily terminated during the two-year period following a change in control (which will occur upon the Merger) based on the assumptions set forth above:
•
For Mr. Gluski, (i) a bonus for the year in which the termination of employment occurs in an amount equal to his bonus for such year (based on actual performance), multiplied by a fraction, the numerator of which is the number of days during such year that he was employed by the Company and the denominator of which is 365, (ii) a lump-sum severance payment equal to the sum of three times his annual base salary and target bonus opportunity, (iii) continued medical, dental, and vision coverage for up to 36 months and (iv) reasonable outplacement services.

•
For our executive officers other than Mr. Gluski, (i) a bonus for the year in which the termination of employment occurs in an amount equal to their bonus for such year (based on actual performance), multiplied by a fraction, the numerator of which is the number of days during such year that they were employed by the Company and the denominator of which is 365, (ii) a lump-sum severance payment equal to the sum of two times their annual base salary and target bonus opportunity, (iii) continued medical, dental, and vision coverage for up to 18 months and (iv) reasonable outplacement services.

For purposes of the CIC Severance Plan, an involuntary termination is deemed to occur if (i) the Company involuntarily terminates the employment of the executive officer other than for “cause” or “disability” or due to death or (ii) the executive officer resigns from their employment with “good reason” (each, as defined in the CIC Severance Plan).
As a condition of receiving payments under the CIC Severance Plan, participants must execute and not revoke a waiver of potential claims against the Company and covenant not to sue and must agree not to disclose confidential information or publicly disparage the Company.
The table below sets forth the estimated value of the severance payments and benefits that the executive officers of the Company would be eligible to receive under the CIC Severance Plan. The estimated amounts below do not include any amounts in respect of Company Options, Company RSUs, Company PSUs or Company PCUs held by our executive officers (or any converted cash awards issued in respect thereof), nor do they attempt to quantify any reductions in order to avoid any applicable “golden parachute” excise taxes under the Code. For additional information about the value of the long-term incentive awards held by our executive officers, see the section titled “—Long-Term Incentive Compensation Awards” above.

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus ($)	Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Andrés R. Gluski	3,723,000	5,584,500	576,300	78,183	25,000	9,986,983
Ricardo Manuel Falú	1,900,000	2,375,000	367,637	39,884	25,000	4,707,521
Stephen Coughlin	1,460,000	1,460,000	226,000	34,853	25,000	3,205,853
Bernerd Da Santos	1,372,410	1,372,410	212,442	34,853	25,000	3,017,115
Paul L. Freedman	1,290,000	1,290,000	199,685	39,092	25,000	2,843,777
Tish Mendoza	1,350,000	1,350,000	208,973	34,853	25,000	2,968,826
Juan Ignacio Rubiolo	1,400,000	1,400,000	216,712	34,853	25,000	3,076,565

Deferred Compensation
Certain of our executive officers have previously deferred compensation pursuant to The AES Corporation Restoration Supplemental Retirement Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, upon a change in control (which will occur upon the Merger), each of our executive officers will receive a lump sum payment of all of the amounts credited to the executive officer’s deferral accounts. Such payment will be paid in a lump sum within thirty days of the change in control.
The table below sets forth the estimated value of the amounts credited to each executive officer’s deferral account under the Deferred Compensation Plan. These amounts are fully vested and, as discussed above, will be paid in a lump sum in connection with the transactions contemplated by the Merger Agreement.

Name	Deferred Compensation ($)
Andrés R. Gluski	12,530,868
Ricardo Manuel Falú	320,577
Stephen Coughlin	736,248
Bernerd Da Santos	2,881,494
Paul L. Freedman	2,855,324
Tish Mendoza	1,926,562
Juan Ignacio Rubiolo	222,198

Potential Change in Control Payments to Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the section titled “Other Interests of the Company’s Directors and Executive Officers in the Merger” above.
The table below sets forth for each of the named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger. Certain amounts will or may become payable on a qualifying termination of employment following the Merger (i.e., on a “double-trigger” basis). Certain other benefits will become payable upon the occurrence of the Closing (i.e., on a “single-trigger” basis).
The amounts shown are, unless otherwise noted, calculated based on the assumptions described under “Assumptions” above and noted in the footnotes below, which may or may not actually occur. Accordingly, the actual amounts received by each named executive officer may differ materially from the amounts shown in the following table.
Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	NQDC ($)(4)	Perquisites / Benefits ($)(5)	Total ($)
Andrés R. Gluski	9,883,800	24,103,885	12,530,868	103,183	46,621,736
Ricardo Manuel Falú	4,642,637	9,295,780	320,577	64,884	14,323,878
Stephen Coughlin	3,146,000	6,209,300	736,248	59,853	10,151,401
Bernerd Da Santos	2,957,262	4,627,785	2,881,494	59,853	10,526,394
Juan Ignacio Rubiolo	3,016,712	5,508,840	222,198	59,853	8,807,603

(1)
On March 2, 2026, the Company announced the appointment of Mr. Falú as the Company’s President, effective March 2, 2026. Mr. Gluski will continue to serve in the Chief Executive Officer position only and as a member of the Board. On April 29, 2026, the Board elected Mr. Gluski to serve as Chairman, effective April 29, 2026. Concurrent with the appointment of Mr. Falú as the Company’s President, Mr. Rubiolo was appointed to serve as the Company’s Executive Vice President and Chief Operating Officer, effective March 2, 2026. Mr. Rubiolo will also continue to serve as President of the Company’s Energy Infrastructure SBU. On April 16, 2026, the Company announced that Mr. Da Santos will cease to serve as the Company’s Executive Vice President and President of the Renewables SBU (a role in which he had served since June 2023) and was appointed to serve as the Chairman of the AES Clean Energy Board and Senior Strategic Advisor to the President, effective April 16, 2026.

(2)
Represents the cash severance payable to each of the Company’s executive officers pursuant to the CIC Severance Plan. The payments described in this footnote are “double-trigger” payments (i.e., they are conditioned upon both the consummation of the merger and the involuntary termination of the executive’s employment by the Company following a change in control of the Company). The estimated amount of each such payment is shown in the following table:

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus ($)	Total Cash ($)
Andrés R. Gluski	3,723,000	5,584,500	576,300	9,883,800
Ricardo Manuel Falú	1,900,000	2,375,000	367,637	4,642,637
Stephen Coughlin	1,460,000	1,460,000	226,000	3,146,000
Bernerd Da Santos	1,372,410	1,372,410	212,442	2,957,262
Juan Ignacio Rubiolo	1,400,000	1,400,000	216,712	3,016,712

(3)
Represents the value attributable to the accelerated vesting of unvested Company RSUs, Company PSUs and Company PCUs upon a qualifying termination of employment. The payments described in this footnote are “double-trigger” payments (i.e., they are conditioned upon both the consummation of the merger and the involuntary termination of the named executive officer’s employment by the Company following a change in control of the Company). The estimated amount of each such payment is shown in the following table:

Name	Value of RSUs ($)	Value of PSUs ($)	Value of PCUs ($)	Total ($)
Andrés R. Gluski	3,138,480	11,111,865	9,853,540	24,103,885
Ricardo Manuel Falú	2,489,895	3,480,885	3,325,000	9,295,780
Stephen Coughlin	2,040,765	2,191,035	1,977,500	6,209,300
Bernerd Da Santos	1,076,955	1,870,830	1,680,000	4,627,785
Juan Ignacio Rubiolo	1,867,005	1,909,335	1,732,500	5,508,840

(4)
Represents the value of the amounts credited to the executives’ deferral accounts under the Deferred Compensation Plan, which are fully-vested. The payments described in this footnote are “single-trigger” payments (i.e., they will be paid automatically upon the consummation of a change in control of the Company).

(5)
Represents the value of additional severance benefits that each of the Company’s executive officers is eligible to receive pursuant to the CIC Severance Plan. The payments described in this footnote are “double-trigger” payments (i.e., they are conditioned upon both the consummation of the merger and the involuntary termination of the named executive officer’s employment by the Company following a change in control of the Company).

Consideration Payable for Outstanding Shares
The Company’s directors and executive officers who own fully-vested, outstanding shares of Company Common Stock will receive the same Merger Consideration in connection with the Merger, on the same terms and conditions, as the other stockholders of the Company, as described in the section of this proxy statement captioned “The Merger Agreement—Effects of the Merger; Merger Consideration” beginning on page 80. The interests of our directors and executive officers with respect to their shares of Company Common Stock are not different from, or in addition to, the interests of our stockholders generally.
The following table sets forth the number of shares of Company Common Stock beneficially owned as of May 5, 2026, by each of the Company’s directors and current executive officers as described above. For purposes of the table below, the number of shares of Company Common Stock includes shares of Company Common Stock that are underlying outstanding Company Options, Company RSUs, Company PSUs and Company DSUs that are exercisable or convertible into shares of Company Common Stock within 60 days of May 5, 2026.

Name	Number of Shares Beneficially Owned (#)	Cash Merger Consideration for Shares Beneficially Owned ($)
Non-Employee Directors
Gerard M. Anderson	62,037	930,555
Inderpal S. Bhandari	59,433	891,495
Janet G. Davidson	105,358	1,580,370
Holly K. Koeppel	195,412	2,931,180
Julie M. Laulis	110,689	1,660,335
Alain Monié	259,590	3,893,850
John B. Morse, Jr.	419,598	6,293,970
Moisés Naím	230,849	3,462,735
Teresa Sebastian	64,612	969,180
Maura Shaughnessy	182,888	2,743,320
Executive Officers
Andrés R. Gluski	2,206,948	33,104,220
Ricardo Manuel Falú	235,589	3,533,835
Stephen Coughlin	215,438	3,231,570
Bernerd Da Santos	448,253	6,723,795
Paul L. Freedman	183,418	2,751,270
Tish Mendoza	324,422	4,866,330
Juan Ignacio Rubiolo	230,774	3,461,610

Director and Officer Indemnification and Insurance
Under the terms of the Merger Agreement, for a period of six years from the Effective Time, the surviving corporation will either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us or our subsidiaries or provide substitute policies for the Company and our current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by us, in either case, in amounts not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by us with respect to claims arising from facts or events that occurred on or before the Effective Time. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 79.

THE MERGER AGREEMENT
This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about us or to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us. The Merger Agreement contains representations and warranties by, and covenants of, the Company, Parent and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications and other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or being made for other purposes, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures and reports filed with the SEC. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in our periodic and current reports, proxy statements and other documents filed with the SEC.
The Merger
The Merger Agreement provides for the Merger of Merger Sub with and into the Company, with the Company to continue as the surviving corporation.
Completion and Effectiveness of the Merger
Unless the Merger Agreement has been terminated in accordance with its terms, which are described in the section entitled “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 100, or the parties mutually agree in writing to another date, the parties will complete the Merger on a date to be mutually agreed to by the parties, which will be no later than the tenth business day after all of the conditions to completion of the Merger contained in the Merger Agreement, which are described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99, are satisfied or waived (to the extent permitted by law), including the receipt of the Company stockholder approval. The Merger will become effective at the time when the certificate of merger has been filed with the Secretary of State of the State of Delaware (or at such later time as the parties mutually agree and specify in the certificate of merger).
Effects of the Merger; Merger Consideration
Company Common Stock
As a result of the Merger, the Company Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, the Company Common Stock will be deregistered under the Exchange Act. If the Merger is completed, you will not own any shares of the surviving corporation.
Except as described below, subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. Cancelled shares will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange.

The Merger Consideration will be equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split (including any reverse stock split), combination, subdivision, exchange or readjustment of shares with respect to the outstanding shares of capital stock of the Company or any stock dividend or stock distribution with respect to the outstanding shares of capital stock of the Company (or securities convertible into or exercisable for shares of shares of capital stock of the Company), in each case, having a record date after the date of the Merger Agreement and prior to the Effective Time.
Merger Sub Common Stock
Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into one fully paid, validly issued and nonassessable share of common stock of the surviving corporation, $0.01 par value per share, and will constitute the only outstanding shares of capital stock of the surviving corporation as of immediately after the Effective Time.
Dissenting Shares
At the Effective Time, to the extent required by the DGCL, Dissenting Shares will not be converted into the right to receive the Merger Consideration but instead will be entitled to only the rights granted by Section 262 of the DGCL. Each holder of Dissenting Shares (a “Dissenter”) will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Dissenter fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or has effectively withdrawn, waived, or lost such rights to appraisal pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such Dissenter is not entitled to the relief provided by Section 262 of the DGCL. If a Dissenter fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives, or loses any such right to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share will be deemed to be converted into, and become exchangeable only for the right to receive, as of the Effective Time the Merger Consideration, without any interest thereon, and will no longer be deemed to be Dissenting Shares.
The Merger Agreement provides that the Company will give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. In addition, the Merger Agreement provides that the Company will not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.
Treatment of Company Equity Compensation Awards
Generally speaking, Company equity compensation awards will be treated as follows at the Effective Time:
•
Company RSUs. Each Company RSU that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award with respect to an aggregate amount in cash, equal to (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company RSU, multiplied by (y) the Merger Consideration, subject to deduction for any applicable withholding taxes. Each such converted cash award will earn interest at the Mid-Term Applicable Federal Rate. Each such converted cash award will otherwise continue to be subject to the same terms and conditions (including vesting conditions) as applied to the corresponding Company RSU immediately prior to the Effective Time.

•
Company PSUs. Each Company PSU that is outstanding immediately prior to the Effective Time will be canceled and converted into a contingent right to receive a converted cash award in an aggregate amount in cash, equal to the sum of (a) the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time, based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion), plus (b) an amount equal to the value of any dividend equivalents accrued pursuant to the applicable award agreement governing such Company PSU, subject to deduction for any applicable withholding taxes. Each such converted cash award will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company PSU immediately prior to the Effective Time.
•
Company PCUs. Each Company PCU that is outstanding immediately prior to the Effective Time (whether vested or unvested) generally will be assumed by Parent and continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the Company PCU immediately prior to the Effective Time, provided that any applicable performance goals shall be deemed achieved based on attainment of target levels of performance (except that certain performance goals will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion).

•
Company Options. Each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into a vested right to receive a payment equal to the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. Each Company Option with respect to which the per share exercise price is not less than the Merger Consideration shall be cancelled without consideration effective as of the Effective Time.

Notwithstanding the above, any converted cash award issued in respect of Company PSUs and any Company PCUs, in each case, granted in connection with the Company’s 2027 annual grant process will be subject to performance-based vesting conditions that will be determined by the Company. Such performance conditions will continue to apply following the Effective Time. As of the date hereof, none of the Company’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of Company PSUs or Company PCUs to be granted in connection with the Company’s 2027 annual grant process.
Lost, Stolen and Destroyed Certificates
If a stock certificate representing shares of Company Common Stock has been lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any Merger Consideration and, if required by Parent, may also be required to provide a bond (in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate) prior to receiving any Merger Consideration.
Representations and Warranties
The Merger Agreement contains general representations and warranties made by each of Parent and Merger Sub on the one hand, and the Company on the other, regarding aspects of their respective businesses, financial condition and structure, that were made principally for purposes of providing disclosure and allocating risk within the Merger Agreement among the parties and were not intended to be a means of establishing facts. In addition, the assertions included in such representations and warranties are subject to qualifications and limitations agreed to by each of Parent and Merger Sub on the one hand, and the Company on the other in connection with negotiating the terms of the Merger Agreement. We made a number of representations and warranties to Parent and Merger Sub in the Merger Agreement, including representations and warranties relating to the following matters:
•	the organization, qualifications to do business and good standing of the Company and its subsidiaries;
•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of the Company and its subsidiaries;
•	ownership of capital stock or voting securities of or other equity interests in, any other person;
•	our authority to enter into and consummate the transactions contemplated by the Merger Agreement, including the Merger, and the vote of our stockholders required to complete the Merger;

•
the absence of any conflict or violation of the organizational documents of the Company and its subsidiaries, any applicable laws or any contract of the Company and its subsidiaries or the creation of an encumbrance on any of our property or assets as a result of entering into and consummating the transactions contemplated by the Merger Agreement;

•	the governmental and regulatory approvals required to complete the Merger;
•	the authorizations, licenses and permits of the Company;
•	our SEC filings and the financial statements contained in those filings;
•	our internal controls over financial reporting and disclosure controls and procedures;
•	our compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance requirements of the NYSE;
•	the absence of undisclosed liabilities that would be required by United States generally accepted accounting principles (“GAAP”) to be disclosed on a balance sheet;
•	compliance of this proxy statement with applicable law;
•	the absence of certain changes or events since September 30, 2025;
•	our and our subsidiaries’ compliance with applicable laws and permits;
•	our and our subsidiaries’ taxes and tax returns;
•	our and our subsidiaries’ benefit plans, labor and employment matters;
•	our contracts and the absence of breaches of material contracts;
•	the absence of material litigation;
•	our owned and leased real properties and easements;
•	environmental matters;
•	necessary actions taken by us to ensure that the Merger is not subject to any anti-takeover laws;
•	our intellectual property;
•	our and our subsidiaries’ IT systems;
•	our compliance with applicable privacy and data security laws;
•	the receipt of opinions of J.P. Morgan and Wells Fargo;
•	our and our subsidiaries’ insurance policies;
•	regulatory filing compliance;
•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the Merger Agreement;
•	the absence of any material default under any of our contracts governing material indebtedness and the absence of credit support provided by anyone other than us or our subsidiaries; and
•
non-reliance on any other representation and warranties other than the representations and warranties set forth in the Merger Agreement or certificates delivered by Parent in accordance with the Merger Agreement.

Parent and Merger Sub each made a number of representations and warranties to us in the Merger Agreement, including representations and warranties relating to the following matters:
•	the organization, qualifications to do business and good standing of Parent and of Merger Sub;
•
the authority of Parent and Merger Sub to enter into and consummate the transactions contemplated by the Merger Agreement without any other vote or limited partnership or corporate proceedings on the part of Parent or Merger Sub;

•
the absence of any conflict or violation of the organizational documents of Parent or Merger Sub, any applicable laws or any contract of Parent or the creation of an encumbrance on any of Parent’s property or assets as a result of entering into and consummating the transactions contemplated by the Merger Agreement;

•	the governmental and regulatory approvals required to complete the Merger;
•	the accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;
•	Parent’s compliance with applicable laws;
•	the authorizations, licenses and permits of Parent;
•	the absence of material litigation;
•	the ownership of Company Common Stock;
•	the availability of funds and sufficiency of financing to consummate the Merger;
•	the delivery of the equity commitment agreements and termination agreements of each Sponsor and the enforceability thereof;
•	the absence of contingencies related to the funding of the financing commitments other than as set forth in the financing commitments;
•	the ownership of Merger Sub by Parent;
•	the solvency of Parent and Merger Sub before and after the Merger;
•
independent investigation conducted by Parent and Merger Sub and non-reliance on any other representation and warranties other than the representations and warranties set forth in the Merger Agreement or certificates delivered by the Company in accordance with the Merger Agreement; and

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the Merger Agreement.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “material adverse effect” qualification.
Under the terms of the Merger Agreement, a material adverse effect on Parent means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by the Merger Agreement. Further, under the terms of the Merger Agreement, a material adverse effect on the Company means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, no such fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, will constitute or be taken into account in determining whether a material adverse effect on the Company has occurred:
•
any failure in and of itself by the Company or any of its subsidiaries or material joint ventures to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect on the Company);

•
any change attributable to the announcement, execution or delivery of the Merger Agreement or the pendency of the Merger, including (1) any action taken by the Company or any of its subsidiaries that is expressly required pursuant to the Merger Agreement (with certain exceptions), or is taken at the written direction of Parent, or any action taken by Parent or any of its affiliates to obtain any consent from any governmental entity to the consummation of the Merger and the result of any such actions, (2) any claim arising out of or related to the Merger Agreement (including stockholder litigation), (3) any adverse change in supplier, financing source, regulatory, partner or similar commercial relationships resulting therefrom, or (4) any change that arises out of or relates to the identity of Parent or any of its affiliates as the acquirer of the Company; or
•
any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any of its subsidiaries or material joint ventures (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect on the Company).

The following facts, circumstances, effects, changes, events and developments are also excluded in determining whether a material adverse effect on the Company has occurred, but will be taken into account to the extent such matters disproportionately affect the Company and its subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a material adverse effect on the Company, to the extent such change is not otherwise excluded from being taken into account):
•
any change or condition affecting any industry in which the Company or any of its subsidiaries or material joint ventures operates, including renewable generation, including solar and wind, battery storage, electric generation, transmission or distribution, natural gas (including liquified natural gas) transmission, distribution, storage and regasification, construction and performance contracting industries (including, in each case, any changes in the operations thereof);

•
any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction (including Argentina, Bulgaria, Chile, Colombia, Dominican Republic, El Salvador, Mexico, Panama, Puerto Rico and Vietnam) or in any specific geographical area;

•	any change or condition affecting the market for commodities or energy market products, including any change in the price or availability of commodities or energy market products;
•
any change in applicable law, regulation or GAAP (or authoritative interpretation thereof or application by a governmental entity thereof) or any action or failure to take action by a governmental entity affecting any industry in which the Company or any of its subsidiaries or material joint ventures operates;

•
geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

•
any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas (including liquified natural gas), water or coal transportation) or the hedging markets therefor, including any change in commodity prices;

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or
•	any epidemic, pandemic or disease outbreak, or other public health condition, or any other force majeure event, or any escalation or worsening thereof.

The Company’s Conduct of Business Before Completion of the Merger
Pursuant to the terms of the Merger Agreement, we have agreed, beginning as of the date of the Merger Agreement and until the Effective Time, except (1) for certain specified matters or matters otherwise expressly contemplated or required by the Merger Agreement, (2) as required by a governmental entity or by applicable law, or (3) as consented to in writing by Parent (which consent cannot be unreasonably withheld, conditioned or delayed), to use, and to cause our subsidiaries to use, commercially reasonable efforts to:
•	conduct our business in the ordinary course of business in all material respects and in accordance with the Company’s capital plan in all material respects;
•
preserve intact, in all material respects and in the ordinary course of business in all material respects, our business organization and existing relationships with employees, customers, suppliers, joint venture partners, lenders, governmental entities and any other person having a business relationship with the Company or any of its subsidiaries that is material to the Company;

•
maintain in effect all material permits necessary for the conduct of our business and to timely submit renewal applications (as applicable) to the extent deemed prudent by the Company in our commercially reasonable judgment; and

•
satisfy obligations as necessary to maintain in good standing material development projects and opportunities in all material respects to the extent deemed prudent by the Company in our commercially reasonable judgment.

In addition, we agreed that, beginning as of the date of the Merger Agreement and until the Effective Time, except (1) for certain specified matters or matters otherwise expressly contemplated or required by the Merger Agreement, (2) as required by a governmental entity or by applicable law or (3) as consented to in writing by Parent (which consent cannot be unreasonably withheld, conditioned or delayed), we will not, and will not permit any of our subsidiaries to:
•
declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, subject to certain exceptions including: (1) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not more than the most recent quarterly dividend declared by the Company prior to the date of the Merger Agreement, (2) dividend equivalents accrued or payable by the Company in respect of RSUs or PSUs (or deferrals based on Company Common Stock) in accordance with the applicable Company Benefit Plan or Company Benefit Agreement, (3) dividends and distributions by a direct or indirect subsidiary of the Company to its direct equity owners, including any holder of preferred equity, (4) dividends and distributions by the Company or any of its subsidiaries in accordance with (A) certain tax equity transaction documents or (B) certain “bridge” equity transaction documents and (5) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by 91; except that we will not, and will not permit our subsidiaries to, declare, set aside or pay any dividend or distribution if in the good faith exercise of reasonable business judgment, the Company reasonably expects such dividend or distribution would result in a Company Downgrade Event.

•
amend any organizational documents of the Company or any material subsidiary, or agree to any such amendments with respect to any material joint venture, in any manner, except for immaterial or ministerial amendments or amendments required by changes in law or, with respect to material subsidiaries or material joint ventures, for amendments not materially adverse to such material subsidiary or material joint venture or that would be otherwise reasonably expected to materially delay or impede the ability to consummate the transactions, including the debt and equity financings, contemplated thereby;

•
split, combine, consolidate, subdivide, reclassify or take similar action with respect to any capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock, other equity interests or voting securities except for

(1) transactions exclusively among the Company and its wholly owned subsidiaries or transactions exclusively among the wholly owned subsidiaries of the Company, (2) as provided in certain tax equity transaction documents and certain “bridge” equity transaction documents and (3) as otherwise permitted by the Merger Agreement;
•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, our or our subsidiaries, securities of ours or our subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, our of any of our subsidiaries, or any warrants, calls, options, “phantom” stock or units, stock appreciation rights or other equity or equity-based rights to acquire any such capital stock, securities, interests or rights, except for (1) transactions between us and our subsidiaries or between or among our subsidiaries, (2) acquisitions by the Company of shares of Company Common Stock in the open market to satisfy the obligations under all Company benefit plans or deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date of the Merger Agreement, (3) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company stock plans in accordance with their terms in effect as of the date of the Merger Agreement and (4) as provided in certain tax equity transaction documents and certain “bridge” equity transaction documents;

•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, any equity securities of the company or any of our subsidiaries or company voting debt, subject to certain exceptions including (1) the settlement of Company RSUs, Company PSUs or Company Options or of deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date of the Merger Agreement, (2) the crediting of deferrals or dividend equivalents based on Company Common Stock in the ordinary course of business and consistent with past practices, (3) the issuance of shares of Company Common Stock to satisfy the Company’s obligations under the Company benefit plans when due in accordance with their terms in effect as of the date of the Merger Agreement or deferrals based on Company Common Stock in accordance with their terms as in effect as of the date of the Merger Agreement, (4) as provided in certain tax equity transaction documents and certain “bridge” equity transaction documents, (5) as provided for in definitive agreements executed in connection with project financing incurred in the ordinary course of business, (6) as expressly permitted for certain specified matters or (7) as otherwise permitted by the Merger Agreement;

•
(1) grant or announce to any individual any increase in compensation or benefits (including paying to any company personnel any amount not due by its terms), (2) grant to any Company personnel any change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any Company union contract, Company benefit plan or Company benefit agreement, except for amendments in the ordinary course of business consistent with past practices that either (A) do not materially increase costs for the Company or its subsidiaries or (B) with respect to the U.S. Utilities, are otherwise reasonably expected to be recoverable in a rate case, or (4) take any action to increase or accelerate or commit to accelerate the time of vesting, funding or payment of any compensation or benefits to any Company personnel, including under any Company benefit plan or Company benefit agreement, except in the case of each of the foregoing, for actions required pursuant to the terms of any Company union contracts, Company benefit plan or Company benefit agreement, in each case, existing on the date of the Merger Agreement or as otherwise permitted by the Merger Agreement;

•
hire or terminate (other than for cause) any individual who is subject to reporting requirements of Section 16 under the Exchange Act with respect to the Company or waive or release the restrictive covenant obligations of any Company personnel;

•	commence an obligation to contribute to any multiemployer plan or incur any complete or partial withdrawal liability with respect to any multiemployer plan;
•
make any material change in accounting methods, principles or practices, except to the extent as may be required by a change in applicable law or GAAP or by any governmental entity (including the SEC or the Public Company Oversight Board);

•
subject to the requirements of the Merger Agreement, (A) make any acquisition of an entity or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except, if such acquisition, in the good faith exercise of reasonable business judgment, the Company reasonably expects would not result in a Company Downgrade Event, acquisitions for cash consideration for equity value, as measured from the date of the Merger Agreement until the Effective Time, that is individually not reasonably likely to be in excess of $50 million and in the aggregate not reasonably likely to be in excess of $200 million in any rolling 12-month period or (B) other than in the ordinary course of business or in connection with, or otherwise in accordance with, certain tax equity transaction documents and certain “bridge” equity transaction documents, sell, lease, grant or otherwise transfer or dispose of any material assets except, if such dispositions, in the good faith exercise of reasonable business judgment, the Company reasonably expects would not result in a Company Downgrade Event, dispositions for cash consideration of assets with an individual equity value, as measured from the date of the Merger Agreement until the Effective Time, not in excess of $25 million and with an aggregate equity value not in excess of $100 million in any rolling 12-month period; provided that, notwithstanding the dollar thresholds set forth in the foregoing clause (B), the Company will use commercially reasonable efforts to effectuate certain dispositions in accordance with the terms of the Merger Agreement.
•	subject to certain exceptions and conditions:
○
(A) incur (including by way of acquisition) or guarantee any indebtedness, except for, subject to certain requirements under the Merger Agreement: (1) indebtedness incurred in the ordinary course of business consistent with past practice (i) by the Company in an aggregate principal amount not greater than $270 million, (ii) by our subsidiaries in an aggregate principal amount not greater than $270 million and (iii) by us or our subsidiaries in an aggregate principal amount not greater than $30 million, subject to certain conditions; (2) as reasonably necessary to finance certain acquisitions permitted under the Merger Agreement in an amount not greater than $400 million, subject to certain conditions; (3) indebtedness in replacement of or refinancing of existing indebtedness, subject to certain conditions; (4) guarantees, letters of credit and other credit support by the Company of obligations (excluding indebtedness (other than certain guarantee exceptions)) of any of our subsidiaries or by any of our subsidiaries of obligations of any subsidiary part of the same common business silo as such subsidiary, subject to a certain cap; (5) borrowings under existing indebtedness commitments as in effect on the date of the Merger Agreement or commercial paper programs or, in each case, replacements thereof as permitted under the Merger Agreement, subject to certain conditions; (6) customary bridge loans in connection with certain tax equity transactions; and (7) indebtedness for our applicable subsidiaries in amounts necessary to comply with any applicable regulations as required by the SIGET, FERC, the PUCO and the IURC and consistent with past practice in all material respects;

○	(B) incur any encumbrance other than encumbrances permitted by the Merger Agreement;
○
(C) amend, modify or waive any term or provision of any indebtedness in a manner adverse in any material respect to the Company or any of our subsidiaries or joint ventures (it being agreed and understood that any amendment, modification or waiver that gives effect to certain prohibited terms or, if after giving effect thereto, such indebtedness would not satisfy certain required terms will be adverse in a material respect to the Company or any of our subsidiaries or joint ventures);

○
(D) with respect to certain specified letter of credit agreements, issue any letters of credit thereunder if, at the time of issuance thereof, such specified agreement contains certain prohibited terms;

○
(E) enter into any contract requiring credit support that has certain prohibited terms or that would require new, alternative or supplemental credit support upon the consummation of the Merger or the other transactions contemplated by the Merger Agreement or upon a Company Downgrade Event, subject to certain exceptions; and

○
(F) enter into any hedge, swap or other derivate transaction pursuant to certain specified agreements if more than 42 days have elapsed since the date of the Merger Agreement and a waiver under a specified credit agreement has not been obtained with respect to any “change of control” event of default that would occur upon the consummation of the Merger or other transactions contemplated by the Merger Agreement;

•
make any capital expenditure, except for (1) in accordance with our capital plan, plus a 10% variance for each principal category set forth in the capital plan, subject to certain limitations, (2) from and after January 1,

2027, until a capital plan for 2027 is approved by Parent, capital expenditures with respect to projects that have been approved or are otherwise permitted for which capital expenditures have been incurred prior to such date, (3) capital expenditures related to required maintenance, operational emergencies, equipment failures or outages or deemed necessary or prudent by the Company or our applicable subsidiary in good faith, (4) with respect to the U.S. Utilities, as are reasonably expected to be recoverable in a rate case, or (5) with the prior written consent of Parent or as required by law or a governmental entity; provided that, in the case of clause (3), we will provide Parent notice of such capital expenditures taken as soon as reasonably practicable thereafter (excluding capital expenditures for required maintenance);
•
except as occurring in the ordinary course of business consistent with past practice or as required by applicable law, (1) change any material method of tax accounting, (2) change or rescind any entity classification or other material tax election, (3) settle or compromise any material tax liability, audit, refund or other tax proceeding, (4) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or request any ruling in either case relating to a material amount of taxes, (5) request any extension or waiver of the limitation period applicable to any material tax claim or (6) except to the extent otherwise permitted pursuant to the Merger Agreement, undertake any reorganization, restructuring or other action, in each case, outside of the ordinary course of business that has the effect for U.S. federal income tax purposes of utilizing any U.S. federal net operating loss carryforwards or capital loss carryforwards, individually or in the aggregate, in excess of $200 million;

•
waive, release, assign, settle or compromise any material claims against us or our subsidiaries, except waivers, releases, assignments, settlements or compromises that are limited solely to (1) the payment of monetary damages that, with respect to the payment of such monetary damages, the amount of monetary damages to be paid by us or our subsidiaries does not exceed (A) the amount reflected on our financial statements (including the notes thereto) or (B) $50 million, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment and (2) non-monetary terms that would not result in an admission of criminal liability by the Company or any of our subsidiaries and that would not be or would not reasonably be expected to be, individually or in the aggregate, materially adverse to (x) the Company and our subsidiaries (taken as a whole) or (y) the Company or any of our material subsidiaries (individually);

•
announce or effectuate a reduction in force, “plant closing,” “mass layoff” or other workforce actions that trigger the Workers Adjustment and Retraining Notification Act, or comparable local, state and federal laws;

•	enter into a material new line of business or cease operations of an existing material line of business;
•
sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of, any of our or our subsidiaries’ material intellectual property other than non-exclusive licenses granted in the ordinary course of business or the expiration of any intellectual property at the end of its statutory term;

•
(1) form any new subsidiary (except for any such subsidiary that is wholly owned by us or formed in the ordinary course of business consistent with past practice) or material joint ventures (except formed in the ordinary course of business consistent with past practice) or (2) agree to materially modify the terms of any existing material joint ventures in a manner that is adverse to us in any material respect, in each case of sub-clause (1) and (2), except in connection with certain tax equity transaction documents, certain “bridge” equity transaction documents and indebtedness disclosed pursuant to the Merger Agreement or our reports filed with the SEC or otherwise permitted under the Merger Agreement;

•
adopt or recommend a plan or agreement of complete or partial liquidation or dissolution, restructuring or other reorganization, other than dissolutions of our subsidiaries in the ordinary course of business;

•
(1) enter into any equipment, EPC or other construction contracts or contract with a term exceeding one year for future sales of electric energy or capacity from an energy generation facility, or renewable energy credits associated with the generation of energy by a renewable energy facility, in each case that the Company would have been required to disclose pursuant to certain provisions of the Merger Agreement if it had been entered into prior to the date of the Merger Agreement, in connection with (A) 250 MW or larger development projects relating to AES Clean Energy (ACE) (as such term is used in our capital plan) or (B) 200 MW or larger development projects relating to Central America (Panama / Dominican Republic), AES Andes or Other Businesses (as such terms are used in our capital plan), in any case other than such contracts related to certain specified projects, (2) enter into any other new contract (excluding, for the avoidance of doubt, contracts set forth in clause (1)) that the Company would have been required to disclose pursuant to certain provisions of the Merger Agreement if it had been entered into prior to the date of the Merger Agreement, or (3) amend, renew, extend, modify, waive, or release (or otherwise forgo any material right or claim under) on terms materially adverse to the Company, cancel or terminate, in whole or in part, any contract or any of certain tax equity transaction documents or certain “bridge” equity transaction documents, in each case of clause (2) and (3), other than in the ordinary course of business consistent with past practice or as otherwise permitted under the Merger Agreement;
•
change any method of accounting or accounting principles or practices followed by the Company or any of our subsidiaries, except for any such change required by a change in GAAP, IFRS or other applicable accounting standard;

•
fail to maintain, terminate or cancel any material insurance coverage maintained by the Company or any of our subsidiaries with respect to any material assets without using commercially reasonable efforts to replace such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms; or

•	authorize any of, or commit or agree in writing or otherwise enter into any contract to do any of, the foregoing.
However, in the event that the Company or any of its subsidiaries would be prohibited from taking any of the foregoing actions without the prior written consent of Parent, such action will be deemed consented to and may nevertheless be taken without such consent if the Company requests Parent’s prior written consent and Parent fails to respond in writing (email being sufficient) to such request within five business days after the date of such request; provided that Parent will work in good faith to respond in a shorter period of time for any time sensitive matter if reasonably requested by the Company; provided further that we will provide Parent with notice of such action as soon as reasonably practicable thereafter.
Notwithstanding anything to the contrary in the Merger Agreement, we and our subsidiaries may take reasonable actions in compliance with applicable laws and consistent with prudent industry practice (as determined by us in good faith) with respect to any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, severe weather-related event, act of terrorism or sabotage, cybersecurity incidents, sudden equipment failures, unanticipated power outages or with any immediate and material threat to the health or safety of natural persons; provided that we will provide Parent with written notice of any such material action with respect to any of the foregoing emergencies (including a reasonably detailed written description of such emergency) as soon as reasonably practicable thereafter. In addition, until the consummation of the Merger, we will exercise complete control and supervision over our operations, in compliance with the terms of the Merger Agreement.
We have also agreed to promptly notify Parent in writing of any changes, including any loans or grants pursued or obtained by us or any of our subsidiaries, that would trigger a review pursuant to the National Environmental Policy Act (including loans or grants under federal or state incentives).
Non-Solicitation of Other Offers; Superior Proposal
Under the terms of the Merger Agreement, subject to certain exceptions described below, we have agreed that we and our subsidiaries will not, and will instruct our respective representatives not to, either directly or indirectly:
•
solicit, initiate, or knowingly encourage, induce or facilitate any Company takeover proposal (as defined below) or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company takeover proposal, in each case, except for the Merger Agreement; or

•
participate in any discussions or negotiations with any person (except between the Company, our affiliates and our respective representatives and Parent and Parent’s affiliates and its and their respective representatives with respect to the transactions contemplated by the Merger Agreement) regarding, or furnish to or afford any such person with access to, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any Company takeover proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company takeover proposal.

We have also agreed that, subject to certain exceptions, neither the Board nor any committee thereof will authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow us or any of our affiliates to execute or enter into, any contract, letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company takeover proposal, or requiring, or that would reasonably be expected to cause, us to abandon or terminate the Merger Agreement.
A Company takeover proposal is any inquiry, offer or proposal (whether or not in writing) from any person or group (other than Parent and its affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect:
•
merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which any persons or group (or the equityholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the voting power of the Company or of the surviving entity in any merger, consolidation, share exchange or other business combination involving the Company;

•
sale, lease, contribution or other disposition, directly or indirectly, by merger, consolidation, share exchange or other business combination, spin-off, partnership, joint venture, sale of capital stock of or other equity interest in a Company subsidiary or otherwise, of any business or assets of the Company and its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•
issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company;

•
transaction (including any tender offer or exchange offer) in which any person (or the stockholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of the Company;

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; or
•	any combination of the transactions described above, in each case, other than the Merger.
Notwithstanding the foregoing, at any time prior to obtaining Company stockholder approval of the Merger Proposal, in response to a bona fide written Company takeover proposal made after the date of the Merger Agreement that does not result, directly or indirectly, from a breach (other than a de minimis breach) of our non-solicitation obligations and which the Board determines in good faith (after consultation with its nationally recognized financial advisor and outside legal counsel) (1) constitutes, or to be reasonably expected to lead to, a Company superior proposal (as defined below) and (2) the failure to consider such Company takeover proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, we and our representatives may (A) furnish information with respect to us and our subsidiaries to the person making such Company takeover proposal and its representatives (provided that all such information has previously been provided to Parent or is provided to Parent as promptly as practicable after, and in any event within 24 hours of, the provision of such information to such person) pursuant to a confidentiality agreement that contains confidentiality provisions that are no less favorable to us than our confidentiality agreement with Parent and does not restrict us from complying with our obligations under the Merger Agreement or require us to pay or reimburse the counterparty’s expenses, and (B) participate in discussions regarding the terms of such Company takeover proposal, including terms of an acquisition agreement with respect thereto, and the negotiation of such terms with the person making such Company takeover proposal (and its representatives) pursuant to such confidentiality agreement.
Additionally, we are obligated to provide oral and written notice promptly (and in any event no later than 24 hours after receipt) to Parent of the receipt of any Company takeover proposal, the material terms and conditions of any such Company takeover proposal and the identity of the person making such Company takeover proposal. In addition, we are obligated to keep Parent reasonably informed in all material respects on a reasonably current basis (and in any event no later 24 hours thereafter) of changes to the material terms and status of any Company takeover proposal (including any material amendments thereto or any material change to the scope or material terms or conditions thereof). We will notify Parent in writing promptly (and in any event within 24 hours) after we determine to begin engaging in discussions or negotiations concerning a Company takeover proposal.

As defined under the Merger Agreement, a Company superior proposal means a bona fide written Company takeover proposal (with all of the references to 20% in the definition of Company takeover proposal described above adjusted to increase the percentages referenced therein to be “more than 50%”) that the Board determines in good faith (after consultation with its nationally recognized financial advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Company takeover proposal, the identity of the person making the proposal and any financing required for such proposal and the ability of the person making such proposal to obtain such required financing, the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Board, that such proposal (1) is more favorable from a financial point of view to the holders of shares of Company Common Stock than the transactions contemplated by the Merger Agreement, after taking into account any revisions to the terms of the Merger Agreement that are committed to in writing by Parent and (2) reasonably capable of being completed on the terms proposed.
Obligation of the Board with Respect to Its Recommendation; Superior Proposal
In the Merger Agreement, the Board has agreed not to (1) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, its recommendation that our stockholders should approve the Merger Proposal, (2) adopt, approve, declare advisable or recommend, or propose publicly to adopt, approve, declare advisable or recommend, any Company takeover proposal, (3) fail to include in the proxy statement its recommendation that our stockholders approve the Merger Proposal, (4) fail to expressly reaffirm publicly the recommendation following Parent’s written request to do so if a Company takeover proposal is publicly announced or disclosed, on or prior to the earlier of the fifth business day after the delivery of such request by Parent and two business days prior to the Company’s stockholder meeting (or any adjournment or postponement thereof) or (5) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by the SEC rules issued under the Exchange Act).
However, at any time prior to obtaining the Company stockholder approval, the Board may (1) make a change of recommendation upon the occurrence of any material fact, circumstance, effect, change, event or development that occurred or arose after the date of the Merger Agreement, which (A) was neither known by, nor reasonably foreseeable (or, if known, the magnitude or material consequences of which were not known, understood or reasonably foreseeable) by the Board as of the date of the Merger Agreement and (B) first becomes known to or by the Board prior to obtaining Company stockholder approval; provided that none of the following will constitute an intervening event: (i) we or any of our subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period, (ii) any change in and of itself in the trading price or trading volume of shares of Company Common Stock on the NYSE or in our credit rating (provided that, in any case, the event or circumstance underlying such change may be taken into account), (iii) the receipt, existence of or terms of a Company takeover proposal or any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a Company takeover proposal, or any matter relating thereto or consequence thereof or (iv) any action taken by any party pursuant to and in compliance with such party’s obligation under the Merger Agreement or the consequences of any such action, or (2) make a change of recommendation or terminate the Merger Agreement upon receipt of a Company superior proposal that did not result from a breach (other than a de minimis breach) of our non-solicitation obligation, in each case, if all of the following conditions are met:
•
the Board provides Parent three business days’ written notice of its intent to make a recommendation change, specifying its reasons therefor, and in the case of a Company superior proposal, (1) also provides Parent with the most current draft of any acquisition agreement with respect to such Company superior proposal or, if no draft exists, a summary of the material terms and conditions of such Company superior proposal and (2) previously provided Parent, prior to the commencement of such three business day period, with the information with respect to the underlying Company takeover proposal;

•
during such three-business day period, if requested by Parent, we and our representatives negotiate in good faith with Parent and its representatives regarding any revisions to the Merger Agreement that Parent proposes to make; and

•
at the end of such three-business day period the Board determines in good faith after (1) consultation with outside legal counsel and a nationally recognized financial adviser and (2) taking into account any changes to the terms of the Merger Agreement committed to in writing by Parent that the failure to make such a recommendation change or to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and that such Company takeover proposal still constitutes a Company superior proposal.
In the event that (1) the change of recommendation by the Board was proposed to have been made in response to a Company superior proposal and (2) Parent has committed in writing to any changes to the terms of the Merger Agreement, and subsequent to such commitment a material revision or amendment is made to the Company takeover proposal that had led to such change of recommendation, the Board must again comply with the foregoing conditions, except that the negotiation period will be reduced to two business days.
Nothing contained in the Merger Agreement prohibits us from (1) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or (2) making any disclosure to our stockholders if the Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably likely be inconsistent with its fiduciary duties under applicable law.
Reasonable Best Efforts to Complete the Merger
Under the terms of the Merger Agreement, each of Parent and the Company has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to cause the conditions to the Merger to be satisfied and the transactions contemplated by the Merger Agreement to be effected as promptly as reasonably practicable as well as to make all submissions and obtain all additional consents pursuant to the Merger Agreement, including:
•
making (and in the case of Parent, causing the Sponsors to make) all necessary or advisable filings with governmental entities or third parties, including (1) filings with the FERC under Section 203 of the Federal Power Act, (2) filings with the FCC, (3) filings with the PUCO in connection with the Merger, (4) filings with the NYSPSC in connection with the Merger, (5) filings with the California Energy Commission pursuant to Title 20, California Code of Regulations, Section 1769(b), and with the California Public Utilities Commission pursuant to CPUC General Order 167.B, (6) filings with PJM pursuant to Manual 14D, Section 2.2, (7) filings under the HSR Act and other necessary filings relating to the Merger with other governmental entities under any other antitrust law, foreign investment control and energy regulation law and (8) filings with CFIUS with respect to the transactions contemplated by the Merger Agreement;

•
obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.
Under the terms of the Merger Agreement, Parent is prohibited from entering into, and must not knowingly cause the Sponsors to enter into, any transaction to acquire any assets or equity in any person that would reasonably be expected to materially increase the risk of not obtaining any required approval or materially delay the receipt of any required approvals or the obtaining of any consent or making of any filing that is required for the consummation of the Merger. In addition, Parent and the Company are required to use our reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any governmental entity so as to enable the Merger to be consummated as soon as reasonably practicable and in any event before the End Date.
The Company and Parent have agreed to jointly control the strategy for obtaining and lead the effort to obtain all necessary approvals from governmental entities in connection with the Merger Agreement and to coordinate the overall development of the positions to be taken and regulatory actions to be requested in any filing with a governmental entity in connection with the Merger Agreement or the Merger. Parent will promptly notify us and we will notify Parent of any notice or other communication from any person alleging that such person’s consent is or may be required in connection with the Merger, and the parties will reasonably cooperate with respect to any response thereto.
However, notwithstanding the foregoing obligations, Parent, Merger Sub and Parent’s subsidiaries and affiliates will not be required to undertake any efforts or take, or agree or commit to take, any action that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Burdensome Condition; provided that for the purpose of determining a Burdensome Condition, Parent, the Company and their respective subsidiaries will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is the size of the U.S. Utilities taken as a whole at the date of the Merger Agreement; provided, further, that the terms, conditions, obligations, commitments and other measures set forth in Merger Agreement will not in and of themselves, individually or in the aggregate, constitute a Burdensome Condition, but, for the avoidance of doubt, each such term, condition, obligation, commitment and other measure set forth in the Merger Agreement will be taken into account, together with any other terms, conditions, obligations, commitments, liabilities, undertakings, sanctions or other measures, in determining whether there has been a Burdensome Condition. In addition, the Company will not be permitted to take any remedial action with respect to any governmental entity without the prior written consent of Parent. Parent will not be required to take any remedial action with regard to any Sponsor or their respective affiliates (other than Parent, Merger Sub, the Company or any subsidiary of the Company) nor will any Sponsor or its affiliates (other than Parent, Merger Sub, the Company or any subsidiary of the Company) be required to undertake any remedial action.
Transaction Litigation
Under the terms of the Merger Agreement, we agree to notify Parent of any stockholder litigation arising from the Merger Agreement or the Merger that is brought against the Company or members of the Board (“Transaction Litigation”) and will keep Parent reasonably informed on the status of such Transaction Litigation, and agree to give consideration to Parent’s advice with respect to such Transaction Litigation. In addition, we agree to (a) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any Transaction Litigation, and (b) reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and will not compromise, settle or come to an arrangement regarding any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed).
Access to Information
Under the terms of the Merger Agreement, we agree to, and to cause our subsidiaries to, afford Parent and its representatives reasonable access (at Parent’s sole cost and expense) in the presence of at least one representative of the Company during normal business hours and upon reasonable advance notice, to our material properties, books, records, contracts, commitments, officers, employees and other personnel and records. In addition, we and our subsidiaries will make available promptly to Parent, to the extent not publicly available, a copy of each material filing made, or material filing or document received, by us during the period from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, pursuant to the requirements of securities laws or filed with or sent to or received from the SEC, the FERC, the PUCO, the IURC, the NYSPSC or any other governmental entity; provided that in each case, such access and furnishing of information will not unreasonably disrupt our and our subsidiaries’ operations. Notwithstanding the obligations described above, we are not required to (1) afford such access or furnish information to the extent that the Company reasonably believes that doing so would result in the loss of attorney-client privilege, violate confidentiality obligations or concern information that is otherwise commercially sensitive or considered a trade secret (as determined in our reasonable discretion) or (2) allow Parent and its representatives to conduct invasive or destructive environmental sampling on Company properties.
Each of GIP, EQT Sponsor and the Company are required to comply, and to cause their respective subsidiaries and representatives to comply, with their respective obligations under the applicable confidentiality agreements dated as of July 4, 2025, July 22, 2025 and March 1, 2026.
Director and Officer Indemnification and Insurance
Under the terms of the Merger Agreement, following the Effective Time, Parent has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing at the time of execution of the Merger Agreement in favor of our or our subsidiaries’ current or former directors, officers or employees as provided in our organizational documents and any indemnification or other similar contracts of the Company or its subsidiaries, in each case, as in effect on the date of the Merger Agreement, will continue in full force and effect in accordance with their terms and Parent will cause the surviving corporation to perform its respective obligations thereunder. In addition, the surviving corporation has agreed that it will indemnify and hold harmless each individual who is, as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its subsidiaries or who was serving as of the date of the Merger Agreement, or who began serving prior to the Effective Time, at the request of the Company or any of its subsidiaries as a director, officer or employee of another person.

Parent has also agreed to advance expenses incurred in the defense of any claim or investigation related thereto; provided that (1) any person seeking advancement of expenses will first provide an undertaking, if and only to the extent required by applicable law or the surviving corporation’s organizational documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (2) the surviving corporation will cooperate in good faith in the defense of any such matter.
Under the terms of the Merger Agreement, for a period of six years from the Effective Time, the surviving corporation will either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us or our subsidiaries or provide substitute policies for the Company and our current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by us, in either case, in amounts not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by us with respect to claims arising from facts or events that occurred on or before the Effective Time. If the surviving corporation is unable to purchase such policy, it must obtain as much comparable insurance as possible for the years within such six-year period in respect of each policy year within such period. However, the surviving corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by us for such policies. Alternatively, the Company may purchase a “tail” liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by the Company, which will provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of at least six years.
Employee Matters
During the period from the Effective Time until the first anniversary of the Effective Time (or, if earlier, on the termination of employment of the relevant employee) (the “Continuation Period”), Parent will, and will cause the surviving corporation to provide each individual who is employed by the Company or a subsidiary thereof immediately prior to the Effective Time and who remains in the employ of the surviving corporation, Parent or a subsidiary thereof immediately following the Effective Time who is not represented by a union (a “Company Employee”), with (1) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (2) target annual cash incentive compensation opportunities that are no less favorable than those provided to the Company Employee immediately prior to the Effective Time, (3) (x) base salary or wage rate, (y) target annual cash incentive compensation opportunities and (z) target long-term incentive compensation opportunities that are substantially comparable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time, and (4) employee benefits (excluding any defined benefit pension, post-employment health or welfare, nonqualified deferred compensation, retention, change in control, or transaction benefits) that are substantially comparable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent will also, and will cause the surviving corporation thereof to (i) maintain post-retirement welfare arrangements that are no less favorable than those in place for the Company’s current or former employees as of the Effective Time, and (ii) provide each Company Employee who experiences a termination of employment with the surviving corporation during such period (other than for cause) severance benefits no less favorable than those applicable to termination occurring immediately prior to the Effective Time.
With respect to annual bonuses, the Company may (i) implement an annual cash bonus plan for fiscal year 2026 and, if the Effective Time does not occur on or prior to March 31, 2027, for fiscal year 2027 (after consultation with Parent) and (ii) establish incentive targets and performance goals for such performance periods pursuant to such plan, in the ordinary course of business and consistent with past practice. Annual bonuses will generally be determined and paid in the ordinary course of business, consistent with past practice, at the customary time annual cash bonuses would be paid under the applicable Company benefit plan, based on actual performance for the applicable performance period (including with respect to individual performance adjustment) and in accordance with the terms of the applicable Company benefit plan. Under certain circumstances, if any individual (x) experiences a termination of employment by the surviving corporation under circumstances entitling such Company personnel to severance benefits and (y) executes and does not revoke a customary general release of claims in favor of the surviving corporation (an “Early Good Leaver Termination”), such terminated individual will be entitled to a pro-rated portion of his or her annual cash bonus, payable at the same time that the annual cash bonus would have been paid absent the Early Good Leaver Termination.

Parent will cause the surviving corporation to continue to honor (1) the union contracts in effect at the Effective Time in accordance with their terms until the expiration, modification or termination of such union contracts and (2) the employment, severance, retention, termination and change-in-control plans, policies, programs, agreements, arrangements and guidelines maintained by the Company or any of its subsidiaries at the Effective Time, provided that it will not limit the ability to amend or terminate such plans, programs, agreements, arrangements and guidelines after the Effective Time in accordance with their terms.
With respect to all employee benefit plans of Parent, the surviving corporation or any of their subsidiaries, each Company Employee’s service with the Company or any of its subsidiaries prior to the Effective Time will be treated as service with Parent, the surviving corporation or any of their subsidiaries for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, subject to limited exceptions.
Parent will, and will cause the surviving corporation, to use commercially reasonable efforts (1) to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any group welfare benefit plans maintained by Parent, the surviving corporation or any of their subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except if such limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived immediately prior to the Effective Time, and (2) to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and their eligible dependents) during the calendar year in which the Effective Time occurs and credited to such person, for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans Financing and Financing Cooperation
The Merger is not conditioned upon receipt of financing by Parent or Merger Sub.
Subject to the following requirements, each of Parent and Merger Sub has agreed to use its reasonable best efforts to, and to use their reasonable best efforts to cause their respective affiliates and representatives to, use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain the net proceeds of financing in an amount required to satisfy the required amount under the Merger Agreement at the Closing, or any substitute financing, including, among other things, maintaining in full force and effect and complying with all obligations under (1) the equity commitment agreements among Parent or Merger Sub and their affiliates and (2) the Debt Commitment Letter and the fee letter related thereto. Parent has agreed, upon our request from time to time, to keep us reasonably informed on a current and timely basis of the status of Parent’s efforts to arrange and obtain the debt financing and any substitute financing and to satisfy the conditions thereof, including advising and updating us, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the financing, and to give us prompt written notice (within five business days) (i) (A) of any actual, alleged or purported breach, default, repudiation, cancellation or termination (with respect to any cancellation or termination, except as expressly permitted under the Merger Agreement), or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any such breach, default, repudiation, cancellation or termination (with respect to any cancellation or termination, except as expressly permitted under the Merger Agreement) by any party to any of the Debt Commitment Letter and fee letter related thereto or definitive agreements with respect to the debt financing and (B) of any amendment, supplement, waiver, other modification or termination of the Debt Commitment Letter or the fee letter related thereto (other than certain customary amendments or supplements) or any definitive agreement with respect to the debt financing and (ii) if for any reason at any time Parent believes in good faith that it may not be able to obtain all or any portion of the debt financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter and the fee letter related thereto or any of the definitive agreements with respect to the debt financing. Parent will provide any information reasonably requested by us relating to any of the circumstances referred to in clauses (i) and (ii) of the immediately preceding sentence promptly after we make any such request (and in any event within five business days after the date the Company delivers Parent a written request).
We will use our reasonable best efforts, and will cause our subsidiaries to use reasonable best efforts, to provide customary cooperation to Parent in connection with the arrangement of the Debt Financing component of the financing as reasonably requested by Parent. Under the terms of the Merger Agreement, we, our affiliates and our respective subsidiaries have no obligation to incur any costs, fees or liabilities with respect to the Debt Financing. Parent has agreed to reimburse all reasonable and documented out-of-pocket costs incurred by us, our affiliates or our respective subsidiaries and representatives in connection with any cooperation provided by such persons in connection with the Debt Financing or with obtaining waivers of any “change of control” or similar trigger-events with respect to certain credit support agreements and to indemnify and hold us, our affiliates and our respective subsidiaries and representatives harmless from and against all damages, fees, costs and expenses suffered or incurred arising out of our cooperation obligations or the Debt Financing and any information used in connection therewith, other than those damages, fees, costs or expenses resulting from our, our subsidiaries’ or any of our respective representatives’ fraud, gross negligence or willful misconduct.
In addition, we have agreed to use reasonable best efforts to obtain a waiver of the “change of control” or other similar trigger-events caused by the consummation of the Merger or other transactions contemplated by the Merger Agreement with respect to certain specified credit support agreements. We will consult with Parent and keep Parent informed of the status of such waivers. To the extent a waiver is not obtained or is not reasonably expected to be obtained by the Closing, we will reasonably cooperate with Parent to replace, supplement, or implement other credit support pursuant to such specified credit support agreement as Parent may reasonably elect on or before the Closing Date. We and Parent have agreed that we will, and will cause each of our respective subsidiaries to, and will use reasonable best efforts to cause our respective representatives to, provide all reasonable and customary cooperation as may be requested by the other party in writing to assist in connection with such waivers and credit support.
Parent will use its reasonable best efforts, and will use its reasonable best efforts to cause GIP and EQT Sponsor to use reasonable best efforts, to provide customary cooperation to us, as reasonably requested by us as may be necessary or desirable for our arrangement of indebtedness that we are permitted to incur pursuant to the Merger Agreement and any of our interactions with rating agencies. Under the terms of the Merger Agreement, Parent, its affiliates and their respective subsidiaries and representatives have no obligation to incur any costs, fees, indemnification obligations or liabilities with respect to such permitted financing activity. We have agreed to reimburse all reasonable and documented out-of-pocket costs incurred by Parent, its affiliates or their respective subsidiaries and representatives in connection with any such permitted financing activity, including any cooperation related thereto, and to indemnify and hold Parent, its affiliates and their respective subsidiaries and representatives harmless from and against all damages, fees, costs and expenses suffered or incurred in connection with any such permitted financing activity and any information used or misused in connection therewith, other than those damages, fees, costs or expenses resulting from Parent’s, its subsidiaries’ or any of their respective representatives’ fraud, gross negligence or willful misconduct.
Treatment of Indebtedness
Pursuant to the Merger Agreement, we and Parent have agreed to reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by the other party under any of the outstanding indebtedness of the Company or our subsidiaries in connection with the Merger. Parent will, promptly upon our request, reimburse us for all reasonable and documented fees and expenses incurred by us or any of our affiliates or any of our respective subsidiaries or representatives in connection with, and will indemnify and hold us, our affiliates and our respective subsidiaries and representatives harmless from and against all damages, fees, costs and expenses suffered or incurred in connection with, any cooperation we provide with respect to our obligations regarding the treatment of indebtedness under the Merger Agreement, other than those damages, fees, costs or expenses resulting from our, our subsidiaries’ or any of our respective representatives’ fraud, gross negligence or willful misconduct.
We have agreed that we, if requested by Parent in writing and at Parent’s expense, will or will cause one or more of our subsidiaries to use commercially reasonable efforts to commence and conduct, as promptly as practicable following receipt of such request or at any other commercially practicable time specified by Parent in such request, and Parent or any of its affiliates may commence and conduct one or more offers to purchase, offers to exchange or consent solicitations with respect to certain indebtedness of the Company and our subsidiaries. However, with respect to certain specified debt agreements, the closing of any such transaction will be conditioned on the occurrence of the Closing and will be funded solely using consideration provided by Parent. The economic terms of such debt offers will be as specified by Parent, and Parent and the Company will consult with each other in good faith regarding the other terms and conditions of any debt offers.
If reasonably requested by Parent in writing, in lieu of or in addition to commencing any debt offers, we will use our reasonable best efforts, and will cause any of our subsidiaries to, as applicable, issue one or more notices of optional redemption for certain notes or bonds and take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the respective instrument or agreement governing such indebtedness. However, any such redemption or satisfaction and discharge will be consummated using funds provided by Parent and consummation of any such redemption or satisfaction and discharge will not be a condition to Closing.

Transition Planning
Pursuant to the Merger Agreement, we and Parent agreed that as soon as reasonably practicable after the date of the Merger Agreement, we and each of GIP and EQT Sponsor would designate two individuals reasonably acceptable to each other to a transition committee for the purpose, subject to applicable confidentiality agreements and compliance with applicable law, of coordinating with respect to transition planning, material regulatory proceedings, Required Approvals and any other regulatory matters in connection with the transactions contemplated by the Merger Agreement.
In addition, we and Parent agreed that the transition committee will meet at least monthly until the earlier of the termination of the Merger Agreement and the Effective Time. We also agreed to use commercially reasonable efforts to prepare and deliver a reasonable agenda for each meeting three business days prior to such meeting and to provide Parent with a reasonable opportunity to review each agenda and consider in good faith any reasonable addition or modification proposed by Parent. However, the matters to be discussed at any such meeting will not be limited to the matters set forth on the agenda for such meeting.
Post-Merger Governance and Activities
Under the Merger Agreement, Parent and Merger Sub have agreed, among other things, that, with respect to the U.S. Utilities, the following specific post-Closing commitments and agreements will apply and those pertaining to AES Ohio will be included in the initial application submitted to the PUCO:
•	The U.S. Utilities will maintain their headquarters in Dayton, Ohio and Indianapolis, Indiana, respectively.
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The board of directors of AES Ohio will have at least one member from Ohio and at least a majority of the board of directors of AES Indiana will be residents and citizens of Indiana. The senior officer of each U.S. Utility will be a member of the board of directors of the U.S. Utility, respectively.

•	Capital budgets of the U.S. Utilities, including material variances of such budgets, will be approved by a majority of the applicable U.S. Utility Board.
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The U.S. Utilities will agree to maintain their current senior management teams consistent with the terms otherwise set forth in the Merger Agreement, subject to changes to account for voluntary departures or terminations in the ordinary course, including termination for failure to be in good standing with the Company or any of its subsidiaries or any of their respective policies or any agreement with Parent or its subsidiaries.

•	Each U.S. Utility will maintain historic levels of economic development and charitable contributions, including contributions made on its behalf, in its service territories.
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Each U.S. Utility will not attempt to recover from its U.S. Utility customers (1) the acquisition premium of the transactions contemplated by the Merger Agreement, (2) the costs of executing the transactions contemplated by the Merger Agreement or (3) transaction costs, if any, of the transactions contemplated by the Merger Agreement.

•	The Company will agree to continue to comply with applicable laws regarding corporate separateness with respect to the U.S. Utilities.
•	Each U.S. Utility will agree to the obligations with respect to the Company’s employees of such U.S. Utility set forth in the Merger Agreement.
In addition, Parent and Merger Sub agreed that such application to the PUCO, and any amendments or supplements thereto, will include any other additional agreements or commitments that the Company may deem advisable from time to time to obtain prompt approval of such applications, in consultation with and subject to the consent of Parent.
Dividends
The Company paid a total of $0.704 per share in cash dividends during the 12 months ended December 31, 2025. On February 13, 2026, the Company paid a quarterly cash dividend of $0.17595 per share of Company Common Stock to stockholders of record as of the close of business on January 30, 2026. On February 19, 2026, the Board declared a quarterly cash dividend of $0.17595 per share of Company Common Stock paid on May 15, 2026, to stockholders of record as of the close of business on May 1, 2026.
Under the terms of the Merger Agreement, we have agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of our capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not more than the most recent quarterly dividend declared by the Company prior to the date of the Merger Agreement, (2) dividend equivalents accrued or payable by the Company in respect of RSUs or PSUs (or deferrals based on Company Common Stock) in accordance with the applicable Company Benefit Plan or Company Benefit Agreement, (3) dividends and distributions by a direct or indirect subsidiary of the Company to its direct equity owners, including any holder of preferred equity, (4) dividends and distributions by the Company or any of its subsidiaries in accordance with (A) certain tax equity transaction documents or (B) certain “bridge” equity transaction documents and (5) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by 91; except that we will not, and will not permit our subsidiaries to, declare, set aside or pay any dividend or distribution if in the good faith exercise of reasonable business judgment, the Company reasonably expects such dividend or distribution would result in a Company Downgrade Event.
Conditions to the Merger
Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:
•	approval of the Merger Proposal by our stockholders;
•	the absence of any law or judgment, whether preliminary, temporary or permanent, in effect that prevents, makes illegal or prohibits the consummation of the Merger;
•
(1) the expiration or termination of the waiting period applicable to the Merger under the HSR Act, (2) receipt of the CFIUS approval, (3) receipt of certain applicable approvals under antitrust law, foreign investment control and energy regulation laws and expiration or termination of any mandatory waiting period related to such approvals and (4) in the case of clauses (1)-(3), the expiration or termination of any commitment or agreement between a party and a governmental entity to delay the consummation of, or not to consummate before a certain date, the Merger; and

•	receipt, at or prior to the Effective Time, of the Required Approvals, including that such approvals have become final orders.
Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following additional conditions:
•
(1) the representations and warranties of the Company in the Merger Agreement (with specified exceptions) must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); except where the failure of such representation or warranty to be true and correct has not had and would not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company (without giving effect to any materiality or material adverse effect qualifications), (2) the representations and warranties of the Company regarding capitalization, authority and enforceability and brokers’ fees and expenses must be true and correct, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true or correct would be de minimis and (3) the representations and warranties of the Company regarding the absence of changes or events that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect must be true and correct in all respects as of the Closing as though made at the Closing;

•	we must have complied with or performed, in all material respects, all covenants and agreements required to be performed by us under the Merger Agreement at or prior to the Closing;
•
since March 1, 2026, there must not have occurred any material adverse effect on the Company or any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•
there must not be any applicable law, judgment (to the extent arising in connection with any of the Required Approvals) or any Required Approvals that impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute, or would reasonably be expected to constitute, a Burdensome Condition; and

•
Parent must have received a certificate signed on our behalf by an executive officer of the Company certifying the satisfaction by us of the conditions in the Merger Agreement regarding the truth and correctness of the representations and warranties of the Company contained in the Merger Agreement, our performance of the covenants and agreements required to be performed by it under the Merger Agreement and the absence of any material adverse effect on us since March 1, 2026.

Conditions to the Company’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following further conditions:
•
(1) the representations and warranties of Parent and Merger Sub in the Merger Agreement (with specified exceptions) must be true and correct at and as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); except where the failure of such representation or warranty to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent (without giving effect to any materiality or material adverse effect qualifications); and (2) the representations and warranties of Parent and Merger Sub regarding their respective organization, standing and power and their authority to consummate the Merger as contemplated under the Merger Agreement must be true and correct, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct would be de minimis;

•	each of Parent and Merger Sub must have performed, in all material respects, all covenants and agreements required to be performed by them under the Merger Agreement at or prior to the Closing; and
•
we must have received a certificate signed on behalf of Parent by an authorized signatory of Parent certifying the satisfaction by Parent and Merger Sub of the conditions in the Merger Agreement regarding the truth and correctness of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement and the performance by Parent and Merger Sub of the covenants and agreements required to be performed by them under the Merger Agreement.

Each of Parent, Merger Sub and the Company may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the Merger Agreement and complete the Merger even though one or more of these conditions have not been met. We cannot give any assurance that all of the conditions of the Merger will be either satisfied or waived or that the Merger will occur.
Termination; Termination Fees; Expenses
Termination
The Merger Agreement may be terminated by the Company and Parent at any time prior to the Effective Time, whether before or after the Company stockholder approval, by mutual written consent.
In addition, the Merger Agreement may be terminated by either the Company or Parent in accordance with its terms at any time prior to the Effective Time, whether before or after the Company stockholder approval:
•	by Parent or the Company:
○
if the Closing is not completed by June 1, 2027 (as it may be extended, the “End Date”); provided, that if, prior to the End Date, all of the conditions to the Closing set forth in the Merger Agreement have been satisfied or waived, as applicable (except for any conditions regarding Required Approvals or absence of legal restraints (only if such legal restraint is in respect of a Required Approval)) and those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied if the Closing were to take place on such date, the End Date will automatically be extended for up to two successive three-month periods after June 1, 2027; provided, however, that neither party may avail itself of such right to terminate the Merger Agreement if it has breached any of its covenants or agreements in the Merger Agreement which has resulted in (1) the failure to satisfy the Closing conditions prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;
○
if the condition regarding the absence of legal restraints on the Merger has not been satisfied and such legal restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that neither party may avail itself of such right to terminate the Merger Agreement if such party’s failure to comply with its obligations under the Merger Agreement to use reasonable best efforts to obtain regulatory approvals is the primary cause of any such legal restraint; or

○	if the Company stockholder approval is not obtained at the Special Meeting at which a vote on the approval of the Merger Agreement was taken, or at any adjournment of the Special Meeting;
•	by Parent:
○	at any time prior to the receipt of the Company stockholder approval, if the Board or any committee thereof effects a change of its recommendation; or
○
if (1) there is a breach by us of our representations, warranties, covenants or agreements under the Merger Agreement such that the conditions relating to the accuracy of our representations and warranties and our performance or compliance with our covenants and agreements would not be satisfied and (2) such breach is not reasonably capable of being cured by the End Date or such breach is not cured within 30 days after our receipt of Parent’s notice; provided that Parent or Merger Sub is not then in breach of any of their representations, warranties or covenants under the Merger Agreement such that conditions to close could not be satisfied; or

•	by the Company:
○
at any time prior to the receipt of the Company stockholder approval, if the Company has received a Company superior proposal and the Board has approved, and, concurrently with the termination of the Merger Agreement, we have entered into an acquisition agreement providing for the implementation of such Company superior proposal in compliance with our obligations under the Merger Agreement, and we pay the applicable termination fee prior to or concurrently with such termination;

○
if (1) there is a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements under the Merger Agreement such that the conditions relating to the accuracy of Parent’s and Merger Sub’s representations and warranties and Parent’s and Merger Sub’s performance or compliance with their respective covenants and agreements would not be satisfied and (2) such breach is not reasonably capable of being cured by the End Date or such breach is not cured within 30 days after Parent’s receipt of our notice; provided that we are not then in breach of any of our representations, warranties or covenants under the Merger Agreement such that conditions to close could not be satisfied; or

○
if (1) all of the conditions set forth in the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement as of the date that the Merger should have closed (except for those conditions that by their terms are to be satisfied at the Closing), (2) Parent and Merger Sub do not consummate the Merger on the day that the Merger should have been consummated pursuant to the terms of the Merger Agreement, (3) we have delivered to Parent an irrevocable notice that we stand ready, willing and able to consummate the Closing on the date such notice is delivered and through the end of the next succeeding five business days, and (4) Parent and Merger Sub fail to consummate the Merger within five business days following their receipt of written notice from us requesting such consummation.

Termination Fees
Under the terms of the Merger Agreement, Parent must pay us a regulatory termination fee in cash equal to $100 million in the event that:
•
Parent or the Company exercises its right to terminate the Merger Agreement as a result of a failure to close by the End Date and, at the time of such termination, any of the following conditions exist: (1) any of the Termination Fee Approvals have not been obtained, (2) legal restraints exist in connection with the

Termination Fee Approvals making illegal or prohibiting the consummation of the Merger or (3) the Termination Fee Approvals have been obtained, but one or more of them contain a Burdensome Condition; provided that all other conditions to consummation of the Merger have been satisfied or waived (or are capable of being satisfied); or
•
Parent or the Company exercises its right to terminate the Merger Agreement as a result of the existence of legal restraints to the Merger such that the corresponding condition to consummation of the Merger has not been satisfied and such legal restraint has become final and nonappealable; provided that the applicable legal restraint giving rise to such termination arises in connection with the Termination Fee Approvals, and provided that all other conditions to consummation of the Merger have been satisfied or waived (or are capable of being satisfied).

In addition, Parent must pay us a general termination fee in cash equal to approximately $588 million in the event that:
•	we exercise our right to terminate the Merger Agreement based on a breach or failure of Parent to perform its covenants or agreements under the Merger Agreement; or
•
we exercise our right to terminate the Merger Agreement based on (1) the failure of the Merger to be consummated on the day it should have been consummated under the terms of the Merger Agreement when all conditions to Closing set forth in the Merger Agreement have been satisfied or waived, (2) us having provided Parent with notice that we are willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding five business days and (3) Parent and Merger Sub having failed to consummate the Merger within five business days following their receipt of written notice from us requesting such consummation.

Under the terms of the Merger Agreement, we must pay Parent a termination fee equal to approximately $321 million in the event that:
•	we terminate the Merger Agreement in order to enter into an agreement relating to a Company superior proposal;
•	Parent exercises its right to terminate the Merger Agreement based on the Board having effected a change of recommendation in respect of the Merger; or
•
the Merger Agreement is terminated (1) either (A) by Parent or the Company because the Closing has not occurred by the End Date (but only if a termination fee is not also payable by Parent) or the Company stockholder approval is not obtained or (B) by Parent, if we are in breach of our representations, warranties, covenants or agreements under the Merger Agreement such that the Closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the End Date or is not cured within 30 days after our receipt of notice of breach from Parent, (2) prior to our stockholder meeting or, in the case of a failure to close by the End Date or a breach of our representations, warranties, covenants or agreements giving rise to Parent’s right to terminate, prior to such termination, a Company takeover proposal is made to us or our Board or is publicly disclosed (and, in the case of a publicly disclosed Company takeover proposal, is not publicly withdrawn) and (3) within 12 months after termination of the Merger Agreement, we enter into a definitive agreement or consummate a transaction with respect to any Company takeover proposal.

Expenses
Except as described in the Merger Agreement, each party will bear its own fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Closing occurs.
Miscellaneous
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Specific Performance
The parties are entitled to an injunction, specific performance or other equitable relief to prevent or cure breaches of the Merger Agreement, including, if the Debt Financing has been funded or will have been funded, the financing commitment letters and the termination agreements and to enforce specifically the terms and provisions of the Merger Agreement, including the obligation to effect the consummation of the Merger, by petition to the Court of Chancery of the State of Delaware, the U.S. District Court for the District of Delaware or the Superior Court of the State of Delaware, as applicable, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity.
Amendment
The Merger Agreement may be amended, at any time before or after receipt of the Company stockholder approval, by Parent, the Company and Merger Sub; provided, however, that (1) after approval of the Merger Agreement by our stockholders, amendments that by law require further stockholder approval or authorization may be made only with such further approval or authorization of our stockholders, (2) the Merger Agreement may not be amended after the Effective Time, (3) no amendment may require the approval of Parent’s stockholders or our stockholders, except as provided above and (4) certain Debt Financing provisions in the Merger Agreement may not be amended in any manner adverse to any Debt Financing party without the written consent of such adversely affected Debt Financing party. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Extension; Waiver
At any time prior to the Effective Time, any party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, (3) waive compliance with any covenants and agreements contained in the Merger Agreement or (4) waive the satisfaction of any of the conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert its rights under the Merger Agreement will not constitute a waiver of such rights.

PROPOSAL 2: MERGER-RELATED COMPENSATION PROPOSAL
The Merger-Related Compensation Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable to the named executive officers of the Company in connection with the Merger, as disclosed in the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 74. We are asking our stockholders to approve, on a non-binding, advisory basis, a resolution relating to the compensation that will or may become payable to the named executive officers of the Company in connection with the Merger.
The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The Board unanimously recommends that you vote “FOR” the following resolution:
“RESOLVED, that the stockholders of The AES Corporation approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” in the Company’s proxy statement for the Special Meeting.”
Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on the Company, the Board or the Sponsors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to that compensation.
Vote Required and Board Recommendation
Approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares entitled to vote on the Merger-Related Compensation Proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present.
The Board unanimously recommends that you vote “FOR” the Merger-Related Compensation Proposal.

PROPOSAL 3: SPECIAL MEETING ADJOURNMENT PROPOSAL
The Special Meeting Adjournment Proposal
We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting. If our stockholders approve the Special Meeting Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Special Meeting Adjournment Proposal could mean that, even if we had received proxies representing a sufficient voting power of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting, subject to the terms of the Merger Agreement.
We do not intend to call a vote on this proposal if the Merger Proposal is approved by the requisite voting power of shares at the Special Meeting.
Vote Required and Board Recommendation
Approval of the proposal to approve one or more adjournments of the Special Meeting requires the affirmative vote of a majority of the voting power of the shares entitled to vote on the Special Meeting Adjournment Proposal which are present, in person (including virtually) or by proxy, at the Special Meeting, whether or not a quorum is present.
The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the then-scheduled date and time of the Special Meeting.
The Board unanimously recommends that you vote “FOR” any Special Meeting Adjournment Proposal, if a vote on such proposal is called.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND INFORMATION
Shares of Company Common Stock are listed for trading on the NYSE under the symbol “AES.” As of the close of business on Record Date, there were 713,157,713 shares of Company Common Stock outstanding.
The closing price of shares of Company Common Stock on July 8, 2025, which was the last trading day prior to the initial publication of the market rumors regarding a potential acquisition of the Company, was $11.07 per share. The Merger Consideration represents a premium of approximately 35.5% to such closing price and a premium of approximately 40.3% over the 30-day volume weighted average price prior to that date. On May 13, 2026, the most recent practicable date before the filing of this proxy statement, the closing price for the Company Common Stock was $14.43 per share. You are encouraged to obtain current market quotations for the Company Common Stock prior to making any decision with respect to the Merger.
The Company paid a total of $0.704 in cash dividends during the 12 months ended December 31, 2025. On February 13, 2026, the Company paid a quarterly cash dividend of $0.17595 per share of Company Common Stock to stockholders of record as of the close of business on January 30, 2026. On February 19, 2026, the Board declared a quarterly cash dividend of $0.17595 per share of Company Common Stock paid on May 15, 2026, to stockholders of record as of the close of business on May 1, 2026.
Under the terms of the Merger Agreement, we have agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of our capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not more than the most recent quarterly dividend declared by the Company prior to the date of the Merger Agreement, (2) dividend equivalents accrued or payable by the Company in respect of RSUs or PSUs (or deferrals based on Company Common Stock) in accordance with the applicable Company Benefit Plan or Company Benefit Agreement, (3) dividends and distributions by a direct or indirect subsidiary of the Company to its direct equity owners, including any holder of preferred equity, (4) dividends and distributions by the Company or any of its subsidiaries in accordance with (A) certain tax equity transaction documents or (B) certain “bridge” equity transaction documents and (5) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by 91; except that we will not, and will not permit our subsidiaries to, declare, set aside or pay any dividend or distribution if in the good faith exercise of reasonable business judgment, the Company reasonably expects such dividend or distribution would result in a Company Downgrade Event.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of May 5, 2026 (except as indicated in the footnotes to the table), certain information regarding ownership of Company Common Stock by (1) each person known to the Company to own beneficially more than 5% of Company Common Stock, (2) each of the current directors, (3) each of the named executive officers and (4) all directors and current executive officers of the Company as a group.
The percent of class is based upon 713,157,713 shares of Company Common Stock outstanding as of May 5, 2026. Except as otherwise indicated, the persons or entities shown below have sole voting and investment power over the corresponding Company Common Stock listed.

Name of Individuals or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Vanguard Capital Management LLC 100 Vanguard Blvd. Malvern, PA 19355	52,416,485(3)	7.35%*
State Street Corporation One Congress Street, Suite 1 Boston, MA 02114	43,744,635(4)	6.13%*
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	42,148,448(5)	5.91%*
Gerard M. Anderson	62,037	**
Inderpal S. Bhandari	59,433	**
Janet G. Davidson	105,358	**
Andrés R. Gluski	2,206,948	**
Holly K. Koeppel	195,412	**
Julie M. Laulis	110,689	**
Alain Monié	259,590	**
John B. Morse, Jr.	419,598	**
Moisés Naím	230,849	**
Teresa M. Sebastian	64,612	**
Maura Shaughnessy	182,888	**
Stephen Coughlin	215,438	**
Bernerd Da Santos	448,253	**
Ricardo Falú	235,589	**
Paul L. Freedman	183,418
Tish Mendoza	324,422
Juan Ignacio Rubiolo	230,774	**
All directors and current executive officers as a group (17 persons)	5,535,308	**

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.
**	Less than 1%.
(1)
The shares of Company Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, shares of Company Common Stock, which are subject to Company Options, units or other securities that are exercisable or convertible into shares of Company Common Stock within 60 days of May 5, 2026, are deemed to be outstanding and beneficially owned by the person holding such Company Options, units or other securities. Such underlying shares of Company Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (a) the following shares issuable upon exercise of Company Options outstanding that are able to be exercised on or before May 5, 2026: Mr. Anderson - 0 shares; Mr. Bhandari - 0 shares; Ms. Davidson - 0 shares; Ms. Koeppel - 0 shares; Ms. Laulis - 0 shares; Mr. Monié - 99,051 shares; Mr. Morse - 0 shares; Dr. Naím - 0 shares; Ms. Sebastian - 0 shares; Ms. Shaughnessy - 0 shares; Mr. Gluski - 0 shares; Mr. Da Santos - 0 shares; Mr. Falú - 0 shares; Mr. Coughlin - 0 shares; Mr. Rubiolo - 0 shares; and all Directors and Executive Officers as a group - 99,051 shares; (b) the following units issuable under the 2025 Plan and other Company predecessor plans: Mr. Anderson - 62,037 units; Mr. Bhandari - 59,433 units; Ms. Davidson - 105,358 units; Ms. Koeppel - 195,412 units; Ms. Laulis - 109,189 units; Mr. Monié - 131,814 units; Mr. Morse – 408,598 units;

Dr. Naím - 230,849 units; Ms. Sebastian - 64,612 units; Ms. Shaughnessy - 73,235 units; all non-employee Directors as a group - 1,440,537 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski - 35,047 shares; Mr. Coughlin - 0 shares; Mr. Da Santos - 33,346 shares; Mr. Falú - 0 shares; Mr. Rubiolo - 0 shares; and all Executive Officers as a group - 101,630 shares.
(3)
Based solely on information furnished in the Schedule 13G filed by Vanguard Capital Management LLC (“Vanguard”) with the SEC on April 29, 2026, in which Vanguard reported that it had (a) sole voting power with respect to 6,134,162 shares, (b) shared voting power with respect to 0 shares, (c) sole dispositive power with respect to 52,416,485 shares, and (d) shared dispositive power with respect to 0 shares, with an aggregate amount beneficially owned by the reporting person of 87,795,504 shares. According to the Schedule 13G/A filed by The Vanguard Group Inc. with the SEC on March 26, 2026, The Vanguard Group Inc. owns 0.0% of Company Common Stock as of March 13, 2026, following an internal reorganization pursuant to which Vanguard’s beneficial ownership has been disaggregated. The principal business address of Vanguard and The Vanguard Group Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based solely on information furnished in the Schedule 13G filed by State Street Corporation with the SEC on August 11, 2025, in which State Street Corporation reported that it had (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 32,758,120 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 43,741,919 shares, with an aggregate amount beneficially owned by the reporting person of 43,744,635 shares.

(5)
Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates (“BlackRock”) with the SEC on April 17, 2025, in which BlackRock reported that it had (a) sole voting power with respect to 39,555,229 shares, (b) shared voting power with respect to 0 shares, (c) sole dispositive power with respect to 42,148,448 shares, and (d) shared dispositive power with respect to 0 shares, with an aggregate amount beneficially owned by the reporting person of 42,148,448 shares.

APPRAISAL RIGHTS
The following is a summary of certain material terms of Section 262 of the DGCL. The summary is not complete and must be read together with the actual statutory provisions, which sections are reproduced in their entirety as Annex D to this proxy statement. The Company encourages you to read Section 262 of the DGCL carefully and in their respective entirety because the rights and obligations of the Company and its stockholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about these statutory provisions that is important to you.
General
Record holders of Company Common Stock will become entitled to receive the Merger Consideration as a result of the Merger. The record holders or beneficial owners of Company Common Stock who do not vote in favor of the Merger Proposal may be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger.
If you hold one or more shares of Company Common Stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of completion of the Merger in place of the Merger Consideration, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Company stockholder awarded “fair value” for its, his or her shares by such court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. Any Company stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this Proxy Statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to a record holder of shares of Company Common Stock and all references in Section 262 of the DGCL and in this summary to a “beneficial owner” are to a beneficial owner of shares of Company Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the Merger Proposal, the Company, not less than twenty (20) days prior to the meeting, must notify each stockholder who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL or otherwise direct stockholders to the text of Section 262 of the DGCL. This Proxy Statement constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this Proxy Statement as Annex D. A holder or beneficial owner of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully and consult with a legal advisor. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration.
How to Exercise and Perfect Your Appraisal Rights
Company stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:
•
you must NOT vote in favor of approval of the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against or abstain from voting your shares on the approval of the Merger Proposal;

•
you must deliver to the Company a written demand for appraisal before the vote on the approval of the Merger Proposal at the Special Meeting, as described further below, and be a stockholder of record at the time of the making of such demand;

•
you must continuously hold of record or beneficially own the shares of Company Common Stock from the date of making the demand through the Effective Time (a holder or beneficial owner will lose appraisal rights if the holder or beneficial owner transfers the shares of Company Common Stock before the Effective Time);

•
you or the Surviving Company (or any other stockholder or beneficial owner that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Company Common Stock within one hundred and twenty (120) days after the Effective Time. The Surviving Company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Company stockholder or beneficial owner to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 of the DGCL; and

•
if you are a beneficial owner of Company Common Stock, you must additionally include in your written demand for appraisal information that reasonably identifies the holder of record of the shares for which the demand is made, documentary evidence of your beneficial ownership of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company and to be set forth on the verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the Merger Proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any vote against the Merger Proposal, abstention with respect to the Merger Proposal or failure to vote.
Who May Exercise Appraisal Rights
A demand for appraisal made by or on behalf of the stockholder of record should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. A demand for appraisal made by a beneficial owner of Company Common Stock must additionally include in your written demand for appraisal information that reasonably identifies the holder of record of the shares for which the demand is made, documentary evidence of your beneficial ownership of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company and to be set forth on the verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock.
If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish to exercise appraisal rights, if you do not follow the procedures for demands for appraisal made by beneficial owners set forth above, you must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company Common Stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares of Company Common Stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES.
Written Demand and Notice
If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:
The AES Corporation
Attn: General Counsel
4300 Wilson Boulevard
Arlington, VA 22203
If the Merger is consummated, the Surviving Company will give written notice that the Merger has become effective within 10 days after the closing date of the Merger to each stockholder or beneficial owner that did not vote in favor of the Merger Proposal and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing date of the Merger, any stockholder or beneficial owner that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock.
Judicial Appraisal
Within 120 days after the closing date of the Merger, but not later, any person that has complied with the requirements of Section 262 of the DGCL or is otherwise entitled to appraisal rights under Section 262 of the DGCL or the Surviving Company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the Merger in the case of a petition filed by any person other than the Surviving Company, demanding a determination of the fair value of the shares of Company Common Stock held by all such stockholders or beneficial owners. The Surviving Company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure to file such a petition within the period specified in Section 262 of the DGCL could nullify a previous written demand for appraisal.
Within 120 days after the closing date of the Merger, any person that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the Merger Proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares will not be considered a separate shareowner holding such shares for purposes of this aggregate number). The Surviving Company must mail this statement within the later of 10 days of receipt by the Surviving Company of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by any person other than the Surviving Company, and a copy of the petition is delivered to the Surviving Company, the Surviving Company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Company Common Stock. The Delaware Court of Chancery will then determine which stockholders or beneficial owners are entitled to appraisal. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock owned by such stockholders or beneficial owners in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the “fair value” of the shares of Company Common Stock at the Effective Time held by all stockholders or beneficial owners who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, forthwith, with interest thereon, if any, to the stockholders or beneficial owners entitled to receive the same. At any time before the entry of judgment in the appraisal proceeding, the Surviving Company may pay to each stockholder or beneficial owner entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (A) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (B) interest theretofore accrued, unless paid at that time.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration.
The Company and the Surviving Company do not anticipate offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration.
If no party files a petition for appraisal within 120 days after the Effective Time, then all stockholders and beneficial owners will lose the right to an appraisal, and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder or beneficial owner is responsible for its own attorneys’ and expert witnesses’ expenses, although, upon application of a stockholder or beneficial owner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
Any stockholder or beneficial owner that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time.
Withdrawal
Any stockholder or beneficial owner that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal to the Surviving Company, except that any attempt to withdraw made more than 60 days after the closing date of the Merger will require written approval of the Surviving Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of

Chancery deems just, provided, however, that this provision will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder or beneficial owner’s demand for appraisal and to accept the terms offered in the merger within 60 days after the closing date of the Merger. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her or its shares of Company Common Stock determined in any such appraisal proceeding, which value may be more than, the same as, or less than the Merger Consideration. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the Merger Consideration, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in stockholder meetings when held. The Company will hold an annual meeting of stockholders in 2027 (the “2027 Annual Meeting”) only if the merger has not already been completed.
If we hold the 2027 Annual Meeting and you are a stockholder on the applicable record date, you will be entitled to attend and participate in such meeting. If the 2027 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2027 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.
All proposals from stockholders to be considered for inclusion in the proxy statement relating to the 2027 Annual Meeting must be received by the Corporate Secretary of the Company at 4300 Wilson Boulevard Arlington, Virginia 22203 not later than the close of business on November 20, 2026.
Our bylaws also establish an advance notice procedure for stockholders who wish to raise items of proper business directly at an annual meeting of stockholders, including director nominations outside of the proxy access process, but do not intend for such business to be included in our proxy statement. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have delivered timely notice to the Company’s Corporate Secretary. To be timely, advance notice for business to be brought before an annual meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting. Therefore, for the 2027 Annual Meeting, the Company must receive a stockholder’s no later than January 29, 2027 and no earlier than December 30, 2026. A stockholder’s notice must also comply with the informational and other requirements set forth in our bylaws. If notice of business is not received within the applicable deadlines or does not comply with the Bylaws, the chair of the annual meeting may refuse to introduce such business.
In addition, to nominate a director at an annual meeting, the stockholder must provide the information required by our bylaws. For nominations of directors outside of the proxy access process, the stockholder must provide timely notice in proper written form to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above for stockholder proposals that are not intended to be included in a proxy statement at the 2027 Annual Meeting. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. For nominations of directors intended to be included in the proxy statement and form of proxy for the 2027 Annual Meeting, the stockholder must provide timely notice in proper written form to our Corporate Secretary, in accordance with our bylaws, no earlier than November 30, 2026 and no later than December 30, 2026.
A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources.
If you wish to receive a separate copy of the proxy materials, as applicable, please request by telephone or mail by following the instructions below. Please note you must include your 16-digit control number when requesting a copy of the materials. Stockholders sharing an address who now receive multiple copies of the notice of meeting or set of proxy materials, as applicable, may request delivery of a single copy by calling us at the number below or writing to us at the address below.
Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more stockholders at your address would like to have separate copies of these materials with respect to the Special Meeting, please submit your request to Broadridge, either by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS
As of the date of this proxy statement, we do not expect a vote to be taken on any matters at the Special Meeting other than as described in this proxy statement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about the Company and its financial position.
The following Company filings with the SEC are incorporated by reference:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 2, 2026;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 5, 2026;
•	our Current Reports on Form 8-K filed on January 16, 2026, March 2, 2026, March 19, 2026, April 16, 2026 and April 30, 2026; and
•	our Definitive Proxy Statement on Schedule 14A filed on March 20, 2026, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
We are also incorporating by reference additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Special Meeting (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on the Company’s website is not part of this proxy statement and therefore is not incorporated by reference into this proxy statement. We also incorporate by reference the Merger Agreement attached to this proxy statement as Annex A, the opinion of J.P. Morgan Securities LLC, attached to this proxy statement as Annex B, the opinion of Wells Fargo Securities, LLC, attached to this proxy statement as Annex C and Section 262 of the DGCL, which section is reproduced in its entirety and attached to this proxy statement as Annex D.
You may obtain any of the documents the Company files with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
The AES Corporation
Attn: Stockholder Services
4300 Wilson Boulevard
Arlington, Virginia 22203
(703) 522-1315
If you would like to request documents from the Company, please do so as soon as possible to receive them before the Special Meeting.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement or need help voting your shares of Company Common Stock, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833
All information contained in this proxy statement relating to the Company has been supplied by the Company and all information contained in this proxy statement relating to Parent and Merger Sub has been supplied by Parent.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement to vote on the Merger. The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 15, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date, if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A — AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER

by and among

THE AES CORPORATION,

HORIZON PARENT, L.P.

and

HORIZON MERGER SUB, INC.

Dated as of March 1, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 1, 2026, is by and among The AES Corporation, a Delaware corporation (the “Company”), Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of shares of Company Common Stock; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of the Company Common Stock at the Company Stockholders Meeting; and (iv) recommended that the holders of shares of Company Common Stock vote in favor of the adoption of this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) recommended that Parent vote in favor of the adoption of this Agreement;
WHEREAS, the general partner of Parent has duly approved this Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Global Infrastructure Partners V-A/B, L.P., a Delaware limited partnership, Global Infrastructure Partners V-C Intermediate, L.P., a Cayman Islands limited partnership, Global Infrastructure Partners V-C2 Intermediate, L.P., a Luxembourg limited partnership, Global Infrastructure Partners V Friends & Family Fund, L.P., a Delaware limited partnership, Global Infrastructure Partners V BLK Employee Master, L.P., a Delaware limited partnership, Tower Bridge Infrastructure Partners, L.P., a Delaware limited partnership, EQT Infrastructure VI EUR SCSp, a Luxembourg special limited partnership (société en commandite spéciale), EQT Infrastructure VI USD SCSp, a Luxembourg special limited partnership (société en commandite spéciale), and EQT Infrastructure VI (General Partner) S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée), (collectively, the “Sponsors”) has entered into (i) an equity commitment letter, dated as of the date of this Agreement (collectively, the “Equity Commitment Agreements”), pursuant to which each Sponsor has, on a several, but not joint, basis, agreed to provide funding to Parent or Merger Sub in the circumstances and subject to the terms and conditions set forth therein (the “Equity Financing”) and (ii) a guaranty or termination equity commitment letter, as applicable, (collectively, the “Termination Agreements”) with respect to certain obligations of Parent and Merger Sub under this Agreement;
WHEREAS, immediately following the execution of this Agreement, Parent shall adopt this Agreement in its capacity as the sole stockholder of Merger Sub; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

THE MERGER
SECTION 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DGCL, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue its existence under the Laws of the State of Delaware as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).
SECTION 1.02 The Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger, with respect to the Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (the “Certificate of Merger”), and the Parties shall make any other filings or recordings required by the DGCL in connection with effecting the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware (or at such later time as the Parties may mutually agree and specify in the Certificate of Merger).
SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of executed documents at 9:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the tenth (10th) Business Day after the satisfaction or waiver (to the extent such waiver is permitted by Law) of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. Notwithstanding anything to the contrary herein, if the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived on a date that is prior to the End Date but the Closing Date would occur after the End Date, the End Date shall be extended such that it occurs on the first Business Day immediately following the ten (10) Business Day period described in the preceding sentence. The date on which the Closing occurs is referred to herein as the “Closing Date.”
SECTION 1.04 Effects of the Merger. The Merger shall have the effects specified herein, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation. As a result of the Merger, all classes and series of the capital stock of the Company and all classes and series of capital stock of Merger Sub will be converted or cancelled as set forth in Article II.
SECTION 1.05 Surviving Corporation Organizational Documents. As of the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the certificate of incorporation set forth on Exhibit B and as the bylaws set forth on Exhibit C, respectively, until thereafter amended as provided therein and in accordance with applicable Law.
SECTION 1.06 Surviving Corporation Directors and Officers. As of the Effective Time, subject to applicable Law, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and (b) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES
SECTION 2.01 Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of securities of the Company or Merger Sub:
(a) each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than (i) such shares to be cancelled in accordance with Section 2.01(b) and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $15.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.01(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration with respect to such share or shares;
(b) each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub (in each case, other than any such shares of Company Common Stock held in a fiduciary, representative or other capacity on behalf of third parties) immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(c) each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, validly issued and nonassessable share of common stock of the Surviving Corporation, $0.01 par value per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.
SECTION 2.02 Rights as Stockholders. At the Effective Time, except as set forth in Section 2.05, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than (a) the right to receive, without interest, any dividend or other distribution with respect to such shares of Company Common Stock with a record date occurring prior to the Effective Time and (b) the right to receive the consideration provided under this Article II.
SECTION 2.03 Exchange and Payment Procedures.
(a) Paying Agent. Prior to the Closing Date, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) to appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a). At or prior to the Effective Time, Parent shall (or shall cause Merger Sub to) deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock contemplated by Section 2.01(a), an aggregate amount of cash sufficient to deliver the aggregate amount of the Merger Consideration. All such cash shall hereinafter be referred to as the “Exchange Fund.”
(b) Payment Procedures.
(i) Promptly after the Effective Time (but no later than two (2) Business Days after the Effective Time), the Paying Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a “Certificate”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a):
(A) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates held by such holder will pass, only upon proper delivery of such Certificates to the Paying Agent in accordance with the procedures set forth in the letter of transmittal and which shall be in form and substance reasonably satisfactory to Parent and the Company; and
(B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration with respect to such shares; provided, however, with respect to each holder of Certificates whose shares cease to be Dissenting Shares following the Effective Time pursuant to Section 2.05,

Parent shall instruct the Paying Agent promptly after the date on which Parent becomes aware that such Dissenting Shares have ceased to be Dissenting Shares to mail to such holder the letter of transmittal and instructions referred to above with respect to such shares.
(ii) Upon surrender to, and acceptance in accordance with Section 2.03(b)(iii) by, the Paying Agent of a Certificate (or affidavits of loss in lieu thereof under Section 2.03(g)) together with the letter of transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, the holder thereof will be entitled to receive the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate surrendered under this Agreement. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates.
(iii) The Paying Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates in accordance with customary exchange practices.
(iv) Notwithstanding anything herein to the contrary, any record holder of uncertificated shares of Company Common Stock (including any shares held pursuant to the Company Benefit Plans) represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”), whose shares were converted into the right to receive the Merger Consideration, shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of uncertificated shares of Company Common Stock previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(v) From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to the Company for transfer, such Certificate or Book-Entry Share shall be cancelled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.
(vi) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:
(A) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and
(B) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
(c) No Further Ownership Rights in Company Common Stock.
(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.02, for the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender or exchange, if applicable, of such Certificate or Book-Entry Share in accordance with Section 2.03(b).
(ii) The Merger Consideration paid upon the surrender or exchange, if applicable, of Certificates or Book-Entry Shares in accordance with this Section 2.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
(d) Termination of Exchange Fund. The Paying Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the former holders of

Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.03 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holder may be entitled.
(e) No Liability. None of Parent, the Company, the Paying Agent or the Surviving Corporation nor any employee, officer, partner, director, agent or Affiliate of the foregoing, shall be liable to any former holder of shares of Company Common Stock for any payment of the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent not prohibited by applicable Law, become the property of Parent, free and clear of all or any claims or interest of any Person previously entitled thereto.
(f) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.
(g) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.
(h) Investment of Exchange Fund. The Paying Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided that such investment shall be (i) in obligations of, or guaranteed by the full faith and credit of, the United States, (ii) in commercial paper obligations of issuers organized under the Law of a state of the United States, rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, (iii) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding ten billion dollars ($10,000,000,000), or (iv) in mutual funds investing solely in such assets referred to in the foregoing clauses (i) through (iii). Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from the Exchange Fund shall diminish the rights of any holders of shares of Company Common Stock to receive the Merger Consideration or any other payment as provided herein. To the extent, for any reason, the amount in the Exchange Fund is below what is required to make prompt payment of the aggregate cash payments contemplated by Section 2.01(a), Parent shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make the payment of the aggregate cash payments contemplated by Section 2.01(a).
(i) Withholding. Parent, the Surviving Corporation, Merger Sub, any Affiliates of the Surviving Corporation and the Paying Agent shall be entitled to (i) deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law and (ii) reasonably request any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Form W-8, as applicable (together with any applicable underlying forms or documentation) from any Person to whom a payment is to be made pursuant to this Agreement. To the extent amounts are so withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

SECTION 2.04 Company Equity Awards . At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans) to effect the following:
(a) Company Restricted Stock Units. Each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time and converted into a contingent right to receive, from Parent or the Surviving Corporation (a “Converted Cash Award”), an aggregate amount, subject to deduction for any applicable withholding Taxes required to be made under applicable Law, in cash equal in value to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award as of immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company Restricted Stock Units. Each Converted Cash Award assumed and converted pursuant to this Section 2.04(a) will earn interest at the Converted Cash Award Interest Rate. Each such Converted Cash Award shall be credited to the holder as a bookkeeping entry maintained by Parent and its Affiliates for the holder that reflects such Converted Cash Award (including applicable gains, losses and expenses) and adjustments thereto as soon as administratively practicable following the Effective Time. Each Converted Cash Award assumed and converted pursuant to this Section 2.04(a) will otherwise continue to have and will be subject to, the same terms and conditions (including vesting conditions) as applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time.
(b) Company Performance Stock Units. Except as set forth in Section 5.01(a)(iv) of the Company Disclosure Letter, each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time and converted into a contingent right to receive a Converted Cash Award from Parent or the Surviving Corporation, in an aggregate amount, without interest and subject to deduction for any applicable withholding Taxes required to be made under applicable Law, in cash equal in value to the sum of: (a) the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Performance Stock Unit as of immediately prior to the Effective Time, based on attainment of target levels of performance (except that any performance goals related to “free cash flow” will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion), plus (b) an amount equal to the value of any dividend equivalents accrued pursuant to the applicable award agreement governing such Company Performance Stock Unit. Each such Converted Cash Award assumed and converted pursuant to this Section 2.04(b) will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company Performance Stock Units immediately prior to the Effective Time.
(c) Company Stock Options. Each Company Stock Option that is outstanding (whether vested or unvested) immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive a payment equal to the excess of the Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option, subject to deduction for any applicable withholding Taxes required to be made under applicable Law. Company Stock Options with respect to which the per share exercise price is not less than the Merger Consideration shall be cancelled without consideration effective as of the Effective Time. In each case, payment with respect to any Company Stock Option shall be made as soon as practicable following the Closing Date.
(d) Company Performance Cash Units. Except as set forth in Section 5.01(a)(iv) of the Company Disclosure Letter, each Company Performance Cash Unit that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be assumed by Parent and continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding Company Performance Cash Units immediately prior to the Effective Time, provided that any applicable performance goals shall be deemed achieved based on attainment of target levels of performance (except that any performance goals related to “free cash flow” will be deemed achieved based on attainment of the greater of target or actual levels of performance for any portion of the applicable performance period that ends on or prior to December 31, 2026, as determined by the Company in its good faith discretion).

(e) Section 409A. To the extent that any award described in this Section 2.04 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.
(f) Company Actions. Prior to the Effective Time, the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans shall pass any necessary resolutions or take any other required action in order to (i) effect the foregoing provisions of this Section 2.04, automatically, by virtue of the Merger and without any required action on the part of any participant, and (ii) if so requested by Parent no later than five (5) Business Days prior to the Effective Time, cause the Company Stock Plans to terminate at the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares or other capital stock of the Company to any Person pursuant to the settlement of the Company Equity Awards.
SECTION 2.05 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who have properly demanded appraisal of such shares of Company Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at the Effective Time but instead will be entitled to only such rights as are granted by Section 262 of the DGCL. The holders of Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder shall have failed to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or shall have effectively withdrawn, waived or lost such holder’s rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses any such right to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such share of such holder shall be deemed to have been converted into, and become exchangeable only for the right to receive, as of the Effective Time the Merger Consideration in accordance with Section 2.01, without any interest thereon, and shall not thereafter be deemed to be Dissenting Shares. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands), and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.
SECTION 2.06 Certain Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), combination, subdivision, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.06 shall be deemed to permit the Company to effect any such change that is not otherwise specifically authorized or permitted by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Reports or Company Subsidiary Reports publicly available and filed with or furnished to the SEC from and after January 1, 2023, and prior to the date of this Agreement (in each case, excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature), it being agreed that this clause (a) shall not be applicable to Section 3.01, Section 3.02, Section 3.03 or Section 3.04, or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 3.01 Organization, Standing and Power. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets make such qualification or license necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Certificate”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).
SECTION 3.02 Company Subsidiaries. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, all the outstanding shares of capital stock of, voting securities of, and other equity interests in, each Material Company Subsidiary and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each other Company Subsidiary, have been validly issued and are fully paid and nonassessable and all such equity interests owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries, Permitted Tax Equity Transaction Documents, applicable securities Laws, inchoate Liens arising as a matter of Law, or Liens securing Indebtedness of the Company or any Company Subsidiary in the ordinary course of business. Section 3.02(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Material Company Subsidiaries and Material Company Joint Ventures. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Material Company Subsidiary and, to the extent made available to the Company, Material Company Joint Venture in effect as of the date of this Agreement.
SECTION 3.03 Capital Structure.
(a) The authorized capital stock of the Company consists of 1,250,000,000 shares, of which 1,200,000,000 shares are Company Common Stock and 50,000,000 shares are preferred stock, without par value (the “Preferred Stock”). At the close of business on February 24, 2026 (the “Capitalization Date”): (i) 712,558,860 shares of Company Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; (iii) 147,278,819 shares of Company Common Stock were held by the Company in its treasury; (iv) Company Restricted Stock Units (including any deferred stock units) with respect to an aggregate of 5,541,309 shares of Company Common Stock were issued and outstanding; (v) Company Performance Stock Units with respect to an aggregate of 1,896,530 shares of Company Common Stock (based on achievement of applicable performance criteria at the target level of performance) and 3,746,454 shares of Company Common

Stock (based on achievement of applicable performance criteria at the maximum level of performance) were issued and outstanding; and (vi) 119,051 shares of Company Common Stock were subject to outstanding Company Stock Options (which awards have a weighted average exercise price of $12.50 per share). At the close of business on the Capitalization Date, an aggregate of 19,136,571 shares of Company Common Stock were available for issuance pursuant to the Company Stock Plans. Except as set forth above, at the close of business on the Capitalization Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of the Company issued, reserved for issuance or outstanding. From the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by the Company of any shares of capital stock, or other equity or equity-based or voting securities or equity or voting interests, and other than with respect to ordinary course vesting of equity awards, from the close of business on the Capitalization Date to the date of this Agreement, the Company has not entered into a Contract to grant, or otherwise committed to grant any such awards or other equity or equity-based awards that may be settled in or are otherwise based on the value of the Company Common Stock.
(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company Equity Awards will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in Section 3.03(b) of the Company Disclosure Letter or, with respect to Company Subsidiaries, in accordance with any Permitted Tax Equity Transaction Documents or Permitted DevCo Equity Transaction Documents, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or other equity interests (including preferred or structured equity interests) of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options, “phantom” equity rights, equity appreciation rights, profit participation rights, equity-based performance units or other rights to acquire from the Company or any Company Subsidiary, or any security convertible or exercisable for, exchangeable into or measured by reference to any capital stock of or other equity interest in, the Company or any Company Subsidiary, or any Company Voting Debt, or any interests based on the value of equity interests in the Company or any Company Subsidiary or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans or, with respect to the Company Subsidiaries, in accordance with any Permitted Tax Equity Transaction Documents or Permitted DevCo Equity Transaction Documents, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”). No Company Subsidiary owns any shares of Company Common Stock. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting or registration of any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries.
(c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards in the aggregate, including (i) the type of award and number of shares of Company Common Stock related thereto (including for the avoidance of doubt any dividend equivalents credited in respect of such Company Equity Award, and with Company Performance Cash Units and Company Performance Stock Units reflected at the target and maximum performance levels), and (ii) the name of the applicable Company Stock Plan under which the award was granted.
SECTION 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to comply with its obligations hereunder and, subject to the adoption of this Agreement at a duly convened and constituted meeting of the stockholders of the Company held for such purpose (the “Company Stockholders Meeting”) by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. The Company Board, at a meeting duly called at which all directors of the Company were present, in accordance with the DGCL and the Company’s organizational documents, has duly and unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of shares of Company Common Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that the adoption of this Agreement be submitted to a vote of the holders of the Company Common Stock at the Company Stockholders Meeting, and (d) recommended that the holders of shares of Company Common Stock vote in favor of the adoption of this Agreement (the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).
SECTION 3.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to obtaining the Company Stockholder Approval, conflict with, or result in any violation of any provision of, the Company Certificate, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii)(1) of the Company Disclosure Letter (the “Company Required Consents”) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, preemptive right or tag-along right or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of a Lien (other than a Permitted Encumbrance) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of the Company and the Company Subsidiaries or (iii) subject to obtaining the Company Stockholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Merger.
(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by the Company, any Company Subsidiary or any other Affiliate of the Company in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:
(i) (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), in each case as may be required in connection with this Agreement or the Merger;
(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law, Foreign Investment Control and Energy Regulation Law as set forth on Section 3.05(b)(ii)(1) of the Company Disclosure Letter;
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents in connection with the Merger with the relevant authorities of the other jurisdictions in which the Company is qualified to do business;
(iv) such Consents or Filings as are required to be obtained from or made to non-U.S. Governmental Entities as set forth on Section 3.05(b)(iv) of the Company Disclosure Letter;
(v) (1) Filings with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA” and such Consent, the “FERC Approval”), (2) Filings with, and the Consent of, the U.S. Federal Communications Commission (the “FCC”), (3) Filings with, and the Consent of, the Public Utilities Commission of Ohio (the “PUCO”) in connection with the Merger (the “PUCO Approval”), (4) Filings with, and the Consent of, the New York Public Service Commission (the “NYPSC”) in connection with the Merger, (5) Filings with the California Energy Commission pursuant to Title 20, California Code of Regulations, Section 1769(b), and with the California Public Utilities Commission pursuant to CPUC General Order 167.B, (6) Filings with PJM pursuant to Manual 14D, Section 2.2 and (7) other Filings set forth on Section 3.05(b)(v) of the Company Disclosure Letter (the Filings and Consents set forth in Section 3.05(b)(ii), Section 3.05(b)(iv) and this Section 3.05(b)(v) (other than clauses (2) and (5)-(7) hereof), collectively, the “Company Required Approvals”);
(vi) Filings with, and the Consent of, the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency (“CFIUS”);
(vii) compliance with and filings required under the rules and regulations of the NYSE; and
(viii) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.
(c) Except as disclosed on Section 3.05(c) of the Company Disclosure Letter, there are no guarantees, letters of credit or similar credit support instruments of the Company, any Company Subsidiary or joint venture (or any Contract that requires any such credit support to be provided) that would require additional credit support or an alternative form of credit support (including a letter of credit or cash collateral) upon (i) and solely as a result of, the consummation of the Merger and other transactions contemplated herein (any such credit support items or Contracts, “Specified CoC Credit Support Contracts”) or (ii) the occurrence of a Company Downgrade Event (any such credit support items or Contracts disclosed pursuant to clause (ii), “Specified Ratings Credit Support Contracts”).
SECTION 3.06 Company Reports; Financial Statements.
(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2023 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements. Each of the consolidated financial statements of the Company included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles

(“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustments stated therein or in the notes thereto).
(b) Neither the Company nor any Company Subsidiary has any liability of any nature that would be required by GAAP to be reflected or reserved for on a consolidated balance sheet of the Company and the Company Subsidiaries (or disclosed in the notes thereto), except liabilities (i) reflected or reserved against in the unaudited balance sheet (including the notes thereto) of the Company and the Company Subsidiaries as of September 30, 2025 included in the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2025, (ii) incurred in the ordinary course of business after September 30, 2025, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or an outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports, or any resolved comments received from the SEC that have not yet been reflected in the Company Reports.
(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains “disclosure controls and procedures” required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(d) Since January 1, 2023, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended from time to time. The shares of Company Common Stock are listed on the NYSE, and, since January 1, 2023, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.
(e) Except as set forth on Section 3.06(e) of the Company Disclosure Letter, no Company Subsidiary (i) has, since January 1, 2023, filed a registration statement with the SEC under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) is currently required to file periodic reports with the SEC pursuant any indenture, note purchase agreement, credit agreement or other agreement or instrument governing any Indebtedness of such Company Subsidiary.
SECTION 3.07 Proxy Statement; Company Information. The Proxy Statement and any other documents filed with the SEC in connection with this Agreement will comply as to form in all material respects with the requirements of applicable Law, and will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08 Absence of Certain Changes or Events.
(a) From September 30, 2025 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.
(b) From September 30, 2025 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.09 Taxes. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) (i) Each of the Company and the Company Subsidiaries has timely filed, taking into account all valid extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects, and (ii) all Taxes of the Company or of any Company Subsidiary have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return) except for Taxes that are being contested in good faith and for which adequate reserves have been made in accordance with GAAP in the Company Financial Statements.
(b) Each of the Company and the Company Subsidiaries has withheld and, to the extent required by applicable Tax Law, timely remitted to the appropriate Governmental Entity all Taxes required to be withheld under applicable Tax Law in connection with amounts paid by the Company or any Company Subsidiary to any employee, creditor or third party.
(c) No audit, examination, investigation or other proceeding is pending with, or has been threatened in writing by, any Governmental Entity with respect to any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, in each case which have not been fully paid or settled.
(d) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (except for the Company or any Company Subsidiary) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor or by Contract (other than pursuant to any Contract entered in the ordinary course of business that does not relate primarily to Taxes).
(e) Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement, except for such an agreement or arrangement (i) exclusively between or among the Company and Company Subsidiaries, (ii) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes, (iii) that is a Tax Equity Transaction Document or Tax Credit Transfer Document or (iv) that as of the Closing Date will be terminated without any further payments being required to be made.
(f) Within the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(A)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(g) Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(h) There are no material (individually or in the aggregate) breaches of any representations, warranties or covenants set forth in any Tax Equity Transaction Document or Tax Credit Transfer Document. There are no events or circumstances that would, individually or in the aggregate, reasonably be expected to result in the conditions to the funding by the tax equity investor or the tax credit transferee under the Tax Equity Transaction Documents or the Tax Credit Transaction Document failing to be satisfied in any material respect at the applicable time. Neither the Company nor any Company Subsidiary has received any written claim under any Tax Equity Transaction Document or Tax Credit Transfer Document in respect of the loss disallowance or reduction of any U.S. federal income tax benefits, including any Tax Credit.
The representations and warranties contained in this Section 3.09 and Section 3.10 are the sole and exclusive representations and warranties of the Company relating to Taxes or Tax Returns, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes.

SECTION 3.10 Employee Benefits.
(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each material Company Benefit Plan and each material Company Benefit Agreement.
(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the governing document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status).
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and each Company Benefit Agreement has been established, maintained, funded, operated and administered in compliance with its terms, the terms of appliable Company Union Contracts, and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings or claims against any Company Benefit Plan or Company Benefit Agreement or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any Company Benefit Plan or Company Benefit Agreement (other than routine claims for benefits) and (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Commonly Controlled Entity relating to any Company Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan or their related trusts that would reasonably be expected to result in a liability of the Company or a Company Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) no Company Benefit Plan or Company Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened and (y) neither the Company nor any Company Subsidiary has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code in respect of any payment made to any employee or independent contractor or in connection with any group health plan or requirements under the Affordable Care Act.
(d) Section 3.10(d)(i) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Title IV Plan”). With respect to each Title IV Plan: (i) no reportable event (within the meaning of Section 4043 of ERISA) or event or transaction described in Sections 4062(e) or 4969 of ERISA has occurred, or is expected to occur whether as a result of the transactions contemplated hereby or otherwise, (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the minimum funding standards under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, and (iv) no proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any Title IV Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any Company Commonly Controlled Entity has any current or contingent liability or obligation under or with respect to, or has within the six (6) years preceding this Agreement contributed to or been obligated to contribute to, any Multiemployer Plan. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled

Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation that are due but not delinquent). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter from the IRS. No Company Benefit Plan provides or Company Benefit Agreement provides for, and neither the Company nor any Company Subsidiary has any obligation to provide, broad-based retiree or post-employment health or welfare benefits to any person, other than as required by Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost.
(f) In connection with the consummation of the Merger, no payments of money or property, acceleration of benefits or provisions of other rights, individually or in the aggregate, would or would be reasonably likely to result in imposition of the denial of deductions or excise taxes imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(g) With respect to each Company Benefit Plan and Company Benefit Agreement established, maintained or entered into outside of the United States primarily for benefit of employees of the Company or any of its Subsidiaries residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) there are no pending or, to the knowledge of the Company, threatened proceedings or claims against any Foreign Benefit Plan (other than routine claims for benefits).
(h) Neither the execution and delivery of this Agreement, nor the consummation of the Merger, either alone or in combination with another event, could: (i) entitle any Company Personnel (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any Company Personnel (or any dependent or beneficiary thereof); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) restrict the ability of the Company or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan or Company Benefit Agreement; or (v) result in the forgiveness of any employee or service provider loan.
(i) Neither the Company nor any Company Subsidiary has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any natural person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
(j) The representations and warranties contained in this Section 3.10 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company contained herein shall be construed to relate to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA.
SECTION 3.11 Labor and Employment Matters. Section 3.11 of the Company Disclosure Letter sets forth each collective bargaining agreement or other labor Contract with a union, works council, labor organization or other employee representative to which the Company or any Company Subsidiary is a party, bound, otherwise subject to or negotiating, with respect to any of their respective employees (the “Company Union Contracts”). Except for employees covered by a Company Union Contract, no employees of the Company or any Company Subsidiary are represented by any other labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries has any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, works council, labor organization or other employee representative, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. To the Knowledge of the Company, except as would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company, there are no, and since

January 1, 2023 there have been no, (a) labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or threatened to be brought or filed with the National Labor Relations Board, or (b) labor organizing activities, with respect to employees of the Company or any Company Subsidiary. To the Knowledge of the Company, from January 1, 2023 until the date of this Agreement, there have been no labor strikes, organized slowdowns, work stoppages or lockouts, picketing, hand billing, material unfair labor practice charges, material labor grievances, material labor arbitrations, or other material labor disputes pending or threatened against or affecting the Company or any Company Subsidiary. Since January 1, 2023, the Company and each Company Subsidiary has reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations against Company Personnel that have been properly reported to the Company or any Company Subsidiary or of which they are otherwise aware, and the Company does not reasonably anticipate material liabilities arising out of any such allegations.
SECTION 3.12 Litigation. There is not, and since January 1, 2023, there has not been, a Claim by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened by or against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is not, and since January 1, 2023, there has not been, a Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.12 does not relate to Taxes, Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA,or Intellectual Property, which are addressed in Sections 3.09, 3.10, and 3.17, respectively.
SECTION 3.13 Compliance with Applicable Laws; Permits.
(a) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are and at all times since January 1, 2023 have been in compliance with all applicable Laws (including Anti-Corruption Laws) and all Permits applicable to the business and operations of the Company and the Company Subsidiaries, and (ii) the Company and each Company Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits held by the Company and the Company Subsidiaries are valid and in full force and effect. None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, (iii) is located, organized or resident in a Sanctioned Country, (iv) has or is now, in connection with the business of the Company or the Company Subsidiaries, engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in material violation of Sanctions, or (v) since January 1, 2023, has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage in violation of Law in any material respect, or has otherwise materially violated any applicable Anti-Corruption Law. This Section 3.13 does not relate to Taxes, Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA or Intellectual Property, which are addressed in Sections 3.09, 3.10, and 3.17, respectively.
(b) Since January 1, 2023, the Company and the Company Subsidiaries have maintained and implemented policies, procedures and controls designed to ensure material compliance with all Anti-Corruption Laws applicable to the Company and the Company Subsidiaries.
(c) Since January 1, 2023, neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, or other Person acting on behalf of the Company or the Company Subsidiaries has been party to any actual or, to the Knowledge of the Company, threatened legal proceedings or enforcement actions relating to any breach or suspected breach of Anti-Corruption Laws or Sanctions.
(d) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is and, since January 1, 2023, has been (i) in compliance with all Laws relating to customs, the importations of goods, and the prevention of forced labor (collectively, “Import Laws”); (ii) importing all goods under the appropriate Harmonized Tariff Schedule subheading and country of origin designation; and (iii) paid all applicable duties, tariffs, and other fees relating to the importation of goods pursuant to applicable Import Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, the Company has not (A) received any requests for information or notices of action from U.S. Customs and Border Protection, or (B) received any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Import Laws.
SECTION 3.14 Environmental Matters.
(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) the Company and the Company Subsidiaries are and, except for matters which have been resolved, since January 1, 2023, have been in compliance with all Environmental Laws, and, except for matters that have been fully resolved, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is or since January 1, 2023 has been in violation of any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);
(ii) with respect to all Environmental Permits necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (1) the Company and each of the Company Subsidiaries have obtained and are and, since January 1, 2023, have been in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are, and since January 1, 2023 have been, valid and in good standing, and (3) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits;
(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary;
(iv) to the Knowledge of the Company, there are and have been no Releases, exposure of any Person to, or contamination by, any Hazardous Materials by or on behalf of the Company or any Company Subsidiary on, at, under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary or at any other property to which Hazardous Materials generated by the Company or any Company Subsidiary have been sent or transported, in each case that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary;
(v) the Company and the Company Subsidiaries have not contractually assumed or provided an indemnity with respect to the liability of any third-party Person under Environmental Laws that remains outstanding, except for such Contracts or indemnities entered into in the ordinary course of business; and
(vi) to the Knowledge of the Company, no Environmental Attributes purchased, sold, traded or otherwise transferred by the Company or the Company Subsidiaries have been invalidated or recaptured in a manner that would reasonably be expected to form the basis of any Environmental Claim against the Company or Company Subsidiary or give rise to any liability of the Company or any Company Subsidiary under Environmental Law.
(b) The representations and warranties contained in this Section 3.14, together with those contained in Sections 3.05, 3.06, 3.07, 3.08, 3.12, 3.13 and 3.18 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.
SECTION 3.15 Contracts.
(a) Except for this Agreement, Company Benefit Plans, Company Benefit Agreements and Contracts filed as exhibits to any Company Report or to any report, schedule, forms, statement and other document (including exhibits and other information incorporated therein) furnished or filed by DPL LLC, The Dayton Power and Light Company or IPALCO Enterprises, Inc. (together, the “Company Subsidiary Reports”) with the SEC since January 1, 2023 and prior to the date of this Agreement or as set forth in Section 3.15 of the Company Disclosure Letter and except for Contracts solely between the Company and any of its Subsidiaries or solely among its Subsidiaries, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any of the following categories of Contracts (each such Contract required to be filed as an exhibit to any Company Report, Company Subsidiary Report or listed in Section 3.15 of the Company Disclosure Letter, a “Company Contract”):
(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;
(ii) any Contract to which the Company or any Company Subsidiary is a party that (1) restricts the ability of the Company or any Company Subsidiary to engage in or compete in any business in any manner that is material to the Company and the Company Subsidiaries, taken as a whole, (2) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole, or (3) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole;
(iii) any Contract (1) constituting a credit agreement, loan agreement, indenture or similar agreement for outstanding Indebtedness of the Company or any of the Company Subsidiaries in excess of $150 million, whether secured or unsecured; or (2) that requires the Company or any Company Subsidiary to make any advance, loan or commitment therefor or provide any credit support or any capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary) in excess of $150 million;
(iv) any material Contract with respect to the creation, formation, governance or control of any Material Company Joint Venture;
(v) any Contract that (1) relates to the acquisition (other than in the ordinary course of business) of assets or capital stock or other securities of any Person after the date of this Agreement with a total consideration of more than $100 million in the aggregate, (2) relates to the disposition (other than in the ordinary course of business) after the date of this Agreement, directly or indirectly, of assets of the Company or the Company Subsidiaries with a total consideration of more than $100 million in the aggregate or any capital stock or other securities of the Company or the Company Subsidiaries or (3) contains a put, call, right of first refusal or similar right (other than in the ordinary course of business that would not be material to the Company and the Company Subsidiaries taken as a whole) pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any of the foregoing;
(vi) any Contract (1) with a term exceeding one (1) year after the date of this Agreement for future purchases, exchanges or sales of gas, coal, electric energy or renewable energy credits associated with the generation of energy by a renewable energy facility, in each case in excess of $50 million per calendar year, (2) that relates to the procurement of solar panels, wind turbines, batteries, transformers or other components with aggregate payment obligations in excess of $100 million, (3) that is a construction or engineering, procurement and construction Contract in respect of a solar photovoltaic project, wind turbine project or battery energy storage system, in each case, with aggregate payment obligations in excess of $100 million, or (4) that is a long term service agreement with aggregate payment obligations in excess of $100 million;
(vii) any Contract that otherwise limits or restricts the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any Company Subsidiary in any material respect other than in the ordinary course of business;
(viii) any Contract entered into since January 1, 2023 that relates to the settlement (or proposed settlement) of any pending or threatened proceeding (other than Regulatory Proceedings), other than any settlement that would reasonably be expected to result in aggregate payments by the Company and the Company Subsidiaries of less than $100 million in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary); or
(ix) any Contract entered into since January 1, 2023 that relates to the sale, transfer or other disposition of a business or assets by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee or “earnout” payment obligations that would reasonably be expected to result in aggregate payments in excess of $25 million after the date of this Agreement.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Company Contract is in full force and effect and (iii) none of the Company nor any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Company Contract and, to the Knowledge of the Company, no other party to any such Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither the Company nor any Company Subsidiary has received written notice of (1) any violation or default under any Company Contract or (2) any termination of any Company Contract, except for violations, defaults or terminations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent, or has otherwise filed with the SEC, true and complete copies of each Company Contract in all material respects (including, for the avoidance of doubt, all material amendments, modifications, extensions or renewals with respect thereto).
SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either fee simple title or valid leasehold, easement or other real property rights, to the land (together, with any buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, collectively, the “Real Property”) necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all Real Property is free and clear of Encumbrances (other than Permitted Encumbrances), (b) all leases, easements or other similar occupancy agreements (collectively, “Real Property Leases”) under which the Company or any Company Subsidiary leases, accesses, uses or occupies any Real Property are valid, binding and in full force and effect against the Company or the Company Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms and (c) none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the counterparties thereto are in default under Real Property Leases. This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively.
SECTION 3.17 Intellectual Property.
(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and the Company Subsidiaries have the right to use all Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company and the Company Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened in writing against any Person by the Company.
(b) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for the Company or any of the Company Subsidiaries (collectively, the “Company Systems”) (i) are functional and operate and run in a reasonable business manner and (ii) are sufficient for the current needs of the business of the Company and the Company Subsidiaries and there have been no failures, security breaches or breakdowns of any of the foregoing since January 1, 2023 that have caused any disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or the Company Subsidiaries.
(c) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all applicable (i) Privacy Laws, (ii) policies, notices or statements related to Personal Information (“Privacy Policies”) and (iii) contractual commitments related to the processing of Personal Information (collectively with Privacy Policies and Privacy Laws, the “Privacy Requirements”).

(d) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, the Company Systems and Privacy Requirements, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property, the Company Systems and Privacy Requirements.
SECTION 3.18 Insurance. As of the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all property (including business interruption, if applicable), general liability and director and officer insurance policies and any self-insurance programs maintained by the Company or any Company Subsidiary (“Insurance Policies”) are in full force and effect, (b) all premiums due with respect to such Insurance Policies have been paid, (c) neither the Company nor any Company Subsidiary is in breach or default under, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach of or default under, or permit termination or modification under, any such Insurance Policies and (d) since the most recent renewal date, the Company and the Company Subsidiaries have not received any notice of termination, material premium increase or material alterations of coverage under any such policies (except where any such notice relates to the expiration of an insurance policy in accordance with its terms).
SECTION 3.19 Regulatory Status. All Filings (except for immaterial Filings) required to be made by the Company or any Company Subsidiary since January 1, 2023, with the SIGET, FERC, the IURC and the PUCO, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.10, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of any of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. The restrictions of any other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL (other than Section 203 of the DGCL) or other Law will not apply to this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 3.21 Brokers’ Fees and Expenses. Except for the Company Financial Advisors and as set forth in Section 3.21 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company.
SECTION 3.22 Opinions of Company Financial Advisors. The Company Board has received an oral opinion from each Company Financial Advisor, to be confirmed by delivery of a written opinion that, as of the date of such opinions and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders. The Company has been authorized by each Company Financial Advisor to permit, subject to its prior review and consent, the inclusion of its opinion in its entirety, and references thereto, in the Proxy Statement.
SECTION 3.23 Indebtedness. There does not exist any material “default” or any “event of default” that is continuing under any Company Contract governing any Indebtedness that would be material to the Company and its Subsidiaries taken as a whole, other than any “default” or “event of default” resulting from the Merger and any related change in control as disclosed in the Company Disclosure Letter. There is no credit support (including guarantees, letters of credit and cash collateral) provided for the benefit of and on behalf of the Company or any Company Subsidiary by any Person that is not the Company or a Company Subsidiary (other than relating to a Person’s obligation to provide credit support for a Company Subsidiary with respect to such Person’s pro rata portion of ownership of such Company Subsidiary).
SECTION 3.24 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or stockholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law, or by statute, or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law, including at common law or by statute, or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or stockholders or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection, except in the case of fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificate of limited partnership or incorporation (as applicable) of each of Parent and Merger Sub in effect as of the date of this Agreement and the bylaws of Merger Sub in effect as of the date of this Agreement.
SECTION 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has the requisite entity power and authority to execute and deliver this Agreement, to comply with its obligations hereunder and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or corporate action (as applicable) on the part of Parent and Merger Sub and no other limited partner or corporate proceedings (as applicable) on the part of Parent and Merger Sub are necessary to adopt this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exceptions). Prior to the execution hereof, the board of directors of Merger Sub adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder, and

(iv) recommending that Parent vote in favor of the adoption of this Agreement. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of shares of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
SECTION 4.03 No Conflicts; Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to Parent’s adoption of this Agreement in its capacity as the sole stockholder of Merger Sub, conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or the Organizational Documents of Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.03(a)(ii) of the Parent Disclosure Letter (the “Parent Required Consents” and, together with the Company Required Consents, the “Required Consents”) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of Parent or Merger Sub or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) No Consent of or from, or Filing made to or with, any Governmental Entity is required to be obtained or made by Parent or any Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:
(i) compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law as set forth on Section 4.03(b)(i) of the Parent Disclosure Letter;
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents in connection with the Merger with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;
(iii) Filings with, and the Consent of, non-U.S. Governmental Entities as set forth on Section 4.03(b)(iii) of the Parent Disclosure Letter;
(iv) (1) Filings with, and the Consent of, the FERC under Section 203 of the FPA, (2) the Filings with, and the Consent of, the FCC, (3) the Filings with, and the Consents of, the PUCO and the NYPSC, and (4) other Filings set forth on Section 3.05(b)(v) of the Company Disclosure Letter;
(v) Filings with, and the Consent of, CFIUS (the Consents and Filings set forth in Section 4.03(b)(i), Section 4.03(b)(iii), Section 4.03(b)(iv) (other than clauses (2) and (4) thereof) and this Section 4.03(b)(v), collectively, the “Parent Required Approvals” and, together with the Company Required Approvals, the “Required Approvals”); and
(vi) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.04 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Affiliates for inclusion or incorporation by reference therein.

SECTION 4.05 Litigation. As of the date of this Agreement, there is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent or Merger Sub or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.06 Compliance with Applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and Merger Sub are in compliance with all applicable Laws (including Anti-Corruption Laws) and all Permits applicable to the business and operations of Parent and Merger Sub and (b) Parent holds, and is in compliance with, all Permits required by Law for the conduct of its business as it is now being conducted. Neither Parent nor Merger Sub or, to the Knowledge of Parent or Merger Sub, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, (iii) is located, organized or resident in a Sanctioned Country, or (iv) has or is now, in connection with the business of Parent or Merger Sub engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in material violation of Sanctions.
SECTION 4.07 Availability of Funds; Financing.
(a) Concurrently with the execution of this Agreement, each Sponsor has executed an Equity Commitment Agreement. The Equity Commitment Agreements are in full force and effect, is a valid, binding and enforceable obligation of each Sponsor and, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Sponsor under the Equity Commitment Agreements. The Equity Commitment Agreements are not subject to any conditions or other contractual contingencies other than as expressly set forth therein. Parent has delivered to the Company a true, correct, complete and fully executed copy of each Equity Commitment Agreement. The Equity Commitment Agreements collectively provide for amounts sufficient for payment of the Merger Consideration by Parent.
(b) Parent has delivered to the Company true, correct, complete and fully executed copies of (i) the debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes, joinders and amendments related thereto, the “Debt Commitment Letter”), among Merger Sub, Goldman Sachs Bank USA and Citigroup Global Markets Inc. and (ii) the fee letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes, joinders and amendments related thereto, the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Letters”), among Merger Sub, Goldman Sachs Bank USA and Citigroup Global Markets Inc. (provided that such Fee Letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing), pursuant to which and subject to the terms and conditions expressly set forth therein, the Debt Financing Entities party thereto have committed to provide debt financing in the amounts set forth in the Debt Commitment Letter to Parent (such debt financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”).
(c) As of the date of this Agreement, none of the Financing Commitment Letters have been amended, restated or otherwise modified or waived in any respect, and no such amendment, restatement, modification or waiver is contemplated. As of the date of this Agreement, none of the commitments contained in any Financing Commitment Letter has been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and, to the Knowledge of Parent, no such termination, withdrawal, rescission, reduction or modification is contemplated or the subject of discussions. As of the date of this Agreement, (a) the Equity Commitment Agreement is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Parent and each of the other parties thereto and (b) the Debt Letters are in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Parent and, to Parent’s Knowledge, each of the other parties thereto, in each case, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter, and, as of the date hereof, Parent has no reason to believe that (i) it or any other party thereto will not be able to satisfy any term or condition of the Financing Commitment Letters, including any condition to the closing of the Financing, on or prior to the Closing Date or (ii) the full amount of the Financing will not be made available to Parent on or prior to the Closing Date. Subject to the terms and conditions of the Financing Commitment Letters, the net proceeds of the Financing, when funded in accordance with the Financing Commitment Letters and giving effect to any “flex” provision in the Debt Letters (including with respect to fees and original issue discount), will provide Parent and Merger Sub with sufficient and available funds at the Closing to pay all of their respective obligations under this Agreement and each of the Financing Commitment Letters, including the payment of (i) the Merger Consideration, (ii) any and all amounts in connection with the refinancing, prepayment or repayment of any existing Indebtedness of the Company required by this Agreement or the Debt Commitment Letter (including any interest thereon or fees, penalties or premiums with respect thereto) and (iii) all of the other payment obligations required to be paid on or prior to the Closing Date by Parent or Merger Sub hereunder, with respect to the Financing commitments and the Definitive Agreements or in connection with the transactions contemplated hereby (such amounts in clauses (i) through (iii), collectively, the “Required Amount”). As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the satisfaction or waiver of the conditions to Closing set forth in Section 7.01 and Section 7.03, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a breach, default or failure to satisfy a condition under the Financing Commitment Letters by or on the part of Parent or Sponsor or, to Parent’s Knowledge, any other party to the Financing Commitment Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts, arrangements or understandings of any kind (written or oral) related to the Financing that could affect the conditionality, enforceability, amount provided under the Financing Commitment Letters, availability or termination of the Financing, other than as expressly set forth in the Debt Commitment Letter. Parent has fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, Parent is not, and has no reason to be, aware of any fact, event or other occurrence that makes any of the representations or warranties in any of the Financing Commitment Letters inaccurate in any material respect and has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitment Letters required to be satisfied will not be fully satisfied on a timely basis or that the Financing will not be made available in accordance with the terms of the Financing Commitment Letters at or prior to the Closing. As of the date of this Agreement, no Person that is a party to any of the Financing Commitment Letters has notified Parent (or any of its Affiliates or Representatives) of its intention to terminate, withdraw, rescind, reduce or modify any of its obligations under any of the Financing Commitment Letters or to not provide the Financing.
SECTION 4.08 Termination Agreements . Concurrently with the execution and delivery of this Agreement, each Sponsor has delivered to the Company a true, correct and complete copy of its respective duly executed Termination Agreement and, assuming the due authorization, execution and delivery by the Company of such Termination Agreement (if applicable) and this Agreement, such Termination Agreements constitute valid and binding obligations of such Sponsor, enforceable against it in accordance with the terms thereof, subject in all respect to the Bankruptcy and Equity Exceptions. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of any Sponsor pursuant to its Termination Agreement.
SECTION 4.09 Parent; Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 4.09 of the Parent Disclosure Letter, Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub. Neither Parent (other than with respect to Merger Sub) nor Merger Sub owns any shares of capital stock or voting securities of, or other equity interests in, any Person. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement, including the Financing. Neither Parent nor Merger Sub has any assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto, including the Financing.
SECTION 4.10 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (in each case as such terms are defined in Section 203 of the DGCL) is or has been at any time during the three (3) years prior to the date of this Agreement an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or other Equity Securities.

SECTION 4.11 Brokers’ Fees and Expenses. Except as set forth on Section 4.11 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 4.12 Solvency. Assuming (a) the representations and warranties of the Company and Company Subsidiaries made in this Agreement are true and correct in all material respects (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations), (b) the compliance by the Company of its obligations hereunder, (c) all material contingent liabilities of the business of the Company are disclosed herein, in the Company Disclosure Letter or in the Company Reports, (d) the satisfaction of the conditions set forth in Article VII and (e) that the most recent projections, forecasts or estimates of the Company and the Company Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable, each of Parent and Merger Sub, individually and on a consolidated basis, are not as of the date of this Agreement, and after giving effect to the transactions contemplated hereby to occur at Closing, including the Merger, the Financing and any Substitute Financing, will not be Insolvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or any of their respective Affiliates.
SECTION 4.13 Investigation. Each of Parent and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has been given an opportunity to examine documents provided by, conduct due diligence and ask questions of the Company and its Representatives concerning the transactions contemplated by this Agreement. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company and its Subsidiaries set forth in Article III (including the related portions of the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof and, except in the case of fraud, disclaim reliance on any other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries).
SECTION 4.14 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, each of Parent and Merger Sub (a) specifically acknowledges and agrees that none of the Company or any of its Affiliates, Representatives or stockholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law or by statute, or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection, (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company’s or any such Affiliate’s respective Representatives or stockholders (other than the Company) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that (A) it has conducted its own independent investigation of the transactions contemplated hereby (including with respect to the Company and the Company Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or stockholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01 Conduct of Business.
(a) Conduct of Business by the Company. Except (A) for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly contemplated or required by this Agreement, (B) as required by a Governmental Entity or by applicable Law, or (C) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (I) conduct its business in the ordinary course of business in all material respects and in accordance with the Capital Plan in all material respects, (II) preserve intact, in all material respects and in the ordinary course of business in all material respects, its business organization and existing relationships with employees, customers, suppliers, joint venture partners, lenders, Governmental Entities and any other Person having a business relationship with the Company or any of the Company Subsidiaries that is material to the Company, (III) maintain in effect all material existing Permits necessary for the conduct of its business and to timely submit renewal applications (as applicable) to the extent deemed prudent by the Company in its commercially reasonable judgment and (IV) satisfy obligations as necessary to maintain in good standing material development projects and opportunities in all material respects to the extent deemed prudent by the Company in its commercially reasonable judgment. In addition, and without limiting the generality of the foregoing, except (A) as set forth in the Company Disclosure Letter or otherwise expressly contemplated or required by this Agreement, (B) as required by a Governmental Entity or by applicable Law or (C) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (A) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not more than the most recent quarterly dividend declared by the Company prior to the date of this Agreement, (B) dividend equivalents accrued or payable by the Company in respect of Company Restricted Stock Units or Company Performance Stock Units (or deferrals based on Company Common Stock) in accordance with the applicable Company Benefit Plan or Company Benefit Agreement, (C) dividends and distributions by a direct or indirect Company Subsidiary to its direct equity owners, including any holder of preferred equity, (D) dividends and distributions by the Company or a Company Subsidiary in accordance with (1) any Tax Equity Transaction Document that is (x) existing as of the date of this Agreement, (y) relating to a project set forth on Section 5.01(a)(i) of the Company Disclosure Letter or otherwise acquired in accordance with Section 5.01(a)(x), or (z) consented to by Parent to the extent required by the terms herein (the Tax Equity Transaction Documents in clauses (x) (y) and (z) collectively, the “Permitted Tax Equity Transaction Documents” and the tax equity arrangements thereunder, “Permitted Tax Equity Transactions”) or (2) any Permitted DevCo Equity Transaction Documents and (E) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (I) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (II) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by ninety-one (91), provided, that notwithstanding the foregoing, none of the Company nor any Company Subsidiary shall declare, set aside or pay any dividend or distribution if in the good faith exercise of reasonable business judgment, the Company reasonably expects such dividend or distribution would result in a Company Downgrade Event;
(ii) amend any Organizational Documents of the Company or any Material Company Subsidiary, or agree to any such amendments with respect to any Material Company Joint Venture, in any manner, except for immaterial or ministerial amendments or amendments required by changes in Law or, with respect to Material Company Subsidiaries or Material Company Joint Ventures, for amendments not materially adverse to such Material Company Subsidiary or Material Company Joint Venture or that would be otherwise reasonably expected to materially delay or impede the ability to consummate the transactions, including the Financings, contemplated hereby;
(iii) except as permitted by Section 5.01(a)(v) or Section 5.01(a)(vi) or for transactions exclusively among the Company and the wholly owned Company Subsidiaries or exclusively among the wholly owned Company Subsidiaries or as provided in the Permitted Tax Equity Transaction Documents or the Permitted DevCo Equity Transaction Documents, split, combine, consolidate, subdivide, reclassify or take similar action with respect to any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;
(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, “phantom” stock or units, stock appreciation rights or other equity or equity-based rights to acquire any such capital stock, securities, interests or rights, except for (A) transactions between (1) the Company and any Company Subsidiary or (2) a Company Subsidiary and another Company Subsidiary, (B) the acquisition by the Company of shares of Company Common Stock in the open market to satisfy its obligations under all Company Benefit Plans or deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date of this Agreement, (C) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans in accordance with their terms in effect as of the date of this Agreement and (D) as provided in the Permitted Tax Equity Transaction Documents or Permitted DevCo Equity Transaction Documents;
(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any Equity Securities of the Company or any Company Subsidiary or Company Voting Debt, in each case, except for, (A) the settlement of Company Restricted Stock Units, Company Performance Stock Units or Company Stock Options or of deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date of this Agreement, (B) the crediting of deferrals or dividend equivalents based on Company Common Stock in the ordinary course of business and consistent with past practices, (C) the issuance of shares of Company Common Stock to satisfy its obligations under Company Benefit Plans (including with respect to outstanding Company Equity Awards) when due in accordance with their terms as in effect as of the date of this Agreement or deferrals based on Company Common Stock in accordance with their terms as in effect as of the date of this Agreement, (D) as provided in the Permitted Tax Equity Transaction Documents or the Permitted DevCo Equity Transaction Documents, (E) as provided for in definitive agreements executed in connection with project financing incurred in the ordinary course of business, (F) as expressly permitted under Section 5.01(a)(xi) or Section 5.01(a)(xi) of the Company Disclosure Letter or (G) as otherwise permitted under this Agreement;
(vi) (A) grant or announce to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due by its terms), (B) grant to any Company Personnel any change-in-control, severance, retention or termination pay or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Personnel, (C) establish, adopt, enter into, amend in any material respect or terminate any Company Union Contract, Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Union Contract, Company Benefit Plan or Company Benefit Agreement if in existence on the date of this

Agreement), in each case, except for amendments in the ordinary course of business consistent with past practices that (1) do not materially increase costs for the Company or any Company Subsidiary or (2) with respect to the U.S. Utilities, otherwise are reasonably expected to be recoverable in a rate case, or (D) take any action to increase or accelerate or commit to accelerate the time of vesting, funding or payment of any compensation or benefits to any Company Personnel, including under any Company Benefit Plan or Company Benefit Agreement, except in the case of the foregoing clauses (A) through (D) for actions required pursuant to the terms of any Company Union Contract, Company Benefit Plan or Company Benefit Agreement existing on the date of this Agreement and listed on Section 3.10(a) of the Company Disclosure Letter, or as expressly required by the terms and conditions of this Agreement;
(vii) (A) hire or terminate (other than for cause) any individual who is subject to reporting requirements of Section 16 under the Exchange Act with respect to the Company or (B) waive or release the restrictive covenant obligations of any Company Personnel;
(viii) commence an obligation to contribute to any Multiemployer Plan or incur any complete or partial withdrawal liability (in each case, within the meaning of Title IV of ERISA) with respect to any Multiemployer Plan;
(ix) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);
(x) subject to the requirements set forth on Section 5.01(a)(x) of the Company Disclosure Letter, (A) make any acquisition of an entity or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except, if such acquisition, in the good faith exercise of reasonable business judgment, the Company reasonably expects would not result in a Company Downgrade Event, acquisitions for cash consideration for equity value, as measured from the date of this Agreement until the Effective Time, that is individually not reasonably likely to be in excess of fifty million dollars ($50,000,000) and in the aggregate not reasonably likely to be in excess of two hundred million dollars ($200,000,000) in any rolling twelve month period or (B) other than in the ordinary course of business or in connection with, or otherwise in accordance with, the Permitted Tax Equity Transaction Documents or the Permitted DevCo Equity Transaction Documents, sell, lease, grant or otherwise transfer or dispose of any material assets except, if such dispositions, in the good faith exercise of reasonable business judgment, the Company reasonably expects would not result in a Company Downgrade Event, dispositions for cash consideration of assets with an individual equity value, as measured from the date of this Agreement until the Effective Time, not in excess of twenty-five million dollars ($25,000,000) and with an aggregate equity value not in excess of one hundred million dollars ($100,000,000) in any rolling twelve month period; provided, that notwithstanding the dollar thresholds set forth in the foregoing clause (B), the Company shall use commercially reasonable efforts to effectuate the dispositions set forth on and in accordance with Section 5.01(a)(x)(B) of the Company Disclosure Letter;
(xi) (A) incur (including by way of acquisition) or guarantee any Indebtedness, except for:
(1) (i) Indebtedness incurred by the Company in the ordinary course of business consistent with past practice in an aggregate principal amount not greater than two hundred seventy million dollars ($270,000,000), (ii) Indebtedness incurred by Company Subsidiaries in the ordinary course of business consistent with past practice in an aggregate principal amount not greater than two hundred seventy million dollars ($270,000,000) and (iii) Indebtedness incurred by the Company or Company Subsidiaries in the ordinary course of business consistent with past practice in an aggregate principal amount not greater than thirty million dollars ($30,000,000); provided, however, that, the Company and Company Subsidiaries shall not incur any such borrowing that, in the good faith exercise of reasonable business judgment, the Company reasonably expects would result in the Company no longer having a senior unsecured long-term debt rating of BBB- or higher either from S&P Global Ratings (“S&P”) or from Fitch Ratings, Inc. (“Fitch” and, together with S&P, the “Rating Agencies”) as of the end of the then-current calendar year (or such other annual measurement period then utilized by the relevant rating agency in evaluating the Company’s leverage or credit profile for such period); provided, further, that the baskets set forth in this clause (1) shall not be used for Acquisition Debt (as defined below);

(2) as reasonably necessary to finance any acquisitions permitted under Section 5.01(a)(x) in an amount not greater than four hundred million dollars ($400,000,000) (calculated in the aggregate with the amount of Indebtedness of any acquired Person that remains outstanding after such acquisition) in the aggregate (“Acquisition Debt”); provided, however, that, the Company shall not incur any such borrowing that, in the good faith exercise of reasonable business judgment, the Company reasonably expects would result in the Company no longer having a senior unsecured long-term debt rating of BBB- or higher either from S&P or from Fitch as of the end of the then-current calendar year (or such other annual measurement period then utilized by the relevant rating agency in evaluating the Company’s leverage or credit profile for such period); provided, further, that neither the Company nor any Company Subsidiary (other than Company Subsidiaries in the same Common Business Silo as such Company Subsidiary making such acquisition and/or acquired through such acquisition) shall be an obligor under any such Indebtedness;
(3) Indebtedness in replacement of or refinancing of existing Indebtedness (including any fees associated therewith) (but not in duplication of Indebtedness incurred under clause (5) below); provided that (x) the aggregate commitments or principal amounts thereunder shall not be increased (other than (i) with respect to fees, costs, redemption premiums or other expenses associated therewith and (ii) with respect to any Indebtedness being refinanced that was sized with a greater “equity cushion” than the refinancing Indebtedness thereof (in each case, in a manner consistent with past practice of the Company Subsidiaries), such refinancing Indebtedness may have an increased principal amount commensurate with such lower “equity cushion”) and (y) such Indebtedness shall (a) not contain covenants or event of default provisions materially more restrictive than the covenants and event of default provisions governing the Indebtedness being refinanced, (b) (i) with respect to any such Indebtedness incurred or guaranteed by a Company Subsidiary, have substantially the same (or less burdensome) guarantee and collateral requirements that have been (or are required to be) granted with respect to the Indebtedness being replaced or refinanced (provided that (x) except to the extent provided for, or expressly contemplated by the provisions governing, the Indebtedness being refinanced as of the date of this Agreement, the Company shall not provide any (i) collateral to secure any Indebtedness incurred under this clause (3) or (ii) guarantees of Indebtedness incurred under this clause (3) (other than in respect of (A) obligations described under clause (f) of the definition of “Indebtedness”, (B) to the extent constituting Indebtedness, cash management obligations and trade payables obligations and (C) other obligations that the Company reasonably believes in good faith do not constitute “corporate indebtedness” (or the equivalent) (or otherwise constitute debt for purposes of calculating ratings criteria) by any Rating Agency in respect of either such Company Subsidiary or the Company (provided, that the obligations guaranteed pursuant to this subclause (C) shall not exceed $150,000,000 in the aggregate unless the Company has consulted reasonably with the Parent with respect to the terms thereof prior to entering into any such guarantee) (“Guarantee Exceptions”) and (y) this clause (b)(i) shall not restrict the refinancing thereof across separate Company Subsidiaries that are part of a Common Business Silo), and (ii) with respect to any such Indebtedness incurred or guaranteed by the Company, except to the extent provided for, or expressly contemplated by the provisions governing, the Indebtedness being refinanced as of the date of this Agreement, not be guaranteed by (or have as a primary co-obligor) any Company Subsidiary or be secured by any collateral, (c) contain interest rates, redemption make-whole and other economic provisions reasonably determined by the Company or the applicable Company Subsidiary to be on market terms commensurate with terms available at the time of incurrence to issuers in the same industry and having the same corporate credit rating as the Company or, if relevant, the applicable Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) any joint venture , (d) expressly permit all or not prohibit any transactions contemplated by this Agreement (including the Financing), (e) not result in any material adverse tax consequences for the Company or any Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) any joint venture (including any such material adverse tax consequences for the Company or any Company Subsidiary that are required to be reflected on a Tax Return of Parent or any consolidated, unitary or combined tax group of which the Company or any successor thereto is a member) and (f) not have a shorter maturity date than the Indebtedness being refinanced or replaced (the requirements in subclauses (a)-(f), the “Required Debt Terms”);
(4) guarantees, letters of credit and other credit support by the Company of obligations (excluding Indebtedness (other than the Guarantee Exceptions)) of any Company Subsidiary or by any Company Subsidiary of obligations of any Subsidiary part of the same Common Business Silo as such Company Subsidiary; provided, any letters of credit issued for the account of the Company shall be subject to the cap in clause (5) below;
(5) borrowings under existing Indebtedness commitments (including existing trade payables programs, including those of AES Clean Energy Development Holdings, LLC and its Subsidiaries) as in effect on the date hereof or commercial paper programs or, in each case, replacements thereof as permitted under clause (3) above in the ordinary course of business; provided, however, that, the Company shall not incur any such borrowing that, in the good faith exercise of reasonable business judgment, the Company reasonably expects would result in the Company no longer having a senior unsecured long-term debt rating of BBB- or higher either from S&P or from Fitch as of the end of the then-current calendar year (or such other annual measurement period then utilized by the relevant rating agency in evaluating the Company’s leverage or credit profile for such period);
(6) customary bridge loans in connection with Permitted Tax Equity Transactions; and
(7) Indebtedness for the applicable Company Subsidiaries in amounts necessary to comply with any applicable regulations as required by the SIGET, FERC, the PUCO and the IURC and consistent with past practice in all material respects;
provided, in no event shall any Indebtedness incurred pursuant to this Section 5.01(a)(xi) (or any Contract related to such Indebtedness) or any amendment, modification or waiver to any Indebtedness (i) include any term or provision pursuant to which the consummation of the Merger or the other transactions contemplated by this Agreement (including the Financing) would reasonably be expected to result in a breach, default or event of default with respect to such Indebtedness or permit the holders of any Indebtedness of the Company or any Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) joint venture to accelerate payment of such Indebtedness or require the Company or any Company Subsidiary to voluntarily or involuntarily (or offer to) redeem, replace or repay such Indebtedness prior to its scheduled maturity (the “Prohibited Terms”), (ii) to the extent constituting a replacement or refinancing of existing Indebtedness, fail to satisfy any Required Debt Term or (iii) to the extent not constituting a replacement or refinancing of existing Indebtedness (1) with respect to any such Indebtedness incurred by the Company, be secured by any of Company assets or Company Subsidiary assets or be guaranteed by (or have as a primary co-obligor) a Company Subsidiary, (2) with respect to any such Indebtedness incurred by a Company Subsidiary, (x) be secured by property directly owned by the Company or be guaranteed by the Company (or have the Company act as a primary co-obligor under) (other than in respect of Guarantee Exceptions) and (y) be secured by property directly owned by a Company Subsidiary that is not in the same Common Business Silo or be guaranteed by (or have as a primary co-obligor) a Company Subsidiary that is not in the same Common Business Silo, and (3) contain interest rates, redemption make-whole or other economic provisions reasonably determined by the Company or the applicable Company Subsidiary not to be on market terms commensurate with terms available at the time of incurrence to issuers in the same industry and having the same corporate credit rating as the Company or, if relevant, the applicable Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) any joint venture; provided, further, that the Company shall consult reasonably with Parent regarding the economic and structural terms with respect to any Indebtedness to be incurred (or commitments in respect thereof to be established under definitive documents) pursuant to this Section 5.01(a)(xi) (other than pursuant to Section 5.01(a)(xi)(5), in respect of obligations described under clause (f) of the definition of “Indebtedness” and, to the extent constituting Indebtedness, cash management obligations and trade payables obligations) with an initial principal amount equal to or in excess of $150,000,000 with respect to the Company or $300,000,000 with respect to any Company Subsidiary (it being agreed and understood that (1) the Company shall use commercially reasonable efforts to allow sufficient time for Parent to review with its counsel and shall consider in good faith Parent’s comments to such terms and (2) if the proposed yield on (x) any new Indebtedness will be materially higher than comparable Indebtedness of the Company or Company Subsidiary, as applicable, (y) any refinancing Indebtedness will be materially higher than the Indebtedness being refinanced or (z) if the Company or Company Subsidiary, as applicable, do not have (or do not have a Subsidiary that has) comparable Indebtedness to the Indebtedness being incurred, in each case, the Company shall notify Parent and use commercially reasonable efforts to consult with Parent at least three (3) Business Days prior to such Indebtedness being incurred); provided, further, that the Company shall consult reasonably with Parent and provide Parent with summaries of commercial terms and drafts of the material primary definitive documentation with respect to any Indebtedness to be incurred (or commitments in respect thereof to be established under definitive documents) pursuant to Section 5.01(a)(xi) (other than pursuant to Section 5.01(a)(xi)(5), in respect of obligations described under clause (f) of the definition of “Indebtedness” and, to the extent constituting Indebtedness, cash management obligations and trade payables obligations) to the extent that (i) such Indebtedness has (through drawn and undrawn commitments) an initial principal amount equal to or in excess of (A) in the case of any refinancing or replacement Indebtedness of the Company, $500,000,000, (B) in the case of any other Indebtedness of the Company, $250,000,000 and (C) in the case of Indebtedness of any Company Subsidiary, $500,000,000, (ii) such Indebtedness constitutes junior lien, junior in payment priority or subordinated indebtedness or (iii) such Indebtedness involves the refinancing of the AES Clean Energy revolving credit facility in a manner that changes the obligors of such Indebtedness being refinanced (it being agreed and understood that the Company shall use commercially reasonable efforts to allow sufficient time for Parent to review with its counsel and shall consider in good faith Parent’s comments to such drafts);
(B) incur any Encumbrance other than Permitted Encumbrances;
(C) amend, modify or waive any term or provision of any Indebtedness in a manner adverse in any material respect to the Company or any Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) joint venture (it being agreed and understood that any amendment, modification or waiver that gives effect to any Prohibited Terms or, if after giving effect thereto, such Indebtedness would not satisfy the Required Debt Terms (with references to “Indebtedness being refinanced” contained therein being replaced with “Indebtedness being amended, modified or waived” for purposes of such determination) shall be adverse in a material respect to the Company or any Company Subsidiary or (to the extent the Company directly or indirectly has a consent right over such action) joint venture);
(D) with respect to any Specified LC Facility, issue any letters of credit thereunder if, at the time of issuance thereof, such Specified LC Facility contains any Prohibited Term;
(E) enter into any Contract (i) requiring credit support (including guarantees, letters of credit or cash collateral) that has a Prohibited Term or (ii) that would require new, alternative or supplemental credit support (including guarantees, letters of credit or cash collateral) upon (1) the consummation of the Merger or the other transactions contemplated hereby or (2) a Company Downgrade Event, unless, with respect to this subclause (2), the Company has used commercially reasonable efforts to avoid including such a requirement in the applicable Contract; and
(F) enter into any hedge, swap or other derivative transactions pursuant to any Specified ISDA if (i) more than 42 days have elapsed from the date of this Agreement (or such later time as Parent may reasonably agree) and (ii) a waiver under the Citi Credit Agreement has not been obtained with respect to any “change of control” event of default that would occur upon the consummation of the Merger or other transactions contemplated herein;
provided, further, that, (I) nothing contained in this Section 5.01(a)(xi) (other than clause (F)) shall be construed to apply to the Company’s cash management or hedging activities so long as conducted in the ordinary course of business consistent with past practice and not for speculative purposes and, except to the extent not prohibited by clause (F) above, so long as the documentation therefore does not provide for any termination or similar event upon the consummation of the Merger or other transactions contemplated herein (excluding any customary “credit event upon merger” event under a hedge or similar Contract; provided, that the Company and Company Subsidiaries shall use commercially reasonable efforts to cause the applicable counterparties to waive (or, in the case of new Contracts, not include) any “credit event upon merger” (or equivalent) termination event with respect to the Merger in such Contracts; provided, however, the Company and the Company Subsidiaries shall only be required to use such commercially reasonable efforts with respect to existing hedge or similar Contracts pursuant to which there are active hedge or similar transactions (including upon entering into new hedge or similar transactions) or with respect to new hedge or similar Contracts), (II) for purposes of this Section 5.01(a)(xi) (including as permitted under such section of the Company Disclosure Letter), the Company shall not incur any Indebtedness that is (or amend any of its Indebtedness such that such Indebtedness becomes) junior (in right of payment or otherwise) to the Company’s senior unsecured debt obligations, (III) notwithstanding anything to the contrary, for purposes of determining compliance with this Section 5.01(a)(xi), in the event that any Indebtedness meets the criteria of more than one of the categories of permitted exceptions described in this Section 5.01(a)(xi), the Company shall, in its sole discretion, be permitted to classify or divide such transaction (or any portion thereof) among one or more of such exceptions and (IV) for the avoidance of doubt, if a Person in which the Company directly or indirectly owns equity interests later becomes a consolidated Subsidiary of the Company, the recognition of Indebtedness of such Person on the consolidated balance sheet of the Company due to such consolidation shall not constitute an incurrence, acquisition or guarantee of Indebtedness for purposes of this Section 5.01(a)(xi);
(xii) make any capital expenditure, except, without duplication, (A) in accordance with the capital plan set forth in Section 5.01(a)(xii) of the Company Disclosure Letter (including the capital plan for 2027 referenced below, the “Capital Plan”), plus a ten percent (10%) variance for each principal category set forth in the Capital Plan; provided that any amounts included in the Capital Plan for calendar year 2026 but not spent during such year shall be rolled over into the following calendar year’s capital plan so long as such amounts are spent on the same capital projects or assets provided for in the Capital Plan until such time as the capital plan for calendar year 2027 is approved by Parent, provided further that, until a capital plan for 2027 (which the Company shall propose a draft of in accordance with past practice, and give Parent the reasonable opportunity to review and comment on such draft) is approved by Parent, the Company or applicable Company Subsidiary may make capital expenditures in 2027 that are in amounts consistent with the Capital Plan for 2026, as adjusted as set forth in the Capital Plan for each principal category (which shall, for the avoidance of doubt, be subject to the ten percent (10%) variance for each principal category set forth above), (B) from and after January 1, 2027, until a capital plan for 2027 is approved by Parent, capital expenditures with respect to projects that have been approved or are otherwise permitted for which capital expenditures have been incurred prior to such date, provided, that, for the avoidance of doubt, any such expenditures shall correspondingly reduce the amounts available under the second proviso of the foregoing clause (A), (C) capital expenditures related to required maintenance, operational emergencies, equipment failures or outages or deemed necessary or prudent by the Company or the applicable Company Subsidiary in good faith, (D) with respect to the U.S. Utilities, as are reasonably expected to be recoverable in a rate case, or (E) with the prior written consent of Parent or as required by Law or a Governmental Entity; provided that in the case of the foregoing clause (C), the Company shall provide Parent with notice of such capital expenditures taken as soon reasonably practicable thereafter (excluding capital expenditures for required maintenance);
(xiii) except as occurring in the ordinary course of business consistent with past practice or as required by applicable Law, (A) change any material method of Tax accounting, (B) change or rescind any entity classification or other material Tax election, (C) settle or compromise any material Tax liability, audit, refund, or other Tax proceeding, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or request any ruling in either case relating to a material amount of Taxes, (E) request any extension or waiver of the limitation period applicable to any material Tax claim or (F) except to the extent otherwise permitted pursuant to this Agreement, undertake any reorganization, restructuring or other action, in each case, outside of the ordinary course of business that has the effect for U.S. federal income tax purposes of utilizing any U.S. federal net operating loss carryforwards or capital loss carryforwards, individually or in the aggregate, in excess of two hundred million dollars ($200,000,000) (provided, nothing contained in this Section 5.01(a) other than this Section 5.01(a)(xiii) shall be construed as relating to Taxes or Tax Returns);
(xiv) waive, release, assign, settle or compromise any material Claim against the Company or any Company Subsidiary, except for waivers, releases, assignments, settlements or compromises that are limited solely to (A) the payment of monetary damages that, with respect to the payment of such monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (1) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (2) fifty million dollars ($50,000,000), in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment and (B) non-monetary terms that would not result in an admission of criminal liability by the Company or any Company Subsidiary and that would not be or would not reasonably be expected to be, individually or in the aggregate, materially adverse to (x) the Company and the Company Subsidiaries (taken as a whole) or (y) the Company or any Material Company Subsidiary (individually);

(xv) announce or effectuate a reduction in force, plant closing, mass layoff, or other workforce action that triggers the Worker Adjustment and Retraining Notification Act, or comparable local, state and federal Laws;
(xvi) enter into a material new line of business or cease operations of an existing material line of business;
(xvii) sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of, any material Intellectual Property of the Company or any Company Subsidiary other than (A) non-exclusive licenses granted in the ordinary course of business or (B) the expiration of any Intellectual Property at the end of its statutory term;
(xviii) (A) form any new Subsidiary (except for any such Subsidiary that is a wholly owned Subsidiary of the Company or formed in the ordinary course of business consistent with past practice) or material joint ventures (except formed in the ordinary course of business consistent with past practice) or (B) agree to materially modify the terms of any existing material joint ventures in a manner that is adverse in any material respect to the Company, in each case of sub-clause (A) and (B), except in connection with the Permitted Tax Equity Transaction Documents, the Permitted DevCo Equity Transaction Documents, or Indebtedness disclosed herein, in the Company Disclosure Letter or in the Company Reports or otherwise permitted under this Agreement;
(xix) adopt or recommend a plan or agreement of complete or partial liquidation or dissolution, restructuring or other reorganization, other than dissolutions of Company Subsidiaries in the ordinary course of business;
(xx) (A) enter into any (x) equipment, EPC or other construction Contracts or (y) Contract with a term exceeding one (1) year for future sales of electric energy or capacity from an energy generating facility, or renewable energy credits associated with the generation of energy by a renewable energy facility, in each case of clause (x) and (y) that would have been a Company Contract if it had been entered into prior to the date of this Agreement, in connection with (1) 250 MW or larger development projects relating to AES Clean Energy (ACE) (as such term is used in the Capital Plan) or (2) 200 MW or larger development projects relating to Central America (Panama / Dominican Republic), AES Andes or Other Businesses (as such terms are used in the Capital Plan), in any case other than such Contracts related to the projects set forth on Section 5.01(a)(x)(A) of the Company Disclosure Letter, (B) enter into any other new Contract (excluding, for the avoidance of doubt, Contracts set forth in clause (A)) that would have been a Company Contract if it had been entered into prior to the date of this Agreement, or (C) amend, renew, extend, modify, waive, or release (or otherwise forgo any material right or claim under) on terms materially adverse to the Company, cancel or terminate, in whole or in part, any Company Contract, Permitted DevCo Equity Transaction Document or Permitted Tax Equity Transaction Document, in each case of clause (B) and (C), other than in the ordinary course of business consistent with past practice or as otherwise permitted under any other provision of this Section 5.01(a);
(xxi) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in GAAP, IFRS or other applicable accounting standard;
(xxii) fail to maintain, terminate or cancel any material insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without using commercially reasonable efforts to replace such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms; or
(xxiii) authorize any of, or commit or agree in writing or otherwise enter into any Contract to do any of, the foregoing;
provided, however, that in the event that the Company or any Company Subsidiary would be prohibited from taking any action by reason of this Section 5.01(a) or Section 5.01(b) without the prior written consent of Parent, such action shall be deemed consented to and such action may nevertheless be taken without such consent if the Company requests Parent’s prior written consent and Parent fails to respond in writing (email being sufficient) to such request within five (5) Business Days after the date of such request; provided that Parent shall work in good faith to respond in a shorter period of time for any time sensitive matter if reasonably requested by the Company; provided further that the Company shall provide Parent with notice of such action as soon as reasonably practicable thereafter.
(b) Emergencies. Notwithstanding anything to the contrary herein, the Company may, and may cause any Company Subsidiary to, take reasonable actions in compliance with applicable Law and consistent with prudent industry practice (as determined by the Company in good faith) with respect to any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, severe weather-related event, act of terrorism or sabotage, cybersecurity incidents, sudden equipment failures, unanticipated power outages or an immediate and material threat to the health or safety of natural Persons (collectively, “Operational Emergencies”); provided that the Company shall provide Parent with written notice of any such material action with respect to any Operational Emergencies (including a reasonably detailed written description of such Operational Emergency) as soon as reasonably practicable thereafter.
(c) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective businesses and operations.
(d) Notice of Changes. From the date of this Agreement until the Effective Time, the Company shall reasonably promptly notify Parent in writing of any changes, including any loans or grants pursued or obtained by the Company or any Company Subsidiary, that would trigger a review pursuant to the National Environmental Policy Act (NEPA) (including loans or grants under federal or state incentives).
(e) For the avoidance of doubt, this Section 5.01 does not relate to the ability of the Company or the Company Subsidiaries to make filings in connection with, or agree to settlement or stipulation of, Regulatory Proceedings.
SECTION 5.02 Regulatory Proceedings.
(a) Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries may (i) initiate or join in any Regulatory Proceeding or (ii) enter into any settlement or stipulation in respect of any Regulatory Proceeding, in the case of either clause (i) or (ii), (A) in the ordinary course of business; (B) as set forth in Section 5.02(a) of the Company Disclosure Letter; or (C) otherwise with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), other than in each case, with respect to any Material Regulatory Proceeding, which shall require the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything in this Agreement to the contrary, the terms of Section 6.03 shall control with respect to any Regulatory Proceeding under Section 6.03, including any Filing made in connection therewith.
(b) Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries shall, to the extent permitted by Law, (i) keep Parent informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Entities (including any member or representative of any Governmental Entity’s staff) with respect to such Material Regulatory Proceedings and provide copies of any related written communications or materials; (ii) consult with Parent and give Parent a reasonable opportunity, within time constraints imposed in such Material Regulatory Proceedings, to comment on material written communications or materials to be submitted to any Governmental Entity, in each case, with respect to any such Material Regulatory Proceedings, which the Company and the Company Subsidiaries shall consider in good faith and (iii) to the extent reasonably practicable, use commercially reasonable efforts to provide Parent with reasonable prior notice of and an invitation to any such in-person meeting or conference, including any meetings held electronically but customarily held in-person, related thereto and consider in good faith the views of Parent in connection therewith.
(c) For the avoidance of doubt, Section 5.01 does not relate to the ability of or otherwise permit, or restrict the ability of, the Company or the Company Subsidiaries to make filings in connection with, or agree to settlement or stipulation of, Regulatory Proceedings contemplated by Section 6.03 or this Section 5.02.

SECTION 5.03 No Solicitation by the Company; Company Board Recommendation.
(a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to and shall instruct its other Representatives not to (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except between the Company, the Company’s Affiliates and its and their respective Representatives, on the one hand, and Parent, Merger Sub and their Affiliates and its and their respective Representatives, on the other hand) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall instruct its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except between the Company’s Affiliates and its and their respective Representatives, on the one hand, and Parent and Parent’s Affiliates and its and their respective Representatives, on the other hand) conducted heretofore with respect to any Company Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, cease providing information with respect to the Company or any Company Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all nonpublic information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that does not result from a breach (other than a de minimis breach) of this Section 5.03(a) by the Company or any of its Subsidiaries and that the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take such action described in clause (1) or (2) of this Section 5.03(a) would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent as promptly as practicable after, and in any event within twenty-four (24) hours, of the provision of such information to such Person) pursuant to an Acceptable Confidentiality Agreement and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives) pursuant to an Acceptable Confidentiality Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates, in each case, at the Company’s direction, shall constitute a breach of this Section 5.03(a) by the Company. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board so long as the Company Board promptly (and in any event, within one (1) Business Day) notifies Parent thereof after granting any such waiver, amendment or release and the Company Board determines, prior to granting any such waiver, amendment or release, in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(b) Except as set forth in Section 5.03(a), Section 5.03(c), Section 5.03(e) and Section 5.03(f), and except for the public disclosure of a Company Recommendation Change Notice made in compliance with this Agreement, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve, declare advisable or recommend, or propose publicly to adopt, approve, declare advisable or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation (except as set forth in Section 6.01(a)), (iv) fail to expressly reaffirm publicly the Company Board Recommendation following Parent’s written request to do so if a Company Takeover Proposal is publicly announced or disclosed on or prior to the earlier of (A) the fifth (5th) Business Day after the delivery of such request by Parent and (B) two (2) Business Days prior to the

Company Stockholders Meeting (or any adjournment or postponement thereof) or (v) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(v) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.03(a), Section 5.03(c), Section 5.03(e) and Section 5.03(f), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).
(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i), in each case, if the Company has received a Superior Company Proposal that does not result directly or indirectly from a breach (other than a de minimis breach) of this Section 5.03 by the Company or any of its Subsidiaries and, in each case, if the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to effect a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) in response to the receipt of such Superior Company Proposal would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) unless (i) the Company Board has provided prior written notice to Parent (a “Company Recommendation Change Notice”) that it is prepared to effect a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such action and, in the case of a Superior Company Proposal, attaching the most current draft of any Company Acquisition Agreement with respect to such Superior Company Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Company Proposal (it being understood that such Company Recommendation Change Notice shall not in itself be deemed a Company Adverse Recommendation Change and that if Parent has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Company Proposal, a new notice to which the provisions of clauses (iii) and (iv) of this Section 5.03(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.03(c) shall be deemed to be two (2) Business Days), (ii) the Company has provided to Parent, prior to the commencement of such three (3) Business Day period, the information with respect to such Company Takeover Proposal required to be provided pursuant to Section 5.03(a) and Section 5.03(d), (iii) during the three (3) Business Day period after delivery of the Company Recommendation Change Notice, if requested by Parent, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make as would permit the Company Board in the exercise of its fiduciary duties not to effect a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) and so that the Company Takeover Proposal no longer constitutes a Superior Company Proposal, and (iv) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and that such Company Takeover Proposal still constitutes a Superior Company Proposal.
(d) The Company shall promptly (and in any event no later than twenty-four (24) hours thereafter) advise Parent orally and in writing of the receipt of any Company Takeover Proposal and the material terms and conditions of any such Company Takeover Proposal and the identity of the Person making such Company Takeover Proposal. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis (and in any event no later than twenty-four (24) hours thereafter) of changes to the material terms and status of any Company Takeover Proposal (including any material amendments thereto or any material change to the scope or material terms or conditions thereof). Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Company Takeover Proposal.
(e) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change in accordance with this Section 5.03(e) if a Company Intervening Event has occurred and the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (i) the Company Board has provided a Company Recommendation Change Notice that it is prepared to effect a Company Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such Company Adverse Recommendation Change, (ii) during the three (3) Business Day period after delivery of the Company Recommendation Change Notice, if requested by Parent, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make and (iii) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(f) Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel), failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that nothing in this Section 5.03(f) shall be construed to limit the definition of “Company Adverse Recommendation Change” or otherwise permit the Company to effect any Company Adverse Recommendation Change other than in accordance with Section 5.03(e).
(g) For purposes of this Agreement:
(i) “Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing), from any Person or group (other than Parent and its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Persons or group (or the equityholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the voting power of the Company or of the surviving entity in any merger, consolidation, share exchange or other business combination involving the Company, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, spin-off, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of any class of capital stock of the Company, (5) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or (6) any combination of the foregoing.

(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “more than fifty percent (50%)” rather than “twenty percent (20%) or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Company Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal and the ability of the Person making such proposal to obtain such required financing, the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Company Board, (1) is more favorable from a financial point of view to the holders of shares of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.03(c))) and (2) is reasonably capable of being completed on the terms proposed.
(iii) “Company Intervening Event” means any material fact, circumstance, effect, change, event or development that occurred or arose after the date of this Agreement, which (A) was neither known by, nor reasonably foreseeable (or if known, the magnitude or material consequences of which were not known, understood or reasonably foreseeable by the Company Board as of the date of this Agreement) by the Company Board as of the date of this Agreement and (B) first becomes known to or by the Company Board prior to obtaining Company Stockholder Approval; provided that none of the following shall constitute a Company Intervening Event: (1) the Company or any of its Subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period, (2) any change in and of itself in the trading price or trading volume of shares of Company Common Stock on the NYSE or in the Company’s credit rating; provided that, in any case, the event or circumstance underlying such change may be taken into account, (3) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or any matter relating thereto or consequence thereof or (4) any action taken by any Party pursuant to and in compliance with such Party’s obligation under this Agreement or the consequences of any such action.
(iv) “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company that contains confidentiality provisions that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to a Company Takeover Proposal, provided that such confidentiality agreement shall not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s expenses and shall not contain any provision that would prevent the Company from complying with its obligations under this Section 5.03.
SECTION 5.04 Financing.
(a) Subject to the provision below, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of their respective Affiliates and Representatives to, use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain the net proceeds of the Financing in an amount required to satisfy the Required Amount at the Closing, or any Substitute Financing, in each case, on the terms and subject only to the conditions expressly set forth in the Financing Commitment Letters (including any “market flex” provisions set forth in any Debt Letter) and subject to any modifications permitted by this Section 5.04 no later than the Closing (or, with respect to certain portions of the Financing indicated in the Financing Commitment Letters, by such later date as provided in the Financing Commitment Letters), including (i) maintaining in full force and effect the Financing Commitment Letters and complying with all of their respective obligations thereunder to the extent required as a condition to accessing such Financing, (ii) negotiating, entering into and delivering definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) on the terms contained in the Debt Letters (including any “market flex” provisions set forth in any Debt Letter) (or with other terms reasonably acceptable to Parent and without any Prohibited Modifications) and subject only to the conditions expressly set forth in the Debt Commitment Letter, (iii) satisfying on a timely basis all conditions in the Financing Commitment Letters and the Definitive Agreements that are applicable to Parent, Merger Sub or any of their respective Affiliates or Representatives that are within their control, (iv) comply with and perform their respective obligations pursuant to the Financing Commitment

Letters and the Definitive Agreements, (v) if required under the Debt Letters, entering into amendments to the Definitive Agreements with respect to the Debt Financing to give effect to any “market flex” provisions contained in any Debt Letter, (vi) if required at Closing in order to refinance any Backstopped Debt Facility, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.03 (except for those conditions to the Closing that by their terms are to be satisfied at the Closing), consummating, and obtaining the net proceeds of, the Debt Financing no later than the Closing and (vii) subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.03 (other than those conditions to be satisfied substantially concurrently with the Closing), consummating, and obtaining the net proceeds of, the Equity Financing no later than the Closing.
(b) In the event that all conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of their respective Affiliates and Representatives to, use its reasonable best efforts to cause each applicable Person that is a party to any of the Financing Commitment Letters to fund the Equity Financing and, if required prior to or at the Closing in order to pay off, terminate or refinance any existing Indebtedness of the Company for which a default or an “event of default” will occur upon the consummation of the Merger, the Debt Financing, in each case, in accordance with its terms on the Closing Date to the extent the proceeds thereof are required to pay the Required Amount and consummate the Merger and the other transactions contemplated thereby. Each of Parent and Merger Sub shall use reasonable best efforts to not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of the Debt Financing to be available and (if applicable) funded in full (and in no case less than an amount sufficient for the payment of the Required Amount) at or prior to the Closing, except with respect to any reductions to commitments thereto otherwise expressly permitted under this Section 5.04.
(c) Upon reasonable request by the Company from time to time, Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to arrange and obtain the Debt Financing and any Substitute Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the Definitive Agreements and providing copies of substantially final drafts of the primary Definitive Agreements (including the credit agreement) with sufficient time for the Company to review with its counsel (provided that any fee letter and any engagement letter for the placement of debt securities may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Debt Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (but in any event, within five (5) Business Days) (i)(A) of any actual, alleged or purported breach, default, repudiation, cancellation or termination (with respect to any cancellation or termination, except as expressly permitted under this Section 5.04), or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any such breach, default, repudiation, cancellation or termination (with respect to any cancellation or termination, except as expressly permitted under this Section 5.04) by any party to any of the Debt Letters or Definitive Agreements, and (B) of any amendment, supplement, waiver, other modification or termination of any Debt Letter (other than a customary amendment or supplement with respect to adding Debt Financing Entities that have not previously executed the Debt Letters as of the date of this Agreement) or Definitive Agreements and (ii) if for any reason at any time Parent believes in good faith that it may not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Letters or any Definitive Agreement. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in clauses (i) or (ii) of the immediately preceding sentence as soon as possible after the Company makes any such request, but in any event within five (5) Business Days after the date the Company delivers Parent a written request.
(d) Neither Parent nor Merger Sub shall, without the Company’s prior written consent: (i) permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under any of the Debt Letters or Definitive Agreements if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (1) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) below the Required Amount (when taken together with other sources of funds immediately available to Parent (including the Equity Financing and additional equity commitments that will be funded at or prior to Closing)), (2) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the existing conditions to the Debt Financing, (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any of the Debt Letters or Definitive Agreements or the ability of Parent or Merger Sub to consummate the transactions contemplated hereby at the Closing or the likelihood of the consummation of the transactions contemplated hereby to be consummated at the Closing, or (4) otherwise expand, amend or modify any provision of any of the Debt Letters or Definitive Agreements in a manner that in any such case would or would reasonably be expected to prevent, delay or make less likely (A) the funding of the Debt Financing in an amount no less than the Required Amount (or satisfaction of the conditions to the Debt Financing) at or prior to the Closing or (B) the timely consummation of the Merger and the other transactions contemplated hereby (any amendment, supplement, modification, assignment, termination, replacement or waiver of the type described in clauses (1) through (4), a “Prohibited Modification”); or (ii) terminate any Debt Letter or any Definitive Agreement; provided that Parent may amend the Debt Letters to add Debt Financing Entities that have not previously executed the Debt Letters as of the date of this Agreement without the prior written consent of the Company. In the event that any new debt or equity commitment letters or fee letters are entered into in accordance with any termination, amendment, replacement, supplement, modification or waiver of any Debt Letter or Definitive Agreement permitted pursuant to this Section 5.04(d), references to the “Financing,” “Debt Financing Parties,” “Definitive Agreements” and “Financing Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to the Financing as so terminated, amended, supplemented, modified, waived or replaced for all purposes of this Agreement and each such term shall be construed accordingly. Parent shall promptly (but in any event, within five (5) Business Days) deliver to the Company copies of any termination, amendment, supplement, modification, waiver or replacement of any Financing Commitment Letter or Definitive Agreement and each other agreement entered into in connection therewith (provided that any fee letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing).
(e) If any portion of the Debt Financing becomes, or is expected to become, unavailable for any reason (other than a reduction in commitments under the Debt Financing as permitted under Section 5.04(g)), Parent shall, and shall cause its Affiliates and relevant Representatives, as promptly as practicable following the occurrence of such event, to (i) notify the Company in writing thereof (and, in any event, within five (5) Business Days) and the reason therefor, (ii) use its reasonable best efforts to arrange for and obtain substitute financing from the Debt Financing Parties and/or similar sources in an amount sufficient, when taken together with any available portion of the Financing, to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (including to pay the Required Amount) and which does not include any Prohibited Modification or condition to the consummation of such substitute debt financing that is more onerous in any significant respect than the conditions set forth in the Debt Letter as of the date of this Agreement (any such substitute debt financing, the “Substitute Financing”) and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter, including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto and all related fee letters (provided that any such fee letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Debt Financing) and related definitive financing documents with respect to such Substitute Financing; provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taking into account any “market flex” provisions) to Parent, relative to those in the portion of the Debt Financing being replaced. Parent and Merger Sub shall be subject to the same obligations with respect to any Substitute Financing (including any Substitute Financing contemplated by clause (g) below) as set forth in this Agreement with respect to the Debt Financing. Upon obtaining any commitment for any such Substitute Financing, references to the “Debt Financing,” “Debt Financing Parties,” “Definitive Agreements” and “Financing Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to such Substitute Financing and the commitments thereunder and the agreements with respect thereto for all purposes of this Agreement and each such term shall be construed accordingly.

(f) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Financing Commitment Letters and, if applicable, the Definitive Agreements.
(g) Notwithstanding anything contained in this Agreement to the contrary, (i) Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder (including the obligation to consummate the transactions contemplated hereby) are conditioned in any manner upon Parent or Merger Sub obtaining all or any portion of the Financing, any Substitute Financing or any other financing and (ii) Parent shall be permitted to reduce commitments under the Debt Letters dollar-for-dollar to the extent (A) all requisite consents have been obtained from the relevant parties in respect of a Backstopped Debt Facility or (B) Parent has obtained binding commitments for a Substitute Financing (and, in the case of a Substitute Financing, promptly after execution thereof, the Parent shall deliver to the Company true, complete and correct copies of any new commitment letter, including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto and all related fee letters (provided that any such fee letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Debt Financing) and related definitive financing documents with respect to such Substitute Financing) (and Parent shall be permitted to terminate the Debt Letters after commitments thereunder have been reduced to $0 in a manner permitted by this Agreement, provided that Parent shall promptly provide notice thereof to the Company).
SECTION 5.05 Company Financing Cooperation.
(a) The Company shall deliver to Parent the Required Financial Information as soon as reasonably practicable and, in any case, no later than the date on which the Required Financial Information would be required to satisfy the conditions precedent set forth in the Debt Letters. The Company shall maintain its existing corporate and facility ratings contemplated to be maintained under the Debt Financing (as in effect on the date hereof) (but not any specific rating). From the date of this Agreement until the Closing (or, if earlier, the valid termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.05, and unless otherwise agreed by Parent, the Company will use its reasonable best efforts, will cause each of its Subsidiaries to use reasonable best efforts, and will use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to use reasonable best efforts, to provide customary cooperation to Parent, as reasonably requested by Parent as may be necessary or desirable for Parent’s arrangement of the Debt Financing. Such cooperation will include using reasonable best efforts, upon Parent’s reasonable request, to:
(i) cooperate with the marketing efforts of Parent solely in connection with the Debt Financing, including making appropriate senior officers of the Company available to participate in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, in each case, at reasonable times (which shall be limited to normal business hours) and locations mutually agreed and upon reasonable prior notice (it being understood that any such meetings may take place via videoconference or web conference at the Company’s option);
(ii) provide reasonable and customary assistance to Parent in Parent’s preparation of customary confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, lender and investor presentations and similar documents customarily required in connection with financings of a type similar to the Debt Financing and as may be reasonably requested by Parent, in each case, solely with respect to historical information relating to the Company and its Subsidiaries (to the extent related to its business) in connection with such marketing efforts for the Debt Financing;
(iii) request that the Company’s independent accountants provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Debt Financing and customarily required in an offering of securities of the type contemplated by the Debt Financing;
(iv) to the extent contemplated by or required under the Debt Commitment Letter, provide customary authorization letters to the Debt Financing Entities to accompany customary marketing materials in respect of the Debt Financing, including making a customary 10b-5 representation with respect to the information contained therein (in each case, including customary exculpatory provisions with respect to the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives);

(v) cooperate with the Debt Financing Entities’ due diligence efforts, to the extent reasonable and customary for financings similar to the Debt Financing;
(vi) assist Parent in obtaining any customary corporate or facility ratings (but not any specific rating) from any rating agencies contemplated by the Debt Financing;
(vii) assist the Debt Financing Parties in benefiting from the existing lending and investment banking relationships of the Company and the Company Subsidiaries; and
(viii) furnish all documentation and other information required in connection with the Debt Financing by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the requirements of 31 C.F.R. §1010.230, at least four (4) Business Days prior to the anticipated Closing Date, in each case, to the extent reasonably requested by Parent at least nine (9) Business Days prior to the anticipated Closing Date.
(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.05), nothing in this Agreement (including this Section 5.05) shall require any such cooperation to the extent that it could or could reasonably be expected to (i) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to pay any commitment or other fees, make any other payment, reimburse any expenses or otherwise incur any liability or obligation in connection with the Debt Financing, agree to give any indemnities or otherwise incur any obligation under any certificate, instrument, agreement or other documentation related to the Debt Financing or its cooperation hereunder, in each case, that would be effective prior to the Closing, (ii) unreasonably interfere with the ongoing business or operations of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, (iii) other than solely to the extent required by the Consent Solicitations with respect to the Specified Debt Agreements or as expressly contemplated by Section 5.06, require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to enter into, execute, deliver or approve any certificate (including any certificate as to solvency), instrument, agreement or other documentation (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective Subsidiaries and Representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof) or agree to any change or modification of any existing certificate, instrument, agreement or other documentation, (iv) conflict with or result in any violation of the Company Certificate, the Company Bylaws or the Organizational Documents of any of its Subsidiaries or any of their respective Affiliates, (v) result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any Contract to which the Company, any of its Subsidiaries or any of their respective Affiliates is a party, including this Agreement and any applicable confidentiality obligation, in each case, entered into with a Person that is not an Affiliate of the Company, (vi) result in a violation of applicable Law (including with respect to privacy of employees), (vii) threaten any attorney-client privilege or other applicable legal privilege of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, in each case, as reasonably determined by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, (viii) cause any Representative of the Company or any of its Affiliates to incur any personal liability, (ix) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (x) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to prepare or deliver any pro forma financial information, projections or other forward-looking financial information, (xi) other than solely to the extent required by the Consent Solicitations with respect to the Specified Debt Agreements, require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to deliver any legal opinion or reliance letter or (xii) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to deliver (1) other than to the extent contemplated by the Required Financial Information, any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (2) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty (40) days prior to the date of such request. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives or the reputation or goodwill of any of the foregoing.
(c) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and accountants) incurred by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with the Debt Financing or Section 5.05(i), including any cooperation related thereto and (ii) indemnify and hold harmless the Company and its Affiliates and any of their respective Subsidiaries or Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with this Section 5.05 (including the obligation to deliver payoff or similar notices in respect of any Indebtedness, regardless of whether the applicable payoff or similar event may be conditioned upon the occurrence of the Closing) or the Debt Financing and any information used or misused in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the fraud, gross negligence or willful misconduct of the Company or its Subsidiaries or their respective Affiliates and Representatives as finally determined by a court of competent jurisdiction.
(d) The Parties acknowledge and agree that the provisions contained in this Section 5.05 and Section 5.06 represent the sole obligation of the Company and its Affiliates and any of their respective Subsidiaries or Representatives with respect to any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement (including the Debt Letters) or, except as provided in Section 5.01(a)(xi), any Specified CoC Credit Support Contract, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or any Debt Letter shall be deemed to expand or modify such obligations.
(e) All nonpublic or otherwise confidential information regarding the Company, any of its Subsidiaries or any of their respective Affiliates obtained by Parent or any of its Representatives or any of their respective Affiliates pursuant to this Section 5.05 shall be deemed subject to the applicable Confidentiality Agreement.
(f) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Parent or any of its Affiliates of any funds or financing or any other financing transaction (including the Debt Financing), or any waiver in respect of any Specified CoC Credit Support Contract be a condition to Parent’s or Merger Sub’s obligations to effect the Closing.
(g) The Company and its Subsidiaries shall deliver payoff or similar notices (which applicable payoff or similar event may be expressly conditioned upon the occurrence of the Closing) with respect to any Indebtedness requested by Parent at least ten (10) Business Days prior to the anticipated Closing Date to the applicable agents, trustees or financing sources thereunder, if applicable, within the time frames required by the terms of such Indebtedness. The Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of payoff letters with respect to any such Indebtedness for borrowed money or letter of credit facilities (and to deliver at least five (5) Business Days prior to the Closing Date drafts of such payoff letters), setting forth the total amounts payable thereunder to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent, trustee or other debtholder that upon payment in full of all such amounts owed to such holder, all Indebtedness with respect thereto shall be discharged and satisfied in full and, if applicable, all liens on the Company or its applicable Subsidiaries and their respective assets and equity shall be released and terminated, together with any applicable documents reasonably necessary to evidence the release and termination of all liens on the Company or its applicable Subsidiaries and their respective assets and equity securing such Indebtedness. The Company shall reasonably cooperate with Parent in replacing, backstopping or cash collateralizing any letters of credit issued pursuant to any such Indebtedness and novating or unwinding any hedge documentation secured pari passu with any such Indebtedness.
(h) From the date of this Agreement until the Closing (or, if earlier, the valid termination of this Agreement pursuant to Section 8.01), if requested by the Company, Parent will reasonably cooperate with the Company in connection with communications by the Company with customers and suppliers regarding post-Closing matters.

(i) The Company shall use reasonable best efforts to obtain a waiver of the “change of control” or other similar trigger-events caused by the consummation of the Merger or other transactions contemplated herein with respect to each Specified CoC Credit Support Contract and shall consult with the Parent and keep the Parent informed of the status of such waivers. To the extent such a waiver is not obtained from the applicable counterparty or is not reasonably expected to be obtained by the Closing Date, the Company shall reasonably cooperate with Parent (at Parent’s reasonable request) to replace, supplement or implement other credit support pursuant to such Specified CoC Credit Support Contract as the Parent may reasonably elect on or before the Closing Date. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, to provide all reasonable and customary cooperation as may be requested by the other party in writing to assist the Company and Parent in connection with such waivers and credit support. Notwithstanding any provision to the contrary, nothing in this Section 5.05(i) shall require any efforts or actions that would be inconsistent with the provisions of Section 5.05(b) as applied to each Specified CoC Credit Support Contract mutatis mutandis.
(j) If a Company Downgrade Event occurs and additional or new credit support is required pursuant to any Specified Ratings Credit Support Contract, the Company shall (i) use reasonable best efforts to obtain a waiver from the applicable counterparty with respect to the requirement for additional or new credit support and (ii) consult and collaborate with Parent with respect to implementing any additional or replacing any existing credit support, including the form and amount of such credit support.
SECTION 5.06 Treatment of Indebtedness.
(a) If requested by Parent in writing and at Parent’s expense, the Company shall or shall cause one or more of its Subsidiaries to (or, in connection with any municipal bonds, use commercially reasonable efforts to cause any municipality on their behalf to), use commercially reasonable efforts to commence and conduct, as promptly as practicable following receipt of such request or at any other commercially practicable time specified by Parent in such request, and Parent or any of its Affiliates may commence and conduct any of the following: (A) one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the respective instrument or agreement governing such Indebtedness) and/or any tender offers, with respect to any or all of the outstanding Indebtedness issued by the Company or any of its Subsidiaries (the “Offers to Purchase”), (B) one or more offers to exchange any or all of the outstanding Indebtedness issued by the Company or any of its Subsidiaries for securities issued by the Person making such offer (including a municipality if such securities are supported by an agreement by Parent or any of its Affiliates to make payments sufficient to pay the principal of and interest on such securities) (the “Offers to Exchange”) or (C) consent solicitations or amendments with respect to Indebtedness issued or otherwise owing by the Company or any of its Subsidiaries regarding certain proposed amendments to the applicable instrument or agreement governing such Indebtedness or otherwise seek or obtain such proposed amendments (including in connection with a related Offer to Purchase or Offer to Exchange) and to waive any “change of control” (or similar term, any default or event of default or any mandatory prepayment or prepayment right or offer for prepayment right arising under any such Indebtedness) (the “Consent Solicitations” and together with the Offers to Purchase and Offers to Exchange, if any, each a “Debt Offer” and collectively, the “Debt Offers”); provided that, other than with respect to any Indebtedness constituting a credit facility (the “Specified Debt Agreements”), including those listed on Section 5.06(a) of the Company Disclosure Letter, the closing of any such transaction shall be conditioned on the occurrence of, and shall not be consummated until, the Closing and any such transaction shall be funded solely using consideration provided by Parent. Any Debt Offers shall be made on such terms and conditions (including price to be paid, conditionality and amendments sought, if any) as are proposed by Parent and which are permitted by the terms of the applicable instrument or agreement governing such Indebtedness and applicable Laws, including, to the extent applicable, SEC rules and regulations. Notwithstanding the foregoing, the economic terms (including, but not limited to, any consent fees and pricing terms) and amendments sought (if any) in any Debt Offers shall be as specified by Parent, and Parent and the Company shall consult with each other in good faith regarding the other terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent shall prepare, and Parent and the Company shall cooperate in the preparation of, any necessary or appropriate offers to purchase, offers to exchange, consent solicitation statements, letters of transmittal and press releases, if any, in connection therewith, and each other document relevant to the transaction that will be distributed in the applicable Debt Offers (collectively, the “Debt Offer Documents”) providing a reasonable period of time in advance of commencing the applicable Debt Offers to allow each other party and its counsel a reasonable opportunity to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel; provided that such Debt Offer Documents shall not include any nonpublic information provided by the Company or its Subsidiaries or any of their respective Representatives unless the Company approves such disclosures in writing (which approval may be withheld in the Company’s sole discretion). Subject to the receipt of any requisite consents, in connection with any Consent Solicitation, the Company and/or any of its Subsidiaries shall execute a supplemental indenture, amendment or other supplemental documentation to the applicable instrument or agreement governing such Indebtedness in accordance with the terms thereof amending the terms and provisions of such instrument or agreement governing such Indebtedness as described in the applicable Debt Offer Documents in a form as is reasonably satisfactory to each of the Company and Parent, and the Company shall use reasonable best efforts to the cause any trustee, collateral agent or any other requisite third-party (if any) to execute the same; provided that the amendments effected by such supplemental indenture, amendment or other document shall not become effective until the Closing. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, to provide all reasonable and customary cooperation as may be requested by the other party in writing to assist Parent in connection with any Debt Offers (including, upon Parent’s written request, the Company using reasonable best efforts to cause the Company’s or its Subsidiary’s, as applicable, legal counsel to provide any customary legal opinions and the Company’s or its Subsidiary’s, as applicable, independent accountants to provide customary consents for use of their reports, in each case, to the extent required in connection with any Debt Offers). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Debt Offers will be selected by Parent in consultation with the Company and their fees and out-of-pocket expenses will be paid directly by, or with funds provided by, Parent or its Affiliates. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Affiliates, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, such Party that discovers such information shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent (which shall be in form and substance reasonably satisfactory to the Company) describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company or any of its Subsidiaries outstanding under the applicable instrument or agreement governing such Indebtedness.
(b) If reasonably requested by Parent in writing, in lieu of or in addition to Parent or the Company commencing any Debt Offers (and without duplication of any obligations under Section 5.05), the Company shall use its reasonable best efforts, and shall cause any of its Subsidiaries to, as applicable, to the extent permitted by any instrument or agreement governing the Company’s or any of its Subsidiaries’ Indebtedness constituting notes or bonds, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the notes or bonds (which may be delivered at Parent’s request in advance of the Closing Date so long as the redemption of such notes or bonds is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the respective instrument or agreement governing such Indebtedness and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge, defeasance or other similar action of the notes or bonds pursuant to the satisfaction and discharge, defeasance or other similar provisions of the respective instrument or agreement governing such Indebtedness and the other provisions of each such instrument or agreement governing such Indebtedness applicable thereto; provided that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Parent and (2) consummation of any such redemption or satisfaction and discharge, defeasance or other similar action shall not be a condition to Closing. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this Section 5.06(b) to the extent such legal opinions are required to be delivered prior to the Effective Time.
(c) If requested by Parent in writing reasonably in advance of the anticipated Closing Date, the Company shall deliver to Parent on or prior to the Closing Date evidence that any commercial paper facilities of the Company or its Subsidiaries are terminated (or will be repaid in full when due after the Closing) on or prior to the Closing.
(d) Without limiting the foregoing, the Company and Parent shall reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by the other party under any of the outstanding Indebtedness of the Company or its Subsidiaries (including as obligor under municipal bonds)

in connection with the Merger, including in connection with any Debt Offer, the execution of any supplemental indentures, amendment or other supplemental documentation described in the Debt Offer Documents and any notice of redemption (including the delivery of any customary officers’ certificates under the applicable indenture(s) in connection with any of the foregoing). Notwithstanding any provision in this Section 5.06 to the contrary, nothing in this Section 5.06 shall require any cooperation that would be inconsistent with the provisions of Section 5.05(b) (other than clauses (i), (iii) and (xi) thereof) as applied to the Debt Offers mutatis mutandis.
(e) Parent shall (i) promptly upon written request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and accountants) incurred by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with any cooperation provided by the Company under this Section 5.06 and (ii) indemnify and hold harmless the Company and its Affiliates and any of their respective Subsidiaries or Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with any cooperation provided by the Company under this Section 5.06 and any information used or misused in connection therewith; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses or settlement payments arise out of or result from the fraud, gross negligence or willful misconduct of the Company or its Subsidiaries or their respective Affiliates and Representatives as finally determined by a court of competent jurisdiction. This Section 5.06(e) shall survive the Closing and any termination of this Agreement, regardless of whether or not the Merger is consummated, and is intended to benefit, and may be enforced by, the Representatives of the Company and its Subsidiaries, who are each third-party beneficiaries of this Section 5.06(e).
(f) The Parties acknowledge and agree that the provisions contained in this Section 5.06 represent the sole obligation of the Company and its Affiliates and any of their respective Subsidiaries or Representatives with respect to the Debt Offers, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.
(g) All nonpublic or otherwise confidential information regarding the Company, any of its Subsidiaries or any of their respective Affiliates obtained by Parent or any of its Representatives or any of their respective Affiliates pursuant to this Section 5.06 shall be deemed subject to the applicable Confidentiality Agreement.
(h) Notwithstanding anything in this Agreement to the contrary, in no event shall successfully obtaining the agreement or consent of lenders, noteholders or bondholders, as applicable, in connection with any Debt Offer or the consummation of a Debt Offer be a condition to Parent’s or Merger Sub’s obligations to effect the Closing. The Company shall be deemed to have complied with this Section 5.06 for the purpose of any condition set forth in Article VII, unless the Company is in Willful Breach of its obligations under this Section 5.06.
SECTION 5.07 Parent Financing Cooperation.
(a) From the date of this Agreement until the Closing (or, if earlier, the valid termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.07, and unless otherwise agreed by Company, Parent will use its reasonable best efforts, and will use its reasonable best efforts to cause GIP and EQT to use reasonable best efforts, to provide customary cooperation to the Company, as reasonably requested by Company as may be necessary or desirable for Company’s arrangement of Indebtedness that the Company is permitted to incur pursuant to Section 5.01(a)(x) and any of the Company’s interactions with rating agencies (each, a “Permitted Financing Activity”). Such cooperation will include using reasonable best efforts, upon Company’s reasonable request, to the extent applicable, to:
(i) cooperate with any marketing efforts of the Company solely in connection with the applicable Permitted Financing Activity, including making appropriate members of the management team of GIP and EQT available to participate in a reasonable number of lender or investor meetings at reasonable times (which shall be limited to normal business hours) and locations mutually agreed and upon reasonable prior notice (it being understood that any such meetings may take place via videoconference or web conference at Parent’s option);

(ii) provide reasonable and customary assistance to the Company in the Company’s preparation of documents customarily required in connection with the applicable Permitted Financing Activity and as may be reasonably requested by the Company in connection with any marketing efforts for such Permitted Financing Activity; and
(iii) furnish all documentation and other information reasonably required in connection with the Indebtedness by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the requirements of 31 C.F.R. §1010.230 to the extent readily available to Parent, the applicable Sponsor Entity or any of their respective Representatives and not subject to confidentiality restrictions in respect of limited partners in investment funds or similar vehicles.
(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.07): nothing in this Agreement (including this Section 5.07) shall require any such cooperation to the extent that it would or would reasonably be expected to (i) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to pay any commitment or other fees, make any other payment, reimburse any expenses or otherwise incur any liability or obligation in connection with any Permitted Financing Activity, agree to give any indemnities or otherwise incur any obligation under any certificate, instrument, agreement or other documentation, (ii) unreasonably interfere with the ongoing business or operations of Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives, (iii) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to enter into, execute, deliver or approve any certificate (including any certificate as to solvency), instrument, agreement or other documentation, (iv) conflict with or result in any violation of the Organizational Documents of Parent or any of its Subsidiaries or any of their respective Affiliates, (v) result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any Contract to which Parent, any of its Subsidiaries or any of their respective Affiliates is a party, including this Agreement and any applicable confidentiality obligation, in each case, entered into with a Person that is not an Affiliate of Parent, (vi) result in a violation of applicable Law (including with respect to privacy of employees), (vii) threaten any attorney-client privilege or other applicable legal privilege of Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives, in each case, as reasonably determined by Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives, (viii) cause any Representative of Parent or any of its Affiliates to incur any personal liability, (ix) cause any representation or warranty in this Agreement to be breached by Parent or Merger Sub or any of their Affiliates or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (x) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to prepare or deliver any financial information, projections or other forward-looking financial information that is not reasonably available, (xi) except as set forth in Section 5.07(a)(iii), require Parent or any of its Affiliates to provide information in respect of limited partners in any investment fund or similar vehicle (it being understood that the Company shall use commercially reasonable efforts to avoid or mitigate any such requirement) or (xii) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to deliver any legal opinion or reliance letter.
(c) The Company shall (i) promptly upon request by Parent, reimburse Parent and its Affiliates for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and accountants) incurred by Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with any Permitted Financing Activity, including any cooperation related thereto and (ii) indemnify and hold harmless Parent and its Affiliates and any of their respective Subsidiaries or Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with this Section 5.07 or any Permitted Financing Activity and any information used or misused in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the fraud, gross negligence or willful misconduct of Parent or its Subsidiaries or their respective Affiliates and Representatives as finally determined by a court of competent jurisdiction.
(d) The Parties acknowledge and agree that the provisions contained in this Section 5.07 represent the sole obligation of Parent and its Affiliates and any of their respective Subsidiaries or Representatives with respect to any Permitted Financing Activity, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or any agreement governing such financing shall be deemed to expand or modify such obligations.

(e) All nonpublic or otherwise confidential information regarding Parent, any of its Subsidiaries or any of their respective Affiliates obtained by the Company, the Subsidiaries or any of their respective Representatives or any of their respective Affiliates pursuant to this Section 5.07 shall be deemed subject to the Confidentiality Agreements.
(f) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, the Company or any of its Subsidiaries or Affiliates of any funds or financing or any financing transaction be a condition to the Company’s obligations to effect the Closing. Parent shall be deemed to have complied with this Section 5.07 for the purpose of any condition set forth in Article VII, unless Parent is in Willful Breach of its obligations under this Section 5.07.
ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.
(a) As promptly as reasonably practicable following the date of this Agreement, and in any event, no later than forty-five (45) Business Days after the date of this Agreement, unless the Parties otherwise agree in writing, unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.03, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Parent shall furnish all information concerning itself and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.
(b) The Company agrees that (i) assuming the truth, accuracy and completeness of the information supplied in writing to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), the Proxy Statement will not, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting (subject to any necessary amendment or supplement pursuant to Section 6.01(f)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) assuming the truth, accuracy and completeness of the information supplied in writing to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence with respect thereto between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.03, the Company shall:
(i) use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;
(ii) file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement;
(iii) unless the Company Board has made a Company Adverse Recommendation Change, include the Company Board Recommendation in the preliminary and definitive Proxy Statement; and

(iv) prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the stockholders of the Company, provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon.
(d) Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.03, the Company shall, as soon as practicable after mailing of the definitive Proxy Statement to the stockholders of the Company, duly convene and hold the Company Stockholders Meeting and, subject to Section 5.03(c), solicit the Company Stockholder Approval; provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (i) with the prior written consent of Parent; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Company Stockholder Approval would not otherwise be obtained; or (v) if required by Law; provided, further, that without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholders Meeting will not be postponed or adjourned (y) on more than two (2) separate occasions or (z) by more than ten (10) Business Days for each such event giving rise to a postponement or adjournment. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent.
(e) If, prior to the Company Stockholders Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).
(f) If prior to the Company Stockholders Meeting, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information in the Proxy Statement (other than information provided by Parent regarding Parent or Merger Sub for inclusion in the Proxy Statement), that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(f) shall limit the obligations of any Party under Section 6.01(a).
SECTION 6.02 Access to Information; Confidentiality.
(a) Subject to applicable Law and the Confidentiality Agreements, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at such Parent’s sole cost and expense) in the presence of at least one (1) Representative of the Company, during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, records, Contracts, commitments, officers, employees and other personnel and records of the Company, and during such period, the Company shall, and shall cause its respective Subsidiaries to, make available promptly to Parent (i) to the extent not publicly available, a copy of each material Filing made, or material Filing or document received, by it during such period pursuant to the requirements of securities Laws or filed with or sent to or received from the SEC, the FERC, the PUCO, the IURC, the NYPSC or any other Governmental Entity and (ii) all other material information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that, in each case, such access and furnishing of information shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, further, that (x) the Company may withhold from Parent or its Representatives any document or information that the Company reasonably believes is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive or is considered a trade secret (in each case, as determined in the Company’s reasonable discretion) and (y) neither Parent nor its Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive environmental sampling on, under, at or from any of the properties owned, leased or operated by the Company or its Subsidiaries without the Company’s prior written consent. Except for incidents caused by the Company’s or its Affiliate’s or Representative’s willful misconduct or gross negligence, Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).
(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to, as applicable (i) that certain letter agreement, dated as of July 4, 2025, by and among the Company, GIP and the other parties thereto (the “GIP Confidentiality Agreement”), (ii) that certain Confidentiality Agreement, dated as of July 22, 2025, by and between the Company and EQT Partners Inc. (the “EQT Confidentiality Agreement”) and (iii) that certain Confidentiality Agreement, dated as of the date hereof, by and among the Company, EQT Partners Inc. and GIP (the “Tri-Party Confidentiality Agreement” and together with the GIP Confidentiality Agreement and the EQT Confidentiality Agreement, the “Confidentiality Agreements”). If this Agreement is terminated pursuant to Section 8.01, each Confidentiality Agreement shall remain in effect in accordance with its terms.
(c) Notwithstanding the foregoing, nothing in this Section 6.02 or the Confidentiality Agreements shall limit any customary disclosures made by Parent or its Affiliates to the Debt Financing Parties and Parent’s or its existing or prospective direct and indirect general or limited partners, equityholders, members, managers, investors, and its and their respective underwriters, initial purchasers, solicitation agents, existing and potential lenders (and related agents) or otherwise in connection with efforts or activities by Parent, Sponsors or the Debt Financing Parties or their respective Affiliates to obtain the Financing or as otherwise permitted pursuant to Section 6.07; provided, however, that prior to any such disclosure the recipients, other than any recipient that is subject to customary confidentiality restrictions, of such information and other information contemplated to be provided by the Company pursuant to Section 5.05 agree to customary confidentiality arrangements reasonably satisfactory to the Company (which shall include “click through” or other affirmative actions by the intended recipient agreeing to be bound thereby).
SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.
(a) Subject to the terms and conditions of this Agreement, including, for the avoidance of doubt, Section 6.03(e), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable thereafter as well as to make all submissions and obtain all additional consents set forth on Sections 3.05(b)(ii)(2) and 3.05(b)(v) of the Company Disclosure Letter, including (i) making, and in the case of Parent, causing the Sponsor Entities to make, all necessary or advisable Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and any third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby.
(b) In connection with and without limiting the generality of Section 6.03(a) and subject to the obligations of Section 6.06:
(i) each of Parent and the Company shall make or cause to be made, in consultation and cooperation with the other, as promptly as reasonably practicable, and in any event within ninety (90) days, after the date of this

Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (2) all other necessary Filings relating to the Merger with other Governmental Entities under any other Antitrust Law, Foreign Investment Control and Energy Regulation Laws, and (3) all necessary filings with the FCC;
(ii) each of Parent and the Company shall use reasonable best efforts to obtain CFIUS Approval, which shall include (1) preparing and filing a draft joint voluntary notice with CFIUS with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event within twenty (20) Business Days and (2) as promptly as practicable after the resolution of all questions and comments received from CFIUS regarding such draft joint voluntary notice (or receipt of confirmation that CFIUS has no such questions or comments), filing a final joint voluntary notice with CFIUS with respect to the transactions contemplated by this Agreement, in each case pursuant to the DPA;
(iii) the Company and Parent shall make or cause to be made, in consultation and cooperation with each other, as soon as practicable after the date of this Agreement, all necessary Filings required to obtain the FERC Approval and PUCO Approval, provided, that any such Filings shall not be made later than ninety (90) days following the date of this Agreement;
(iv) other than those filings referenced in Section 6.03(b)(i), Section 6.03(b)(ii) and Section 6.03(b)(iii), the Company and Parent shall make or cause to be made, in consultation and cooperation with and upon consent of each other (such consent not to be unreasonably withheld, conditioned or delayed), as promptly as reasonably practicable after the date of this Agreement, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Approval, provided, that any such Filings shall not be made later than ninety (90) days following the date of this Agreement;
(v) each of Parent and the Company shall furnish to the other all assistance, cooperation and information reasonably required for any such Filing made by such Party (including for the avoidance of doubt the Filings set forth on Sections 3.05(b)(ii)(2) and 3.05(b)(v) of the Company Disclosure Letter and in order to achieve the effects set forth in this Section 6.03);
(vi) unless prohibited by applicable Law or by a Governmental Entity, each of Parent and the Company shall give the other Parties reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any written or oral communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views and comments of, and secure the participation of (including supplying appropriate witnesses to the extent necessary or advisable), the other in connection with any such Filing (except for HSR filings) or communication;
(vii) each of Parent and the Company shall make an appropriate response as promptly as reasonably practicable under the circumstances (and, in any event, no later than the applicable timeline established by the applicable Governmental Entity) to any inquiries directed to such Party received from any Governmental Entity or any other authority enforcing the DPA or applicable Antitrust Laws, Foreign Investment Control and Energy Regulation Laws for additional information or documentation in connection with the CFIUS Approval, antitrust, competition, Foreign investment control and energy regulations or similar matters (including a “second request” under the HSR Act) and not enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that Parent may “pull and refile” its filing under the HSR Act one time pursuant to 16 C.F.R. § 801.12 without the consent of the Company;
(viii) each of Parent and the Company shall make an appropriate response to any requests made of such Party by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and
(ix) unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, each of Parent and the Company shall (1) not participate in or attend any meeting, substantive telephone call or conference or engage in any substantive conversation with any Governmental Entity (including any member or representative of any Governmental Entity’s staff) regarding specific approval of the Merger without providing the other Party the opportunity to participate in accordance with clause (2) below; provided that the Company may respond to unsolicited inquiries or outreach from regulators in the ordinary course of business (but in no event shall the Company make any clarification of or commitments related to the Merger or any commitments on behalf of Parent or that could ultimately obligate Parent in connection therewith), (2) to the extent reasonably practicable, give the other reasonable prior notice of and invitation to any such meeting, substantive telephone call or conference or conversation (in each case, with full participation rights) and consider in good faith the views of the other Party in connection therewith, and, in the event one Party is unable to participate or attend or is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party reasonably apprised (including by providing summaries, if applicable) with respect thereto, (3) cooperate in the filing of any substantive memoranda, white papers, filings, pleadings, correspondence, responses or other written communications explaining or defending or otherwise in connection with this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or any intervenor in any proceeding relating to a Required Approval and (4) furnish the other Parties with copies (including any drafts submitted to a Governmental Entity) of all substantive correspondence, Filings (except HSR filings) and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties shall be permitted, to the extent permitted by applicable Law or a Governmental Entity, to designate any correspondence, Filing or communication as “outside counsel only” to the extent such correspondence, Filing or communication contains commercially sensitive information and the receiving outside counsel shall not provide these materials to the Party it represents; provided, further, any information required to be provided pursuant to this Section 6.03(b)(ix) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company shall jointly (x) control the strategy for obtaining and lead the effort to obtain all necessary actions, nonactions, or approvals from Governmental Entities in connection with this Agreement or the Merger and (y) coordinate the overall development of the positions to be taken and regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with this Agreement or the Merger and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity relating to this Agreement and the Merger and of all other regulatory matters incidental thereto.
For the avoidance of doubt, this Section 6.03(b) shall not apply to Tax matters.
(c) Parent shall not, and shall not knowingly cause the Sponsor Entities to, enter into any transaction to acquire any assets or equity in any Person that would reasonably be expected to materially increase the risk of not obtaining any Required Approval or materially delay the receipt of any Required Approval or the obtaining of any Consent or making of any Filing contemplated by this Section 6.03, in each case except as set forth on Section 6.03(c) of the Parent Disclosure Letter.
(d) In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.03 and Section 6.06, Parent and the Company shall use their respective reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity so as to enable the Closing to occur as soon as reasonably practicable and in any event before the End Date, which such reasonable best efforts shall include the following:
(i) as to Parent, the Company, and the Company Subsidiaries, defending through litigation on the merits, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or materially delay the consummation of the Closing, and shall have the right, but not the obligation, to appeal an adverse decision on the merits;
(ii) as to Parent, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent, the Company or the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) as to Parent, agreeing to any limitation on the conduct of Parent (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and
(iv) as to Parent, agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Approvals as soon as reasonably practicable and in any event before the End Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing (each of (ii)-(iv) a “Remedial Action”);
(e) Notwithstanding anything to the contrary, including Section 6.03(d), the provisions of this Section 6.03 shall not be construed to (x) require Parent, Merger Sub or any Subsidiary or Affiliate of Parent to undertake any efforts or take, or agree or commit to take, any action (including any Remedial Action or other action contemplated by this Section 6.03) if the taking of such action(s), individually or in the aggregate, has resulted or would reasonably be expected to result in a Burdensome Condition or (y) permit the Company to take any Remedial Action without the prior written consent of Parent. Nothing in Section 6.03(a) through this Section 6.03(e) shall obligate Parent, the Company, the Company Subsidiaries or any of their respective Affiliates to take any action that is not conditioned on the Closing. For the avoidance of doubt, in no event shall Parent be required to take any Remedial Action with regard to any Sponsor Entity or Affiliate of any Sponsor Entity (other than Parent, Merger Sub, the Company or any Company Subsidiary) nor shall any Sponsor Entity or any Affiliate of any Sponsor Entity (except for Parent, Merger Sub, the Company or any Company Subsidiary) be required to undertake any Remedial Action.
(f) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger, and the Parties shall reasonably cooperate with respect to any response thereto.
SECTION 6.04 Transaction Litigation. The Company shall reasonably promptly (and in any event within five (5) Business Days) notify Parent of any stockholder litigation arising from this Agreement or the Merger that is brought against the Company or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof, including by reasonably promptly furnishing Parent with copies of all documents and pleadings relating to such Transaction Litigation, and shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall (a) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any Transaction Litigation, and (b) reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and shall not compromise, settle or come to an arrangement regarding any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall not be required to take any action to the extent doing so would reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege. For purposes of this Section 6.04, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company, and Parent will be provided an opportunity to review, and the Company will provide Parent with an opportunity to review, and Parent may offer comments or suggestions with respect to, all filings or material written responses to be made by the Company with respect to such Transaction Litigation (and the Company shall give good-faith consideration to any such comments or suggestions).
SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.06 Governance Matters.
(a) The Company, Parent and Merger Sub agree that (i) the application submitted to the PUCO with respect to the Merger shall include the information concerning the Merger, the Company, Parent and Merger Sub required by the laws of the State of Ohio and (ii) such application and any amendments or supplements thereto shall include the commitments and agreement set forth in Section 6.06(b), and subject to Section 6.03(e), any other additional agreements or commitments that the Company, in consultation with and subject to the consent of Parent, may deem advisable from time to time to obtain prompt approval of such applications.
(b) The Company, Parent and Merger Sub agree that, with respect to the U.S. Utilities, the following specific commitments and agreements shall apply, and the application submitted to the PUCO with respect to the Merger shall include:
(i) Local and Management Commitments.
(A) Headquarters. The U.S. Utilities will maintain their headquarters in Dayton, Ohio and Indianapolis, Indiana, respectively.
(B) Local/Independent Directors. The board of directors of the Ohio Utility will have at least one member from Ohio and at least the majority of the board of directors of the Indiana Utility will be residents and citizens of Indiana. The senior officer of each U.S. Utility will be a member of the board of directors of the U.S. Utility, respectively.
(C) Budgets. Capital budgets of the U.S. Utilities, including material variances of such budgets, shall be approved by a majority of the applicable U.S. Utility Board.
(D) Management. The U.S. Utilities will agree to maintain their current senior management teams consistent with the terms otherwise set forth in Section 6.10, subject to changes to account for voluntary departures or terminations in the ordinary course, including termination for failure to be in good standing with the Company or any Company Subsidiary or any of their respective policies or any agreement with Parent or its Subsidiaries.
(ii) Community Commitments. Each U.S. Utility will maintain historic levels of economic development and charitable contributions, including contributions made on its behalf, in its service territories.
(iii) Rate and Cost Impacts.
(A) No Acquisition Premium. Each U.S. Utility will not attempt to recover the acquisition premium of the transactions contemplated by this Agreement from its U.S. Utilities customers.
(B) Transaction Costs. Each U.S. Utility will not attempt to recover the costs of executing the transactions contemplated by this Agreement from its U.S. Utilities customers.
(iv) Separateness. The Company will agree to continue to comply with applicable Laws regarding corporate separateness with respect to the U.S. Utilities.
(v) Company Employees. Each U.S. Utility will agree to the obligations with respect to Company Employees of such U.S. Utility set forth in Section 6.10.
SECTION 6.07 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Company Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, in each case, that is made in compliance with Section 5.03, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, and (c) a public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, Company Reports, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still factually accurate (and not materially misleading), Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to the rules of any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to this Agreement or the Merger shall be in a form agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees or potential or existing investors that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs. Parent shall bear the cost of any filing fees associated with the CFIUS Approval.
SECTION 6.09 Indemnification, Exculpation and Insurance.
(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar Contracts of the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time a director, officer or employee of the Company or any Company Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Parent; provided that (i) any Person seeking advancement of expenses shall first provide an undertaking, if and only to the extent required by applicable Law or the Surviving Corporation’s Organizational Documents, to Parent to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in good faith in the defense of any such matter.
(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the covenants and agreements set forth in this Section 6.09.
(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’

liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.
(d) The provisions of this Section 6.09 (i) shall survive consummation of the Merger for six years, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), their heirs and their representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
SECTION 6.10 Employee Matters.
(a) During the period commencing at the Effective Time and ending on the one (1) year anniversary of the Effective Time (or, if earlier, on the date of termination of employment of the relevant Company Employee (as defined below)) (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who the Surviving Corporation, Parent or any of their Subsidiaries employ immediately following the Effective Time (each, a “Company Employee”) who is not a Represented Employee with (i) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable than those provided to the Company Employee immediately prior to the Effective Time, (iii) (x) base salary or wage rate, (y) target annual cash incentive compensation opportunities and (z) target long term incentive compensation opportunities that are substantially comparable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time, and (iv) employee benefits (excluding any defined benefit pension, post-employment health or welfare, nonqualified deferred compensation, retention, change in control, or transaction benefits) that are substantially comparable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent also shall, and shall cause the Surviving Corporation to, (A) maintain post-retirement welfare arrangements that are no less favorable than those post-retirement welfare arrangements in place for the Company’s current or former employees as of the Effective Time and (B) subject to Section 6.10(a) of the Company Disclosure Letter, provide each Company Employee who experiences a termination of employment with the Surviving Corporation during such period (other than for “cause”) severance benefits that are no less favorable than those applicable to terminations occurring immediately prior to the Effective Time.
(b) Annual cash bonuses earned with respect to performance periods that begin or end during the period from the date of this Agreement until the Effective Time will be operated, administered and treated as set forth on Section 5.01(a)(vi) of the Company Disclosure Letter.
(c) With respect to each Company Employee who is covered by a Company Union Contract (each, a “Represented Employee”), Parent shall cause the Surviving Corporation to continue to honor the Company Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms until the expiration, modification or termination of such Company Union Contract in accordance with its terms or applicable Law (it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend, modify, negotiate, or terminate any such Company Union Contract, to the extent permitted by the terms of the applicable Company Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Company Union Contract or applicable Law.
(d) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to honor and cause to be performed in accordance with their terms all of the Company’s and all of the Company Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements, arrangements and guidelines (including any change-in-control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary, in each case, as in effect at the Effective Time and set forth on Section 6.10(d) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation or any applicable Subsidiary to amend, modify, negotiate or terminate any such plans, policies, programs, agreements, arrangements and guidelines after the Effective Time in accordance with their terms. For purposes of any Company Benefit Plan or Company Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.
(e) With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized for the same purpose under the corresponding Company Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit plan accruals or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.
(f) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any group welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and their eligible dependents) during the calendar year in which the Effective Time occurs and credited to such person, for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate during such year after the Effective Time.
(g) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, policy, program, agreement or arrangement for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee as applicable or prohibit or limit the ability of Parent or any of its Affiliates to amend, modify, or terminate any benefit or compensation plan, program, policy, agreement, or arrangement.
SECTION 6.11 Parent; Merger Sub.
(a) Prior to the Effective Time, neither Parent nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Merger or the Financings or otherwise related to maintaining its organizational matters.
(b) Parent hereby (i) guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

(c) Merger Sub hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Parent of, and compliance by Merger Sub with, all of the covenants and agreements of Parent under this Agreement with respect to payment and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Parent hereunder.
SECTION 6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company shall use reasonable best efforts to obtain such approvals and take such actions to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.
SECTION 6.13 Stock Exchange Delisting. The Company shall cooperate with Parent and take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and, in any event, no more than ten (10) days after the Closing Date. Prior to the Closing, the Company shall in the ordinary course of business consistent with past practice prepare quarterly and annual reports pursuant to the Exchange Act such that if any such reports are required to be filed after the Closing, the Company will be reasonably capable of timely filing such reports.
SECTION 6.14 Parent Approval. Immediately following the execution and delivery of this Agreement, Parent shall adopt this Agreement in its capacity as the sole stockholder of Merger Sub and shall promptly provide evidence of such adoption to the Company.
SECTION 6.15 Transition Planning. As soon as reasonably practicable after the date of this Agreement, each of the Company, GIP and EQT will designate two (2) individuals reasonably acceptable to each other to a working committee (the “Transition Committee”) for the purpose of, subject to the Confidentiality Agreements and compliance with applicable Law, coordinating with respect to transition planning, Material Regulatory Proceedings, Required Approvals and any other regulatory matters in connection with the transactions contemplated hereby. In the event that any such Transition Committee member is unable to attend a meeting of the Transition Committee or is otherwise temporarily unavailable to discharge his or her duties in connection with the Transition Committee, the Company, GIP or EQT, as applicable, shall have the right to designate one “alternate” individual to the Transition Committee. Such “alternate” individual shall be entitled to attend meetings of the Transition Committee in place of the originally designated committee member for so long as such Transition Committee member is unable to attend meetings of the Transition Committee or is otherwise unavailable to discharge his or her duties in connection therewith. The Transition Committee will meet at least monthly until the earlier of the termination of this Agreement and the Effective Time (and such meeting may be by telephonic or video conference in lieu of an in-person meeting). The Company will use commercially reasonable efforts to prepare and deliver three (3) Business Days prior to such meeting a reasonable agenda for each meeting of the Transition Committee and shall provide Parent with a reasonable opportunity to review such agenda and consider in good faith any reasonable addition or modification proposed by Parent to such agenda; provided that the matters to be discussed at any such meeting shall not be limited to the matters set forth on the agenda for such meeting. Notwithstanding anything herein to the contrary, the Company shall be permitted to invite additional Company Personnel to attend any meeting of the Transition Committee as reasonably necessary or appropriate. Notwithstanding the foregoing, and for the avoidance of doubt, the obligations of the Parties under this Section 6.15 are in addition to any other obligations of the Parties in this Agreement.
ARTICLE VII

CONDITIONS PRECEDENT
SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or written waiver (by such Party, to the extent such waiver is permitted by Law) at or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Required Approvals. (i) The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated, (ii) CFIUS Approval shall have been obtained, (iii) all applicable approvals under Antitrust Law, Foreign Investment Control and Energy Regulation Laws as set forth on Section 3.05(b)(ii)(1) of the Company Disclosure Letter shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated, (iv) in the case of clauses (i)-(iii), any commitment or agreement between a Party and a Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Merger shall have expired or been terminated and (v) the Required Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired or been terminated, and (3) as to which all conditions to the consummation of the Merger prescribed by Law have been satisfied.
(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).
SECTION 7.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction or waiver (by the Company, to the extent such waiver is permitted by Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The (i) representations and warranties of Parent and Merger Sub contained herein (except for the representations and warranties contained in Section 4.01 and Section 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.02 shall be true and correct as of the date hereof and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis.
(b) Performance of Covenants and Agreements of Parent and Merger Sub. Subject to Section 5.05(f), Parent and Merger Sub shall have complied with or performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).
SECTION 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction or waiver (by Parent and Merger Sub, to the extent such waiver is permitted by Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained herein (except for the representations and warranties contained in Section 3.03, Section 3.04, Section 3.08(b) and Section 3.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.03, Section 3.04 and Section 3.21 shall be true and correct as of the date of this Agreement and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of the Company contained in Section 3.08(b) shall be true and correct in all respects as of the Closing Date as if made as of such date.
(b) Performance of Covenants and Agreements of the Company. The Company shall have complied with or performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred.
(d) Absence of Burdensome Condition. No Law, Judgment (to the extent arising in connection with the Required Approvals) or any Required Approvals shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute, or would reasonably be expected to constitute, a Burdensome Condition.
(e) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01 Termination Rights.
(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by mutual written consent.
(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval, if:
(i) the Closing shall not have occurred by 5:00 p.m. New York City time on June 1, 2027 (as such date may be extended the “End Date”); provided, that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable (except for any conditions set forth in Section 7.01(b) (Required Approvals) or Section 7.01(c) (No Legal Restraints) (only if such Legal Restraint is in respect of a Required Approval)) and those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall be capable of being satisfied if the Closing were to take place on such date, the End Date shall automatically be extended for up to two (2) successive three (3) month periods after the End Date (and if so extended pursuant to this clause or Section 1.03, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Parent or Merger Sub) is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;
(ii) the condition set forth in Section 7.01(c) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable, provided, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if a failure to comply with its obligations pursuant to Section 6.03 is the primary cause of the failure to satisfy the condition set forth in Section 7.01(c); or
(iii) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened and at which a vote on the approval of this Agreement was taken (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof).
(c) Termination by the Company. The Company shall have the right to terminate this Agreement:
(i) if the Company has received a Superior Company Proposal and the Company Board shall have approved, and concurrently with the termination hereunder, the Company shall have entered into a Company Acquisition Agreement providing for the implementation of a Superior Company Proposal, so long as (1) the Company has complied in all material respects with its obligations under Section 5.03(c) and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(c)(i) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement until Parent is in receipt of the Company Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting;
(ii) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) (Parent/Merger Sub Representations and Warranties) or Section 7.02(b) (Parent/Merger Sub Covenants), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) (Company Representations and Warranties) or Section 7.03(b) (Company Covenants), as applicable, could not then be satisfied; or
(iii) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing so long as such conditions would be able to be satisfied if the Closing Date were the date the notice in clause (3) of this Section 8.01(c)(iii) is received by Parent), (2) Parent and Merger Sub do not complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, (3) the Company shall have delivered to Parent an irrevocable written notice that it stands ready, willing and able to consummate the Closing on the date such notice is delivered and through the end of the next succeeding five (5) Business Days and confirms the Closing is required to be consummated pursuant to Section 1.03, and (4) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following their receipt of such notice from the Company.
(d) Termination by Parent. Parent shall have the right to terminate this Agreement:
(i) in the event that the Company Board or a committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting; or
(ii) if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.03(a) (Company Representations and Warranties) or Section 7.03(b) (Company Covenants), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent or Merger Sub is then in breach of any representation, covenant or agreement contained herein such that the conditions set forth in Section 7.02(a) (Parent/Merger Sub Representations and Warranties) or Section 7.02(b) (Parent/Merger Sub Covenants), as applicable, could not then be satisfied.
SECTION 8.02 Effect of Termination; Termination Fees.
(a) In the event of a valid termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of the Company or Parent (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity), except for (i) Section 5.05(c), Section 5.07(c), the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, (ii) subject to Section 8.02(e) and the Liability Limitation, liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII or (iii) liability of any Party for damages to another Party for fraud. The liabilities described in the preceding sentence shall survive the termination of this Agreement provided that, in each instance, any such liabilities with respect to Parent and Merger Sub, in the aggregate, shall not exceed the Liability Limitation. Without limitation of the foregoing, neither the Company nor any Company Related Party shall be entitled to bring, and in no event shall the Company or any Company Related Party support, facilitate, encourage or take any action against Parent or any Parent Related Party with respect to, arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, other than (x) a claim for payment of monetary damages in accordance with this Section 8.02 following the termination of this Agreement (subject, for the avoidance of doubt, to the Liability Limitation and Section 9.16) and (y) prior to the termination of this Agreement, a claim for specific performance pursuant to, and on the terms and subject to the conditions set forth in, Section 9.10 (the foregoing clauses (x) and (y) being the sole and exclusive remedies for the Company and any Company Related Party in connection herewith).
(b) Parent Termination Fees.
(i) If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) (End Date) and, at the time of such termination, any of the conditions set forth in Section 7.01(b) (Required Approvals), Section 7.03(d) (Absence of Burdensome Condition) or Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals, shall have not been satisfied or waived or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) (Legal Restraint) (solely if the applicable Legal Restraint giving rise to such termination arises in connection with the Termination Fee Approvals) and in each case of the foregoing clauses (A) and (B), at the time of such termination, all other conditions to the Closing set forth in Section 7.01 (other than the conditions set forth in Section 7.01(b) (Required Approvals) and Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals) and Section 7.03 (other than the conditions set forth in Section 7.03(d) (Absence of Burdensome Condition), solely with respect to the Termination Fee Approvals) shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), Parent shall pay the Parent Regulatory Termination Fee to the Company. Parent shall pay the Parent Regulatory Termination Fee to the Company (to an account designated in writing by the Company) prior to or concurrently with such termination of this Agreement by Parent or no later than three (3) Business Days after the date of the applicable termination by the Company.
(ii) If (A) the Company terminates this Agreement in accordance with Section 8.01(c)(ii) (Parent Terminable Breach) or (B) the Company terminates this Agreement in accordance with Section 8.01(c)(iii) (Parent Failure to Close), then Parent shall pay the Parent General Termination Fee to the Company. Parent shall pay the Parent General Termination Fee to the Company (to an account designated in writing by the Company) no later than three (3) Business Days after the date of the applicable termination by the Company.
(c) Company Termination Fee.
(i) If the Company terminates this Agreement in accordance with Section 8.01(c)(i) (Superior Company Proposal) or Parent terminates this Agreement pursuant to Section 8.01(d)(i) (Company Adverse Recommendation Change), the Company shall pay to Parent the Company Termination Fee. The Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) prior to or concurrently with such termination of this Agreement by the Company in accordance with Section 8.01(c)(i) (provided, in furtherance of Section 8.01(c)(i), the receipt of the Company Termination Fee by Parent shall be required to validly terminate this Agreement) or no later than three (3) Business Days after the date of such termination of this Agreement by Parent pursuant to Section 8.01(d)(i).
(ii) If (1) either (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) (End Date) (but only if a Parent Termination Fee is not also payable under Section 8.02(b)) or Section 8.01(b)(iii) (No Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.01(d)(ii) (Company Terminable Breach), (2) a Company Takeover Proposal shall have been publicly disclosed or made to the Company or Company Board and in the case of a publicly disclosed Company Takeover Proposal, is not publicly withdrawn, (A) in the case of a termination pursuant to Section 8.01(b)(i) (End Date) or Section 8.01(d)(ii)

(Company Terminable Breach), prior to the date of such termination, or (B) in the case of a termination pursuant to Section 8.01(b)(iii) (No Company Stockholder Approval), prior to the date of the Company Stockholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, the Company shall have entered into any Company Acquisition Agreement, or consummated any Company Takeover Proposal, then the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) within three (3) Business Days after the earlier of the date the Company enters into such Company Acquisition Agreement or the consummation of such transaction. For purposes of clause (3) of this Section 8.02(c)(ii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(g)(i), except that the applicable percentage in the definition of “Company Takeover Proposal” shall be “more than fifty percent (50%)” rather than “twenty percent (20%) or more.”
(d) The Parties acknowledge that the agreements contained in Section 8.02(b) and Section 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 8.02(c)(i) or Section 8.02(c)(ii) or Parent fails to promptly pay an amount due pursuant to Section 8.02(b)(i) or Section 8.02(b)(ii) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Claim that results in a Judgment against the Company for the amount set forth in Section 8.02(c)(i) or Section 8.02(c)(ii) or any portion thereof, or a Judgment against Parent for the amount set forth in Section 8.02(b)(i) or Section 8.02(b)(ii), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company or Parent, as applicable, provided that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary, the Company acknowledges and agrees that in no event shall Parent’s liability under this Agreement, or otherwise in connection with the transactions contemplated hereby, exceed, in all cases (including for failure to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03 or any Willful Breach), the Liability Limitation. Any amount payable pursuant to Section 8.02(b) or Section 8.02(c) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under such section.
(e) The Company acknowledges and agrees that the Parent Termination Fee, as applicable, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such applicable Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Without limiting the rights of the Company under Section 9.10 prior to the termination of this Agreement in accordance with Section 8.01, if this Agreement is terminated under circumstances in which Parent is obligated to pay any Parent Termination Fee under Section 8.02(b)(i) or Section 8.02(b)(ii), upon payment of the applicable Parent Termination Fee, and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(d) (but subject, in all cases, to the Liability Limitation) in accordance herewith, Parent, Merger Sub, the Sponsors or any of their respective Affiliates or any of its or their respective former, current or future general or limited partners, direct and indirect equityholders, managers, members, directors, officers or Representatives and the Debt Financing Parties (collectively, the “Parent Related Parties”) shall have no further liability or obligation with respect to this Agreement or the transactions contemplated hereby to the Company the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”), and payment of the applicable fee and such costs and expenses by Parent shall be the Company’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company Related Parties based on, arising out of or related to this Agreement, the Debt Letters, the

Equity Commitment Agreements, the transactions contemplated hereby or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity).
Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Parent, if required to pay a Parent Termination Fee, shall only be required to pay the Parent Regulatory Termination Fee or the Parent General Termination Fee (and never both), and in no event shall Parent be required to pay such Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.
(f) Parent acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.02(c)(i) or Section 8.02(c)(ii), upon payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(d) in accordance herewith, the Company shall have no further liability or obligation with respect to this Agreement or the transactions contemplated hereby to the Parent Related Parties, and payment of the Company Termination Fee and such costs and expenses by the Company shall be the Parent Related Parties’ sole and exclusive remedy against the Company Related Parties for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Parent Related Parties and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity); provided that, notwithstanding anything to the contrary in this Agreement, regardless of whether the Company pays or is obligated to pay the Company Termination Fee, nothing in this Section 8.02(f) shall release the Company from, or limit the Company’s liability for a Willful Breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.
(g) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together for any losses, damages, costs or expenses of the Company or its Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise (including for failure to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03 or any Willful Breach) shall be as set forth in Section 8.02(g) of the Parent Disclosure Letter (the “Liability Limitation”), and in no event shall the Company, its Subsidiaries or its Affiliates seek any amount in excess of the Liability Limitation (including consequential, indirect or punitive damages) in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other documents, whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity; provided that, notwithstanding anything to the contrary, the Company and the Company Related Parties shall be deemed to irrevocably waive their right to any amounts due and owing under this Section 8.02 or otherwise in excess of the Liability Limitation, and none of Parent, Merger Sub or any other Parent Related Party shall have any payment obligations in respect of any Parent Termination Fee in excess of the Liability Limitation. In furtherance of the foregoing, in no event shall Parent, any of its Affiliates or Representatives or the Debt Financing Parties be required to pay any amount of monetary losses under this Agreement if the Company is entitled to or has received any Parent Termination Fee.
(h) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the

Parties acknowledge and agree that any failure by any Party to consummate the Merger and the other transactions contemplated hereby in accordance with Section 1.03 after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a Willful Breach of this Agreement.
SECTION 8.03 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (b) no amendment shall be made to this Agreement after the Effective Time, and (c) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of Parent or the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 8.05 Procedures for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by such Party’s board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Closing. Except for any covenant or agreement that by its terms expressly contemplates performance after the Closing, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) with respect to such covenants and agreements shall terminate at, the Closing.
SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (providing proof of delivery to the proper address), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

c/o Global Infrastructure Management, LLC
50 Hudson Yards, 18th Floor
New York, NY 10001
Attention: Jonathan Bram; GIP Legal
Email: Jonathan.Bram@blackrock.com; GIPLegal@blackrock.com

and

c/o EQT Partners Inc.
245 Park Avenue
34th Floor
10167 New York, NY
Attention: Alexander Greenbaum
Email: alex.greenbaum@eqtpartners.com
with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attention: Melissa D. Kalka, P.C.
Email: melissa.kalka@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Andrew T. Calder, P.C.; Zach Savrick
Email: andrew.calder@kirkland.com; zach.savrick@kirkland.com

To the Company:

The AES Corporation
4300 Wilson Boulevard
Arlington, VA 22203
Attention: Paul Freedman
Email: paul.freedman@aes.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Pankaj Sinha; Katherine Ashley; Erik Elsea
Email: psinha@skadden.com; kashley@skadden.com;
eelsea@skadden.com

To GIP:

c/o Global Infrastructure Management, LLC
50 Hudson Yards, 18th Floor
New York, NY 10001
Attention: Jonathan Bram; GIP Legal
Email: Jonathan.Bram@blackrock.com; GIPLegal@blackrock.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attention: Melissa D. Kalka, P.C.
Email: melissa.kalka@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Andrew T. Calder, P.C.; Zach Savrick
Email: andrew.calder@kirkland.com; zach.savrick@kirkland.com

To EQT:

c/o EQT Partners Inc.
245 Park Avenue
34th Floor
10167 New York, NY
Attention: Alexander Greenbaum
Email: alex.greenbaum@eqtpartners.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Robert Langdon; Frederick de Albuquerque; Julie Siegel
Email: robert.langdon@stblaw.com; fred.dealbuquerque@stblaw.com;
julie.siegel@stblaw.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.
SECTION 9.04 Interpretation.
(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.
(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d) Articles, Exhibits, Sections and Headings. When a reference is made herein to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein or in any Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular Article, section or other provision of this Agreement.
(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
(i) Persons. References to a person are also to its permitted successors and assigns.
(j) Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.
(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced. Any matter set forth in any section of Article III of the Company Disclosure Letter shall be deemed to be referred to and incorporated in any other section of Article III of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any matter set forth in any section of Article IV of the Parent Disclosure Letter shall be deemed to be referred to and incorporated in any other section of Article IV of the Parent Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.
(l) Made Available. The words “made available to Parent,” “delivered to Parent,” “furnished,” “provided” and words of similar import refer to documents (i) posted to the “Horizon” data room hosted by Ideals by or on behalf of the Company at least two (2) days prior to the execution of this Agreement or (ii) delivered in person or electronically (including by providing a hyperlink to publicly available material) to Parent or a Representative thereof at least three (3) days prior to the execution of this Agreement.
(m) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement set forth in Article III hereof shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).
SECTION 9.05 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.
SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of email in “.pdf” format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto and other instruments referred to herein, the Financing Commitment Letters, the Termination Agreements and the Confidentiality Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the transactions contemplated by this Agreement, including the Merger. Except as provided in this sentence and in Section 9.14, each Party agrees that (a) its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that after the Effective Time, (i) the rights of the holders of Company Common Stock or Company Equity Awards to receive the Merger Consideration and payments pursuant to Article II shall be for the benefit of, and shall be enforceable by, each such holder, (ii) the provisions of Section 6.09 shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof and (iii) the limitations on liability set forth in Section 8.02(e), Section 8.02(g) and Section 9.16 shall inure to the benefit of Parent and the Company, and the respective Affiliates and Representatives, as applicable, and the Debt Financing Parties.
SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, including matters of validity, construction, effect, performance and remedies, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws.
SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void, provided that Parent may make a collateral assignment of its rights (but may not assign any obligations) under this Agreement to any Debt Financing Party without the prior written consent of the Company. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
SECTION 9.10 Specific Enforcement.
(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement (including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement), the Financing Commitment Letters and the Termination Agreements, in any court referred to in Section 9.11 or Section 9.14, as applicable, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b) Notwithstanding anything to the contrary in Section 9.10(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded in accordance with terms of the Equity Commitment Agreements and to cause the consummation of the Merger, as applicable, to occur only if (i) this Agreement has not been terminated, (ii) Parent and Merger Sub do not consummate the Closing on the date the Closing should have been consummated pursuant to Section 1.03, (iii) the Debt Financing or Substitute Financing with respect to the Debt Financing is funded or the Debt Financing Parties have confirmed in writing that the Debt Financing or Substitute Financing with respect to the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing (for purposes of this clause (iii), if any amounts committed with respect to the Debt Financing have been funded into escrow, such amounts will be considered funded when the amounts under the Equity Commitment Agreements are funded (to the extent all other conditions to be satisfied under the Debt Commitment Letter for release from escrow have been satisfied)), and (iv) the Company has irrevocably confirmed in a written notice to Parent and Merger Sub that (x) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing so long as such conditions would be able to be satisfied if the Closing Date were the date the notice in this Section 9.10(b)(iv) is received by Parent) and (y) the Company stands ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by the terms of this Agreement to cause the Closing to occur. For the avoidance of doubt, the availability or unavailability of financing for the transactions contemplated by this Agreement shall have no effect on Parent’s or Merger Sub’s obligations hereunder.
(c) For the avoidance of doubt, in no event shall the exercise of the Company’s, Parent’s or Merger Sub’s right to seek specific performance pursuant to this Section 9.10 reduce, restrict or otherwise limit the Company’s or Parent’s, as applicable, right to terminate this Agreement pursuant to Article VIII or pursue all applicable remedies at law, including seeking payment of a Parent Termination Fee or the Company Termination Fee, as applicable. Notwithstanding the foregoing, while the Company may pursue both a grant of specific performance and payment of a Parent Termination Fee, in no event shall the Company be entitled to both a grant of specific performance resulting in the closing of the transactions contemplated hereby and payment of any monetary damages, including a Parent Termination Fee. As a result, the Company shall not be entitled to receive any monetary damages, including a Parent Termination Fee if the Company has been granted specific performance of this Agreement, the Closing actually occurs and Parent and Merger Sub make all of the payments contemplated by Article II.
SECTION 9.11 Jurisdiction; Venue. Each of the Parties irrevocably agrees that all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) that may be based on, arise out of or relate to this Agreement, the transactions contemplated hereby, including the Merger, or the negotiation, execution, performance or subject matter hereof, including matters of validity, construction, effect, performance and remedies shall be brought and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim based upon, arising out of or relating to this Agreement, the transactions contemplated hereby, including the Merger, or the negotiation, execution, performance or subject matter hereof, including matters of validity, construction, effect, performance and remedies, in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any Claim brought against such Party in any such court. Each of the Parties agrees not to commence any action, suit or proceeding based upon, arising out of or relating to this Agreement, the transactions contemplated hereby, including the Merger, or the negotiation, execution, performance or subject matter hereof, including matters of validity, construction, effect, performance and remedies, except in the aforementioned courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.
SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
SECTION 9.14 Certain Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and the Company irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such court; (b) agrees that any such legal action shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any Debt Letter or any Definitive Agreement with respect to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with any other Law); (c) agrees not to bring or support any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including, the Debt Letters, any Definitive Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT AGAINST THE DEBT FINANCING PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE DEBT FINANCING; (e) agrees that none of the Debt Financing Parties will have any liability to the Company, any Company Subsidiary or any of their respective Affiliates or shareholders relating to or arising out of this Agreement or the Debt Financing, nor shall the Company, any Company Subsidiary or any of their respective Affiliates or shareholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Entities providing such Debt Financing (subject to the last sentence of this Section 9.14); and (f) agrees that (and each other party hereto agrees that) the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 9.14, and that this Section 9.14 may not be amended in any manner adverse to any Debt Financing Party without the written consent of such adversely affected Debt Financing Party. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligation to Parent or Merger Sub under any Debt Letter or Definitive Agreement with respect to the Debt Financing or the rights, if any, of the Company or any of its Subsidiaries or any of their respective Affiliates and Representatives against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing.
SECTION 9.15 No Reliance.
(a) Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company (a) specifically acknowledges and agrees that none of Parent, Merger Sub nor any of their respective Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law, or by statute, or in equity), including with respect to Parent or Merger Sub or any of Parent or Merger Sub’s respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise), and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) based on, arising out of or relating to any such other representation or warranty and (b) specifically acknowledges and agrees to Parent’s and Merger Sub’s express disclaimer and negation of any such other representation or warranty and of all liability and responsibility for any such other representation or warranty. The Company acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Parent and Merger Sub and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of Parent and Merger Sub expressly set forth in Article IV (as modified by the Parent Disclosure Letter), and (B) except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by the Parent to the Company in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by Parent, Merger Sub or any of their respective Affiliates, Representatives or shareholders or any other Person, with respect to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), in determining to enter into this Agreement and proceed with the transactions contemplated hereby.
(b) Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, Parent (a) specifically acknowledges and agrees that neither the Company nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law, or by statute, or in equity), including with respect to the Company or any of its businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise), and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) based on, arising out of or relating to any such other representation or warranty and (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty and of all liability and responsibility for any such other representation or warranty. Parent acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Company and its businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter), and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or shareholders or any other Person, with respect to the Company or any of the Company’s businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), in determining to enter into this Agreement and proceed with the transactions contemplated hereby.
SECTION 9.16 Non-Recourse. The Company, on behalf of itself and each of its Affiliates and Subsidiaries, hereby (a) waives any and all rights or claims against the Debt Financing Parties, the Sponsor and their respective Affiliates in connection with this Agreement, the Debt Financing, the Equity Financing or any of the agreements entered into in connection with the Debt Financing, the Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise (except to the extent the Company has third-party beneficiary rights under the Equity Commitment Agreements), (b) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Party, the Sponsor, or their respective Affiliates in connection with this Agreement, the Debt Financing or the Equity Financing, as applicable, or any of the agreements entered into in connection with the Debt Financing, Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (except to the extent the Company has third-party beneficiary rights under the Equity Commitment Agreements) and (z) agrees that no Debt Financing Party, Sponsor or any of their respective Affiliates shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Equity Financing, the Debt Commitment Letter, the Equity Commitment Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder. For the avoidance of doubt, nothing in this Section 9.16 shall limit the rights of Parent (or, after the Merger Closing, the Surviving Corporation or any of its Subsidiaries) against the Debt Financing Parties under this Agreement, the Debt Financing, the Equity Financing, the Debt Commitment Letter, the Equity Commitment Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

THE AES CORPORATION

By:	/s/ Andrés R. Gluski
	Name:	Andrés R. Gluski
	Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

HORIZON PARENT, L.P.

BY: GIP V HORIZON GP, LLC, ITS GENERAL PARTNER

By:	/s/ Gregg Myers
	Name:	Gregg Myers
	Title:	Chief Financial Officer

HORIZON MERGER SUB, INC.

By:	/s/ Gregg Myers
	Name:	Gregg Myers
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINED TERMS
Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise provided that, notwithstanding the foregoing, for purposes of Section 6.03(b), (a) none of the Sponsor Entities or their respective Affiliates or direct or indirect portfolio companies owned, managed, advised or controlled by any of the Sponsor Entities or their respective Affiliates shall be considered an Affiliate of Parent or Merger Sub, (b) none of the limited partners or other direct or indirect investors or shareholders in any investment fund or other arrangement affiliated with, advised, operated or managed by GIP, EQT, any Sponsor Entity or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners, investors or shareholders, shall be considered Affiliates of Parent or Merger Sub and (c) none of the direct or indirect equityholders of EQT AB, a publicly listed company organized under the laws of Sweden, shall be considered Affiliates of EQT, any Sponsor Entity, Parent or Merger Sub or any of their respective Affiliates.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, and all Laws of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Backstopped Debt Facility” means the Indebtedness facilities governed by the Contracts listed as (i) items 2, 13, 14, 15, 16, 17, 18, 19 and 20 listed under the heading “Indebtedness – The AES Corporation”, (ii) items 1 and 2 listed under the heading “Indebtedness – IPALCO Enterprises, Inc.”, (iii) item 1 listed under the heading “Indebtedness – DPL LLC f/k/a DPL Inc.” and (iv) item 1 listed under the heading “Indebtedness – AES Ohio”, in each case, of Section 3.05(a)(ii) of the Company Disclosure Letter.
“Burdensome Condition” means any terms, conditions, liabilities, obligations, commitments, sanctions imposed on or otherwise affecting Parent, its Affiliates, the Company and their respective Subsidiaries in any Claim, judgment or order of any Governmental Entity with respect to the transactions contemplated by this Agreement, including the HSR Act, that, (a) solely to the extent directly relating to or directly affecting the U.S. Utilities, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations (i) of the Company and its Subsidiaries, taken as a whole, or (ii) of Parent and its Affiliates, taken as a whole; provided, however, that for purposes of this definition only, Parent, the Company and their respective Subsidiaries shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is the size of the U.S. Utilities taken as a whole as of the date of this Agreement or (b) would require Parent, the Company or their respective Affiliates to, or to agree to, sell, divest, hold separate or otherwise convey to a third party, or to agree to, terminate, relinquish, modify or waive existing relationships, ventures, contractual rights (including the fund formation documents of the Sponsor Entities) or obligations or take or agree or commit to take any other action (including any Remedial Action) relating to, in each case, any of the Sponsor Assets; provided, further, that the terms, conditions, obligations, commitments and other measures set forth in Section 6.06(b) shall not in and of themselves, individually or in the aggregate, constitute a Burdensome Condition, but, for the avoidance of doubt, each such term, condition, obligation, commitment and other measure set forth in Section 6.06(b) shall be taken into account, together with any other terms, conditions, obligations, commitments, liabilities, undertakings, sanctions or other measures, in determining whether there has been or is a Burdensome Condition.
“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.
“CFIUS Approval” means (a) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.
“Citi Credit Agreement” means that certain Credit Agreement dated September 24, 2021 between, amongst others, the Company, Citibank, N.A., as the administrative agent and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).
“Claim” means any demand, claim, petition, charge, cause of action, complaint, grievance, litigation, suit, audit, investigation, inquiry, action, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative and whether public or nonpublic), mediation or arbitration.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Business Silo” means (a) with respect to any Company Subsidiaries in the United States, a common strategic business unit, (b) with respect to AES Andes, Mercury Chile Holdco LLC and its Subsidiaries, and (c) with respect to any Company Subsidiaries (and their associated holding companies) in any country other than the United States (and other than a Company Subsidiary referenced in clause (b)), a common country; provided that the Company shall not be considered to be part of any Common Business Silo.
“Company Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based (including stock purchase and phantom equity) compensation, severance, change-in-control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand.
“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or retiree, post-retirement or post-employment health or medical, life or other welfare plan, program, policy or arrangement, (b) bonus, incentive, commission or deferred compensation or equity or equity-based (including stock purchase and phantom equity) compensation plan, program, policy or arrangement, (c) employment, consulting, severance, termination, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary for the benefit of any Company Personnel, or for which the Company or any Company Subsidiary has any direct or indirect liability or obligation, other than a Multiemployer Plan.
“Company Commonly Controlled Entity” means any person or entity that, together with the Company or any Company Subsidiary, is (at any relevant time) treated as a single employer under Section 414 of the Code.
“Company Downgrade Event” means the Company (i) receives a senior unsecured long-term debt rating from S&P that is lower than BBB- or no longer has a senior unsecured long-term debt rating from S&P and/or (ii) receives a senior unsecured long-term debt rating from Fitch that is lower than BBB- or no longer has a senior unsecured long-term debt rating from Fitch.
“Company Equity Awards” means the Company Restricted Stock Units, the Company Performance Cash Units, the Company Performance Stock Units and the Company Stock Options.
“Company Financial Advisors” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.
“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary or any Material Company Joint Venture operates, including renewable generation, including solar and wind, battery storage, electric generation, transmission or distribution, natural gas (including liquified natural gas) transmission, distribution, storage and regasification, construction and performance contracting industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction, including Argentina, Bulgaria, Chile, Colombia, Dominican Republic, El Salvador, Mexico, Panama, Puerto Rico and Vietnam, or in any specific geographical area; (c) any failure in and of itself by the Company or any Company Subsidiary or any Material Company Joint Venture to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is expressly required pursuant to this Agreement (excluding the requirement that the Company comply with Section 5.01, except to the extent Parent has withheld its consent under Section 5.01), or is taken at the written direction of Parent, or any action taken by Parent or any Affiliate thereof to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including stockholder litigation), (iii) any adverse change in supplier, financing source, stockholder, regulatory, partner or similar commercial relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change or condition affecting the market for commodities or energy market products, including any change in the price or availability of commodities or energy market products; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary or any Material Company Joint Venture (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has or will be, a Company Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof or application by a Governmental Entity thereof) or any action or failure to take action by a Governmental Entity affecting any industry in which the Company or any Company Subsidiary or any Material Company Joint Venture operates; (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas (including liquified natural gas), water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or (k) any epidemic, pandemic or disease outbreak, or other public health condition, or any other force majeure event, or any escalation or worsening thereof; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g), (h), (i), (j) and (k) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(k) of this definition).
“Company Performance Cash Unit” means an award entitling the holder to receive payment in cash upon the attainment of designated performance objectives.
“Company Performance Stock Unit” means an award to acquire shares of Company Common Stock (including those attributable to dividend equivalents) that were granted under any of the Company Stock Plans and are subject to performance-based vesting.
“Company Personnel” means any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.
“Company Restricted Stock Unit” means any outstanding restricted stock units that were granted under either of the Company Stock Plans and which represent the right to receive shares of Company Common Stock subject exclusively to time-based vesting (including those attributable to dividend equivalents converted into stock units).

“Company Stock Options” means an award granted under a Company Stock Plan to purchase Company Common Stock at a designated exercise price per share.
“Company Stock Plans” means (i) The AES Corporation 2001 Plan for Outside Directors, The AES Corporation 2001 Non-Officer Stock Option Plan, The AES Corporation 2003 Long Term Compensation Plan and The AES Corporation 2025 Equity and Incentive Compensation Plan, each as amended and in effect from time to time and (ii) solely with respect to certain deferred stock units granted to the Company’s non-employee directors prior to 2010, the AES Corporation Amended and Restated Deferred Compensation Plan for Directors.
“Company Termination Fee” means an amount in cash equal to $320,651,487.
“Contract” means any written or oral contract, lease, license, evidence of indebtedness, loan, debenture, note, bond, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
“Converted Cash Award Interest Rate” means the mid-term Applicable Federal Rate, assuming annual compounding, determined under Section 1274(d) of the Code, as in effect from time to time.
“Debt Financing Entities” has the meaning ascribed to such term in the definition of “Debt Financing Parties.”
“Debt Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Debt Financing pursuant to the Debt Commitment Letter or any Definitive Agreement with respect to the Debt Financing or any replacement or Substitute Financing in connection with the transactions contemplated hereby (collectively, the “Debt Financing Entities”), and their respective Representatives and other Affiliates; provided that neither Parent, Merger Sub, nor any Affiliate thereof shall be a Debt Financing Party.
“Designated Person” means any Person listed on a Sanctions List.
“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.
“Encumbrance” means, with respect to real property, any mortgage, deed of trust, pledge, lien, encumbrance, charge, encroachment, security interest or other similar encumbrance.
“Environmental Attribute” means (a) renewable energy credits associated with the generation of energy by a renewable energy facility, offsets or similar benefits, (b) any emissions, air quality or other environmental attribute, aspect, characteristic, claim, credit, benefit, reduction, offset or allowance, howsoever entitled or designated, resulting from, attributable to or associated with the generation of the energy by a renewable energy facility or resulting from the reduction or removal of emissions and (c) the reporting rights related to any such attributes, aspects, characteristics, claims, credits, benefits, reductions, offsets or allowances, including federal, state and local Tax credits and credits issued under any voluntary emissions reduction or removal program.
“Environmental Claim” means any Claim against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.
“Environmental Laws” means all Laws relating to Environmental Attributes, pollution or protection of the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to Hazardous Materials or toxic materials, including Laws relating to the generation, use, treatment, storage, handling, disposal, transportation or Release of, or exposure to, Hazardous Materials.

“EQT” means EQT Fund Management S.à r.l.1 acting in its capacity as the manager (gérant) of EQT Infrastructure VI EUR SCSp and EQT Infrastructure VI USD SCSp.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Financing Commitment Letters” means, collectively, the Equity Commitment Agreement and the Debt Letters.
“Foreign Investment Control and Energy Regulation Laws” means any federal, state, provincial or foreign investment Law or energy regulation Law that provides for national security, energy security, or public order reviews in connection with the acquisition of any interests in or assets of a business, including energy assets.
“GIP” means Global Infrastructure Management, LLC, a Delaware limited liability company.
“Governmental Entity” means any supra-national U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, or arbitration panel (whether public or private) or similar judicial body including for the avoidance of doubt, any regional transmission organization, independent system operator and NERC.
“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues or emissions, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and poly fluoroalkyl substances, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or special waste or words of similar meaning or regulatory effect under any applicable Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, and other than obligations among the Company and its Subsidiaries, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities, whether drawn or undrawn, (d) all financing lease obligations of such Person, (e) all off-balance sheet financings and similar arrangements, including (i) non-ordinary course vendor financings, (ii) receivables “factoring” or other receivables monetization or financing arrangements and (iii) sale-leaseback arrangements, (f) hedging, swap and derivative arrangements, including hedging, swap and derivative arrangements with embedded leverage components, (g) supplier financing arrangements and (h) all guarantees or other assumptions of liability for any of the foregoing.
“Indiana Utility” means Indianapolis Power & Light Company d/b/a AES Indiana, an Indiana corporation, together with its Subsidiaries.
“Insolvent” means, with respect to any Person, (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such person’s total liabilities, including contingent liabilities, (b) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations,
[1]
EQT Fund Management S. à r.l. is a Luxembourg limited liability company (société à responsabilité limitée) with registered office at 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), under number B167972, and acts as manager (gérant) of the various investment vehicles comprising the fund known as EQT Infrastructure VI, including EQT Infrastructure VI EUR SCSp and EQT Infrastructure VI USD SCSp, each a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under numbers B267825 and B267826 respectively.

continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.
“IURC” means the Indiana Utility Regulatory Commission.
“Judgment” means any decision, verdict, judgment, order, injunction, award, decree, ruling, writ, subpoena, assessment or arbitration award of a Governmental Entity of competent jurisdiction.
“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.
“Law” means any U.S. or non-U.S., federal, state, provincial or local statute, law, principles of common law, act, code, ordinance, rule, regulation, agency requirement, executive order, Judgment or other requirement of any Governmental Entity, including the orders, rules and regulations of the NYSE, the FERC, the PUCO, the IURC, the NYPSC and the SIGET.
“Material Company Joint Venture” means any entity (other than a Company Subsidiary) in which the Company or any of the Company Subsidiaries hold an equity interest or joint venture, partnership or similar interest the book value of which interest, as of December 31, 2025, exceeds $100 million.
“Material Company Subsidiary” means a Subsidiary of the Company that (i) is significant as determined in accordance with Section 1-02(w)(1)(iii)(A)(2) of Regulation S-X, provided that for purposes of this definition, the applicable percentage in such provision shall be “two and one-half percent” rather than “ten percent”, determined as of the fiscal year ended December 31, 2024.
“Material Regulatory Proceeding” means (i) any Regulatory Proceeding that is not in the ordinary course of business of the Company, any Material Company Subsidiary or any other Company Subsidiary if such Regulatory Proceeding would be material to the Company taken as a whole, (ii) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding that, solely with respect to clause (ii), could reasonably be expected to (a) prevent or prohibit or impede or interfere with or delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or (b) materially adversely affect (1) the business or operations of the Company, any Material Company Subsidiary or any other Company Subsidiary if such Regulatory Proceeding or any settlement or stipulation in respect of such Regulatory Proceeding would be material to the Company taken as a whole, or (2) any tax equity partnerships of the Company or any Company Subsidiary or (3) to the Knowledge of the Company, Parent or any of Parent’s Affiliates, following the consummation of the transactions contemplated by this Agreement or (iii) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding set forth on Section 1.01(c)(i) of the Company Disclosure Letter; provided that any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding set forth on Section 5.02(a) of the Company Disclosure Letter shall be deemed not to be a Material Regulatory Proceeding, unless such Regulatory Proceeding would otherwise be a Material Regulatory Proceeding pursuant to the foregoing clause (ii).
“Multiemployer Plan” means any “multiemployer plan” as defined in Section (3(37)) of ERISA.
“NERC” means the North American Electric Reliability Corporation and any “Regional Entity” delegated with authority thereto pursuant to 18 C.F.R. § 39.8.
“NYSE” means the New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control.
“Ohio Utility” means The Dayton Power and Light Company, an Ohio corporation, together with its Subsidiaries.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, or other similar agreements governing the rights and privileges of equityholders, as applicable.
“Parent General Termination Fee” means an amount in cash equal to $587,861,060.

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.
“Parent Regulatory Termination Fee” means an amount in cash equal to $100,000,000.
“Parent Termination Fee” means the Parent General Termination Fee and the Parent Regulatory Termination Fee, as applicable.
“Permit” means a franchise, license, permit, authorization, variance, exemption, registration, clearance, certificate, order, waiver or approval of a Governmental Entity.
“Permitted DevCo Equity Transaction Documents” means any agreement or arrangement entered into between the Company (or any Company Subsidiary) and another Person for the purpose of such other Person investing “bridge” equity into an entity that indirectly owns one or more project company(ies), which equity is anticipated to be redeemed at or around the relevant project’s substantial completion at a price reflecting approximately an agreed rate of return (including any limited liability company agreement or other operating agreement of a partnership), including any agreement or arrangement relating thereto (including any equity capital contribution agreement or purchase and sale agreement) in each case (x) relating to a project set forth on Section 5.01(a)(i) of the Company Disclosure Letter or otherwise acquired in accordance with Section 5.01(a)(x), or (y) consented to by Parent.
“Permitted Encumbrances” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar liens, including all statutory liens, in each case arising or incurred in the ordinary course of business and not yet due and delinquent, (b) liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) purchase money liens and liens securing financing lease arrangements securing obligations not exceeding $50 million in the aggregate, (d) deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Encumbrances referred to in the Company Reports, (g) Encumbrances that would be disclosed on current title reports or an accurate survey or by an inspection of such real property, in each case, that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (h) Encumbrances securing mortgage financing (including mortgage bonds) or project financing or other financing permitted hereunder, in each case, granted by any Company Subsidiary (provided, that no Company Subsidiary shall secure any such financing of a Company Subsidiary that is not in a Common Business Silo), (i) easements, covenants, rights-of-way, zoning ordinances and other similar Encumbrances or imperfections of title that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (j) non-monetary Encumbrances consisting of (i) rights reserved to or vested in any Governmental Entity to control or regulate any property of the Company or any Company Subsidiary, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or such Company Subsidiary, or (ii) obligations or duties to any Governmental Entity with respect to any franchise, grant, license, lease or permit, and the rights reserved or vested in any Governmental Entity to terminate any such franchise, grant, license, lease or permit, or to condemn or expropriate any property, (k) Encumbrances arising under or created by any Real Property Lease (other than as a result of any breach thereof by the Company or any Company Subsidiary), (l) mineral rights and other subsurface rights in favor of third parties, (m) any liens or other Encumbrances affecting solely the landlord’s or any superior holder’s interest in any Real Property, (n) other non-monetary Encumbrances arising in the ordinary course of business consistent with past practice, (o) Encumbrances arising under this Agreement and (p) Encumbrances listed on Section 1.01(b) of the Company Disclosure Letter.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means any information or data, in any form, that is considered “personal information,” “personal data,” “protected health information” or any similar term under Privacy Laws.
“Privacy Laws” means all Laws related to the privacy, security or processing of Personal Information; website and mobile application privacy policies and practices; wiretapping; the interception of electronic communications; the tracking or monitoring of online activity; and email, text message or telephone communications.
“Regulatory Proceeding” means any proceeding (including any rate case) with a Governmental Entity (other than a Governmental Entity responsible for the administration, determination, collection, imposition or assessment of any Tax).

“Release” means any release, spill, emission, leaking, emptying, dumping, injection, pouring, disposal, discharge, dispersal, leaching or migration into, on, under or through the environment (including ambient air, surface water, groundwater, land surface, the subsurface, sediments and any other environmental media).
“Representatives” means, with respect to any Person, such Person’s Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.
“Required Financial Information” means the financial statements required by Section 5 of Exhibit C to the Debt Commitment Letter.
“Sanctioned Country” means a country or territory which is at any time subject to Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or His Majesty’s Treasury.
“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or His Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.
“SIGET” means the El Salvador General Superintendence of Electricity and Telecommunications.
“Specified ISDA” means the Contracts listed in Section 1.01(d) of the Company Disclosure Letter.
“Specified LC Facilities” means (i) that certain Continuing Letter of Credit Agreement, dated December 1, 2022, between The AES Corporation and BNP Paribas and (ii) that certain Continuing Letter of Credit Agreement (Uncommitted), dated June 29, 2023 between The AES Corporation and Sociéte Générale.
“Sponsor Assets” means any assets, business or investment of Parent, the Sponsor Entities or any of their respective Affiliates (other than, after the Closing, the Company and the Company Subsidiaries), including their respective direct or indirect portfolio companies owned, managed, advised or controlled by any of GIP, EQT, the Sponsor Entities or their respective Affiliates.
“Sponsor Entities” means, collectively, the Sponsors, and shall not include, for the avoidance of doubt, (i) any direct or indirect portfolio companies owned, managed, advised or controlled by such Persons or any of their Affiliates (other than Parent, Merger Sub and, after the Closing, the Company and the Company Subsidiaries) or (ii) any successor or other investment funds, entities, vehicles or other arrangements affiliated with, or advised, operated or managed by such Persons or any of their Affiliates.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Tax” (and, with correlative meaning, “Taxes”) means any taxes, customs, tariffs, imposts, levies, duties, fees, and other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, estimated, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes.

“Tax Credit” means a “renewable electricity production credit” under Section 45 of the Code, an “energy credit” under Section 48 of the Code, a “clean electricity investment credit” under Section 48E of the Code, or a “clean electricity production credit” under Section 45Y of the Code or any successor section.
“Tax Credit Transfer Document” means any agreement or arrangement entered into between the Company (or any of its Affiliates) and another Person for the purpose of transferring Tax Credits pursuant to Section 6418 of the Code.
“Tax Equity Transaction Document” means any agreement or arrangement entered into between the Company (or any Company Subsidiary) and another Person for the purpose of such other Person investing in any tax equity partnership, including any cash equity or step-up partnership, (including any limited liability company agreement or other operating agreement of any tax equity partnership) or relating to the lease of any energy property (as defined in Section 48(a) of the Code) or qualified facility (within the meaning of Section 45(d) of the Code), including in all cases any agreement or arrangement relating thereto (including any equity capital contribution agreement or purchase and sale agreement) and all amendments, waivers or other changes thereto.
“Tax Return” means any return, declaration, statement, report, schedule, form, document or similar statement filed or required to be filed with a Governmental Entity with respect to any Tax, including any claim for refund or amended return or any schedule or attachment thereto.
“Termination Fee Approvals” means (i) the PUCO Approval and (ii) the FERC Approval and any required Filings under, and the expiration or termination of any applicable waiting period under, the HSR Act, in each case of this clause (ii), if the proximate cause of the failure to obtain such approval or the applicable Burdensome Condition giving rise to such termination primarily relates to the Ohio Utility.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“U.S. Utilities” means the Indiana Utility and the Ohio Utility.
Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Acceptable Confidentiality Agreement	Section 5.03(g)(iii)
Acquisition Debt	Section 5.01(a)(xi)(2)
Agreement	Preamble
Bankruptcy and Equity Exceptions	Section 3.04
Book-Entry Shares	Section 2.03(b)(iv)
Cancelled Shares	Section 2.01(b)
Capital Plan	Section 5.01(a)(xii)
Capitalization Date	Section 3.03(a)
Certificate	Section 2.03(b)(i)
Certificate of Merger	Section 1.02
CFIUS	Section 3.05(b)(vi)
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company Acquisition Agreement	Section 5.03(b)
Company Adverse Recommendation Change	Section 5.03(b)
Company Board	Recitals
Company Board Recommendation	Section 3.04
Company Bylaws	Section 3.01
Company Certificate	Section 3.01
Company Common Stock	Section 2.01(a)
Company Contract	Section 3.15(a)
Company Disclosure Letter	Article III
Company Employee	Section 6.10(a)
Company Financial Statements	Section 3.06(a)
Company Indemnified Parties	Section 6.09(a)
Company Intervening Event	Section 5.03(g)(ii)
Company Projections	Section 3.24

Company Recommendation Change Notice	Section 5.03(c)
Company Related Parties	Section 8.02(e)
Company Reports	Section 3.06(a)
Company Required Approvals	Section 3.05(b)(v)
Company Required Consents	Section 3.05(a)
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 3.04
Company Subsidiaries	Section 3.01
Company Subsidiary Reports	Section 3.15(a)
Company Systems	Section 3.17(b)
Company Takeover Proposal	Section 5.03(g)
Company Union Contracts	Section 3.11
Company Voting Debt	Section 3.03(b)
Confidentiality Agreements	Section 6.02(b)
Consent	Section 3.05(b)
Consent Solicitations	Section 5.06(a)
Continuation Period	Section 6.10(a)
Controlled Group Liability	Section 3.10(d)
Converted Cash Award	Section 2.04(a)
Debt Commitment Letter	Section 4.07(b)
Debt Financing	Section 4.07(b)
Debt Letters	Section 4.07(b)
Debt Offer	Section 5.06(a)
Debt Offer Documents	Section 5.06(a)
Definitive Agreements	Section 5.04(a)
DGCL	Recitals
Dissenting Shares	Section 2.05
Effective Time	Section 1.02
End Date	Section 8.01(b)(i)
Environmental Permit	Section 3.14(a)(i)
EQT Confidentiality Agreement	Section 6.02(b)
Equity Commitment Agreements	Recitals
Equity Financing	Recitals
Equity Securities	Section 3.03(b)
Exchange Act	Section 3.05(b)(i)
Exchange Fund	Section 2.03(a)
FCC	Section 3.05(b)(v)
Fee Letter	Section 4.07(b)
FERC	Section 3.05(b)(v)
FERC Approval	Section 3.05(b)(v)
Filing	Section 3.05(b)
Final Order	Section 7.01(b)
Financing	Section 4.07(b)
Fitch	Section 5.01(a)(xi)(1)
Foreign Benefit Plan	Section 3.10(g)
FPA	Section 3.05(b)(v)
GAAP	Section 3.06(a)
GIP Confidentiality Agreement	Section 6.02(b)
Guarantee Exceptions	Section 5.01(a)(xi)(3)
HSR Act	Section 3.05(b)(ii)
Import Laws	Section 3.13(d)
Insurance Policies	Section 3.18
IRS	Section 3.10(b)
Legal Restraint	Section 7.01(c)
Liability Limitation	Section 8.02(g)

Liens	Section 3.02
Maximum Amount	Section 6.09(c)
Merger	Recitals
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
NYPSC	Section 3.05(b)(v)
Offers to Exchange	Section 5.06(a)
Offers to Purchase	Section 5.06(a)
Operational Emergencies	Section 5.01(b)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	Section 8.02(e)
Parent Required Approvals	Section 4.03(b)(v)
Parent Required Consents	Section 4.03(a)
Parties	Preamble
Paying Agent	Section 2.03(a)
Permitted Expenditures	Section 5.01(a)(xii)
Permitted Financing Activity	Section 5.07(a)
Permitted Tax Equity Transaction Documents	Section 5.01(a)(i)
Permitted Tax Equity Transactions	Section 5.01(a)(i)
Preferred Stock	Section 3.03(a)
Privacy Policies	Section 3.17(c)
Privacy Requirements	Section 3.17(c)
Prohibited Modification	Section 5.04(d)
Prohibited Terms	Section 5.01(a)(xi)(7)
Proxy Statement	Section 6.01(a)
PUCO	Section 3.05(b)(v)
PUCO Approval	Section 3.05(b)(v)
Rating Agencies	Section 5.01(a)(xi)(1)
Real Property	Section 3.16
Real Property Leases	Section 3.16
Remedial Action	Section 6.03(d)(iv)
Represented Employee	Section 6.10(c)
Required Amount	Section 4.07(c)
Required Approvals	Section 4.03(b)(v)
Required Consents	Section 4.03(a)
Required Debt Terms	Section 5.01(a)(xi)(3)
S&P	Section 5.01(a)(xi)(1)
Sarbanes-Oxley Act	Section 3.06(a)
SEC	Section 3.05(b)(i)
Securities Act	Section 3.05(b)(i)
Specified CoC Credit Support Contracts	Section 3.05(c)
Specified Debt Agreements	Section 5.06(a)
Specified Ratings Credit Support Contracts	Section 3.05(c)
Sponsors	Recitals
Substitute Financing	Section 5.04(e)
Superior Company Proposal	Section 5.03(g)(i)
Surviving Corporation	Section 1.01
Termination Agreements	Recitals
Title IV Plan	Section 3.10(d)
Transaction Litigation	Section 6.04
Transition Committee	Section 6.15
Tri-Party Confidentiality Agreement	Section 6.02(b)
Willful Breach	Section 8.02(h)

ANNEX B — OPINION OF J.P. MORGAN SECURITIES LLC

March 1, 2026
The Board of Directors
The AES Corporation
4300 Wilson Boulevard
Arlington, Virginia 22203
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of The AES Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Horizon Parent, L.P., a Delaware limited partnership (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of March 1, 2026 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Horizon Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub will merge with the Company, with the Company surviving, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $15.00 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on credit facility amendments of subsidiaries of the Company, as sole lender on a credit facility of the Company in June 2025, and as joint lead bookrunner on offerings of debt securities of the Company and certain of its subsidiaries in March 2024, April 2024, June 2024, November 2024, December 2024, March 2025, August, 2025 and January 2026. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Global Infrastructure Management, LLC (“GI”) for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on a GI credit facility in January 2025 and providing loan syndication, debt underwriting, equity underwriting and financial advisory services to certain GI portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain GI portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with EQT AB (“EQT”) for which we and such affiliates have received customary compensation. Such services during such period have included providing loan syndication, debt underwriting, equity underwriting and financial advisory services to certain EQT portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain EQT portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with QIA for which we and such affiliates have received customary compensation. Such services during such period have included providing financial advisory services to certain QIA portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain QIA portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with BlackRock, Inc. (“BlackRock”) for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on BlackRock credit facilities April 2025, and as joint lead bookrunner on offerings of debt securities of BlackRock subsidiaries in March 2024 and July 2024. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding BlackRock credit facilities. During the two years preceding the date of this letter, neither we nor our affiliate have had any material financial advisory or other material commercial or investment banking relationships with California Public Employees’ Retirement System. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, EQT and BlackRock. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, GI and its portfolio companies, EQT and its portfolio companies, QIA and its portfolio companies and BlackRock for our own account or for the accounts of customers and, accordingly, we are likely at any time to hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX C — OPINION OF WELLS FARGO SECURITIES, LLC

Wells Fargo Securities, LLC 30 Hudson Yards New York, NY 10001

March 1, 2026
The AES Corporation
4300 Wilson Boulevard
Arlington, Virgina 22203
Attention: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of The AES Corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with Horizon Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Horizon Parent, L.P. (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger, dated as of March 1, 2026 (the “Agreement”), between the Acquiror, Merger Sub and the Company, Merger Sub will merge with the Company, with the Company surviving, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $15.00 in cash (the “Consideration”).
In preparing our opinion, we have:
•	reviewed the Agreement;
•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;
•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;
•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) prepared by the management of the Company;
•
discussed with the management of the Company regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.
In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the future performance and financial condition of the Company. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis and that the Company will have no exposure for indemnification pursuant to the Agreement or such other agreements that would be material to our analysis.
We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters.
Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in May 2024, joint bookrunner, agent and joint lead arranger on the Company’s facility agreement in June 2024, joint bookrunner on an offering of debt securities by the Company in December 2024, joint lead arranger on the Company’s facility agreement in December 2024, agent on an offering of debt securities by the Company in April 2025, agent and joint lead arranger on the Company’s facility agreement in May 2025, joint bookrunner, agent and joint lead arranger on the Company’s facility agreement in August 2025 and November 2025. In addition, during the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with portfolio companies of certain of the Acquiror’s direct and indirect shareholders, namely Blackrock, Inc. (“Blackrock”), Global Infrastructure Management, and EQT Partners, for which we and such affiliates have received customary compensation. Such relationships have included providing debt and equity underwriting and syndicated lending services to portfolio companies of Blackrock; and debt underwriting and syndicated lending services to portfolio companies of Global Infrastructure Management and EQT Partners. As of the date of this opinion, we and our affiliates are working with certain portfolio companies of EQT Partners on one or more investment and corporate banking matters unrelated to the Transaction. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Company, Blackrock and EQT Partners, and certain of their respective affiliates or portfolio companies. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and less than 2% of the outstanding common stock of Blackrock. In the ordinary course of business, we and our affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company for our own account and for the accounts of our customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

Sesh Raghavan Managing Director

ANNEX D — SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer (referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

THE AES CORPORATION
4300 WILSON BOULEVARD
ARLINGTON, VIRGINIA 22203

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V96876-Z93127 KEEP THIS PORTION FOR YOUR RECORDS

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THE AES CORPORATION

The Board of Directors recommends a vote FOR the following proposals (as listed in the proxy statement):

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
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V96877-Z93127

THE AES CORPORATION
Special Meeting of Stockholders
June 26, 2026 at 10:00 a.m., Eastern Time
This proxy is solicited on behalf of the Board of Directors of The AES Corporation

The undersigned hereby appoints Andrés R. Gluski and Paul L. Freedman, or either of them, each with the power of substitution, as attorneys-in-fact and proxies for and in the name and place of the undersigned, to vote all shares of common stock, par value $0.01 per share, of The AES Corporation owned of record by the undersigned and to otherwise act on behalf of the undersigned at the Special Meeting of Stockholders of The AES Corporation, to be held on June 26, 2026 at 10:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/AES2026SM, and at any adjournment or postponement thereof, upon the matters set forth in the Proxy Statement and upon such other matters as may properly come before the Special Meeting of Stockholders, voting as specified on the reverse side of this card, and voting in the discretion of the above-named persons on such other matters as may properly come before the Special Meeting of Stockholders, and hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED "FOR" THE MERGER PROPOSAL (PROPOSAL 1), "FOR" THE MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2) AND "FOR" THE ADJOURNMENT PROPOSAL (PROPOSAL 3). IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side